Exhibit 3.2

TELESAT PARTNERSHIP LP

LIMITED PARTNERSHIP
AGREEMENT

BETWEEN

TELESAT CORPORATION

- and -

HANK INTVEN

- and -

EACH PERSON WHO IS ADMITTED TO
THE PARTNERSHIP AS A LIMITED PARTNER
IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT

 November 12, 2020

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		1

1.1	Definitions	1
1.2	Headings	3
1.3	Interpretation	3
1.4	Currency	4

ARTICLE 2 RELATIONSHIP BETWEEN PARTNERS		4

2.1	Formation and Name of the Partnership	4
2.2	Purpose of the Partnership	5
2.3	Office of the Partnership	5
2.4	Fiscal Year	5
2.5	Power of Attorney	5
2.6	Limited Liability of Limited Partners	8
2.7	Indemnity of Limited Partners	8
2.8	Compliance with Laws	8
2.9	Other Activities of Partners	8

ARTICLE 3 PARTNERSHIP UNITS		9

3.1	Authorized Units	9
3.2	Units Uncertificated	9
3.3	Admittance as Limited Partner	9
3.4	Record of Limited Partners	9

ARTICLE 4 CAPITAL CONTRIBUTIONS		9

4.1	General Partner Contribution and Limited Partner Contribution	9

ARTICLE 5 PARTICIPATION IN PROFITS AND LOSSES		10

5.1	Distributions	10
5.2	Allocation of Net Income and Losses for Tax Purposes	10

ARTICLE 6 POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER		10

6.1	Duties and Obligations	10
6.2	Limitation on Authority of Limited Partners	11
6.3	Specific Powers and Duties	11
6.4	General Partner Expenses	13
6.5	Limitation of Liability	13
6.6	Other Matters Concerning the General Partner	13
6.7	Indemnity of Partnership	14
6.8	Restrictions upon the General Partner	14
6.9	Transfer to New General Partner	14

(i)

6.10	Release By Partnership	14
6.11	New General Partner	15

ARTICLE 7 TERM		15

ARTICLE 8 NOTICES		15

8.1	Address	15
8.2	Change of Address	15
8.3	Accidental Failure	15
8.4	Disruption in Mail	16
8.5	Receipt of Notice	16
8.6	Undelivered Notices	16

ARTICLE 9 AMENDMENT		16

9.1	Power to Amend	16
9.2	Amendment by General Partner	16
9.3	Notice of Amendments	17

ARTICLE 10 MISCELLANEOUS		17

10.1	Binding Agreement	17
10.2	Counterparts	17
10.3	Governing Law	17
10.4	Severability	17
10.5	Further Acts	17
10.6	Entire Agreement	17
10.7	Limited Partner Not a General Partner	18
10.8	Language of Agreement	18

(ii)

LIMITED PARTNERSHIP AGREEMENT

THIS LIMITED PARTNERSHIP AGREEMENT (the “Agreement”) is made as of the 12th day of November, 2020 between Telesat Corporation, a corporation existing under the Laws of British Columbia, in its own capacity and as General Partner (“Topco”, together with any Person who is admitted to the Partnership as a successor to or permitted assign of the General Partner in accordance with this Agreement, the “General Partner”) and Mr. Hank Intven, an individual residing in the Province of British Columbia (the “Initial Limited Partner”) and each other person who is admitted to the Partnership as a limited partner in accordance with the provisions of this Agreement (together with the Initial Limited Partner, the “Limited Partners”).

WHEREAS the General Partner and the Initial Limited Partner wish to form a limited partnership by the name of “Telesat Partnership LP” under the Laws of the Province of Ontario (the “Partnership”);

WHEREAS the Partnership is being formed contemporaneously with the execution and delivery of this Agreement by the filing of the Declaration of Limited Partnership under the Act;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT IN CONSIDERATION of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the Partners agree with each other as follows:

ARTICLE 1
INTERPRETATION

1.1	Definitions

In this Agreement, the following words have the following meanings:

“Act” means the Limited Partnerships Act (Ontario);

“Agreement” has the meaning set out in the Preamble;

“Amended and Restated Partnership Agreement” means an amended and restated version of this Agreement by and among the General Partner, in its own capacity and as general partner, the Initial Limited Partner, Rover, Mr. John Cashman, Mr. John Watson and each other person who is admitted to the Partnership as a limited partner in accordance with the provisions thereof, including each Leo Electing Stockholder (as defined in the Transaction Agreement) and, solely for purposes of Section 3.22 thereof, Polaris, substantially in the form of the draft attached as Schedule “A” hereto;

“CanHoldco” means a corporation to be incorporated by the Partnership under the laws of British Columbia:

“Class X Units” has the meaning set out in Section 3.1;

“Code” means the United States Internal Revenue Code of 1986;

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“CPOA” has the meaning set out in Section 2.5(f);

“Declaration of Limited Partnership” means the declaration of limited partnership for the Partnership filed under the Act on the date of this Agreement and all amendments to the declaration and renewals or replacements of the declaration;

“Entity” means any of a partnership, limited partnership, joint venture, company or corporation with share capital, unincorporated association, or trust;

“Fiscal Year” has the meaning set out in Section 2.4;

“General Partner” has the meaning set out in the Preamble;

“Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“GP Units” has the meaning set out in Section 3.1;

“holder” means, when used with reference to Units, a holder of Units as shown from time to time in the Record of the Partnership;

“Initial Limited Partner” has the meaning set out in the Preamble;

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgements, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Leo” means Loral Space & Communications Inc.;

“Limited Partner” has the meaning set out in the Preamble;

“Partners” means, collectively, the General Partner and the Limited Partners and “Partner” means any one of them;

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“Partnership” has the meaning given to it in the Recitals;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation or other Entity with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Polaris” means Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada;

“Merger Sub” means a corporation to be incorporated by Leo under the laws of Delaware;

“Record” means the current record of the Partners required by the Act and this Agreement to be kept by the General Partner;

“Rover” means Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Polaris;

“Tax Act” means the Income Tax Act (Canada);

“Telesat” means Telesat Canada, a corporation incorporated under the laws of Canada;

“Topco” has the meaning set out in the Preamble;

“Transaction Agreement” means the transaction agreement and plan of merger by and among Telesat Canada, the General Partner, in its own capacity, the Partnership, CanHoldco, Merger Sub, Leo, Polaris and Rover, substantially in the form of the draft attached as Schedule “B” hereto;

“U.S. Treasury Regulations” means the regulations and rules made pursuant to the Code;

“Unit” means the interest of a Partner in the Partnership represented by units as provided in Section 3.1, including Class X Units and GP Units; and

“Unitholder” or “holder” means a holder of one or more Units.

1.2	Headings

In this Agreement, the headings are for convenience of reference only, do not form a part of this Agreement and are not to be considered in the interpretation of this Agreement.

1.3	Interpretation

In this Agreement,

(a)	words importing the masculine gender include the feminine and neuter genders, corporations, partnerships and other Persons, and words in the singular include the plural, and vice versa, wherever the context requires;

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(b)	the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)	unless otherwise specified, all references to designated Articles, Sections and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(d)	all accounting terms not otherwise defined will have the meanings assigned to them by, and all computations to be made will be made in accordance with, International Financial Reporting Standards as issued by the International Accounting Standards Board;

(e)	any reference to a statute will include and will be deemed to be a reference to the regulations and rules made pursuant to it, and to all amendments made to the statute, the regulations and the rules in force from time to time, and to any statute, regulation or rule that may be passed which has the effect of supplementing or superseding the statute referred to or the relevant regulation;

(f)	any reference to a Person will include and will be deemed to be a reference to any Person that is a successor to that Person; and

(g)	“hereof”, “hereto”, “herein”, and “hereunder” mean and refer to this Agreement and not to any particular Article, Section or other subdivision.

1.4	Currency

All references to currency in this Agreement are references to lawful money of Canada, unless otherwise indicated.

ARTICLE 2
RELATIONSHIP BETWEEN PARTNERS

2.1	Formation and Name of the Partnership

The Partnership is formed and registered as a limited partnership on the date hereof by the filing of the Declaration of Limited Partnership in accordance with the Laws of the Province of Ontario and the provisions of this Agreement to carry on business in common with a view to profit under the firm name and style of “Telesat Partnership LP” or the French form of that name or any other name or names as the General Partner may determine from time to time. The General Partner has the right to file an amendment to the Declaration of Limited Partnership changing the name of the Partnership or the French form of that name.

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2.2	Purpose of the Partnership

The purpose of the Partnership shall be to: (a) acquire and hold direct and indirect equity interests in Leo, Telesat, CanHoldco and, subject to the approval of the Partners, any other Persons; (b) engage in any activity related to the capitalization and financing of the Partnership’s interests in such corporations and such other Persons; and (c) engage in any activity that is incidental to or in furtherance of the foregoing or any other business that it deems appropriate and that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Act and this Agreement; provided, however, that, (i) the Partnership shall not engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation under U.S. Treasury Regulations Section 301.7701-3 or Section 7704 of the Code; and (ii) the General Partner shall conduct the affairs of the Partnership in a manner that does not cause the Partnership or Partners, solely as a result of being a limited partner in the Partnership, (A) to be treated as engaged in a “commercial activity” (as defined in Section 892(a)(2)(A)(i) of the Code) or (B) to be treated as engaged in a “trade or business” within the United States for purposes of Section 864 of the Code.

2.3	Office of the Partnership

The principal place of business of the Partnership will be 160 Elgin Street, Suite 2100, Ottawa, Ontario or any other address in Ontario as the General Partner may designate in writing from time to time to the Limited Partners.

2.4	Fiscal Year

Subject to the General Partner determining otherwise, the first fiscal period of the Partnership will end on December 31, 2020. The second fiscal period of the Partnership will commence on January 1, 2021 and will end on December 31 of such calendar year. Thereafter, each fiscal period commences on January 1 in each year and ends on the earlier of December 31 in that year or on the date of dissolution or other termination of the Partnership. Each fiscal period is referred to in this Agreement as a “Fiscal Year”.

2.5	Power of Attorney

(a)	Each Limited Partner hereby irrevocably nominates, constitutes and appoints the General Partner, with full power of substitution, as that Limited Partner’s agent and true and lawful attorney to act on the Limited Partner’s behalf with full power and authority in the Limited Partner’s name, place and stead to execute and record or file as and where required:

(i)	this Agreement, any amendment to this Agreement, including the Amended and Restated Partnership Agreement and any other instruments or documents required to continue and keep in good standing the Partnership as a limited partnership under the Act, or otherwise to comply with the Laws of any jurisdiction in which the Partnership may carry on business or own or lease property in order to maintain the limited liability of the Limited Partners and to comply with the applicable Laws of that jurisdiction (including any amendments to the Declaration of Limited Partnership or the Record as may be necessary to reflect the admission to the Partnership of subscribers for or transferees of Units as contemplated by this Agreement);

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(ii)	all instruments and any amendments to the Declaration of Limited Partnership necessary to reflect any amendment to this Agreement;

(iii)	any instrument required in connection with the dissolution, liquidation and termination of the Partnership in accordance with the provisions of this Agreement, including any elections under the Tax Act and under any similar taxation legislation;

(iv)	the documents necessary to be filed with the appropriate Governmental Authority in connection with the business, property, assets and undertaking of the Partnership;

(v)	any documents as may be necessary to give effect to the business of the Partnership as described in Section 2.2;

(vi)	the documents on the Limited Partner’s behalf and in the Limited Partner’s name as may be necessary to give effect to the sale or assignment of a Unit or to give effect to the admission of a subscriber for or transferee of Units to the Partnership;

(vii)	any election, determination, designation, information return or similar document or instrument as may be required or desirable at any time under the Tax Act or under any other taxation legislation or Laws of like import of Canada, the U.S. or of any province, territory, state or jurisdiction which relates to the affairs of the Partnership or its subsidiaries or the interest of any Person in the Partnership; and

(viii)	all other similar instruments and documents on the Limited Partner’s behalf and in the Limited Partner’s name or in the name of the Partnership as may be deemed necessary or appropriate by the General Partner to carry out fully this Agreement in accordance with its terms.

(b)	The General Partner may require any Person subscribing for Units to execute such documents or instruments containing a power of attorney incorporating by reference, ratifying and confirming some or all of the powers described above.

(c)	The power of attorney granted in this Agreement is irrevocable, is a power coupled with an interest, will survive the death or disability of a Limited Partner and will survive the transfer or assignment by the Limited Partner, to the extent of the obligations of a Limited Partner under this Agreement, of the whole or any part of the interest of the Limited Partner in the Partnership, extends to the heirs, executors, administrators, other legal representatives and successors, transferees and assigns of the Limited Partner, and may be exercised by the General Partner on behalf of each Limited Partner in executing any instrument by a facsimile signature or by listing all the Limited Partners and executing that instrument with a single signature as attorney and agent for all of them.

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(d)	Each Limited Partner agrees to be bound by any representations or actions made or taken by the General Partner pursuant to the power of attorney granted in this Agreement and hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under such power of attorney.

(e)	In accordance with the Power of Attorney Act (British Columbia), the Powers of Attorney Act (Alberta), the Powers of Attorney Act, 2002 (Saskatchewan), the Powers of Attorney Act (Manitoba), the Substitute Decisions Act, 1992 (Ontario), the Property Act (New Brunswick), the Powers of Attorney Act (Prince Edward Island), the Powers of Attorney Act (Nova Scotia), the Enduring Powers of Attorney Act (Newfoundland), the Enduring Power of Attorney Act (Yukon), Powers of Attorney Act (Nunavut), and the Powers of Attorney Act (Northwest Territories), and any similar legislation governing a power of attorney, each Limited Partner declares that these powers of attorney may be exercised during any legal incapacity, mental incapacity or infirmity, or mental incompetence on the Limited Partner’s part.

(f)	The power of attorney granted in this Agreement is not intended to be a continuing power of attorney within the meaning of the Substitute Decisions Act, 1992 (Ontario) exercisable during a Limited Partner’s incapacity to manage property, or any similar power of attorney under equivalent legislation in any of the provinces or territories of Canada (a “CPOA”). The execution of this power of attorney will not terminate any CPOA granted by the Limited Partner previously and will not be terminated by the execution by the Limited Partner in the future of a CPOA, and the Limited Partner hereby agrees not to take any action in future which results in the termination of the power of attorney granted in this Agreement.

(g)	The General Partner may require, in connection with the subscription for, or any transfer of, Units, that the documents executed by the subscribing Limited Partner or transferee, if any, be accompanied by the explanatory notes set out in the Powers of Attorney Act (Alberta) and the Enduring Power of Attorney Act (Yukon) and a certificate of legal advice signed by a lawyer who is not the attorney or the attorney’s spouse.

(h)	The power of attorney granted in this Agreement will continue in respect of the General Partner so long as it is the general partner of the Partnership, and will terminate thereafter, but will continue in respect of a new General Partner as if the new General Partner were the original attorney.

(i)	A purchaser or transferee of a Unit will, upon becoming a Limited Partner, be conclusively deemed to have acknowledged and agreed to be bound by the provisions of this Agreement as a Limited Partner and will be conclusively deemed to have provided the General Partner with the power of attorney described in this Section 2.5.

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2.6	Limited Liability of Limited Partners

Subject to the provisions of the Act and of similar legislation in other jurisdictions of Canada, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to the Limited Partner’s capital contribution, plus the Limited Partner’s share of any undistributed income of the Partnership. Following the contribution of a Limited Partner’s capital contribution, the Limited Partner will not be liable for any further claims or assessments or be required to make further contributions to the Partnership, except to the extent required by applicable Law.

2.7	Indemnity of Limited Partners

The General Partner will indemnify and hold harmless each Limited Partner (including former Limited Partners) for all costs, expenses, damages or liabilities suffered or incurred by the Limited Partner if the limited liability of that Limited Partner is lost for or by reason of the negligence of the General Partner in performing its duties and obligations under this Agreement.

2.8	Compliance with Laws

Each Limited Partner will, on the request of the General Partner from time to time, promptly execute any documents considered by the General Partner to be necessary to comply with any applicable Law for the continuation, operation or good standing of the Partnership.

2.9	Other Activities of Partners

Limited Partners and their Affiliates and Associates and Affiliates and Associates of the General Partner may engage in businesses, ventures, investments and activities which may be similar to or competitive with those in which the Partnership is or might be engaged and those Persons will not be required to offer or make available to the Partnership any other business or investment opportunity which any of those Persons may acquire or be engaged in for its own account.

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ARTICLE 3
PARTNERSHIP UNITS

3.1	Authorized Units

The interests in the Partnership of the Partners will initially be divided into and represented, as of the date hereof, by an unlimited number of two classes of Units as follows: (i) the interest of the General Partner will be represented by general partnership units in the capital of the Partnership (“GP Units”); and (ii) interests of the Limited Partners will be represented by limited partnership units in the capital of the Partnership that are designated as Class X Units (“Class X Units”). Each of the Units will represent an interest in the Partnership having the preferences, rights, restrictions, conditions and limitations provided in this Agreement including:

(a)	the holders of Units will have the right to receive allocations of net income, net loss, taxable income and tax loss as provided in this Agreement;

(b)	the holders of the Units will have the right to share in distributions to Partners and to receive the remaining assets of the Partnership on dissolution or winding up in accordance with the terms of this Agreement; and

(c)	the holders of Units will have the right to receive notice of and to attend any meetings of Partners of the Partnership.

No Partner will have any preference, priority or right in any circumstance over any other Partner in respect of the Units held by each. For greater certainty, the General Partner’s interest in the Partnership is a single interest defined by reference to the GP Units held by it. The Partnership may issue additional classes of limited partnership units as contemplated pursuant to the terms of the Transaction Agreement.

3.2	Units Uncertificated

The Units will be uncertificated.

3.3	Admittance as Limited Partner

Upon the issuance of Units to any new Limited Partner, all Partners will be deemed to consent to the admission of such Limited Partner, the General Partner will be deemed to have executed this Agreement on behalf of the new Limited Partner and to have caused the Record to be amended, and any other documents as may be required by the Act or under legislation similar to the Act in other provinces or the territories to be filed or amended, specifying the prescribed information and causing the foregoing information in respect of the new Limited Partner to be included in other Partnership books and records.

3.4	Record of Limited Partners

The General Partner shall keep or cause to be kept at its principal place of business in Ontario a current Record stating for each Limited Partner that information required under the Act, including the Limited Partner’s name, address, Ontario corporation number, if any, the amount of money and/or the value of other property contributed or to be contributed by the Limited Partner to the Partnership and the number and type of Units held by each Limited Partner. Registration of interests in Units will be made only in the Record.

ARTICLE 4
CAPITAL CONTRIBUTIONS

4.1	General Partner Contribution and Limited Partner Contribution

The General Partner has made an initial contribution of $500 to the capital of the Partnership in exchange for 50 GP Units. The Initial Limited Partner has made an initial contribution of $100 to the capital of the Partnership in exchange for 10 Class X Units.

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ARTICLE 5
PARTICIPATION IN PROFITS AND LOSSES

5.1	Distributions

The distributable cash of the Partnership shall be allocated and distributed within 30 days after the end of each Fiscal Year as follows:

(a)	the holders of the Class X Units shall first be entitled to the lesser of (i) the amount of distributable cash, and (ii) $1,000; and

(b)	the General Partner shall be entitled to the balance.

5.2	Allocation of Net Income and Losses for Tax Purposes

The net income or loss of the Partnership calculated in accordance with the provisions of the Tax Act shall be allocated to the Partners as follows:

(a)	the holders of the Class X Units shall be allocated the lesser of (i) the net income of the Partnership, and (ii) $1,000; and

(b)	the General Partner shall be allocated the remaining net income of the Partnership and any net loss.

ARTICLE 6
POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER

6.1	Duties and Obligations

(a)	The General Partner has:

(i)	unlimited liability for the debts, liabilities and obligations of the Partnership;

(ii)	subject to the terms of this Agreement and to any applicable limitations set out in the Act and applicable similar legislation in Canada, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the Partnership; and

(iii)	the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business of the Partnership for and on behalf of and in the name of the Partnership.

(b)	An action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.

(c)	In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions so long as the General Partner has acted pursuant to its authority under this Agreement.

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6.2	Limitation on Authority of Limited Partners

No Limited Partner, in their capacity as a Limited Partner, will:

(a)	take part in the administration, management or operation of the business of the Partnership or exercise any power in connection with that management or transact business on behalf of the Partnership;

(b)	execute any document which binds or purports to bind any other Partner or the Partnership;

(c)	hold that Limited Partner out as having the power or authority to bind any other Partner or the Partnership;

(d)	have any authority or power to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;

(e)	bring any action for partition or sale or otherwise in connection with the Partnership, or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any lien or charge in respect of any property of the Partnership; or

(f)	compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement.

6.3	Specific Powers and Duties

(a)	Without limiting the generality of Section 6.1 but subject to the terms of this Agreement, the General Partner will have full power and authority for and on behalf of and in the name of the Partnership to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the business of the Partnership, including without limitation the following:

(i)	to complete the following transactions before entering into the Transaction Agreement:

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(A)	incorporate CanHoldco and subscribe for common shares thereof; and

(B)	subscribe for five shares of preferred stock of Leo;

(ii)	to enter into the Transaction Agreement;

(iii)	to enter into the Amended and Restated Partnership Agreement which shall be held in escrow until such time that it becomes effective pursuant to the terms of the Transaction Agreement;

(iv)	to manage, control and develop all of the activities of the Partnership and to take all measures necessary or appropriate for the Partnership’s business or ancillary thereto;

(v)	to admit any person as a Limited Partner without the consent of the Limited Partners;

(vi)	to open and to manage, in the name of the Partnership, bank accounts, to name signing officers for these accounts, to borrow funds in the name of the Partnership, to grant security on the assets of the Partnership and to spend the funds of the Partnership in the exercise of any right or power possessed by the General Partner;

(vii)	to manage, administer, conserve, develop, operate and dispose of any assets of the Partnership, and in general to engage in all aspects of the Partnership’s business;

(viii)	act as attorney in fact or agent of the Partnership in disbursing and collecting moneys for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

(ix)	commence or defend any action or proceeding in connection with the Partnership and otherwise engage in the conduct of litigation, arbitration or mediation and incur legal expense and the settlement of claims and litigation;

(x)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of the Partnership;

(xi)	retain legal counsel, experts, advisors or consultants as the General Partner consider appropriate and rely upon the advice of those Persons;

(xii)	obtain any insurance coverage for the benefit of the Partnership, the Partners, the General Partner, any Person who is or was an Affiliate of the General Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Affiliate, or any Person who is or was serving at the request of the General Partner or any Affiliate as a director, officer, employee, partner, agent or trustee of another Person;

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(xiii)	the indemnification of any Person against liabilities and contingencies to the extent permitted by Law; and

(xiv)	to execute any deeds, documents and instruments and to do all acts as may be necessary or desirable in the opinion of the General Partner to carry out the intent and the purpose of this Agreement.

(b)	No Persons dealing with the Partnership will be required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership. The General Partner may insert or cause agents of the Partnership to insert, the following clause in any contracts or agreements to which the Partnership is a party or by which it is bound:

“Telesat Partnership LP is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital and the limited partner’s share of any undistributed income and no personal recourse may be had against any limited partner.”

6.4	General Partner Expenses

The Partnership shall reimburse the General Partner for costs, charges and expenses actually incurred by the General Partner in the performance of its duties hereunder, including costs, charges and expenses directly incurred for the benefit of the Partnership.

6.5	Limitation of Liability

The General Partner is not personally liable for the return of any capital contribution made by a Limited Partner to the Partnership. Moreover, notwithstanding anything else contained in this Agreement, but subject to Section 2.7, neither the General Partner nor its officers, directors, shareholders, employees or agents are liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for an action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by Law.

6.6	Other Matters Concerning the General Partner

(a)	The General Partner may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)	The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an opinion of counsel) of any of those Persons as to matters that the General Partner reasonably believes to be within that Person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with that opinion.

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(c)	The General Partner has the right, in respect of any of its power, authority or obligations under this Agreement, to act through any of its duly authorized officers.

(d)	Any standard of care or duty imposed under the Act or any applicable Law will be modified, waived or limited to the extent legally permissible as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the power or authority prescribed in this Agreement.

6.7	Indemnity of Partnership

The General Partner hereby indemnifies and holds harmless the Partnership and each Limited Partner from and against all costs, expenses, damages or liabilities suffered or incurred by the Partnership or any Limited Partner by reason of an act of willful misconduct or gross negligence by the General Partner or of any act or omission not believed by the General Partner in good faith.

6.8	Restrictions upon the General Partner

The General Partner will not:

(a)	dissolve the affairs of the Partnership except in accordance with the provisions of Article 7; or

(b)	do any act prohibited by the Act.

6.9	Transfer to New General Partner

On the admission of a new general partner to the Partnership on the resignation of the General Partner, the resigning General Partner will do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the new general partner, transfer title to the Partnership’s property to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.

6.10	Release By Partnership

On the resignation of the General Partner, the Partnership will release and hold harmless the General Partner resigning from any costs, expenses, damages or liabilities suffered or incurred by the General Partner (in its capacity as such, but not in its capacity as TopCo) as a result of or arising out of events which occur in relation to the Partnership after that resignation.

 14

6.11	New General Partner

A new general partner will become a party to this Agreement by signing a counterpart of this Agreement and will agree to be bound by all of the provisions of this Agreement and to assume the obligations, duties and liabilities of the General Partner under this Agreement as from the date the new general partner becomes a party to this Agreement.

ARTICLE 7
TERM

The Partnership will commence on the filing of the Declaration of Limited Partnership and will continue until dissolved by the written agreement of the Partners. For greater certainty, the admission, resignation, withdrawal or dissolution of any Partner will not dissolve the Partnership. On dissolution, the net assets of the Partnership remaining after payment or provision for all liabilities of the Partnership shall be distributed on the same basis as distributable cash as set forth in Section 5.1.

ARTICLE 8
NOTICES

8.1	Address

Any notice or other written communication which must be given or sent under this Agreement will be given by first-class mail or personal delivery to the address of the General Partner and the Limited Partners as follows:

(a)	in the case of the General Partner,

Suite 1700, Park Place, 666 Burrard Street, Vancouver, BC V6C 2X8; and

(b)	in the case of Limited Partners, to the postal address inscribed in the Record, or any other new address following a change of address in conformity with Section 8.2.

8.2	Change of Address

A Limited Partner may, at any time, change the Limited Partner’s address for the purposes of service by written notice to the General Partner which will promptly notify the registrar and transfer agent, if different from the General Partner. The General Partner may change its address for the purpose of service by written notice to all the Limited Partners.

8.3	Accidental Failure

An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which that notice was or was intended to be given.

 15

8.4	Disruption in Mail

In case of any disruption, strike or interruption in the Canadian postal service after mailing and before receipt or deemed receipt of a document, it will be deemed to have been received on the sixth business day following full resumption of the Canadian postal service.

8.5	Receipt of Notice

Subject to Section 8.4, notices given by first-class mail will be deemed to have been received on the third business day following the deposit of the notice in the mail and notices given by delivery will be deemed to have been received on the date of their delivery.

8.6	Undelivered Notices

If the General Partner sends a notice or document to a Limited Partner in accordance with Section 8.1 and the notice or document is returned on three consecutive occasions because the Limited Partner cannot be found, the General Partner is not required to send any further notices or documents to the Limited Partner until the Limited Partner informs the General Partner in writing of the Limited Partner’s new address.

ARTICLE 9
AMENDMENT

9.1	Power to Amend

This Agreement may be amended, supplemented or otherwise modified only in writing with the consent of the Partners, subject to Section 9.2.

9.2	Amendment by General Partner

Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners or as expressly provided in this Agreement), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect:

(a)	a change in the name of the Partnership or the location of the principal place of business or the registered office of the Partnership;

(b)	admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement; and

(c)	a change that, in the discretion of the General Partner, is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes, proposed changes or differing interpretations with respect to any of the Tax Act, the Code, U.S. Treasury Regulations, administrative pronouncements of the Internal Revenue Service and judicial decisions, or other taxation Laws.

 16

9.3	Notice of Amendments

The General Partner will notify the Limited Partners in writing of the full details of any amendment to this Agreement, if any, within 10 days of the effective date of the amendment.

ARTICLE 10
MISCELLANEOUS

10.1	Binding Agreement

Subject to the restrictions on assignment and transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

10.2	Counterparts

This Agreement, or any amendment to it, may be executed in multiple counterparts (including electronically), each of which will be deemed an original agreement. This Agreement may also be executed and adopted in any instrument signed by a Limited Partner with the same effect as if the Limited Partner had executed a counterpart of this Agreement. All counterparts and adopting instruments will be construed together and will constitute one and the same agreement.

10.3	Governing Law

This Agreement and the Schedules to this Agreement will be governed and construed exclusively according to the Laws of the Province of Ontario and the Laws of Canada applicable therein and the parties to this Agreement irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

10.4	Severability

If any part of this Agreement is declared invalid or unenforceable, then that part will be deemed to be severable from this Agreement and will not affect the remainder of this Agreement.

10.5	Further Acts

The parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents as counsel to the Partnership considers necessary or desirable to carry out the terms and intent of this Agreement.

10.6	Entire Agreement

This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

 17

10.7	Limited Partner Not a General Partner

If any provision of this Agreement has the effect of imposing upon any Limited Partner (other than the General Partner) any of the liabilities or obligations of a general partner under the Act, that provision will be of no force and effect.

10.8	Language of Agreement

The parties to this Agreement have expressly agreed that this Agreement be drawn in the English language. Les parties aux présentes ont expressément convenu que le présent contrat soit rédigé en anglais.

[Remainder of page intentionally left blank.]

 18

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement as of the date first set out above.

TELESAT CORPORATION
in its own capacity and as General Partner of the Partnership

By:	/s/ Christopher DiFrancesco
Name: Christopher DiFrancesco
Title: Vice President, General Counsel and Secretary

/s/ Henry Intven
Henry Intven

[Signature Page – Initial Limited Partnership Agreement]

Schedule “A”

Form of Amended and Restated Partnership Agreement

(see attached)

EXHIBIT J

TELESAT PARTNERSHIP LP

AMENDED AND RESTATED LIMITED PARTNERSHIP

AGREEMENT

BETWEEN

TELESAT CORPORATION

- and -

Henry Intven

- and -

RED ISLE PRIVATE INVESTMENTS INC.

- and -

PUBLIC SECTOR PENSION INVESTMENT BOARD

- and -

John Cashman

- and -

Colin Watson

- and -

EACH PERSON WHO IS ADMITTED TO

THE PARTNERSHIP AS A LIMITED PARTNER

IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT

[•], 20 [•]

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION		2

1.1	Definitions	2
1.2	Headings	14
1.3	Interpretation	14
1.4	Currency	15
1.5	Schedule	15

ARTICLE 2 RELATIONSHIP BETWEEN PARTNERS		15

2.1	Formation and Name of the Partnership	15
2.2	Purpose of the Partnership	16
2.3	Office of the Partnership	16
2.4	Fiscal Year	16
2.5	Status of Partners	16
2.6	Limitation on Authority of Limited Partners	17
2.7	Power of Attorney	17
2.8	Limited Liability of Limited Partners	20
2.9	Indemnity of Limited Partners	20
2.10	Compliance with Laws	20
2.11	Other Activities of Partners	20

ARTICLE 3 PARTNERSHIP UNITS		20

3.1	Authorized Units	20
3.2	Rights, Privileges, Restrictions and Conditions of Exchangeable Units and Class D Units	21
3.3	Issuance of Additional Units	22
3.4	Capital Structure of the Partnership and the General Partner	22
3.5	Reciprocal Changes	23
3.6	Reservation of TopCo Shares	25
3.7	Notification of Certain Events	25
3.8	Delivery of TopCo Shares to the Partnership	25
3.9	Qualification of TopCo Shares	26
3.10	Admittance as Limited Partner	26
3.11	Payment of Expenses	27
3.12	Record of Limited Partners	27
3.13	Transfers of Units and Changes in Membership of Partnership	27
3.14	Notice of Change to General Partner	30
3.15	Inspection of Record	30
3.16	Amendment of Declaration of Limited Partnership or Record	30
3.17	Non-Recognition of Trusts or Beneficial Interests	30
3.18	Incapacity, Death, Insolvency or Bankruptcy	30
3.19	No Transfer upon Dissolution	31
3.20	Units Uncertificated	31

(i)

3.21	Indirect Transfers of Interests	31
3.22	Record Holders	32
3.23	Acquisition Proposals: TopCo and the Partnership	32
3.24	General Partner and Subsidiaries Not to Vote Exchangeable Units	33
3.25	Attributes of Class X Units	33

ARTICLE 4 CAPITAL CONTRIBUTIONS AND ACCOUNTS		33

4.1	General Partner Contribution	33
4.2	Limited Partner and General Partner Contributions	33
4.3	Maintenance of Capital Accounts	34

ARTICLE 5 PARTICIPATION IN PROFITS AND LOSSES		35

5.1	Allocation for Capital Account Purposes	35
5.2	Allocation of Net Income and Losses for Tax Purposes	38
5.3	Distributions	41
5.4	Distribution Mechanics	43

ARTICLE 6 WITHDRAWAL OF CAPITAL CONTRIBUTIONS		44

6.1	Withdrawal	44

ARTICLE 7 POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER		45

7.1	Duties and Obligations	45
7.2	Specific Powers and Duties	45
7.3	Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner	48
7.4	Title to Property	49
7.5	Exercise of Duties by the Board of Directors of the General Partner; General Partner Standard of Care	49
7.6	Limitation of Liability	50
7.7	Indemnity of General Partner	50
7.8	Other Matters Concerning the General Partner	52
7.9	Indemnity of Partnership	52
7.10	Restrictions upon the General Partner	53
7.11	Employment of an Affiliate or Associate	53
7.12	No Removal of the General Partner	53
7.13	Voluntary Withdrawal of the General Partner	53
7.14	Condition Precedent	53
7.15	Transfer to New General Partner	53
7.16	Release By Partnership	54
7.17	New General Partner	54
7.18	Transfer of General Partner Interest	54
7.19	Resolution of Conflict of Interests	54

(ii)

ARTICLE 8 FINANCIAL INFORMATION		56

8.1	Books and Records	56
8.2	Reports	56
8.3	Right to Inspect Partnership Books and Records	57
8.4	Accounting Policies	57
8.5	Appointment of Auditor	57

ARTICLE 9 TAX MATTERS		57

9.1	Tax Returns and Information	57
9.2	Tax Elections	58
9.3	Tax Controversies	58
9.4	Treatment as a Partnership; Election to be Treated as a Corporation	59

ARTICLE 10 MEETINGS OF THE LIMITED PARTNERS		60

10.1	Meetings	60
10.2	Place of Meeting	60
10.3	Notice of Meeting	60
10.4	Record Dates	60
10.5	Information Circular	61
10.6	Proxies	61
10.7	Validity of Proxies	61
10.8	Form of Proxy	61
10.9	Revocation of Proxy	61
10.10	Corporations	61
10.11	Attendance of Others	62
10.12	Chairperson	62
10.13	Quorum	62
10.14	Voting	62
10.15	Poll	63
10.16	Powers of Limited Partners; Resolutions Binding	63
10.17	Conditions to Action by Limited Partners	63
10.18	Minutes	63
10.19	Additional Rules and Procedures	63
10.20	Electronic Meetings	63

ARTICLE 11 SUCCESSORS OF THE GENERAL PARTNER		64

11.1	Certain Requirements in Respect of Combination, etc.	64
11.2	Vesting of Powers in Successor	65
11.3	Wholly-Owned Subsidiaries	65

ARTICLE 12 NOTICES		65

12.1	Address	65
12.2	Change of Address	66

(iii)

12.3	Accidental Failure	66
12.4	Disruption in Mail	66
12.5	Receipt of Notice	66
12.6	Undelivered Notices	66

ARTICLE 13 DISSOLUTION AND LIQUIDATION		66

13.1	Events of Dissolution	66
13.2	No Dissolution	67
13.3	Procedure on Dissolution	67
13.4	Dissolution	67
13.5	No Right to Dissolve	67
13.6	Agreement Continues	67
13.7	Capital Account Restoration	68

ARTICLE 14 AMENDMENT		68

14.1	Power to Amend	68
14.2	Amendment by General Partner	69
14.3	Notice of Amendments	70

ARTICLE 15 MISCELLANEOUS		70

15.1	Binding Agreement	70
15.2	Time	70
15.3	Counterparts	70
15.4	Governing Law	71
15.5	Severability	71
15.6	Further Acts	71
15.7	Entire Agreement	71
15.8	Limited Partner Not a General Partner	71
15.9	Amendment and Restatement of Original Limited Partnership Agreement	71
15.10	Language of Agreement	71

(iv)

AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT

This AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT (including all exhibits and attachments hereto, the “Agreement”) is entered into as of 9:00 am on the First Closing Day between Telesat Corporation, a corporation existing under the Laws of British Columbia, in its own capacity and as General Partner (“TopCo”, together with any Person who is admitted to the Partnership as a successor to or permitted assign of the General Partner in accordance with this Agreement, the “General Partner”), Mr. Henry Intven (the “Initial Limited Partner”), Red Isle Private Investments Inc., a corporation incorporated under the Laws of Canada (“Rover”), Mr. John Cashman (“Cashman”), Mr. John Watson (“Watson”) and each other person who is admitted to the Partnership as a limited partner in accordance with the provisions of this Agreement, including each Leo Electing Stockholder (as hereinafter defined) (together with the Initial Limited Partner, Rover, Cashman and Watson, the “Limited Partners”) and, solely for purposes of Section 3.21, Public Sector Pension Investment Board, a Canadian Crown corporation formed under the Laws of Canada (“Polaris”).

WHEREAS the General Partner and the Initial Limited Partner entered into a limited partnership agreement on November 12, 2020 (the “Original Limited Partnership Agreement”) to form a limited partnership by the name of “Telesat Partnership LP” under the Laws of the Province of Ontario (the “Partnership”);

WHEREAS the Partnership was registered as a limited partnership by the filing of the Declaration of Limited Partnership on November 12, 2020;

WHEREAS the Partnership was formed to give effect to the business of the Partnership as described in Section 2.2;

WHEREAS the Partnership entered into that certain Transaction Agreement and Plan of Merger with Telesat Canada, a corporation incorporated under the laws of Canada (“Transit”), TopCo, the Partnership, Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia and a wholly-owned subsidiary of the Partnership (“CanHoldco”), Loral Space & Communications Inc., a Delaware corporation (“Leo”), Lion Combination Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Leo, Polaris and Rover on November [23], 2020 (the “Transaction Agreement”);

WHEREAS pursuant to the Transaction Agreement and the other agreements contemplated thereby, Merger Sub will merge with and into Leo (the “Merger”) with Leo surviving as a wholly-owned subsidiary of the Partnership, and with Leo Electing Stockholders receiving Exchangeable Units and with other stockholders of Leo (other than the Partnership) receiving TopCo Shares, by completing the steps described in the Recitals set out below, at the times and in the order set out therein;

WHEREAS pursuant to the Transaction Agreement and the other agreements contemplated thereby, the Partnership will complete the transactions set forth in Section 2.1(a) of the Transaction Agreement to which it is a party on the First Closing Day in the order set out in the Transaction Agreement;

WHEREAS each Leo Electing Stockholder will appoint TopCo as such Leo Electing Stockholder’s attorney to execute and deliver this Agreement on such Leo Electing Stockholder’s behalf;

WHEREAS pursuant to the Transaction Agreement and the other agreements contemplated thereby, the Partnership will complete the following transactions affecting its capital on the Second Closing Day (as hereinafter defined) at the effective time of the Merger (the “Merger Effective Time”):

(a)	The Partnership will deliver Exchangeable Units to Leo Electing Stockholders;

(b)	The Partnership will issue additional GP Units to Topco in consideration of the issuance of TopCo Shares by TopCo in the Merger to stockholders of Leo other than Leo Electing Stockholders and the Partnership; and

(c)	The Partnership will redeem the Class X Units held by each of the Voting Directors and the Initial Limited Partner;

WHEREAS immediately following the Merger Effective Time, the issued capital of the Partnership shall consist of the GP Units held by the General Partner and the Exchangeable Units held by Rover and the Leo Electing Stockholders; and

WHEREAS Topco, the Initial Limited Partner, Rover, Cashman and Watson wish to enter into this Agreement to amend and restate the Original Limited Partnership Agreement in its entirety in order to provide for the Integration (as hereinafter defined) and to set out the terms and conditions applicable to the relationship among the Partners and to the conduct of the business of the Partnership upon completion of the Merger.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT IN CONSIDERATION of the respective covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the Partners agree with each other as follows:

ARTICLE 1

INTERPRETATION

1.1	Definitions

In this Agreement, the following words have the following meanings:

“Act” means the Limited Partnerships Act (Ontario);

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Fiscal Year of the Partnership (or other taxable period), (a) increased by any amounts that such Partner is obligated to restore under the standards set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under the penultimate sentences of U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), respectively) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be allocated to such Partner in subsequent years under Sections 704(e)(2) and 706(d) of the Code and U.S. Treasury Regulations Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such Fiscal Year (or such taxable period), are reasonably expected to be made to such Partner in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Partner’s Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 5.1(b)(i) or Section 5.1(b)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of a Unit shall be the amount that such Adjusted Capital Account would be if such Unit were the only interest in the Partnership held by such Partner from and after the date on which such Unit was first issued;

“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act of 1933, as amended; provided that, notwithstanding anything to the contrary, for purposes of this Agreement, (a) none of Topco, the Partnership or their respective Subsidiaries is an “Affiliate” of any of Meteor, Polaris, or Rover, (b) none of Meteor, Polaris or Rover is an “Affiliate” of any of Topco, the Partnership or their respective Subsidiaries, and (c) no portfolio company of (i) any investment vehicle or (ii) any holding company that, in each case, is directly or indirectly managed or controlled by Polaris, or Meteor or its Affiliates, as the case may be, is an “Affiliate” of Polaris, Rover or Meteor, unless and to the extent such portfolio company is acting at the direction of the applicable Person (it being understood, however, that each of Polaris and Rover is an “Affiliate” of the other);

“Agreement” has the meaning set out in the Preamble;

“Associate” where used to indicate a relationship with any Person has the same meaning as in the Securities Act (Ontario);

“Assumed Tax Liability” means, with respect to each Partner as of any taxable year, such Partner’s pro rata portion, based on its Percentage Interest divided by the Percentage Interest of all Partners other than TopCo, of the product of (a) income or gain, as determined under U.S. federal income tax principles (other than allocations pursuant to Section 704(c) of the Code) allocated by the Partnership to all Partners other than TopCo in such taxable year and all prior taxable years less any deduction or loss, as determined under U.S. federal income tax principles, allocated by the Partnership to such Partners (other than TopCo) in such taxable year and all prior taxable years, multiplied, for each relevant taxable year in which there is net income, by (b) the highest applicable U.S. federal, state and local income tax rate for such taxable year (including for the avoidance of doubt, the tax rate imposed on “net investment income” by Section 1411 of the Code) applicable to an individual resident in New York, New York applicable to the character of U.S. federal taxable income or loss allocated by the Partnership to such Partners (e.g., capital gains or losses, dividends, ordinary income, etc.) at any time during the taxable Year;

“Auditor” means [•], or any other member in good standing of CPA Canada who is appointed as auditor of the Partnership by the General Partner;

“BCBA” means the Business Corporations Act (British Columbia);

“Beneficial Ownership” and “beneficially own” and similar terms have the meaning set forth in Rule 13d-3 under the Securities Exchange Act.

“Business Day” means any day other than a Saturday, a Sunday, a day on which banking institutions in the City of Montréal are authorized or required by law to be closed or a day on which the New York Stock Exchange, the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading;

“Canadian Securities Authorities” means the securities commissions and similar regulatory authorities in all of the provinces and territories in Canada;

“CanHoldco” means Telesat CanHold Corporation, a corporation incorporated by the Partnership under the Laws of British Columbia;

“Capital Account” has the meaning set out in Section 4.3(a);

“Capital Contribution” of a Partner means the total amount of cash and the Carrying Value of any property contributed, including any property deemed to be contributed, to the Partnership by that Partner (or such Partner’s predecessor in interest) in respect of Units held, purchased or issued to such Partner; provided, that, in the case of the Units issued pursuant to the Integration, the amount of the contribution to the Partnership in respect of the issuance of such Unit shall be the amount determined in accordance with Section 4.2;

“Carrying Value” means with respect to any Property of the Partnership (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(a)	The initial Carrying Value of any Property contributed by a Partner to the Partnership shall be the gross fair market value of such Property, as reasonably determined by the General Partner;

(b)	The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (in accordance with the rules set forth in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) and taking Section 7701(g) of the Code into account), as reasonably determined by the General Partner, at the time of any Revaluation pursuant to Section 4.3(c);

(c)	The Carrying Value of any Property distributed to any Partner shall be adjusted immediately prior to such distribution to equal the gross fair market value (without regard to Section 7701(g) of the Code) of such Property on the date of distribution as reasonably determined by the General Partner;

(d)	The Carrying Values of any such Property shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Property pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (f) of the definition of “Net Income” and “Net Loss” or Section 5.1(b)(viii); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) above is made in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and

(e)	If the Carrying Value of any such Property has been determined or adjusted pursuant to subparagraph (a), (b) or (d) above, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such Property for purposes of computing Net Income and Net Loss;

Notwithstanding the foregoing, the initial Carrying Values of Leo shares and Transit shares acquired by the Partnership pursuant to the Integration shall be determined in accordance with the per share values set forth in Section 4.2;

“Cashman” has the meaning set out in the Preamble;

“Class A Exchangeable Units” has the meaning set out in Section 3.1;

“Class A Special Voting Share” means the Class A special voting share in the capital of TopCo;

“Class B Exchangeable Units” has the meaning set out in Section 3.1;

“Class B Special Voting Share” means the Class B special voting share in the capital of TopCo;

“Class C Exchangeable Units” has the meaning set out in Section 3.1;

“Class C Special Voting Share” means the Class C special voting share in the capital of TopCo;

“Class D Units” has the meaning set out in Section 3.1;

“Class X Units” means the Class X limited partnership units in the capital of the Partnership, which have the attributes provided in Section 3.25;

“Code” means the United States Internal Revenue Code of 1986;

“Combination” means any combination of shares or units, as the case may be, by reverse split, reclassification, recapitalization or otherwise;

“Confirmation” has the meaning set out in Section 3.13(i);

“CPOA” has the meaning set out in Section 2.7(f);

“Declaration” has the meaning set out in Section 3.13(d);

“Declaration of Limited Partnership” means the declaration of limited partnership for the Partnership filed under the Act on November 12, 2020 and all amendments to the declaration and renewals or replacements of the declaration;

“Departing Partner” means any former General Partner;

“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for U.S. federal income tax purposes for such Fiscal Year or other period, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year or other period is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner;

“Economic Risk of Loss” has the meaning set forth in U.S. Treasury Regulations Section 1.752-2(a);

“Entity” means any of a partnership, limited partnership, limited liability company, joint venture, company or corporation with share capital, unincorporated association, or trust;

“Exchange Notice” has the meaning set out in Section 3.1 of Schedule A;

“Exchange Right” has the meaning set out in Section 2.1(a) of Schedule A;

“Exchangeable Holder” means a registered holder of Exchangeable Units;

“Exchangeable Units” has the meaning set out in Section 3.1;

“Exchanged Shares” has the meaning set out in ARTICLE 1 of Schedule A;

“First Closing Day” has the meaning set out in the Transaction Agreement;

“Fiscal Year” has the meaning set out in Section 2.4;

“General Partner” has the meaning set out in the Preamble;

“Golden Share” means the golden share without par value in the capital of TopCo;

“Governmental Authority” means any (i) international, multinational, national, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) self-regulatory organization or stock exchange, (iii) subdivision, agent, commission, board, or authority of any of the foregoing, or (iv) quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing;

“GP Duties” has the meaning set out in Section 7.5(b);

“GP Units” has the meaning set out in Section 3.1;

“Group Member” means a member of the Partnership Group;

“holder” means, when used with reference to Units, a holder of Units as shown from time to time in the Record;

“Indemnitee” has the meaning set out in Section 7.7(a);

“Initial Limited Partner” has the meaning set out in the Preamble;

“Integration” means the transactions contemplated by Article II of the Transaction Agreement (including, for the avoidance of doubt, the Merger);

“Investor Rights Agreements” means (i) that certain Investor Rights Agreement, dated as of November [23], 2020, by and between TopCo and Polaris and (ii) that certain Investor Rights Agreement, dated as of November [23], 2020, by and between TopCo and Meteor, collectively, in each case, as from time to time amended;

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws, whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgements, orders, writs, injunctions, decisions, and awards of any Governmental Authority, and (iii) policies, practices and guidelines of any Governmental Authority which, although not actually having the force of law, are considered by such Governmental Authority as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Authority having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Legal Rights” means the rights of a Person under the applicable Laws;

“Leo” has the meaning set out in the Recitals;

“Leo Electing Stockholder” means a former stockholder of Leo that validly elects to receive Exchangeable Units on the Merger and appoints TopCo as its attorney to execute this Agreement;

“Limited Partner” has the meaning set out in the Preamble, provided, however, that a transferee of Partnership Interests that is not a permitted transferee of a Limited Partner as described in Section 3.13(g) shall not be treated as a Limited Partner;

“Merger” has the meaning set out in the Recitals;

“Merger Effective Time” has the meaning set out in the Recitals;

“Meteor” means MHR Fund Management LLC;

“Meteor Entity” means any entity through which a Meteor Fund beneficially owns any Units;

“Meteor Fund” means a pooled investment vehicle managed by Meteor or any of its Affiliates;

“Meteor Limited Partner” means the Leo Electing Stockholders affiliated with Meteor admitted to the Partnership as limited partners in accordance with the provisions of this Agreement;

“National Securities Exchange” means (i) an exchange registered with the U.S. Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act or the Toronto Stock Exchange or any successor thereto, and (ii) any other securities exchange (whether or not registered with the U.S. Securities and Exchange Commission under Section 6(a) of the Securities Exchange Act) that the General Partner in its sole discretion shall designate as a National Securities Exchange for purposes of this Agreement;

“Net Cumulative Taxable Income” means, with respect to a Partner, the amount of taxable income or gain as determined under U.S. federal income tax principles (other than allocations pursuant to Section 704(c) of the Code) allocated by the Partnership to such Partner in such taxable year and all prior taxable years less any deduction or loss, as determined under U.S. federal income tax principles, allocated by the Partnership to such Partner in such taxable year and all prior taxable years;

“Net Income” and “Net Loss” mean, for U.S. federal income tax purposes, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(a)	Any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(b)	Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be subtracted from such taxable income or loss;

(c)	In the event the Carrying Value of any Property of the Partnership is adjusted pursuant to subparagraphs (b) or (c) of the definition of “Carrying Value”, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income and/or Net Loss;

(d)	Gain or loss resulting from any disposition of any Property of the Partnership with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(e)	In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with the definition of Depreciation;

(f)	To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss; and

(g)	Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.2(b) shall not be taken into account in computing Net Income and Net Loss;

The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.1(b) shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (g) above;

“New Shares” has the meaning given to it in Section 3.4(b)(ii);

“New Units” has the meaning given to it in Section 3.4(b)(ii);

“Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(1) and 1.704-2(c);

“Nonrecourse Liability” has the meaning set forth in U.S. Treasury Regulations Section 1.752-1(a)(2) and 1.704-2(b)(3);

“Ordinary Resolution” means:

(a)	a resolution approved by more than 50% of the votes cast in person or by proxy at a duly constituted meeting of Partners holding Exchangeable Units entitled to vote thereon (excluding Exchangeable Units held by the General Partner and its Subsidiaries) or at any adjournment of that meeting, called in accordance with this Agreement; or

(b)	a written resolution in one or more counterparts signed by Partners holding in the aggregate more than 50% of the aggregate number of Exchangeable Units entitled to vote thereon (excluding Exchangeable Units held by the General Partner and its Subsidiaries) at the time of such written resolution;

“Original Limited Partnership Agreement” has the meaning given to it in the Recitals;

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination;

“Partially Adjusted Capital Account” means, with respect to any Partner and any Fiscal Year, the Capital Account of such Partner at the beginning of such Fiscal Year, adjusted as set forth in Section 4.3 hereof for all contributions and distributions during such year and all Required Allocations with respect to such Fiscal Year, but before giving effect to any allocation of Net Income and Net Loss for such Fiscal Year pursuant to Section 5.1 hereof;

“Partner Nonrecourse Debt” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(4);

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(i)(2);

“Partner Nonrecourse Deductions” has the meaning set forth in U.S. Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2);

“Partners” means, collectively, the General Partner and the Limited Partners and “Partner” means any one of them;

“Partnership” has the meaning given to it in the Recitals;

“Partnership Group” means the Partnership and its Subsidiaries treated as a single consolidated entity;

“Partnership Interest” means any interest of a Partner in the Partnership represented by Units and the rights of such Partner to any and all benefits to which such Partner may be entitled as provided in the Act or this Agreement together with the obligations of such Partner to comply with all terms and provisions of this Agreement and the Act;

“Partnership Minimum Gain” has the meaning set forth in U.S. Treasury Regulations Section 1.704-2(b)(2) and 1.704-2(d). A Partner’s share of Partnership Minimum Gain shall be computed in accordance with the provisions of U.S. Treasury Regulations Section 1.704-2(g);

“Partnership Representative” shall have the meaning set forth in Section 9.3(b) hereof;

“Percentage Interest” means, as of any time of determination, (i) as to any Exchangeable Units held by a Partner, the product obtained by multiplying (a) 100% by (b) the quotient obtained by dividing (w) the number of such Exchangeable Units held by that Partner by (x) the Total Base, and (ii) as to the GP Units held by the General Partner, the product obtained by multiplying (a) 100% by (b) the quotient obtained by dividing (y) the number of outstanding TopCo Shares by (z) the Total Base;

“Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, company or corporation or other Entity with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Polaris” has the meaning set out in the Preamble;

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property;

“Qualified Canadians” has the same meaning as given to the term “Canadian” in the Investment Canada Act;

“Record” means the current record of the Partners required by the Act and this Agreement to be kept by the General Partner;

“Record Holder” means, as of any particular Business Day, the Person in whose name a Unit is registered on the books of the Registrar and Transfer Agent as of the opening of business on such Business Day, or with respect to other Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books which the General Partner has caused to be kept as of the opening of business on such Business Day;

“Registrar and Transfer Agent” means the registrar and transfer agent of the Units appointed from time to time by the General Partner, which will initially be Computershare Trust Company of Canada, or, if no registrar and transfer agent is appointed, the General Partner;

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and between TopCo, Polaris and Meteor;

“Representatives” means, with respect to any Person, each of its directors, officers, employees, members, partners, consultants, accountants, legal counsel, investment bankers and other advisors, agents or other representatives;

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 5.1(b), with the exception of clause (ix) thereof;

“Revaluation” has the meaning set out in Section 4.3(c);

“Rover” has the meaning set out in the Preamble;

“securities” has the same meaning as in the Securities Act (Ontario);

“Securities Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder;

“Special Approval” means approval by either (a) the vote of a majority of the members of the board of directors of TopCo (or a committee of the board of directors of TopCo to which such matter has been delegated), which majority shall include a majority of the Specially Designated Directors then in office (or on such committee), or (b) the vote of a majority of the voting power of the Exchangeable Units (excluding Units owned by the General Partner and its Subsidiaries), which majority vote shall include the vote of a majority of the voting power of the Exchangeable Units beneficially owned by persons other than Rover, any Meteor Entity or any of their respective Affiliates or Associates;

“Special Voting Shares” means, collectively, the Class A Special Voting Share, the Class B Special Voting Share and the Class C Special Voting Share;

“Specially Designated Directors” has the meaning set out in the TopCo Articles;

“Subdivision” means any subdivision of shares or units, as the case may be, by any split, dividend, distribution, reclassification, recapitalization or otherwise;

“Subsidiary” means any Entity or other Person of which the relevant party (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests having the power to vote for the election of the board of directors or other governing board of such Person or with respect to which the relevant party (either alone or through or together with any other Subsidiary) otherwise has the power to direct or control the management and policies of such Person, by contract or otherwise;

“Tabulation Agent” means a Person designated by the General Partner, in writing, as its agent to perform the administrative tasks of (1) collecting and tabulating instructions from the holders of Exchangeable Units for the purpose of instructing the Trustee as to the exercise of the Voting Rights with respect to the Special Voting Shares pursuant to the terms of this Agreement, the TopCo Articles and the Voting Agreement, and (2) collecting and tabulating the votes of the TopCo Shares and/or instructions from the holders of Exchangeable Units pursuant to the terms of this Agreement for the purpose of instructing the Trustee as to the exercise of the voting rights attached to the Golden Share pursuant to the terms of the TopCo Articles and the Voting Agreement. For the avoidance of doubt, the General Partner shall retain liability as principal for the acts of the Tabulation Agent;

“Target Capital Account” means, with respect to any Partner for any Fiscal Year, an amount (which may be either a positive or negative balance) equal to the hypothetical distribution (as described in the next paragraph) such Partner would receive, minus the Partner’s share of partnership minimum gain determined pursuant to U.S. Treasury Regulations Section 1.704-2(g), and minus the Partner’s share of partner nonrecourse debt minimum gain determined in accordance with U.S. Treasury Regulations Section 1.704-2(i)(5), all computed immediately prior to the following hypothetical sale:

The hypothetical distribution to a Partner is equal to the amount that would be received by such Partner if all Partnership assets were sold for cash equal to their Carrying Values, all Partnership liabilities were satisfied to the extent required by their terms (limited, with respect to each Nonrecourse Liability or partner nonrecourse debt, to the Carrying Value of the assets securing each such liability), and the net assets of the Partnership were distributed in full to the Partners pursuant to Section 13.3(c), all as of the last day of such Fiscal Year;

“Tax Act” means the Income Tax Act (Canada);

“Tax Distribution Date” means any date that is five Business Days prior to (i) the date on which quarterly estimated income tax payments are required to be made by calendar year individual taxpayers in the U.S. and (ii) each due date for the income tax return of an individual calendar year taxpayer (without regard to extensions) in the U.S.;

“TopCo” has the meaning set out in the Preamble;

“TopCo Articles” means the Articles of TopCo dated the date hereof, and as may be amended subsequent to the date hereof in accordance with the terms hereof and thereof;

“TopCo Class A Shares” means the Class A common shares in the capital of TopCo;

“TopCo Class B Shares” means the Class B common shares in the capital of TopCo;

“TopCo Class C Fully Voting Shares” means the Class C fully voting common shares in the capital of TopCo;

“TopCo Class C Limited Voting Shares” means the Class C limited voting common shares in the capital of TopCo;

“TopCo Class C Shares” means the TopCo Class C Limited Voting Shares and the TopCo Class C Fully Voting Shares;

“TopCo Shareholder Representative” shall have the meaning ascribed to such term in the Transaction Agreement;

“TopCo Offer” has the meaning given to it in Section 3.23(a);

“TopCo Shares” means, collectively, the TopCo Class A Shares, the TopCo Class B Shares and the TopCo Class C Shares;

“TopCo Successor” has the meaning given to it in Section 11.1(a);

“Total Base” at any time means the total of the Outstanding Exchangeable Units plus the number of TopCo Shares outstanding as at that time;

“Transaction Agreement” has the meaning set out in the Recitals;

“transfer” when used in this Agreement with respect to a Partnership Interest has the meaning given to it in Section 3.13(h);

“Transit” means Telesat Canada, a corporation incorporated under the laws of Canada;

“Transit Common Shares”, “Transit Director Voting Preferred Shares”, “Transit Non-Voting Participating Preferred Shares” and “Transit Voting Participating Preferred Shares” each has the meaning ascribed thereto in the Transaction Agreement;

“Trust” means the [New Transit] Trust;

“Trustee” means TSX Trust Company, a trust company existing under the laws of Canada, or the trustee of the Trust as determined from time to time in accordance with the trust agreement made as of [•], 20[•];

“Unit” means the interest of a Partner in the Partnership represented by Exchangeable Units, Class D Units, Class X Units and GP Units;

“U.S.” means the United States of America;

“U.S. Treasury Regulations” means the regulations and rules made pursuant to the Code;

“Unitholder” or “holder” means a holder of one or more Units;

“Units Offer” has the meaning given to it in Section 3.23(b);

“Voting Agreement” means the Trust Voting Agreement dated the date hereof between the Partnership, TopCo and the Trustee;

“Voting Director Contribution Agreement” has the meaning ascribed thereto in the Transaction Agreement;

“Voting Directors” means Cashman and Watson;

“Voting Rights” means the voting rights attached to the Special Voting Shares; and

“Watson” has the meaning set out in the Preamble.

1.2	Headings

In this Agreement, the headings are for convenience of reference only, do not form a part of this Agreement and are not to be considered in the interpretation of this Agreement.

1.3	Interpretation

In this Agreement,

(a)	words importing the masculine gender include the feminine and neuter genders, corporations, partnerships and other Persons, and words in the singular include the plural, and vice versa, wherever the context requires;

(b)	the words “include”, “includes”, “including”, or any variations thereof, when following any general term or statement, are not to be construed as limiting the general term or statement to the specific items or matters set forth or to similar items or matters, but rather as referring to all other items or matters that could reasonably fall within the broadest possible scope of the general term or statement;

(c)	unless otherwise specified, all references to designated Articles, Sections and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement;

(d)	all accounting terms not otherwise defined will have the meanings assigned to them by, and all computations to be made will be made in accordance with, International Financial Reporting Standards as issued by the International Accounting Standards Board, as consistently applied by TopCo from time to time (“IFRS”);

(e)	any reference to a statute will include and will be deemed to be a reference to the regulations and rules made pursuant to it, and to all amendments made to the statute, the regulations and the rules in force from time to time, and to any statute, regulation or rule that may be passed which has the effect of supplementing or superseding the statute referred to or the relevant regulation;

(f)	any reference to a Person will include and will be deemed to be a reference to any Person that is a successor to that Person; and

(g)	“hereof”, “hereto”, “herein”, and “hereunder” mean and refer to this Agreement and not to any particular Article, Section or other subdivision.

1.4	Currency

All references to currency in this Agreement are references to lawful money of Canada, unless otherwise indicated.

1.5	Schedule

The following is the schedule to this Agreement:

Schedule A – Exchangeable Units of the Partnership

ARTICLE 2

RELATIONSHIP BETWEEN PARTNERS

2.1	Formation and Name of the Partnership

The General Partner acknowledges and represents to the Limited Partners that the Partnership was initially formed and registered as a limited partnership on November 12, 2020 by the filing of the Declaration of Limited Partnership in accordance with the Laws of the Province of Ontario and the provisions of the Original Limited Partnership Agreement to carry on business in common with a view to profit under the firm name and style of “Telesat Partnership LP” or the French form of that name or any other name or names as the General Partner may determine from time to time. The General Partner has the right to file an amendment to the Declaration of Limited Partnership changing the name of the Partnership or the French form of that name.

2.2	Purpose of the Partnership

The purpose of the Partnership shall be to: (a) acquire and hold direct and indirect equity interests in Leo, Transit, CanHoldco and, subject to the approval of the General Partner, any other Persons; (b) engage in any activity related to the capitalization and financing of the Partnership’s interests in such corporations and such other Persons; and (c) engage in any activity that is incidental to or in furtherance of the foregoing or any other business that it deems appropriate and that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized under the Act and this Agreement; provided, however, that, (i) except pursuant to Section 9.4, the Partnership shall not engage, directly or indirectly, in any business activity that the General Partner determines would cause the Partnership to be treated as an association taxable as a corporation under U.S. Treasury Regulations Section 301.7701-3 or Section 7704 of the Code; and (ii) the General Partner shall conduct the affairs of the Partnership in a manner that does not cause the Partnership or Partners, solely as a result of being a limited partner in the Partnership, (A) to be treated as engaged in a “commercial activity” (as defined in Section 892(a)(2)(A)(i) of the Code) or (B) to be treated as engaged in a “trade or business” within the United States for purposes of Section 864 of the Code.

2.3	Office of the Partnership

The principal place of business of the Partnership will be 160 Elgin Street, Suite 2100 Ottawa, Ontario, Canada, K2P 2P7 or any other address in Ontario as the General Partner may designate in writing from time to time to the Limited Partners.

2.4	Fiscal Year

Unless changed by the General Partner, the fiscal period of the Partnership shall commence on January 1 of a calendar year and shall end on the earlier of December 31 in that year or on the date of dissolution or other termination of the Partnership. Each fiscal period is referred to in this Agreement as a “Fiscal Year”.

2.5	Status of Partners

The General Partner represents, warrants, covenants and agrees with each Limited Partner that it:

(a)	is a corporation incorporated under the Laws of British Columbia and is validly subsisting under those Laws;

(b)	has the capacity and corporate authority to act as a general partner and to perform its obligations under this Agreement, and those obligations do not conflict with nor do they result in a breach of any of its constating documents, by-laws or any agreement by which it is bound;

(c)	will act in good faith toward the Limited Partners in carrying out its obligations under this Agreement;

(d)	holds and will maintain the registrations necessary for the conduct of its business and has and will continue to have all licences and permits necessary to carry on its business as the General Partner of the Partnership in all jurisdictions where the activities of the Partnership require that licensing or other form of registration of the General Partner; and

(e)	will devote as much time as is reasonably necessary for the conduct and prudent management of the business and affairs of the Partnership.

2.6	Limitation on Authority of Limited Partners

No Limited Partner, in their capacity as a Limited Partner, will:

(a)	take part in the administration, management or operation of the business of the Partnership or exercise any power in connection with that management or transact business on behalf of the Partnership;

(b)	execute any document which binds or purports to bind any other Partner or the Partnership;

(c)	hold that Limited Partner out as having the power or authority to bind any other Partner or the Partnership;

(d)	have any authority or power to act for or undertake any obligation or responsibility on behalf of any other Partner or the Partnership;

(e)	bring any action for partition or sale or otherwise in connection with the Partnership, or any interest in any property of the Partnership, whether real or personal, tangible or intangible, or file or register or permit to be filed, registered or remain undischarged any lien or charge in respect of any property of the Partnership; or

(f)	compel or seek a partition, judicial or otherwise, of any of the assets of the Partnership distributed or to be distributed to the Partners in kind in accordance with this Agreement.

2.7	Power of Attorney

(a)	Each Limited Partner hereby irrevocably nominates, constitutes and appoints the General Partner, with full power of substitution, as that Limited Partner’s agent and true and lawful attorney to act on the Limited Partner’s behalf with full power and authority in the Limited Partner’s name, place and stead to execute and record or file as and where required:

(i)	this Agreement, any amendment to this Agreement and any other instruments or documents required to continue and keep in good standing the Partnership as a limited partnership under the Act, or otherwise to comply with the Laws of any jurisdiction in which the Partnership may carry on business or own or lease property in order to maintain the limited liability of the Limited Partners and to comply with the applicable Laws of that jurisdiction (including any amendments to the Declaration of Limited Partnership or the Record as may be necessary to reflect the admission to the Partnership of subscribers for or transferees of Units as contemplated by this Agreement);

(ii)	all instruments and any amendments to the Declaration of Limited Partnership necessary to reflect any amendment to this Agreement;

(iii)	any instrument required in connection with the dissolution, liquidation and termination of the Partnership in accordance with the provisions of this Agreement, including any elections under the Tax Act, the Code and under any similar taxation legislation;

(iv)	the documents necessary to be filed with the appropriate Governmental Authority in connection with the business, property, assets and undertaking of the Partnership;

(v)	any documents as may be necessary to give effect to the business of the Partnership as described in Section 2.2;

(vi)	the documents on the Limited Partner’s behalf and in the Limited Partner’s name as may be necessary to give effect to the sale or assignment of a Unit or to give effect to the admission of a subscriber for or transferee of Units to the Partnership;

(vii)	any election, determination, designation, information return or similar document or instrument as may be required or desirable at any time under the Tax Act, the Code or under any other taxation legislation or Laws of like import of Canada, the U.S. or of any province, territory, state or jurisdiction which relates to the affairs of the Partnership or its Subsidiaries or the interest of any Person in the Partnership; and

(viii)	all other similar instruments and documents on the Limited Partner’s behalf and in the Limited Partner’s name or in the name of the Partnership as may be deemed necessary by the General Partner to carry out fully this Agreement in accordance with its terms.

(b)	The General Partner may require any Person subscribing for Units to execute such documents or instruments containing a power of attorney incorporating by reference, ratifying and confirming some or all of the powers described above.

(c)	The power of attorney granted in this Agreement is irrevocable, is a power coupled with an interest, will survive the death or disability of a Limited Partner and will survive the transfer or assignment by the Limited Partner, to the extent of the obligations of a Limited Partner under this Agreement, of the whole or any part of the interest of the Limited Partner in the Partnership, extends to the heirs, executors, administrators, other legal representatives and successors, transferees and assigns of the Limited Partner, and may be exercised by the General Partner on behalf of each Limited Partner in executing any instrument by electronic signature or by listing all the Limited Partners and executing that instrument with a single signature as attorney and agent for all of them.

(d)	Each Limited Partner agrees to be bound by any representations or actions made or taken by the General Partner pursuant to the power of attorney granted in this Agreement and hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the General Partner taken in good faith under such power of attorney.

(e)	In accordance with the Power of Attorney Act (British Columbia), the Powers of Attorney Act (Alberta), the Powers of Attorney Act, 2002 (Saskatchewan), the Powers of Attorney Act (Manitoba), the Substitute Decisions Act, 1992 (Ontario), the Property Act (New Brunswick), the Powers of Attorney Act (Prince Edward Island), the Powers of Attorney Act (Nova Scotia), the Enduring Powers of Attorney Act (Newfoundland), the Enduring Power of Attorney Act (Yukon), Powers of Attorney Act (Nunavut), and the Powers of Attorney Act (Northwest Territories), and any similar legislation governing a power of attorney, each Limited Partner declares that these powers of attorney may be exercised during any legal incapacity, mental incapacity or infirmity, or mental incompetence on the Limited Partner’s part.

(f)	The power of attorney granted in this Agreement is not intended to be a continuing power of attorney within the meaning of the Substitute Decisions Act, 1992 (Ontario) exercisable during a Limited Partner’s incapacity to manage property, or any similar power of attorney under equivalent legislation in any of the provinces or territories of Canada (a “CPOA”). The execution of this power of attorney will not terminate any CPOA granted by the Limited Partner previously and will not be terminated by the execution by the Limited Partner in the future of a CPOA, and the Limited Partner hereby agrees not to take any action in future which results in the termination of the power of attorney granted in this Agreement.

(g)	The General Partner may require, in connection with the subscription for, or any transfer of, Units, that the documents executed by the subscribing Limited Partner or transferee, if any, be accompanied by the explanatory notes set out in the Powers of Attorney Act (Alberta) and the Enduring Power of Attorney Act (Yukon) and a certificate of legal advice signed by a lawyer who is not the attorney or the attorney’s spouse.

(h)	The power of attorney granted in this Agreement will continue in respect of the General Partner so long as it is the general partner of the Partnership, and will terminate thereafter, but will continue in respect of a new General Partner as if the new General Partner were the original attorney.

(i)	A purchaser or transferee of a Unit will, upon becoming a Limited Partner, be conclusively deemed to have acknowledged and agreed to be bound by the provisions of this Agreement as a Limited Partner and will be conclusively deemed to have provided the General Partner with the power of attorney described in this Section 2.7.

2.8	Limited Liability of Limited Partners

Subject to the provisions of the Act and of similar legislation in other jurisdictions of Canada, the liability of each Limited Partner for the debts, liabilities and obligations of the Partnership will be limited to the Limited Partner’s Capital Contribution, plus the Limited Partner’s share of any undistributed income of the Partnership. Following the contribution of a Limited Partner’s Capital Contribution, the Limited Partner will not be liable for any further claims or assessments or be required to make further contributions to the Partnership, except to the extent required by applicable Law.

2.9	Indemnity of Limited Partners

The General Partner will indemnify and hold harmless each Limited Partner (including former Limited Partners) for all costs, expenses, damages or liabilities suffered or incurred by the Limited Partner if the limited liability of that Limited Partner is lost for or by reason of the negligence of the General Partner in performing its duties and obligations under this Agreement.

2.10	Compliance with Laws

Each Limited Partner will, on the request of the General Partner from time to time, promptly execute any documents considered by the General Partner to be necessary to comply with any applicable Law for the continuation, operation or good standing of the Partnership.

2.11	Other Activities of Partners

Limited Partners and their Affiliates and Associates and, subject to Section 7.19, Affiliates and Associates of the General Partner may engage in businesses, ventures, investments and activities which may be similar to or competitive with those in which the Partnership is or might be engaged and those Persons will not be required to offer or make available to the Partnership any other business or investment opportunity which any of those Persons may acquire or be engaged in for its own account.

ARTICLE 3

PARTNERSHIP UNITS

3.1	Authorized Units

From and after the date hereof and prior to the Merger Effective Time, the interests in the Partnership of the Partners will be divided into and represented by an unlimited number of units of three classes: the GP Units, the Class C Exchangeable Units and the Class X Units.

From and after the Merger Effective Time, the interests in the Partnership of the Partners will be divided into and represented by an unlimited number of five classes of Units as follows: (i) interests of the General Partner will be represented by general partnership units in the capital of the Partnership (“GP Units”); (ii) interests of Limited Partners (other than Rover, Rover’s permitted transferees that are wholly-owned by Polaris or any holder of Class D Units in their capacity as such) who can demonstrate to the Partnership that they are Qualified Canadians will be represented by Class A exchangeable limited partnership units in the capital of the Partnership (“Class A Exchangeable Units”); (iii) all other interests of Limited Partners (other than Rover, Rover’s permitted transferees that are wholly-owned by Polaris or any holder of Class D Units in their capacity as such) will be represented by Class B exchangeable limited partnership units in the capital of the Partnership (“Class B Exchangeable Units”); (iv) interests of Rover or its permitted transferees that are wholly-owned by Polaris will be represented by Class C exchangeable limited partnership units in the capital of the Partnership (“Class C Exchangeable Units”, and collectively with the Class A Exchangeable Units and the Class B Exchangeable Units, “Exchangeable Units”); and (v) Class D limited partnership units (“Class D Units”), which may be issued to a wholly-owned subsidiary of the General Partner immediately before all Exchangeable Units cease to be Outstanding. No Partnership Interests or other equity interests in the Partnership shall be issued other than as specified in the Recitals hereto, by the preceding sentence or as set forth in Section 3.3(a). Each of the Units will represent an interest in the Partnership having the preferences, rights, restrictions, conditions and limitations provided in this Agreement including:

(a)	the holders of Units will have the right to receive allocations of net income, net loss, taxable income and tax loss as provided in this Agreement;

(b)	the holders of the Units will have the right to share in returns of capital and to share in cash and any other distributions to Partners and to receive the remaining assets of the Partnership on dissolution or winding up in accordance with the terms of this Agreement; and

(c)	the holders of Units will have the right to receive notice of and to attend any meetings of Partners of the Partnership.

Except as specified in this Agreement with respect to the General Partner and as otherwise specified in Sections 3.4, 3.5 and 3.13 or in Schedule A, no Partner will have any preference, priority or right in any circumstance over any other Partner in respect of the Units held by each. For greater certainty, the General Partner’s interest in the Partnership is a single interest defined by reference to the GP Units held by it and any other Units that it might acquire in accordance with this Agreement.

3.2	Rights, Privileges, Restrictions and Conditions of Exchangeable Units and Class D Units

In addition to the preferences, rights, restrictions, conditions and limitations set out in Sections 3.1 and 3.13(a):

(a)	Each Exchangeable Unit will have the rights and preferences set out in Schedule A hereto. Except as otherwise expressly set forth in this Agreement, each Exchangeable Unit shall have the same rights and privileges as each other Exchangeable Unit regardless of class; and

(b)	Notwithstanding anything to the contrary in this Agreement, so long as any Exchangeable Units are Outstanding, the Class D Units will not (i) participate in, or be entitled to, any distribution (including distributions pursuant to Section 5.3(b) or Section 5.4) or allocation of income (including Net Income), gain, loss (including Net Loss), deduction, taxable income or tax loss, and (ii) have any right to vote on any matter, whether by way of voting in person or by proxy at any meeting of Partners of the Partnership or by written resolution.

3.3	Issuance of Additional Units

(a)	Except as contemplated pursuant to the Recitals hereto and Sections 3.4, 3.5 and 3.13(a), the Partnership shall not issue any additional Units other than Class D Units.

(b)	All Partnership Interests issued by the Partnership shall be fully paid Partnership Interests.

3.4	Capital Structure of the Partnership and the General Partner

Except for the transactions expressly contemplated by Section 2.1 of the Transaction Agreement, from and after the First Closing Day, so long as any Exchangeable Units are Outstanding:

(a)	The General Partner shall, and shall cause the Partnership to, take all actions necessary so that, at all times for as long as this Agreement is in effect, the economic rights of the holders of the Exchangeable Units and the economic rights of the General Partner as holder of the GP Units shall be proportionate to their respective Percentage Interests (for the avoidance of doubt, excluding distributions that are made to the General Partner on the GP Units pursuant to Section 3.4(d) or Section 5.3(a)).

(b)	So long as TopCo is a General Partner and without limiting the generality of Section 3.4(a):

(i)	upon the issuance by TopCo of any TopCo Shares (other than pursuant to the exercise of an Exchange Right or an issuance described in Section 3.5), including any issuance in connection with a business acquisition by TopCo, an equity incentive program or upon the conversion, exercise or exchange of any security or other instrument convertible into or exercisable or exchangeable for TopCo Shares, which, in each case, will result in a corresponding change in the Percentage Interests of the Partners in accordance with the definition of “Percentage Interests”, TopCo shall contribute the proceeds of, or other consideration received in connection with, such issuance, if any, (net of any selling or underwriting discounts or commissions or other expenses) to the Partnership in consideration for the issuance of a number of additional GP Units equal to the number of Topco Shares issued; and

(ii)	if any shares in the capital of TopCo other than Topco Shares is issued by TopCo (“New Shares”), TopCo shall (either immediately before or after such issuance) (A) cause the Partnership to create a corresponding new class of Units (“New Units”) that has corresponding distribution rights to such New Shares, (B) cause the Partnership to issue one or more New Units to TopCo in exchange for the contribution by TopCo of the proceeds from, or other consideration received in connection with, the issuance of such New Shares (net of any selling or underwriting discounts or commissions or other expenses, which for the avoidance of doubt, shall be deemed to be reimbursed by the Partnership in accordance with Section 5.3(a) and such reimbursement proceeds shall be deemed to be contributed by TopCo to the Partnership) to the Partnership and (C) effect such amendments to this Agreement as are necessary in order to provide that the distributions and allocations on the New Units to TopCo pursuant to this Agreement are made on terms that allow TopCo to fund distributions on such New Shares in accordance with their terms and such other amendments as are necessary such that the capital of TopCo in the Partnership continues to correspond with the outstanding capital of TopCo.

(c)	Upon the exchange of any Exchangeable Units for the applicable Exchanged Shares pursuant to the exercise of an Exchange Right, as of the effective date of such exchange, each Exchanged Share issued in exchange for an Exchangeable Unit shall be deemed (i) to have been first contributed by TopCo to the Partnership in consideration for the issuance of additional GP Units and (ii) then immediately thereafter to have been delivered by the Partnership to the holder exercising the Exchange Right and the Exchangeable Unit shall be cancelled and shall cease to exist.

(d)	If the General Partner proposes to redeem, repurchase or otherwise acquire any TopCo Shares for cash, the Partnership shall, immediately prior to such redemption, repurchase or acquisition, make a distribution to the General Partner on its GP Units in an amount sufficient for the General Partner to fund such redemption, repurchase or acquisition, as the case may be.

3.5	Reciprocal Changes

Except for the transactions expressly contemplated by Section 2.1 of the Transaction Agreement, from and after the First Closing Day, so long as any Exchangeable Units not owned by the General Partner or its Subsidiaries are Outstanding:

(a)	TopCo will not:

(i)	issue or distribute TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares) to the holders of all or substantially all of the then outstanding TopCo Shares by way of stock dividend or other distribution, other than an issue of TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares) to holders of TopCo Shares who exercise an option to receive dividends in TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares) in lieu of receiving cash dividends; or

(ii)	issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding TopCo Shares entitling them to subscribe for or to purchase TopCo Shares (or securities exchangeable for or convertible into or carrying rights to acquire TopCo Shares); or

(iii)	issue or distribute to the holders of all or substantially all of the then outstanding TopCo Shares (A) shares or securities of the General Partner other than TopCo Shares (other than shares convertible into or exchangeable for or carrying rights to acquire TopCo Shares), (B) rights, options or warrants other than those referred to in Section 3.5(a)(ii) hereof, (C) evidences of indebtedness of the General Partner or (D) assets of the General Partner, unless, in each case, the equitably equivalent on a per Exchangeable Unit basis of such TopCo Shares, rights, options, securities, warrants, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Exchangeable Units; provided that, for greater certainty, the above restrictions shall not apply to dividends or distributions on TopCo Shares corresponding to a distribution that is made on each Exchangeable Unit in accordance with Section 5.3(a).

(b)	TopCo will not:

(i)	subdivide, redivide or change the then outstanding TopCo Shares into a greater number of TopCo Shares; or

(ii)	reduce, combine, consolidate or change the then outstanding TopCo Shares into a lesser number of TopCo Shares; or

(iii)	reclassify or otherwise change TopCo Shares or effect an amalgamation, arrangement, merger, reorganization or other transaction affecting TopCo Shares (other than an amalgamation, arrangement, merger, reorganization or other transaction affecting TopCo Shares where such TopCo Shares are used as consideration in an acquisition by the Partnership or any Subsidiary of the Partnership),

unless, in each case, the same or an equitably equivalent change shall simultaneously be made to, or in the rights of the holders of, the Exchangeable Units.

(c)	The General Partner will ensure that the record date for any event referred to in Section 3.5(a) or 3.5(b) hereof or (if no record date is applicable for such event) the effective date for any such event, will be the same with respect to both the Exchangeable Units and the TopCo Shares, and that such record date or effective date is not less than five Business Days after the date on which such event is declared or announced by the General Partner (with contemporaneous notification thereof by the General Partner to the Partnership).

(d)	Upon due notice from the General Partner, the Partnership shall take such steps as may be necessary for the purposes of ensuring that appropriate distributions are paid or other distributions are made by the Partnership, or subdivisions, redivisions or changes are made to the Exchangeable Units, in order to implement the required equitable equivalence with respect to distributions on the TopCo Shares and Exchangeable Units as provided for in this Section 3.5.

(e)	The Partnership shall not effect any Subdivision or Combination of Exchangeable Units other than in accordance with this Section 3.5.

3.6	Reservation of TopCo Shares

The General Partner hereby represents, warrants and covenants in favour of the Partnership that TopCo has reserved for issuance and will, at all times while any Exchangeable Units (other than Exchangeable Units held by the General Partner or its Subsidiaries) are outstanding, keep available, free from pre-emptive and other rights, out of its authorized and unissued share capital at least such number of each class of TopCo Shares (or other shares or securities into which TopCo Shares may be reclassified or changed as contemplated by Section 3.4) without duplication (a) as is equal to the number of such corresponding class of Exchangeable Units issued and outstanding from time to time and (b) as are now and may hereafter be required to enable and permit the General Partner to meet its obligations under any other security or commitment pursuant to which TopCo may now or hereafter be required to issue TopCo Shares, and to enable and permit the Partnership to meet its obligations hereunder.

3.7	Notification of Certain Events

In order to assist TopCo to comply with its obligations hereunder, if TopCo is not then the General Partner, the Partnership will notify TopCo of each of the following events at the time set forth below:

(a)	immediately, upon receipt by the Partnership of an Exchange Notice;

(b)	on the same date on which the Partnership gives written notice to holders of Exchangeable Units of a mandatory exchange in accordance with Article 2 of Schedule A hereto; and

(c)	as soon as practicable upon the issuance by the Partnership of any Exchangeable Units or rights to acquire Exchangeable Units.

3.8	Delivery of TopCo Shares to the Partnership

Upon notice from the Partnership of any event that requires the Partnership to cause TopCo Shares to be delivered to any holder of Exchangeable Units, TopCo shall forthwith issue and deliver or cause to be delivered, for and on behalf of the Partnership, the requisite number of such class of TopCo Shares to be received by, and issued to or to the order of, the former holder of the surrendered Exchangeable Units. All such TopCo Shares shall be duly authorized and validly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance. In consideration of the issuance and delivery of each such TopCo Share, the Partnership shall issue additional GP Units as provided in Section 3.4(c).

3.9	Qualification of TopCo Shares

If any TopCo Shares (or other shares or securities into which TopCo Shares may be reclassified or changed as contemplated by Section 3.4) to be issued and delivered hereunder require registration or qualification with or approval of or the filing of any document, including any prospectus or similar document or the taking of any proceeding with or the obtaining of any order, ruling or consent from any governmental or regulatory authority under any Canadian or U.S. federal, provincial or state securities or other Law or pursuant to the rules and regulations of any securities or other regulatory authority or the fulfillment of any other Canadian or U.S. legal requirement before such shares (or such other shares or securities) may be issued and delivered by the General Partner to the holder of surrendered Exchangeable Units or in order that such shares (or such other shares or securities) may be freely traded thereafter (other than any restrictions of general application on transfer by reason of a holder being a “control person” for purposes of Canadian provincial or territorial securities Law or an “affiliate” of the General Partner for purposes of U.S. federal or state securities Law), the General Partner will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause such TopCo Shares (or such other shares or securities) to be and remain duly registered, qualified or approved under Canadian and/or U.S. Law, as the case may be, in each case for so long as any outstanding TopCo Shares are listed, quoted or posted for trading on any stock exchange or quotation system. The General Partner will in good faith expeditiously take all such actions and do all such things as are reasonably necessary or desirable to cause all TopCo Shares (or such other shares or securities) to be delivered hereunder to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding TopCo Shares (or such other shares or securities) have been listed by the General Partner and remain listed and are quoted or posted for trading at such time.

3.10	Admittance as Limited Partner

Upon the issuance or transfer of Units to any new Limited Partner as permitted by this Agreement, all Partners will be deemed to consent to the admission of such Limited Partner, the General Partner will be deemed to have executed this Agreement on behalf of the new Limited Partner and to have caused the Record to be amended, and any other documents as may be required by the Act or under legislation similar to the Act in other provinces or the territories to be filed or amended, specifying the prescribed information and causing the foregoing information in respect of the new Limited Partner to be included in other Partnership books and records.

3.11	Payment of Expenses

The Partnership will pay or cause one of its Subsidiaries to pay, to the extent contemplated by any agreement, indenture, prospectus or other offering document, all costs, disbursements and other fees and expenses incurred, by the Partnership or on its behalf, in connection with:

(a)	the organization of the Partnership;

(b)	the Integration;

(c)	the registration of the Partnership under the Act and under similar legislation of other jurisdictions; and

(d)	the issuance and sale of any additional Units.

3.12	Record of Limited Partners

The General Partner shall keep or cause to be kept at its principal place of business in Ontario a current Record stating for each Limited Partner that information required under the Act, including the Limited Partner’s name, status as to Qualified Canadian, address, Ontario corporation number, if any, the amount of money and/or the value of other property contributed or to be contributed by the Limited Partner to the Partnership and the number and type of Units held by each Limited Partner. Registration of interests in, and as provided in Section 3.13, transfers of, Units will be made only in the Record.

3.13	Transfers of Units and Changes in Membership of Partnership

(a)	Exchangeable Units shall be exchanged for a different Class of Exchangeable Units as follows:

(i)	an issued and outstanding Class A Exchangeable Unit shall immediately be converted into one Class B Exchangeable Unit, automatically and without any further act of the Partnership, the General Partner or the Unitholder thereof, (x) if such Class A Exchangeable Unit is or becomes beneficially owned or controlled, directly or indirectly, by a Person who is not a Qualified Canadian, or (y) as provided in Section 3.13(f); and

(ii)	an issued and outstanding Class B Exchangeable Unit shall be converted into one Class A Exchangeable Unit, upon provision of evidence in form and substance satisfactory to the General Partner that such Class B Exchangeable Unit is or becomes beneficially owned or controlled, directly or indirectly, by a Person who is a Qualified Canadian.

(b)	The General Partner may require, at all times, that any holder of Exchangeable Units must provide any relevant information required to enable it to apply the restrictions on the issue, transfer, ownership, control or voting of Exchangeable Units set out in this Agreement.

(c)	The General Partner may require, prior to accepting any transfer of or subscription for Exchangeable Units, that the prospective Unitholder provide any relevant information required to enable it to apply the restrictions on the issue, transfer, ownership, control or voting of Exchangeable Units set out in this Agreement.

(d)	In order to apply the provisions concerning the restrictions on the issue, transfer, ownership, control or voting of Exchangeable Units set out in this Agreement, the General Partner may, in its entire discretion:

(i)	require a person in whose name any Class A Exchangeable Units are registered to provide a statutory declaration under the Canada Evidence Act or otherwise concerning whether the Unitholder or beneficial owner is a Qualified Canadian (a “Declaration”);

(ii)	require any Person seeking to have a transfer of any Class A Exchangeable Units registered in his or her name or to have any Class A Exchangeable Units issued to him or her to provide a Declaration; and

(iii)	determine the circumstances in which any Declarations are required, their form and the times when they are to be provided.

(e)	The General Partner may, when it deems it appropriate in order to apply the provisions concerning the restrictions on the ownership, control or voting of Exchangeable Units set forth in this Agreement:

(i)	name and sign any contract with third persons, namely in order to assist in obtaining and following-up on the Declarations and various information it requires; and

(ii)	implement all control mechanisms and adopt all the procedures it may require from time to time, and in particular, to implement and adopt certificates of control of the Qualified Canadian or non-Qualified Canadian status of the Unitholders.

(f)	When a holder of Exchangeable Units is required to provide a Declaration or any other information required pursuant to this Section 3.13 and fails to comply with such obligation, the General Partner may, until such Unitholder has provided the Declaration or the information concerned, exchange any issued and outstanding Class A Exchangeable Units held by or on behalf of such person into Class B Exchangeable Units without any further act of such person and recognize all ownership rights attributable to the applicable Exchangeable Units, including the voting rights attached to such Exchangeable Units, on an as exchanged for Class B Exchangeable Units basis.

(g)	A Limited Partner may not transfer its Exchangeable Units, in whole or in part, to any Person, except as set out in Section 3.18 and as follows:

(i)	In the case of a natural person, upon their demise, to their estate and heirs;

(ii)	In the case of a Person that is not a natural person, (A) by operation of Law upon a merger, consolidation, amalgamation, liquidation, dissolution or similar transaction or (B) pursuant to a transfer in which, for U.S. federal income tax purposes, the basis of the Exchangeable Unit in the hands of the transferee is determined, in whole or in part, by reference to its basis in the hands of the transferor or is determined under section 732 of the Code; and

(iii)	Exchanges of Units as provided in Section 3.13(a).

(h)	The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean, and shall be deemed to refer to: (x) any direct conveyance of any Partnership Interest; and (y) any transaction by which the Record Holder of a Partnership Interest conveys any Partnership Interest to another Person, including by way of a sale, assignment, gift, exchange or any other disposition by Law or otherwise (excluding any grant of a pledge, lien, encumbrance or security interest, but not excluding a conveyance as a result of the foreclosure of any pledge, lien, encumbrance or security interest).

(i)	The Registrar and Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Units and transfers of Units as herein provided. Upon delivery of evidence of compliance with this Section 3.13 and an instrument of transfer (including the name, status as to Qualified Canadian, tax identification number (if applicable), address and email address for each transferee as required for inclusion in the Record) in form and substance satisfactory to the General Partner, the General Partner shall update the Record to reflect the transfer and shall execute and deliver, and the Registrar and Transfer Agent shall countersign and deliver, a statement evidencing the transfer (a “Confirmation”).

(j)	The Partnership shall not recognize any transfer of Units until a Confirmation is delivered. No charge shall be imposed by the Partnership for any transfer of Units.

(k)	By acceptance of the transfer of any Unit, each transferee of a Unit (including any nominee holder or an agent or representative acquiring such Units for the account of another Person) (i) shall be admitted to the Partnership as a Partner with respect to the Units so transferred to such transferee when any such transfer or admission is reflected in the Record, (ii) shall be deemed to agree to be bound by the terms of this Agreement, (iii) shall become the Record Holder of the Units so transferred (subject to Section 3.13(a)), (iv) grants powers of attorney to the General Partner, as specified herein, and (v) makes the consents and waivers contained in this Agreement. The transfer of any Units and the admission of any new Partner shall not constitute an amendment to this Agreement.

(l)	No change of name or address of a Limited Partner, no transfer of a Unit and no admission of a substituted Limited Partner in the Partnership will be effective for the purposes of this Agreement until the requirements set out in this Article 3 have been satisfied, and until that change, transfer, substitution or addition is duly reflected in an amendment to the Record as may be required by the Act. The names and addresses of the Limited Partners as reflected from time to time in the Record, as from time to time amended, will be conclusive as to those facts for all purposes of the Partnership.

(m)	Where the transferee complies with all applicable provisions and is entitled to become a Limited Partner pursuant to the provisions of this Agreement, subject to Section 3.13(k), the General Partner shall admit the transferee to the Partnership as a substituted Limited Partner and the Limited Partners hereby consent to the admission of, and will admit, the transferee to the Partnership as a Limited Partner, without further act of the Limited Partners (other than as may be required by Law).

(n)	No transfer of Units will be accepted by the General Partner more than 15 days after the sending of a notice of dissolution under Section 13.3(d).

3.14	Notice of Change to General Partner

No name or address of a Limited Partner will be changed and no transfer of a Unit or substitution or addition of a Limited Partner in the Partnership will be recorded on the Record except pursuant to a notice in writing received by the General Partner.

3.15	Inspection of Record

A Limited Partner, or an agent of a Limited Partner duly authorized in writing, has the right to inspect and make copies from the Record during normal business hours.

3.16	Amendment of Declaration of Limited Partnership or Record

The General Partner, on behalf of the Partnership, may effect such filings, recordings, registrations and amendments to the Record and the Declaration of Limited Partnership and to any other documents and at any places as in the opinion of counsel to the Partnership are necessary or advisable to reflect changes in the membership of the Partnership, transfers of Units and dissolution of the Partnership as provided in this Agreement and to constitute a transferee as a Limited Partner.

3.17	Non-Recognition of Trusts or Beneficial Interests

Units may be held by nominees on behalf of the beneficial owners of the Units. Notwithstanding the foregoing, except as provided in this Agreement, as required by Law or as recognized by the General Partner in its sole discretion, no Person will be recognized (including in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code) by the Partnership or any Limited Partner as holding any Unit in trust, or on behalf of another Person with the beneficial interest in that other Person, and the Partnership and Limited Partners will not be bound or compelled in any way to recognize (even when having actual notice) any equitable, contingent, future or partial interest in any Unit or in any fractional part of a Unit or any other rights in respect of any Unit except an absolute right to the entirety of the Unit in the Limited Partner shown on the Record as holder of that Unit.

3.18	Incapacity, Death, Insolvency or Bankruptcy

Where a Person becomes entitled to Units on the incapacity, death, insolvency, or bankruptcy of a Limited Partner, or otherwise by operation of law, in addition to the requirements of Section 3.13, that entitlement will not be recognized or entered into the Record until that Person:

(a)	has produced evidence satisfactory to the Registrar and Transfer Agent of that Person’s entitlement; and

(b)	has delivered any other evidence, approvals and consents in respect to that entitlement as the Registrar and Transfer Agent may require and as may be required by Law or by this Agreement, including, for the avoidance of doubt, a Declaration.

3.19	No Transfer upon Dissolution

No transfer of Units may be made or will be accepted or entered into the Record after the occurrence of any of the events set out in Section 13.1.

3.20	Units Uncertificated

The Units will be uncertificated.

3.21	Indirect Transfers of Interests

(a)	Polaris represents and warrants that it is the sole record and beneficial owner of all of the outstanding voting and equity interests in Rover. For so long as Rover is a Unitholder, Polaris shall not, directly or indirectly, permit the transfer of its interest in Rover or engage in one or more transactions that have the effect of reducing the economic exposure of Polaris to the Exchangeable Units held by Rover, it being understood that pledging (or engaging in a similar transaction with the same effect) by Polaris of its interest in Rover to secure bona fide borrowings which have recourse to Polaris and are not in default shall not be deemed to be a violation of this provision; provided, however, that Polaris shall be permitted to transfer its interest in Rover, in whole or in part, to any of its Affiliates that are directly or indirectly wholly-owned and controlled by Polaris; provided further, that prior to such transferee ceasing to be a direct or indirect wholly-owned subsidiary of Polaris, it shall transfer such interest back to Polaris or a direct or indirect wholly-owned and controlled subsidiary of Polaris, and all such transferees shall, prior to any such transfer, have and be subject to all of the obligations of Polaris hereunder pursuant to documentation approved in writing by the General Partner.

(b)	For so long as any Meteor Entity is a Unitholder, the applicable Meteor Fund shall not, directly or indirectly, permit the transfer of its interest in such Meteor Entity or engage in one or more transactions that have the effect of reducing the economic exposure of such Meteor Fund to the Exchangeable Units held by such Meteor Entity, it being understood that pledging (or engaging in a similar transaction with the same effect) by such Meteor Fund of its interest in the applicable Meteor Entity to secure bona fide borrowings which have recourse to such Meteor Fund and are not in default shall not be deemed to be a violation of this provision; provided, however, that a Meteor Fund shall be permitted to transfer its interest in a Meteor Entity, in whole or in part, to any of its Affiliates that are directly or indirectly wholly-owned and controlled by one or more Meteor Funds; provided further, that prior to such transferee ceasing to be a direct or indirect wholly-owned subsidiary of one or more Meteor Funds, it shall transfer such interest back to the Meteor Funds or a direct or indirect wholly-owned and controlled subsidiary of the Meteor Funds, and all such transferees shall, prior to any such transfer, have and be subject to all of the obligations of the Meteor Funds hereunder pursuant to documentation approved in writing by the General Partner.

3.22	Record Holders

In accordance with Section 3.13, the Partnership shall be entitled to recognize the Record Holder as the Limited Partner with respect to any Units and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Units on the part of any other Person, whether or not the Partnership shall have actual or other notice thereof, except as otherwise provided by applicable Law. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Units, as between the Partnership on the one hand and such other Person on the other hand, such representative Person shall be the Record Holder of such Units.

3.23	Acquisition Proposals: TopCo and the Partnership

For so long as Exchangeable Units remain Outstanding (not including Exchangeable Units held by the General Partner and its Subsidiaries):

(a)	no tender offer, share exchange offer, formal issuer bid, formal take-over bid or similar transaction with respect to TopCo Shares (a “TopCo Offer”) will be proposed or recommended by the General Partner or the General Partner’s Board of Directors or otherwise effected with the consent or approval of the General Partner’s Board of Directors unless the holders of Exchangeable Units (other than the General Partner and its Subsidiaries) are entitled to participate in such TopCo Offer to the same extent and on an equitably equivalent basis as the holders of TopCo Shares, without discrimination. The General Partner will use its commercially reasonable efforts expeditiously and in good faith to put in place procedures or to cause the Registrar and Transfer Agent to put in place procedures to ensure that, the holders of Exchangeable Units may participate in such TopCo Offer by exercising their Exchange Right (conditional upon and subject to the TopCo Shares tendered or deposited under such TopCo Offer being taken up); and

(b)	no tender offer, share exchange offer, formal issuer bid, formal take-over bid or similar transaction with respect to Exchangeable Units (a “Units Offer”) will be proposed or recommended by the General Partner or the General Partner’s Board of Directors or otherwise effected with the consent or approval of the General Partner’s Board of Directors unless the holders of TopCo Shares (other than the General Partner and its Subsidiaries) are entitled to participate in such Units Offer to the same extent and on an equitably equivalent basis as the holders of Exchangeable Units, without discrimination.

3.24	General Partner and Subsidiaries Not to Vote Exchangeable Units

The General Partner covenants and agrees in favor of the Partnership that it will appoint and cause to be appointed proxyholders with respect to all Exchangeable Units held by it and its Subsidiaries for the sole purpose of attending each meeting of holders of Exchangeable Units in order to be counted as part of the quorum for each such meeting. The General Partner further covenants and agrees that it will not, and will cause its Subsidiaries not to, exercise any voting rights which may be exercisable by holders of Exchangeable Units from time to time pursuant to this Agreement or pursuant to the provisions of the Voting Agreement (or any successor or other corporate statute by which the Partnership may in the future be governed) with respect to any Exchangeable Units held by it or by its Subsidiaries in respect of any matter considered at any meeting of holders of Exchangeable Units or, except in express compliance with the Voting Agreement, at any meeting of the holders of TopCo Shares.

3.25	Attributes of Class X Units

The holders of Class X Units as a class shall be entitled to receive distributions as provided by Section 5.3(b)(i) and the aggregate amount of $1,000 on the redemption thereof.

ARTICLE 4

CAPITAL CONTRIBUTIONS AND ACCOUNTS

4.1	General Partner Contribution

The General Partner has made an initial contribution of $[500] to the capital of the Partnership and will make subsequent capital contributions prior to the Merger Effective Time of Transit shares and CanHoldco shares as part of the Integration.

4.2	Limited Partner and General Partner Contributions

In respect of the Exchangeable Units issued to the Limited Partners, the Capital Contribution in respect of each Exchangeable Unit issued to a Limited Partner will be equal to the fair market value of property exchanged by such Partner in consideration for such Exchangeable Unit. For the avoidance of doubt, there is no obligation pursuant to this Agreement for any Limited Partner to make additional Capital Contributions. In respect of the GP Units issued to the General Partner, the aggregate Capital Contribution in respect of the GP Units will be equal to the fair market value of the property and cash contributed to the Partnership by the General Partner in consideration for such GP Units. Except as otherwise provided in this Section 4.2, the fair market value of any property contributed to the Partnership shall be determined by the General Partner. For purposes of determining the amount of any Capital Contribution made pursuant to the Integration in exchange for Exchangeable Units or GP Units, the per share fair market value of a Leo share shall be $[•] and the per share fair market value of a Transit share shall be $[•]. The aggregate fair market value of the Transit shares contributed to the Partnership by Topco pursuant to the Integration shall be equal to the product of the per share value of a Transit share in the preceding sentence multiplied by the total number of Transit shares contributed to Topco pursuant to the Transaction Agreement.

4.3	Maintenance of Capital Accounts

(a)	There shall be established for each Partner on the books of the Partnership as of the date such Partner becomes a Partner a capital account (each being a “Capital Account”). Each Capital Contribution by any Partner, if any, shall be credited to the Capital Account of such Partner on the date such Capital Contribution is made to the Partnership. In addition, each Partner’s Capital Account shall be (a) credited with (i) such Partner’s allocable share of any Net Income of the Partnership and any items in the nature of income or gain that are specially allocated to such Partner pursuant to Section 5.1(b), and (ii) the amount of any Partnership liabilities that are assumed by the Partner or secured by any Partnership property distributed to the Partner, (b) debited with (i) the amount of distributions (and deemed distributions) to such Partner of cash or the Carrying Value of other property so distributed, (ii) such Partner’s allocable share of Net Loss of the Partnership and any items in the nature of deduction or loss that are specially allocated to such Partner pursuant to Section 5.1(b), and (iii) the amount of any liabilities of the Partner assumed by the Partnership or which are secured by any property contributed by the Partner to the Partnership and (c) otherwise maintained in accordance with the provisions of the Code and the U.S. Treasury Regulations. Any other item which is required to be reflected in a Partner’s Capital Account under Section 704(b) of the Code and the U.S. Treasury Regulations or otherwise under this Agreement shall be so reflected. The General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership. Interest shall not be payable on Capital Account balances. Notwithstanding anything to the contrary contained in this Agreement, the General Partner shall maintain the Capital Accounts of the Partners in accordance with the principles and requirements set forth in Section 704(b) of the Code and the U.S. Treasury Regulations.

(b)	A transferee of Units shall succeed to a pro rata portion of the Capital Account of the transferor based on the number of Units so transferred.

(c)	The Partnership shall revalue the Capital Accounts of the Partners in accordance with U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner as consideration for one or more Units; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Partnership of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Partnership (as described in U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Partnership within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners.

(d)	Notwithstanding anything expressed or implied to the contrary in this Agreement, in the event the General Partner shall determine, in its sole and absolute discretion, that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to give economic effect to the manner in which distributions are made to the Partners pursuant to the provisions of Sections 5.3, 5.4 and 13.3, the General Partner may make such modification.

ARTICLE 5

PARTICIPATION IN PROFITS AND LOSSES

5.1	Allocation for Capital Account Purposes

(a)	After giving effect to the special allocations set forth in Section 5.1(b), Net Income (Net Loss) of the Partnership for each Fiscal Year or other taxable period shall be allocated among the Capital Accounts of the Partners as follows:

(i)	After giving effect to the Required Allocations, Net Income for each Fiscal Year (or portion thereof) shall be allocated among the Partners so as to reduce, proportionally, the differences between their respective Target Capital Accounts and Partially Adjusted Capital Accounts for such Fiscal Year. No portion of the Net Income for any Fiscal Year shall be allocated to a Partner whose Partially Adjusted Capital Account is greater than or equal to the Partner’s Target Capital Account for such Fiscal Year.

(ii)	After giving effect to the Required Allocations, Net Loss for any Fiscal Year shall be allocated among the Partners so as to reduce, proportionately, the differences between their respective Partially Adjusted Capital Accounts and Target Capital Accounts for such Fiscal Year. No portion of the Net Loss for any Fiscal Year shall be allocated to a Partner whose Target Capital Account is less than or equal to the Partner’s Partially Adjusted Capital Account for such Fiscal Year.

(b)	Special Allocations. Notwithstanding any other provision of this Section 5.1, the following special allocations shall be made for each Fiscal Year or other taxable period:

(i)	Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 5.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(f), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 5.1(b)(i), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b) with respect to such taxable period (other than an allocation pursuant to Sections 5.1(b)(iii) and 5.1(b)(iv)). This Section 5.1(b)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in U.S. Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)	Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 5.1 (other than Section 5.1(b)(i)), except as provided in U.S. Treasury Regulations Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in U.S. Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 5.1(b)(ii), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income and gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 5.1(b), other than Section 5.1(b)(i) and other than an allocation pursuant to Sections 5.1(b)(v) and (vi), with respect to such taxable period. This Section 5.1(b)(ii) is intended to comply with the chargeback of items of income and gain requirement in U.S. Treasury Regulations Section 1.704-2(i) (4) and shall be interpreted consistently therewith.

(iii)	Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in U.S. Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), or (6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Sections 5.1(b)(i) or (ii). This Section 5.1(b)(iii) is intended to qualify and be construed as a “qualified income offset” within the meaning of U.S. Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(iv)	Gross Income Allocations. In the event any Partner has a deficit balance in its Capital Account at the end of any Partnership taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to U.S. Treasury Regulations Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 5.1(b)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 5.1 have been tentatively made as if this Section 5.1(b)(iv) were not in this Agreement.

(v)	Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the holders of the GP Units and the Exchangeable Units in accordance with their respective Percentage Interests. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the U.S. Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vi)	Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with U.S. Treasury Regulations Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, such Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(vii)	Nonrecourse Liabilities. Nonrecourse Liabilities of the Partnership described in U.S. Treasury Regulations Section 1.752-3(a)(3) shall be allocated among the Partners in a manner chosen by the General Partner and consistent with such U.S. Treasury Regulations.

(viii)	Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the U.S. Treasury Regulations.

(ix)	Curative Allocation.

(A)	The Required Allocations are intended to comply with certain requirements of the U.S. Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Required Allocations shall be offset either with other Required Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 5.1(b)(ix). Therefore, notwithstanding any other provision of this Article 5 (other than the Required Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Required Allocations were not part of this Agreement and all Partnership items were allocated pursuant to the economic agreement among the Partners.

(B)	The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 5.1(b)(ix)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 5.1(b)(ix)(A) among the Partners in a manner that is likely to minimize such economic distortions.

(x)	Partnership Recourse Liabilities. Any guarantee of Partnership debt by the General Partner shall not be taken into account for purposes of Section 752 of the Code and the U.S. Treasury Regulations.

5.2	Allocation of Net Income and Losses for Tax Purposes

(a)	Except as otherwise provided herein, each item of income, gain, loss and deduction shall be allocated, for U.S. federal income tax purposes, among the Partners in the same manner as its correlative item of Net Income or Net Loss is allocated pursuant to Section 5.1(a).

(b)	In accordance with Section 704(c) of the Code and the U.S. Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Partnership and with respect to reverse Code Section 704(c) allocations described in U.S. Treasury Regulations 1.704-3(a)(6) shall, solely for U.S. tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to U.S. Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using any allocation method under U.S. Treasury Regulations Section 1.704-3 as the General Partner may decide. Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.2, Section 704(c) of the Code (and the principles thereof), and U.S. Treasury Regulations Section 1.704-1(b)(4)(i) are solely for purposes of U.S. federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(c)	The income or loss for Canadian federal income tax purposes of the Partnership for a given Fiscal Year (or other taxable period) of the Partnership will be allocated to the Partners in accordance with the following:

(i)	The General Partner shall first be allocated an amount of income for the Fiscal Year (or other taxable period) equal to the aggregate amount of distributions made to the General Partner pursuant to Section 5.3(a) in the Fiscal Year plus any Unallocated Amounts from prior Fiscal Years (or other taxable periods); provided, however, that the amount of income allocated pursuant to this Section 5.2(c)(i) in a Fiscal Year (or other taxable period) shall not exceed the current tax deductions available to the General Partner (determined as if no amount would be allocated pursuant to Section 5.2(c)(ii) in respect of the Fiscal Year (or other taxable period)). The “Unallocated Amount” for a Fiscal Year (or other taxable period) shall be (1) the amount, if any, that the aggregate amount of distributions made to the General Partner pursuant to Section 5.3(a) in the Fiscal Year (or other taxable period) exceeds the current tax deductions available to the General Partner, determined as if no amount would be allocated pursuant to Section 5.2(c)(ii) in respect of the Fiscal Year (or other taxable period), less (2) any income of the Partnership for a subsequent Fiscal Year (or other taxable period) allocated to the General Partner in respect of such Unallocated Amount pursuant to this Section 5.2(c)(i).

(ii)	The remaining income of the Partnership for the Fiscal Year (or other taxable period), if any, shall be allocated to the persons who were Partners during all or part of the Fiscal Year (or other taxable period) (each such person, a “Recipient”) by multiplying the remaining income by a fraction, (1) the numerator of which is the sum of the fair market value of all distributions received by the Recipient with respect to that Fiscal Year or other taxable period pursuant to Section 5.3 (other than Section 5.3(a)) and Section 5.4, and (2) the denominator of which is the aggregate fair market value of all distributions made to all Recipients by the Partnership with respect to that Fiscal Year or other taxable period pursuant to Section 5.3 (other than Section 5.3(a)) and Section 5.4; provided that if the denominator would be nil, such remaining income will instead be allocated:

(A)	if Exchangeable Units are Outstanding, to the Partners in accordance with their Percentage Interests; and

(B)	if no Exchangeable Units are Outstanding, 99.999% to the General Partner and 0.001% to the holders of Class X Units or Class D Units, as applicable.

For the avoidance of doubt, a payment on redemption of a Class X Unit is not a distribution.

(iii)	If, with respect to a given Fiscal Year or other taxable period, the Partnership has a loss, the General Partner shall, acting reasonably and fairly, allocate the loss of the Partnership in the manner it considers appropriate in the circumstances.

(iv)	For the avoidance of doubt, the Partners acknowledge and agree that, in general, each Partner’s share of the income of the Partnership for purposes of the income tax laws of the United States (and the income tax laws of any other jurisdiction under the Laws of which any income of the Partnership is subject to income taxation) is intended to be the same as such Partner’s share of the income of the Partnership for Canadian federal income tax purposes, except to the extent of any difference arising solely because of one or more differences described in subsection 126(4.12) of the Tax Act. Accordingly, if the foregoing allocation provisions in this Section 5.2(c) result in an allocation of income of the Partnership for Canadian federal income tax purposes that would otherwise be inconsistent with the intention set forth in the preceding sentence, the General Partner may, acting reasonably, make such adjustments as are necessary for the purposes of allocating the income of the Partnership in a manner consistent with the intention set forth in the preceding sentence.

(v)	Income and loss of the Partnership for Canadian federal income tax purposes will be determined in accordance with the Tax Act.

(d)	The General Partner shall determine all matters concerning allocations for tax purposes not expressly provided for herein in its sole discretion. For the proper administration of the Partnership and for the preservation of uniformity of Units (or any portion or class or classes thereof), the General Partner may (i) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of U.S. Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of Units (or any portion or class or classes thereof), and (ii) adopt and employ or modify such conventions and methods as the General Partner determines in its sole discretion to be appropriate for (A) the determination for U.S. federal income tax purposes of items of income, gain, loss, deduction and credit and the allocation of such items among Partners and between transferors and transferees under this Agreement and pursuant to the Code and the U.S. Treasury Regulations, (B) the determination of the identities and tax classification of Partners, (C) the valuation of Partnership assets and the determination of tax basis, (D) the allocation of asset values and tax basis, and (E) the adoption and maintenance of accounting methods.

(e)	For purposes of determining the items of Partnership income, gain, loss, deduction, or credit allocable to any Partner for U.S. federal income tax purposes with respect to any period, such items shall be determined on a daily, monthly, quarterly or other basis, as determined by the General Partner in its sole discretion, using any permissible method under Section 706 of the Code and the U.S. Treasury Regulations.

(f)	Allocations that would otherwise be made to a Partner under the provisions of this Article 5 shall instead be made to the beneficial owner of Partnership Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner in its sole discretion.

5.3	Distributions

The General Partner shall cause distributions to be made by the Partnership to the Partners only in accordance with this Section 5.3 and in the following order of priority:

(a)	Special TopCo Distribution. The General Partner may, in its sole discretion, from time to time cause cash (and, for the avoidance of doubt, only cash) distributions to be made by the Partnership to TopCo (which distributions shall be made without pro rata distributions to the other Partners) in such amounts as required for TopCo to pay:

(i)	any tax liabilities of TopCo (including any tax liabilities of TopCo resulting from allocations of taxable income related to the receipt of amounts pursuant to this Section 5.3(a) to the extent that the expenditure giving rise to the payment hereunder is not a deductible expense for the purposes of determining any income tax owed by TopCo), but excluding income taxes attributable to distributions (or allocations of income with respect to distributions) pursuant to Section 5.3(b);

(ii)	any operating, administrative and other similar costs incurred by TopCo (including (A) fees and expenses related to any audit of TopCo, (B) fees or other charges of TopCo related to the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of TopCo, (C) fees and expenses incurred by TopCo related to public or investor relations, (D) fees payable to the directors of TopCo, (E) payments in respect of indebtedness and equity securities of TopCo to the extent the proceeds are used or will be used by TopCo to pay expenses or other obligations described in this Section 5.3(a)Error! Reference source not found. (in each case only to the extent economically equivalent indebtedness or equity securities of the Partnership were not issued to TopCo), (F) indemnification obligations of TopCo owing to directors, officers, employees or other persons under TopCo’s articles, charter, by-laws or other constating documents or pursuant to written agreements with any such person, (G) obligations of TopCo in respect of director and officer insurance (including premiums therefor), and (H) payments pursuant to any legal, tax, accounting and other professional fees and expenses incurred by TopCo);

(iii)	any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, TopCo;

(iv)	fees and expenses (including any underwriters commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of TopCo, including any payments required to be made by Topco pursuant to the terms of the Registration Rights Agreement, but excluding any selling or underwriting discounts or commissions or other expenses that are netted out pursuant to Section 3.4(b)(i) in determining the amount of the TopCo contribution pursuant to such Section;

(v)	other fees and expenses in connection with the maintenance of the existence of TopCo (including any costs or expenses associated with being a public company listed on a National Securities Exchange and compliance with applicable Laws or the requirements of a Governmental Authority); and

(vi)	any payments required to be made by TopCo pursuant to the terms of the Transaction Agreement or the Investor Rights Agreements.

For the avoidance of doubt, distributions made under this Section 5.3(a) may not be used to pay or facilitate dividends or distributions on the TopCo Shares and must be used solely for one of the express purposes set forth pursuant to the immediately preceding sentence.

(b)	Pro Rata Distributions. After making any distributions required pursuant to Sections 5.3(a), the General Partner may, in its sole discretion, from time to time in such amounts as it shall determine, cause distributions to be made by the Partnership to the Partners pro rata in accordance with their Percentage Interests, provided that:

(i)	prior to the Merger Effective Time, the first $1,000 of distributions shall be made to the holders of the Class X Units and the balance shall be made to the General Partner and the holders of the Class C Exchangeable Units in proportion to their respective Capital Accounts; and

(ii)	after the Merger Effective Time, if no Exchangeable Units are Outstanding, such further distributions shall be made 99.999% to the General Partner and 0.001% to the holder of the Class D Units.[1]

5.4	Mandatory Distributions

In the event any Partner other than TopCo that is subject to U.S. federal income tax has Net Cumulative Taxable Income that exceeds zero, then on the next applicable Tax Distribution Date, the Partnership shall distribute to each Partner, whether or not such Partner is subject to U.S. federal income tax, its Assumed Tax Liability, less all prior distributions pursuant to Section 5.3 and this Section 5.4 paid in respect of such Partner’s Units, provided, however, that TopCo shall be entitled to a distribution under this section only to the extent and in the amount that its Assumed Tax Liability exceeds the total of all amounts previously distributed to TopCo under Section 5.3 and this Section 5.4.

[1]	Note to Draft: We expect TopCo to adopt a dividend policy to immediately distribute out all of the 5.5 and (c) distributions in order to avoid “double dipping” by the Unit holders.

5.5	Distribution Mechanics

(a)	The General Partner shall cause the Partnership or any of its Affiliates to comply with any withholding requirements established under the Code (including pursuant to Sections 1441, 1442, 1445, 1446 and 3406), the Tax Act, or any other federal, state, provincial, territorial, local or foreign Law. To the extent that the Partnership is required to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner, or to the extent that any payments made to the Partnership are subject to withholding as a result of such payments being attributable to any particular Partner, the General Partner may treat the amount withheld as a distribution of cash to such Partner in the amount of such withholding from or in respect of such Partner. In any such case, unless such amount was withheld from amounts otherwise distributable to such Partner hereunder, it shall be treated as an advance to such Partner which shall be repayable on demand and if not repaid may be set off against subsequent distributions to such Partner.

(b)

(i)	Notwithstanding the foregoing in this Section 5.5(a), the following provisions shall apply in respect of U.S. withholding taxes. If the Partnership has registered as a “withholding foreign partnership” as defined in Section 1.1441-5(c)(2)(ii) of the Treasury Regulations under the Code, provided a Limited Partner has delivered to the General Partner a properly executed IRS Form W-8BEN-E, IRS Form W-8ECI, IRS Form W-8EXP, or other documentation reasonably acceptable to the General Partner evidencing the Limited Partner’s exemption from U.S. withholding tax with respect to U.S. source interest or dividend income of the Partnership, the General Partner shall take such documentation into account and shall cause the Partnership not to withhold on any allocation of such income to the Limited Partner to the extent permitted to do so by applicable Law. If the Partnership has not registered as a withholding foreign partnership, the General Partner shall forward the IRS Form(s) W-8 supplied by the Limited Partner, along with IRS Form W-8IMY, to the relevant U.S. withholding agent in order to allow the Limited Partner to claim the benefit of any applicable exemption from U.S. withholding tax.

(ii)	The General Partner further agrees that, to the extent it is able to do so under applicable Law and provided that a Limited Partner has delivered to the General Partner evidence that is satisfactory to the General Partner, acting reasonably, that it is a resident of Canada for purposes of the Tax Act, the General Partner shall use commercially reasonable efforts to ensure that no Canadian federal tax is withheld from payments made to the Partnership that are attributable to such Canadian resident Limited Partner, including without limitation providing Canada Revenue Agency Form NR302 to the payer if required by applicable Law or requested by the payer. The General Partner acknowledges that it has received evidence satisfactory to it that Rover is a resident of Canada for purposes of the Tax Act, and Rover agrees to confirm same to the General Partner if requested in writing.

(c)	In the event of the dissolution of the Partnership, all receipts received during or after the Fiscal Year quarter in which the liquidation of the Partnership occurs shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 13.3.

(d)	To the extent requested in writing by a holder of Exchangeable Units at least 10 Business Days prior to the record date for any dividend or distribution pursuant to Section Error! Reference source not found. or 5.4, the Partnership shall convert any dividend or distribution to be paid in Canadian dollars into United States dollars at such exchange rate as it is able to obtain. The Partnership shall not be liable for any currency exchange rate obtained in good faith.

(e)	Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through the Registrar and Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

(f)	Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not be required to make a distribution to a Partner or a Record Holder if such distribution would violate the Act or other applicable Law.

ARTICLE 6

WITHDRAWAL OF CAPITAL CONTRIBUTIONS

6.1       Withdrawal

No Limited Partner has the right to withdraw any of the Limited Partner’s Capital Contribution or other amount or to receive any cash or other distribution from the Partnership except as provided for in this Agreement and except as permitted by Law.

ARTICLE 7

POWERS, DUTIES AND OBLIGATIONS OF GENERAL PARTNER

7.1	Duties and Obligations

(a)	The General Partner has:

(i)	unlimited liability for the debts, liabilities and obligations of the Partnership;

(ii)	subject to the terms of this Agreement and to any applicable limitations set out in the Act and applicable similar legislation in Canada, the full and exclusive right, power and authority to manage, control, administer and operate the business and affairs and to make decisions regarding the undertaking and business of the Partnership; and

(iii)	the full and exclusive right, power and authority to do any act, take any proceeding, make any decision and execute and deliver any instrument, deed, agreement or document necessary for or incidental to carrying out the business of the Partnership for and on behalf of and in the name of the Partnership.

(b)	An action taken by the General Partner on behalf of the Partnership is deemed to be the act of the Partnership and binds the Partnership.

(c)	In exercising its authority under this Agreement, the General Partner may, but shall be under no obligation to, take into account the tax consequences to any Partner (including the General Partner) of any action taken (or not taken) by it. The General Partner and the Partnership shall not have any liability to a Limited Partner for monetary damages or otherwise for losses sustained, liabilities incurred or benefits not derived by such Limited Partner in connection with such decisions so long as the General Partner has acted pursuant to its authority under this Agreement.

7.2	Specific Powers and Duties

(a)	Without limiting the generality of Section 7.1, Section 14.2 and the other terms of this Agreement and Section 3.01 of the Investor Rights Agreements, the General Partner will have full power and authority for and on behalf of and in the name of the Partnership to do all things and on such terms as it determines, in its sole discretion, to be necessary or appropriate to conduct the business of the Partnership, including without limitation the following:

(i)	negotiate, execute and perform all agreements, conveyances or other instruments which require execution by or on behalf of the Partnership involving matters or transactions with respect to the Partnership’s business (and those agreements may limit the liability of the Partnership to the assets of the Partnership, with the other party to have no recourse to the assets of the General Partner, even if the same results in the terms of the agreement being less favourable to the Partnership);

(ii)	open and manage bank accounts in the name of the Partnership and spend the capital of the Partnership in the exercise of any right or power exercisable by the General Partner under this Agreement;

(iii)	mortgage, charge, assign, hypothecate, pledge or otherwise create a security interest in all or any property of the Partnership and its Subsidiaries now owned or later acquired, to secure any present and future borrowings and related expenses of the Partnership and its Subsidiaries and to sell all or any of that property pursuant to a foreclosure or other realization upon the foregoing encumbrances;

(iv)	manage, control and develop all the activities of the Partnership and take all measures necessary or appropriate for the business of the Partnership or ancillary to the business and may, from time to time, in its sole discretion propose combinations with other partnerships or other entities, which proposal(s) will be subject to requisite approval by the Partners;

(v)	incur all costs and expenses in connection with the Partnership;

(vi)	employ, retain, engage or dismiss from employment, personnel, agents, representatives or professionals or other investment participants with the powers and duties upon the terms and for the compensation as in the discretion of the General Partner may be necessary or advisable in the carrying on of the business of the Partnership;

(vii)	engage agents, including any Affiliate or Associate of the General Partner, to assist it to carry out its management obligations to the Partnership or subcontract administrative functions to the General Partner or any Affiliate or Associate of the General Partner, including, without limitation, the Registrar and Transfer Agent;

(viii)	invest cash assets of the Partnership that are not immediately required for the business of the Partnership in short term investments;

(ix)	act as attorney in fact or agent of the Partnership in disbursing and collecting moneys for the Partnership, paying debts and fulfilling the obligations of the Partnership and handling and settling any claims of the Partnership;

(x)	commence or defend any action or proceeding in connection with the Partnership and otherwise engage in the conduct of litigation, arbitration or mediation and incur legal expense and the settlement of claims and litigation:

(xi)	the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness and the incurring of any other obligations;

(xii)	the making of tax, regulatory and other filings, or rendering of periodic or other reports to any Governmental Authority or other agencies having jurisdiction over the business or assets of the Partnership;

(xiii)	the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person;

(xiv)	the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the lending of funds to other Persons; the repayment or guarantee of obligations of any Group Member and the making of capital contributions to any Group Member;

(xv)	the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, limited liability companies, corporations or other relationships (including the acquisition of interests in, and the contributions of property to, the Partnership’s Subsidiaries from time to time);

(xvi)	retain legal counsel, experts, advisors or consultants as the General Partner consider appropriate and rely upon the advice of those Persons;

(xvii)	appoint the Registrar and Transfer Agent;

(xviii)	do anything that is in furtherance of or incidental to the business of the Partnership or that is provided for in this Agreement;

(xix)	obtain any insurance coverage for the benefit of the Partnership, the Partners and Indemnitees;

(xx)	the indemnification of any Person against liabilities and contingencies to the extent permitted by Law;

(xxi)	the purchase, sale or other acquisition or disposition or exchange of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests;

(xxii)	the undertaking of any action in connection with the Partnership’s participation in the management of the Partnership Group through its directors, officers or employees or the Partnership’s direct or indirect ownership of the Group Members;

(xxiii)	engage, retain, remove or replace the Tabulation Agent;

(xxiv)	carry out the objects, purposes and business of the Partnership; and

(xxv)	execute, acknowledge and deliver the documents necessary to effectuate any or all of the foregoing or otherwise in connection with the business of the Partnership.

(b)	No Persons dealing with the Partnership will be required to enquire into the authority of the General Partner to do any act, take any proceeding, make any decision or execute and deliver any instrument, deed, agreement or document for or on behalf of or in the name of the Partnership. The General Partner may insert or cause agents of the Partnership to insert, the following clause in any contracts or agreements to which the Partnership is a party or by which it is bound:

“Telesat Partnership LP is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital and the limited partner’s share of any undistributed income and no personal recourse may be had against any limited partner.”

7.3	Loans from the General Partner; Loans or Contributions from the Partnership; Contracts with Affiliates; Certain Restrictions on the General Partner

(a)	The General Partner or any of its Affiliates may, but shall be under no obligation to, lend to any Group Member, and any Group Member may borrow from the General Partner or any of its Affiliates, funds needed or desired by the Group Member for such periods of time and in such amounts as the General Partner may determine, in its discretion.

(b)	Any Group Member (including the Partnership) may lend or contribute to any other Group Member, and any Group Member may borrow from any other Group Member (including the Partnership), funds on terms and conditions determined by the General Partner. The foregoing authority shall be exercised by the General Partner in its sole discretion and shall not create any right or benefit in favor of any Group Member or any other Person.

(c)	The General Partner may itself, or may enter into an agreement with any of its Affiliates (with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior Special Approval) to, render services to a Group Member or to the Partnership in the discharge of its duties as general partner of the Partnership. For the avoidance of doubt, the provisions of Section 5.3(a) shall apply to the rendering of services described in this Section 7.3(c).

(d)	The Partnership may transfer assets to joint ventures, other partnerships, corporations, limited liability companies or other business entities in which it is or thereby becomes a participant upon such terms and subject to such conditions as are consistent with this Agreement and applicable Law.

(e)	The General Partner or any of its Affiliates (notwithstanding the proviso in this sentence, with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior Special Approval) may sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, pursuant to transactions that are fair and reasonable to the Partnership; provided however that the requirements of this Section 7.3(e) conclusively shall be deemed to be satisfied and not a breach of any duty hereunder or existing at law, in equity or otherwise as to (i) any transaction approved by Special Approval, (ii) any transaction, the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties, or (iii) any transaction that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). With respect to any contribution of assets to the Partnership in exchange for Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests, the General Partner, in determining whether the appropriate Partnership Interest or options, rights, warrants or appreciation rights relating to Partnership Interests are being issued, may take into account, among other things, the fair market value of the assets, the liquidated and contingent liabilities assumed, the tax basis in the assets, the extent to which tax-only allocations to the transferor will protect the existing partners of the Partnership against a low tax basis, and such other factors as the General Partner deems relevant under the circumstances.

7.4	Title to Property

The General Partner may hold legal title to any of the assets or property of the Partnership in its name as bare trustee for the benefit of the Partnership.

7.5	Exercise of Duties by the Board of Directors of the General Partner; General Partner Standard of Care

(a)	Any action to be taken by the Partnership, that if the Partnership were a British Columbia corporation would require the approval of the corporation’s board of directors, shall only be taken with the approval of the board of directors of the General Partner.

(b)	The General Partner acknowledges and agrees that it will owe the same duties to the Partnership and the Limited Partners that the board of directors of a British Columbia company owes to that company and its shareholders pursuant to paragraphs 142(1)(a) and 142(1)(b) of the BCBA (the “GP Duties”), and such additional non-waivable duties as may be provided under the Act. Furthermore, subject to applicable Law or the listing rules of any applicable securities exchange, the General Partner covenants that it will maintain the confidentiality of financial and other information and data which it may obtain through or on behalf of the Partnership, the disclosure of which may adversely affect the interests of the Partnership or a Limited Partner.

7.6	Limitation of Liability

(a)	The General Partner is not personally liable for the return of any Capital Contribution made by a Limited Partner to the Partnership. Moreover, notwithstanding anything else contained in this Agreement, but subject to Section 2.9, neither the General Partner nor its officers, directors, shareholders, employees or agents are liable, responsible for or accountable in damages or otherwise to the Partnership or a Limited Partner for an action taken or failure to act on behalf of the Partnership within the scope of the authority conferred on the General Partner by this Agreement or by Law unless the act or omission was performed or omitted in breach of the GP Duties.

(b)	To the extent that the board of directors of the General Partner is found to have breached its duties or obligations owed to the holders of TopCo Shares, the General Partner will be deemed to have breached its duties or obligations, as applicable, owed to the holders of Exchangeable Units pursuant to this Section 7.6 and in the event that a remedy is provided to the holders of TopCo Shares, an equivalent remedy shall be afforded to the holders of Exchangeable Units to the maximum extent possible.

7.7	Indemnity of General Partner

(a)	To the fullest extent permitted by Law but subject to the limitations expressly provided in this Agreement, the General Partner, a Departing Partner, any Person who is or was an Affiliate of the General Partner or any Departing Partner, any Person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any Affiliate, or any Person who is or was serving at the request of the General Partner or any Departing Partner or any Affiliate as a director, officer, employee, partner, agent or trustee of another Person (collectively, an “Indemnitee”) will be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities joint or several expenses (including, without limitation, legal fees and expenses on a solicitor/client basis), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as:

(i)	the General Partner, a Departing Partner or any of their Affiliates; or

(ii)	an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates as a director, office, employee, agent or trustee of another Person;

provided, that

(iii)	in each case the Indemnitee acted honestly and in good faith with a view to the best interest of the Partnership and, in the case of the General Partner, in accordance with the GP Duties;

(iv)	in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, the Indemnitee had reasonable grounds for believing its conduct was lawful; and

(v)	no indemnification pursuant to this Section 7.7 will be available to an Indemnitee where the Indemnitee has been adjudged by a final decision of a court of competent jurisdiction that is no longer appealable to have been in breach of, or negligent in the performance of, its obligations under this Agreement.

Any indemnification pursuant to this Section 7.6(a) will be made only out of the assets of the Partnership.

(b)	To the fullest extent permitted by Law, expenses (including, without limitation, legal fees and expenses) incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding will, from time to time, be advanced by the Partnership prior to the final disposition of any claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay that amount if it is determined that the Indemnitee is not entitled to be indemnified as authorized in this Section 7.7.

(c)	The indemnification provided by this Section 7.7 will be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of Law or otherwise, as to actions in the Indemnitee’s capacity as:

(i)	the General Partner, a Departing Partner or any of their Affiliates;

(ii)	an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or any of their Affiliates; or

(iii)	a Person serving at the request of the General Partner, any Departing Partner or any of their Affiliates as a director, officer, employee, agent or trustee of another Person,

and will continue as to an Indemnitee who has ceased to serve in that capacity and as to action in any other capacity.

(d)	The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of those Persons (other than the General Partner itself) as the General Partner determines, against any liability that may be asserted against or expense that may be incurred by that Person in connection with the Partnership’s activities, whether or not the Partnership would have the power to indemnify those Persons against those liabilities under the provisions of this Agreement.

7.8	Other Matters Concerning the General Partner

(a)	The General Partner may rely and will be protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b)	The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by it, and any act taken or omitted in reliance upon the opinion (including, without limitation, an opinion of counsel) of any of those Persons as to matters that the General Partner reasonably believes to be within that Person’s professional or expert competence will be conclusively presumed to have been done or omitted in good faith and in accordance with that opinion.

(c)	The General Partner has the right, in respect of any of its power, authority or obligations under this Agreement, to act through any of its duly authorized officers.

(d)	Any standard of care or duty imposed under the Act or any applicable Law will be modified, waived or limited to the extent legally permissible as required to permit the General Partner to act under this Agreement or any other agreement contemplated by this Agreement and to make any decision pursuant to the power or authority prescribed in this Agreement, subject only to the GP Duties.

(e)	Notwithstanding anything to the contrary in this Agreement, to the extent legally permissible and provided that the General Partner at such time is a Person other than TopCo or a TopCo Successor, (i) it shall be deemed not to be a breach of the GP Duties to engage in such business interests and activities in preference to or to the exclusion of any Group Member, (ii) the General Partner shall have no obligation hereunder or as a result of any duty otherwise existing at Law or otherwise to present business opportunities to any Group Member and (iii) the doctrine of “corporate opportunity” or other analogous doctrine shall not apply to the General Partner.

7.9	Indemnity of Partnership

The General Partner hereby indemnifies and holds harmless the Partnership and each Limited Partner from and against all costs, expenses, damages or liabilities suffered or incurred by the Partnership or any Limited Partner by reason of an act of willful misconduct or gross negligence by the General Partner or of any act or omission not believed by the General Partner in good faith to be within the scope of the authority conferred on the General Partner by this Agreement.

7.10	Restrictions upon the General Partner

The General Partner will not:

(a)	dissolve the affairs of the Partnership except in accordance with the provisions of Article 12; or

(b)	do any act prohibited by the Act.

7.11	Employment of an Affiliate or Associate

The General Partner may itself, or may enter into an agreement with any of its Affiliates (notwithstanding the proviso in this sentence, with respect to any such Affiliate who is not the General Partner or any Subsidiary of the General Partner, with prior Special Approval) to, render services to a Group Member or to the General Partner in the discharge of its duties as general partner of the Partnership. Any services rendered to a Group Member by the General Partner or any of its Affiliates shall be on terms that are fair and reasonable to the Partnership; provided however that the requirements of this Section 7.11 conclusively shall be deemed satisfied and not a breach of any duty hereunder or existing at Law or otherwise as to any transaction (i) approved by Special Approval, (ii) the terms of which are no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) that is fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership).

7.12	No Removal of the General Partner

The General Partner may not be removed as general partner of the Partnership.

7.13	Voluntary Withdrawal of the General Partner

The General Partner covenants and agrees in favor of the Partnership that, so long as any outstanding Exchangeable Units are owned by any Person other than the General Partner or any of its Subsidiaries, except as provided in Section 7.17, the General Partner will not voluntarily cease to be the sole general partner of the Partnership.

7.14	Condition Precedent

As a condition precedent to the resignation of the General Partner, the Partnership will pay all amounts payable by the Partnership to the General Partner pursuant to this Agreement accrued to the date of resignation net of any claims or liabilities of the General Partner to the Partnership.

7.15	Transfer to New General Partner

On the admission of a new general partner to the Partnership on the resignation of the General Partner, the resigning General Partner will do all things and take all steps to transfer the administration, management, control and operation of the business of the Partnership and the books, records and accounts of the Partnership to the new general partner, transfer title to the Partnership’s property to the new general partner and will execute and deliver all deeds, certificates, declarations and other documents necessary or desirable to effect that transfer in a timely fashion.

7.16	Release By Partnership

On the resignation of the General Partner, the Partnership will release and hold harmless the General Partner resigning from any costs, expenses, damages or liabilities suffered or incurred by the General Partner (in its capacity as such, but not in its capacity as TopCo) as a result of or arising out of events which occur in relation to the Partnership after that resignation.

7.17	New General Partner

A new general partner will become a party to this Agreement by signing a counterpart of this Agreement and will agree to be bound by all of the provisions of this Agreement and to assume the obligations, duties and liabilities of the General Partner under this Agreement as from the date the new general partner becomes a party to this Agreement.

7.18	Transfer of General Partner Interest

Subject to Section 7.17 and Section 11.1, the General Partner may, without the approval of the Limited Partners (but with prior Special Approval) transfer all, but not less than all, of the General Partner’s Partnership Interests:

(a)	to a Subsidiary of the General Partner;

(b)	in connection with the General Partner’s merger or amalgamation with or into another entity; or

(c)	to the purchaser of all or substantially all of the General Partner’s assets,

provided that, in all cases, the transferee assumes the rights and duties of the General Partner and agrees to be bound by the provisions of this Agreement.

7.19	Resolution of Conflict of Interests

(a)	Unless otherwise expressly provided in this Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner (other than the General Partner), on the other, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, or any agreement contemplated herein or therein, or of any duty hereunder or existing at Law or otherwise, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) on terms no less favorable to the Partnership than those generally being provided to or available from unrelated third parties or (iii) fair and reasonable to the Partnership, taking into account the totality of the relationships between the parties involved (including other transactions that may be or have been particularly favorable or advantageous to the Partnership). The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the General Partner may (if the conflict of interest involves an Affiliate of the General Partner who is not the General Partner or any Subsidiary of the General Partner, with Special Approval) also adopt a resolution or course of action that has not received Special Approval. Failure to seek Special Approval shall not be deemed to indicate that a conflict of interest exists or that Special Approval could not have been obtained.

(b)	Notwithstanding any other provision of this Agreement or otherwise applicable provision of Law, whenever in this Agreement or any other agreement contemplated hereby or otherwise the General Partner, in its capacity as the general partner of the Partnership, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable” or under a grant of similar authority or latitude, then the General Partner, or such Affiliates causing it to do so, shall, to the fullest extent permitted by Law, make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”), but subject to the GP Duties, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Act or under any other Law. Whenever in this Agreement or any other agreement contemplated hereby or otherwise the General Partner is permitted to or required to make a decision in its “good faith” then for purposes of this Agreement, the General Partner, or any of its Affiliates that cause it to make any such decision, shall be conclusively presumed to be acting in good faith if such Person or Persons subjectively believe(s) that the decision made or not made is not inconsistent with the GP Duties.

(c)	Whenever the General Partner makes a determination or takes or declines to take any other action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as a general partner of the Partnership, whether under this Agreement or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by Law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation whatsoever to the Partnership, any Limited Partner, any Record Holder or any other Person bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by Law, be required to act pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Act or any other Law.

(d)	Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(e)	Except as expressly set forth in this Agreement, to the fullest extent permitted by Law, neither the General Partner nor any other Indemnitee shall have any duties or liabilities, including fiduciary duties, to the Partnership, any Limited Partner or any other Person bound by this Agreement (except in the case of the General Partner for the GP Duties), and the provisions of this Agreement, to the extent that they restrict or otherwise modify or eliminate the duties and liabilities, including fiduciary duties, of the General Partner or any other Indemnitee otherwise existing at Law, are agreed by the Partners to replace such other duties and liabilities of the General Partner (except for the GP Duties) or such other Indemnitee.

(f)	The Limited Partners hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve of actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.19.

(g)	The Limited Partners expressly acknowledge that except for the GP Duties, the General Partner is under no obligation to consider the separate interests of the Limited Partners (including, without limitation, the tax consequences to Limited Partners) in deciding whether to cause the Partnership to take (or decline to take) any actions, and that, subject to the GP Duties, the General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred or benefits not derived by Limited Partners in connection with such decisions.

ARTICLE 8

FINANCIAL INFORMATION

8.1	Books and Records

The General Partner will keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business including the Record. Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including, without limitation, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard disks, magnetic tape, or any other information storage device, provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time.

8.2	Reports

The General Partner will forward to the Limited Partners all reports and financial statements which may be required under applicable securities legislation, or as the General Partner determines to be necessary or appropriate and, after the end of each Fiscal Year, an annual report containing audited financial statements of the Partnership together with the auditors’ report on those financial statements.

8.3	Right to Inspect Partnership Books and Records

(a)	In addition to other rights provided by this Agreement or by applicable Law, and except as limited by Section 8.3(b), each Limited Partner has the right, for a purpose reasonably related to that Limited Partner’s own interest as a limited partner in the Partnership, upon reasonable demand and at that Limited Partner’s own expense, to receive:

(i)	a current list of the name and last known address of each Limited Partner;

(ii)	copies of this Agreement, the Declaration of Limited Partnership, the Record and amendments to those documents;

(iii)	copies of all documents filed by the Partnership with a securities regulatory authority in Canada;

(iv)	copies of minutes of meetings of the Partners; and

(v)	any other information regarding the affairs of the Partnership as is just and reasonable.

(b)	Notwithstanding Section 8.3(a), the General Partner may keep confidential from the Limited Partners for any period of time as the General Partner deems reasonable, any information of the Partnership (other than information referred to in Section 8.3(a)(ii)) which, in the reasonable opinion of the General Partner, should be kept confidential in the interests of the Partnership or that the Partnership is required by Law or by agreements with third parties to keep confidential.

8.4	Accounting Policies

The General Partner is authorized to establish from time to time accounting policies with respect to the financial statements of the Partnership and to change from time to time any policy that has been so established so long as those policies are consistent with the provisions of this Agreement and IFRS.

8.5	Appointment of Auditor

The General Partner will, on behalf of the Partnership, select the Auditor on behalf of the Partnership to review and report to the Partners upon the financial statements of the Partnership for, and as at the end of each Fiscal Year, and to advise upon and make determinations with regard to financial questions relating to the Partnership or required by this Agreement to be determined by the Auditor.

ARTICLE 9

TAX MATTERS

9.1	Tax Returns and Information

The General Partner shall use commercially reasonable efforts to timely file all tax returns of the Partnership that are required to be filed under applicable Law (including any U.S. or Canadian federal, provincial, territorial, state, or local tax returns). The General Partner shall use commercially reasonable efforts to furnish to all Partners necessary tax information as promptly as possible after the end of the Fiscal Year of the Partnership; provided, however, that delivery of such tax information may be subject to delay as a result of the late receipt of any necessary tax information from an entity in which the Partnership or any of its Subsidiaries holds an interest.

Each Limited Partner agrees to file all U.S. and Canadian federal, provincial, territorial, state and local tax returns required to be filed by it in a manner consistent with the information provided to it by the Partnership, unless otherwise required by applicable Law.

9.2	Tax Elections

The General Partner shall determine whether to make or refrain from making the election provided for in Section 754 of the Code, and any and all other elections permitted by the Code, the Tax Act, or under the tax Laws of any other relevant jurisdiction.

9.3	Tax Controversies

(a)	Canadian and Other Non-US Income Tax Matters. Subject to the provisions hereof, the General Partner is authorized to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by Canadian and other non-U.S. tax authorities, including resulting administrative and judicial proceedings, and to expand Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the General Partner and to do or refrain from doing any or all things reasonably required by the General Partner to conduct such proceedings.

(b)	U.S. Federal Income Tax Matters.

(i)	The TopCo Shareholder Representative shall be the “partnership representative” of the Partnership for purposes of Code Section 6223 and any corresponding provision of applicable federal, state, local and/or foreign Law (the “Partnership Representative”), and on behalf of the Partnership, the General Partner (or its designee) shall be permitted to appoint any “designated individual” permitted under U.S. Treasury Regulations Sections 301.6223-1 and 301.6223-2 or any successor regulations or similar provisions of tax Law, and unless the context otherwise requires, any reference to the Partnership Representative in this Agreement includes any “designated individual.” The Partnership Representative shall be entitled to be reimbursed by the Partnership for all out-of-pocket costs and expenses incurred as a result of acting as the Partnership Representative in connection with any proceeding involving the Partnership and to be indemnified by the Partnership (solely out of Partnership assets) with respect to any action brought against it as a result of acting as Partnership Representative in connection with the resolution or settlement of any such proceeding. Each Partner hereby agrees (i) to take such actions as may be required to effect the General Partner’s designation as the Partnership Representative, and on behalf of the Partnership, the General Partner’s (or its designee’s) appointment of any “designated individual,” and (ii) to cooperate to provide any information or take such actions as may be reasonably requested by the Partnership Representative in order to determine whether any Imputed Underpayment Amount may be modified pursuant to Code Section 6225(c) or any corresponding provision of applicable federal, state, local and/or foreign Law and/or to allow the Partnership to make any such modification. The provisions of this Section 9.3 and a Partner’s obligation to comply with this Section 9.3 shall survive any liquidation and dissolution of the Partnership and the transfer, assignment or liquidation of such Partner’s Partnership Interest.

(ii)	The General Partner shall use its reasonable best efforts to (a) mitigate the economic burden to the Limited Partners of any final partnership adjustment, including by causing the Partnership to make an election under Section 6226(a)(1) of the Code or by following the procedures under Section 6225(c) of the Code to modify any imputed underpayment amount, and (b) allocate the economic burden of a final partnership adjustment (including any expenses related thereto) to the Partner(s) to whom such final partnership adjustment is attributable. Subject to the foregoing, the taking of any action and the incurring of any expense by the Partnership Representative in connection with any partnership audit, except to the extent required by Law, is a matter in the sole and absolute discretion of the Partnership Representative and the provisions relating to indemnification of the General Partner set forth in Section 7.7 shall be fully applicable to the Partnership Representative in its capacity as such. The Partnership Representative shall receive no compensation for its services. All third-party costs and expenses incurred by the Partnership Representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting or law firm to assist the Partnership Representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

9.4	Treatment as a Partnership; Election to be Treated as a Corporation

Notwithstanding anything to the contrary contained herein, the Partnership will use its reasonable best efforts to undertake all necessary steps to preserve its status as a partnership for U.S. federal income tax purposes and will not undertake any activity or make any investment or fail to take any action that would (i) cause the Partnership to be classified as a “publicly traded partnership” as defined in Section 7704 of the Code or (ii) jeopardize its status as a partnership for U.S. federal income tax purposes.

ARTICLE 10

MEETINGS OF THE LIMITED PARTNERS

10.1	Meetings

The General Partner may call a general meeting of Partners at any time and place as it deems appropriate in its absolute discretion for the purpose of considering any matter set out in the notice of meeting.

10.2	Place of Meeting

Every meeting of Partners will be in Ottawa, Ontario or at any other place within or outside of Canada as the General Partner may designate.

10.3	Notice of Meeting

Notice of any meeting of Partners will be given to each Limited Partner not less than 21 days (but not more than 60 days) prior to the meeting, and will state:

(a)	the time, date and place of the meeting; and

(b)	in general terms, the nature of the business to be transacted at the meeting in sufficient detail to permit a Partner to make a reasoned decision on that business.

Notice of an adjourned meeting of Partners need not be given if the adjourned meeting is held within 14 days of the original meeting. Otherwise, but subject to Section 10.13, notice of adjourned meetings will be given not less than 21 days in advance of the adjourned meeting and otherwise in accordance with this section, except that the notice need not specify the nature of the business to be transacted if unchanged from the original meeting.

10.4	Record Dates

For the purpose of determining the Limited Partners who are entitled to vote or act at any meeting of Partners or any adjournment of a meeting, or for the purpose of any other action, the General Partner may from time to time cause the transfer books to be closed for a period, not exceeding 30 days, as the General Partner may determine or, without causing the transfer books to be closed, the General Partner may fix a date not more than 60 days prior to the date of any meeting of Partners or other action as a record date for the determination of Limited Partners entitled to vote at that meeting or any adjournment of the meeting or to be treated as Limited Partners of record for purposes of any other action, and any Limited Partner who was a Limited Partner at the time so fixed will be entitled to vote at the meeting or any adjournment of the meeting even though that Limited Partner has since that date disposed of the Limited Partner’s Units, and no Limited Partner becoming a Limited Partner after that fixed date will be a Limited Partner of record for purposes of that action. A Person will be a Limited Partner of record at the relevant time if the Person’s name appears in the Record, as amended and supplemented, at that time.

10.5	Information Circular

If proxies are solicited from Limited Partners in connection with a meeting of Partners, the Person or Persons soliciting those proxies will prepare an information circular which will contain, to the extent that it is relevant and applicable, the information prescribed for information circulars by the Securities Act (Ontario) and applicable rules and regulations thereunder and the information prescribed for proxy statements pursuant to the U.S. Securities Exchange of 1934, as amended, and applicable rules and regulations thereunder.

10.6	Proxies

Any Limited Partner entitled to vote at a meeting of Partners may vote by proxy if a form of proxy has been received by the General Partner or the chairperson of the meeting for verification prior to the time fixed by the General Partner, which time will not exceed two Business Days preceding the meeting, or any adjournment of the meeting.

10.7	Validity of Proxies

A proxy purporting to be executed by or on behalf of a Limited Partner will be considered to be valid unless challenged at the time of or prior to its exercise. The Person challenging the proxy will have the burden of proving to the satisfaction of the chairperson of the meeting that the proxy is invalid and any decision of the chairperson concerning the validity of a proxy will be final. Proxies will be valid only at the meeting with respect to which they were solicited, or any adjournment of the meeting, but in any event will cease to be valid one year from their date. A proxy given on behalf of joint holders must be executed by all of them and may be revoked by any of them, and if more than one of several joint holders is present at a meeting and they do not agree which of them is to exercise any vote to which they are jointly entitled, they will, for the purposes of voting, be deemed not to be present. A proxy holder need not be a holder of a Unit.

10.8	Form of Proxy

Every proxy will be substantially in the form as may be approved by the General Partner or as may be reasonably satisfactory to the chairperson of the meeting at which it is sought to be exercised.

10.9	Revocation of Proxy

A vote cast in accordance with the terms of an instrument of proxy will be valid notwithstanding the previous death, incapacity, insolvency or bankruptcy of the Limited Partner giving the proxy or the revocation of the proxy unless written notice of that death, incapacity, insolvency, bankruptcy or revocation has been received by the chairperson of the meeting prior to the commencement of the meeting.

10.10	Corporations

A Limited Partner which is a corporation may appoint an officer, director or other authorized person as its representative to attend, vote and act on its behalf at a meeting of Partners.

10.11	Attendance of Others

Any officer or director of the General Partner, legal counsel for the General Partner and the Partnership and representatives of the Auditor will be entitled to attend any meeting of Partners. The General Partner has the right to authorize the presence of any Person at a meeting regardless of whether the Person is a Partner. With the approval of the General Partner that Person is entitled to address the meeting.

10.12	Chairperson

The General Partner may nominate a Person, including, without limitation, an officer or director of the General Partner, (who need not be a Limited Partner) to be chairperson of a meeting of Partners and the person nominated by the General Partner will be chairperson of that meeting unless the Partners elect another chairperson by Ordinary Resolution.

10.13	Quorum

A quorum at any meeting of Partners will consist of one or more Partners present in person or by proxy holding a majority of the voting power which may be exercised at such meeting. If, within half an hour after the time fixed for the holding of the meeting, a quorum for the meeting is not present, the meeting:

(a)	if called by or on the requisition of Limited Partners, will be terminated; and

(b)	if called by the General Partner, will be held at the same time and place on the day which is 14 days later (or if that date is not a Business Day, the first Business Day prior to that date). The General Partner will give three days’ notice to Limited Partners of the date of the reconvening of the adjourned meeting and at the reconvened meeting the quorum will consist of the Partners then present in person or represented by proxy.

10.14	Voting

(a)	Every question submitted to a meeting of Partners will be decided by an Ordinary Resolution on a show of hands unless otherwise required by this Agreement or a poll is demanded by a Partner, in which case a poll will be taken. In the case of an equality of votes, the chairperson will not have a casting vote and the resolution will be deemed to be defeated. The chairperson will be entitled to vote in respect of any Units held by the chairperson or for which the chairperson may be a proxyholder.

(b)	On a poll, each Person present at the meeting will have one vote for each Unit entitled to vote in respect of which the Person is shown on the Record as a Partner at the record date and for each Unit in respect of which the Person is the proxyholder. Each Partner present at the meeting and entitled to vote at the meeting will have one vote on a show of hands. If Units are held jointly by two or more persons and only one of them is present or represented by proxy at a meeting of Unitholders, that Unitholder may, in the absence of the other or others, vote with respect those Units, but if more than one of them is present or represented by proxy, they will vote together on the whole Units held jointly. Where this Agreement or applicable Law only permits certain Units to be voted on a matter, only votes in respect of such Units will be recognized.

10.15	Poll

A poll requested or required will be taken at the meeting of Partners or an adjournment of the meeting in any manner as the chairperson directs.

10.16	Powers of Limited Partners; Resolutions Binding

The Limited Partners will have only the powers set out in this Agreement and any additional powers provided by Law. Subject to the foregoing sentence and Section 14.1, any resolution passed in accordance with this Agreement will be binding on each Partner and that Partner’s respective heirs, executors, administrators, successors and assigns, whether or not that Partner was present in person or voted against any resolution so passed.

10.17	Conditions to Action by Limited Partners

The right of the Limited Partners to vote to amend this Agreement or to approve or initiate the taking of, or take, any other action at any meeting of Partners will not come into existence or be effective in any manner unless and until, prior to the exercise of any right or the taking of any action, the Partnership has received an opinion of counsel advising the Limited Partners (at the expense of the Partnership) as to the effect that the exercise of those rights or the taking of those actions may have on the limited liability of any Limited Partners other than those Limited Partners who have initiated that action, each of whom expressly acknowledges that the exercise of the right or the taking of the action may subject each of those Limited Partners to liability as a general partner under the Act or similar legislation in Canada.

10.18	Minutes

The General Partner will cause minutes to be kept of all proceedings and resolutions at every meeting and will cause all minutes and all resolutions of the Partners consented to in writing to be made and entered in books to be kept for that purpose. Any minutes of a meeting signed by the chairperson of the meeting will be deemed evidence of the matters stated in them and the meeting will be deemed to have been duly convened and held and all resolutions and proceedings shown in them will be deemed to have been duly passed and taken.

10.19	Additional Rules and Procedures

To the extent that the rules and procedures for the conduct of a meeting of the Partners are not prescribed in this Agreement, the rules and procedures will be determined by the General Partner.

10.20	Electronic Meetings

The General Partner may determine that a meeting of Partners shall be held entirely by means of telephone, electronic or other communications facilities that permit all participants to communicate with each other during the meeting. A meeting of Partners may also be held at which some, but not necessarily all, persons entitled to attend may participate by means of such communications facilities, if the General Partner determines to make them available. A person participating in a meeting by such means is deemed to be present at the meeting.

ARTICLE 11

SUCCESSORS OF THE GENERAL PARTNER

11.1	Certain Requirements in Respect of Combination, etc.

As long as any Exchangeable Units (other than those owned by the General Partner or its Subsidiaries) are Outstanding, the General Partner shall not consummate any transaction (whether by way of reconstruction, reorganization, consolidation, amalgamation, arrangement, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or, in the case of an amalgamation, arrangement or merger, of the continuing corporation resulting therefrom, unless:

(a)	such other Person or continuing corporation (such other Person or continuing corporation (or, in the event of an amalgamation, arrangement, merger or similar transaction pursuant to which holders of shares in the capital of the General Partner are entitled to receive shares or other ownership interests (“Successor Securities”) in the capital of any corporation or other legal entity other than such other Person or continuing corporation, then such corporation or other legal entity in which holders of shares in the capital of the General Partner are entitled to receive an interest) is herein called the “TopCo Successor”) by operation of law, becomes, without more, bound by the terms and provisions of this Agreement and the Voting Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction, an agreement supplemental hereto and such other instruments (if any) as are reasonably necessary or advisable to evidence the assumption by the TopCo Successor of all of the rights and obligations of the General Partner hereunder, including liability for all moneys payable and property deliverable hereunder and the covenant of such TopCo Successor to pay or cause to be paid and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of the General Partner under this Agreement;

(b)	the approval under Article 23.2(f) of the TopCo Articles, if required, has been obtained; and

(c)	such transaction shall be upon such terms and conditions as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the other parties hereunder.

Where the foregoing conditions are satisfied, all references herein to TopCo Shares shall be deemed to be references to the shares of the TopCo Successor which has assumed the obligations of the General Partner and all references to the General Partner shall be to the TopCo Successor, without amendment hereto or any further action whatsoever. For the avoidance of doubt, if a transaction described in this Section 11.1 results in holders of Exchangeable Units being entitled to exchange their Exchangeable Units for shares of a TopCo Successor in a different ratio than that set out herein, then this Agreement shall be deemed to be amended to refer to such different ratio(s). For the further avoidance of doubt, this Section 11.1 shall not apply to the transactions contemplated by the Transaction Agreement.

11.2	Vesting of Powers in Successor

Whenever the conditions of Section 11.1 have been duly observed and performed, the parties, if required by Section 11.1, shall execute and deliver the supplemental agreement provided for in Section 11.1(a) and thereupon the TopCo Successor shall possess and from time to time may exercise each and every right and power of the General Partner under this Agreement in the name of the General Partner or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the General Partner’s Board of Directors or any officers of the General Partner may be done and performed with like force and effect by the directors or officers of such TopCo Successor.

11.3	Wholly-Owned Subsidiaries

Nothing herein shall be construed as preventing the amalgamation or merger of any wholly-owned direct or indirect Subsidiary of the General Partner with or into the General Partner or the winding-up, liquidation or dissolution of any wholly-owned direct or indirect Subsidiary of the General Partner (other than the Partnership) provided that all of the assets of such Subsidiary are transferred to the General Partner or another wholly-owned direct or indirect Subsidiary of the General Partner or any other distribution of the assets of any wholly-owned direct or indirect Subsidiary of the General Partner among the shareholders of such Subsidiary, and any such transactions are expressly permitted by this Article 11.

ARTICLE 12

NOTICES

12.1	Address

Any notice or other written communication which must be given or sent under this Agreement will be given by first-class mail, electronic mail or personal delivery to the address of the General Partner and the Limited Partners as follows:

(a)	in the case of the General Partner, Telesat Corporation, 160 Elgin Street, Suite 2100, Ottawa, Ontario, Canada K2P 2P7, Attention: Chris DiFrancesco, Email: CDiFrancesco@telesat.com; and

(b)	in the case of Limited Partners, to the postal or electronic mail address inscribed in the Record, or any other new address following a change of address in conformity with Section 12.2.

12.2	Change of Address

A Limited Partner may, at any time, change the Limited Partner’s postal or electronic mail address for the purposes of service by written notice to the General Partner which will promptly notify the Registrar and Transfer Agent, if different from the General Partner. The General Partner may change its address for the purpose of service by written notice to all the Limited Partners.

12.3	Accidental Failure

An accidental omission in the giving of, or failure to give, a notice required by this Agreement will not invalidate or affect in any way the legality of any meeting or other proceeding in respect of which that notice was or was intended to be given.

12.4	Disruption in Mail

In case of any disruption, strike or interruption in the Canadian postal service after mailing and before receipt or deemed receipt of a document, it will be deemed to have been received on the sixth Business Day following full resumption of the Canadian postal service.

12.5	Receipt of Notice

Subject to Section 12.4, notices given by first-class mail will be deemed to have been received on the third Business Day following the deposit of the notice in the mail, notices given by delivery will be deemed to have been received on the date of their delivery and notices given by electronic mail will be deemed to have been received when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided that, if sent by electronic mail, the notice shall be confirmed by the same being sent by one of the other means contemplated by Section 12.1 (it being understood that delivery shall be effective in accordance with this Section 12.5).

12.6	Undelivered Notices

If the General Partner sends a notice or document to a Limited Partner in accordance with Section 12.1 and the notice or document is returned on three consecutive occasions because the Limited Partner cannot be found, the General Partner is not required to send any further notices or documents to the Limited Partner until the Limited Partner informs the General Partner in writing of the Limited Partner’s new address.

ARTICLE 13

DISSOLUTION AND LIQUIDATION

13.1	Events of Dissolution

The Partnership will follow the procedure for dissolution established in Section 13.3 upon the occurrence of any of the following events or dates:

(a)	the deemed removal of the sole General Partner unless the General Partner is replaced as provided in Sections 7.17 or 7.18;

(b)	the sale, exchange or other disposition of all or substantially all of the property of the Partnership, if approved in accordance with this Agreement; or

(c)	after the Merger Effective Time, no Exchangeable Units or Class D Units remain Outstanding.

13.2	No Dissolution

The Partnership will not come to an end by reason of the death, bankruptcy, insolvency, mental incompetency or other disability of any Limited Partner or upon transfer of any Units.

13.3	Procedure on Dissolution

Upon the occurrence of any of the events set out in Section 13.1, the General Partner (or in the event of an occurrence specified in Section 13.1(a), any other Person as may be appointed by resolution passed by a majority of the holders of the GP Units) will act as a receiver and liquidator of the assets of the Partnership and will:

(a)	sell or otherwise dispose of that part of the Partnership’s assets as the receiver considers appropriate;

(b)	pay or provide for the payment of the debts and liabilities of the Partnership and liquidation expenses;

(c)	if there are any assets of the Partnership remaining, distribute all property and cash as provided under Section 5.3; and

(d)	file the declaration of dissolution prescribed by the Act and satisfy all applicable formalities in those circumstances as may be prescribed by the Laws of other jurisdictions where the Partnership is registered. In addition, the General Partner will give prior notice of any dissolution of the Partnership by mailing to each Limited Partner and to the Registrar and Transfer Agent a notice at least 21 days prior to the filing of the declaration of dissolution prescribed by the Act.

13.4	Dissolution

The Partnership will be dissolved upon the completion of all matters set out in Section 13.3.

13.5	No Right to Dissolve

No Limited Partner has the right to ask for the dissolution of the Partnership, for the winding-up of its affairs or for the distribution of its assets.

13.6	Agreement Continues

Notwithstanding the dissolution of the Partnership, this Agreement will not terminate until the provisions of Section 13.3 have been satisfied.

13.7	Capital Account Restoration

No Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership or otherwise.

ARTICLE 14

AMENDMENT

14.1	Power to Amend

Subject to Sections 14.2 and the rights of Exchangeable Units set forth in Schedule A, this Agreement or any part hereof, may be amended only in writing, with and only with the consent of all of the following: (i) the shareholders of TopCo by resolution passed by a simple majority of all votes cast at a meeting by holders entitled to vote at such meeting or by written consent of TopCo shareholders holding in the aggregate a majority of the outstanding TopCo shares; (ii) the holders of a majority of the Outstanding Units; (iii) the shareholders of TopCo (other than Rover and any Meteor Entity and their respective Affiliates and Associates) by resolution passed by a simple majority of all votes cast by such shareholders at a meeting by holders entitled to vote at such meeting or by written consent of such shareholders holding in the aggregate a majority of the outstanding TopCo shares (other than shares held by Rover and any Meteor Entity and their respective Affiliates and Associates) and (iv) the holders of a majority of the Outstanding Units (other than those beneficially owned by Rover, any Meteor Entity and their respective Affiliates and Associates); provided that:

(a)	no amendment will be made to this Agreement which would have the effect of changing the Partnership from a limited partnership to a general partnership without the unanimous written consent of the Partners;

(b)	no amendment will be made to this Agreement without the consent of the General Partner which would have the effect of adversely affecting the rights and obligations of the General Partner (other than an amendment to effect a dissolution of the Partnership pursuant to Section 13.1(a));

(c)	no amendment to this Agreement may give any Person the right to dissolve the Partnership, other than the General Partner’s right to dissolve the Partnership pursuant to Section 13.1(b) and 13.1(c); and

(d)	any amendment that disproportionately and adversely affects any individual, group or class of holders of Units as compared to other holders of Units shall require the consent of each holder of Units so disproportionately and adversely affected.

14.2	Amendment by General Partner

Each Limited Partner agrees that the General Partner (pursuant to its powers of attorney from the Limited Partners or as expressly provided in this Agreement), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect:

(a)	a change in the name of the Partnership or the location of the principal place of business or the registered office of the Partnership;

(b)	admission, substitution, withdrawal or removal of Limited Partners in accordance with this Agreement;

(c)	a change that the General Partner, acting reasonably, determines is necessary to qualify or continue the qualification of the Partnership as a limited partnership which the Limited Partners have limited liability under the applicable laws;

(d)	a change that, in the discretion of the General Partner, is reasonable and necessary or appropriate to enable Partners to take advantage of, or not be detrimentally affected by, changes, proposed changes or differing interpretations with respect to any of the Tax Act, the Code, U.S. Treasury Regulations, administrative pronouncements of the Internal Revenue Service and judicial decisions, or other taxation Laws;

(e)	a change that the General Partner, acting reasonably, determines to be necessary to satisfy any requirements, conditions or guidelines contained in any Law;

(f)	a change in the Fiscal Year or taxable year of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the Fiscal Year or taxable year of the Partnership;

(g)	an amendment that the General Partner, acting reasonably, determines to be necessary or appropriate in connection with the creation, authorization or issuance of any class or series of Partnership Interests or options, rights, warrants or appreciation rights relating to Partnership Interests pursuant to Section 3.4; and

(h)	any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

provided, that, the amendments set out in clauses (c), (d), (e), (g) and (h) of this Section 14.2 may only be made without the approval of any Limited Partner if approved by a majority of the Specially Designated Directors then in office.

From and after the Special Board Date (as defined in the Topco Articles), if neither any Meteor Entity nor Polaris is a 5% Holder (as defined in the Topco Articles), each Limited Partner agrees that the General Partner with the approval of the Topco board of directors (pursuant to its powers of attorney from the Limited Partners or as expressly provided in this Agreement), without the approval of any Limited Partner, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection with that amendment, to reflect:

(a)	a change to cure any ambiguity or to correct or supplement any provisions contained in this Agreement which may be defective or inconsistent with any other provision contained in this Agreement, in each case, that does not adversely affect the Limited Partners in any material respect;

(b)	a change that the General Partner, acting reasonably, determines (i) to be necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any Governmental Authority, or (ii) is required to effect the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement that does not adversely affect the Limited Partners in any material respect;

(c)	an amendment that is necessary, in the written opinion of outside counsel to the Partnership, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from having a material risk of being in any manner subjected to the provisions of the U.S. Investment Company Act of 1940, as amended, the U.S. Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the U.S. Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor; or

(d)	an amendment that the General Partner, acting reasonably, determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.2 that does not adversely affect the Limited Partners in any material respect.

14.3	Notice of Amendments

The General Partner will notify the Limited Partners in writing of the full details of any amendment to this Agreement, if any, within 30 days of the effective date of the amendment.

ARTICLE 15

MISCELLANEOUS

15.1	Binding Agreement

Subject to the restrictions on assignment and transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding upon the parties to this Agreement and their respective heirs, executors, administrators and other legal representatives, successors and assigns.

15.2	Time

In connection with the exchange of Exchangeable Units for Exchanged Shares, time will be of the essence in this Agreement.

15.3	Counterparts

This Agreement, or any amendment to it, may be executed in multiple counterparts (including electronically), each of which will be deemed an original agreement. This Agreement may also be executed and adopted in any instrument signed by a Limited Partner with the same effect as if the Limited Partner had executed a counterpart of this Agreement. All counterparts and adopting instruments will be construed together and will constitute one and the same agreement.

15.4	Governing Law

This Agreement and the Schedules to this Agreement will be governed and construed exclusively according to the Laws of the Province of Ontario and the Laws of Canada applicable therein and the parties to this Agreement irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

15.5	Severability

If any part of this Agreement is declared invalid or unenforceable, then that part will be deemed to be severable from this Agreement and will not affect the remainder of this Agreement.

15.6	Further Acts

The parties will perform and cause to be performed any further and other acts and things and execute and deliver or cause to be executed and delivered any further and other documents as counsel to the Partnership considers necessary or desirable to carry out the terms and intent of this Agreement.

15.7	Entire Agreement

This Agreement constitutes the entire agreement among the parties to this Agreement with respect to the subject matter of this Agreement.

15.8	Limited Partner Not a General Partner

If any provision of this Agreement has the effect of imposing upon any Limited Partner (other than the General Partner) any of the liabilities or obligations of a general partner under the Act, that provision will be of no force and effect.

15.9	Amendment and Restatement of Original Limited Partnership Agreement

This Agreement amends, restates and replaces in its entirety the Original Limited Partnership Agreement.

15.10	Language of Agreement

The parties to this Agreement have expressly agreed that this Agreement be drawn in the English language. Les parties aux présentes ont expressément convenu que le présent contrat soit rédigé en anglais.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties to this Agreement have executed this Agreement as of the date first set out above.

TELESAT CORPORATION
in its own capacity and as General Partner of the Partnership and agent and attorney for the Leo Electing Stockholders

By:
Name:
Title:

RED ISLE PRIVATE INVESTMENTS INC.

By:
Name:
Title:

PUBLIC SECTOR PENSION INVESTMENT BOARD
solely for the limited purposes described herein

By:
Name:
Title:

John Cashman

Colin Watson

Henry Intven

[Signature Page to Amended and Restated Limited Partnership Agreement]

SCHEDULE A

EXCHANGEABLE UNITS OF THE PARTNERSHIP

ARTICLE 1

DEFINITIONS

For the purposes of this Schedule A, unless the context otherwise requires, each term denoted herein by initial capital letters and not otherwise defined herein shall have the meanings ascribed thereto in Section 1.1 of the Agreement. The following definitions are applicable to the terms of the Exchangeable Units:

“Class A Holder Votes” has the meaning set out in Section 3.4(a)(i) of this Schedule A;

“Class B Holder Votes” has the meaning set out in Section 3.4(a)(ii) of this Schedule A;

“Class Vote Proposal” has the meaning set out in Section 3.4(e) of this Schedule A;

“Combined Vote” has the meaning set out in Section 3.4(b)(i) of this Schedule A;

“Exchange Date” means, for any exchange of Exchangeable Units, the Exchange Date specified in the applicable Exchange Notice, which date must be a Business Day and must not be less than two Business Days nor more than ten Business Days after the date upon which such Exchange Notice is delivered to the office of the Partnership. If no such Business Day is specified in an Exchange Notice, the Exchange Date shall be deemed to be the second Business Day after the date on which such Exchange Notice is received by the Partnership, and in the event the General Partner fails to deliver Exchanged Shares on such date, the Exchange Date shall be deemed to be the date on which such Exchanged Shares are delivered;

“Exchange Notice” means the notice in the form of Exhibit A hereto (with such changes as may be determined in good faith by the General Partner consistent with this Agreement) or in such other form as may be acceptable to the General Partner;

“Exchange Right” has the meaning set out in Section 2.1(a) of this Schedule A;

“Exchanged Shares” means, subject to Section 3.5(b): (i) in respect of a Class A Exchangeable Unit, one TopCo Class A Share; (ii) in respect of a Class B Exchangeable Unit, one TopCo Class B Share; and (iii) in respect of a Class C Exchangeable Unit, one TopCo Class C Fully Voting Share (or at the election of the holder, one TopCo Class C Limited Voting Share);

“Exempt Exchangeable Voting Event” means any matter in respect of which applicable Law provides holders of Exchangeable Units with a vote as holders of Units of the Partnership in order to approve or disapprove, as applicable, any change to, or any change in the rights of the holders of, the Exchangeable Units, where the approval or disapproval, as applicable, of such change would be required to maintain the economic equivalence of the Exchangeable Units and the TopCo Shares;

“Holder Votes” has the meaning set out in Section 3.4(a)(iii) of this Schedule A;

“List” has the meaning set out in Section 3.3 of this Schedule A;

“TopCo Consent” means any written consent sought from shareholders of TopCo;

“TopCo Control Transaction” shall be deemed to have occurred upon the consummation of a merger, amalgamation, arrangement or consolidation, of TopCo, other than any transaction which would result in the holders of outstanding voting securities of TopCo (assuming the exchange of all outstanding Exchangeable Units for Exchanged Shares) immediately prior to such transaction having at least a majority of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction, with the voting power of each such continuing holder relative to other continuing holders not being altered substantially in the transaction.

“TopCo Meeting” means any meeting of shareholders of TopCo at which holders of any or all classes of TopCo Shares are entitled to vote; and

“Subject Units” has the meaning set out in Section 2.1(b) of this Schedule A.

ARTICLE 2

EXCHANGE OF EXCHANGEABLE UNITS BY HOLDER

2.1	Exchange Right

(a)	From and after the date that is six months following the date of the Merger Effective Time, a holder of Exchangeable Units shall, at any time and from time to time, have the right to require the Partnership to repurchase any or all of the Exchangeable Units held by such holder in exchange for, and in connection therewith the right to require TopCo to issue, the applicable Exchanged Shares (the “Exchange Right”); provided, however, that a holder of Exchangeable Units may exercise its Exchange Right at any time to effect a transfer to be effective immediately prior to (and if so elected by such holder, subject to) the closing of a TopCo Control Transaction so that such Exchanged Shares to be received by such holder in such repurchase will have the full right and power to participate in such Topco Control Transaction (and such right and power shall be expressly recognized and provided for in any agreement relating to any such Topco Control Transaction).

(b)	To exercise the Exchange Right, the holder shall present and surrender at the office of the Partnership (or at any office of the Registrar and Transfer Agent as may be specified by the Partnership by notice to the holders of Exchangeable Units) a duly executed Exchange Notice together with such additional customary documents and instruments as the Registrar and Transfer Agent or the Partnership may reasonably require; provided that a definitive list of any such documents and instruments and copies thereof shall be posted publicly on the Company’s website. The Exchange Notice shall specify the number and class of Exchangeable Units in respect of which the holder is exercising the Exchange Right (the “Subject Units”) and, in the case of Class C Exchangeable Units, whether such Units are to be exchanged for TopCo Class C Fully Voting Shares or TopCo Class C Limited Voting Shares.

2.2	Share Settlement

Provided that the Exchange Notice is not revoked by the holder in the manner specified in Section 2.4 of this Schedule A, effective at the close of business on the Exchange Date:

(a)	the Partnership shall have, and shall be deemed to have, repurchased the Subject Units for cancellation in consideration for the transfer to such holder of the applicable number of Exchanged Shares and such holder shall be deemed to have transferred to the Partnership all of such holder’s right, title and interest in and to the Subject Units;

(b)	the General Partner shall deliver (or cause to be delivered) to such holder or in accordance with its direction, for and on behalf of the Partnership and in the manner provided for in Section 2.3 of this Schedule A, the applicable number of Exchanged Shares; and

(c)	the Partnership shall issue to the General Partner a number of GP Units equal to the number of Exchanged Shares delivered to such holder pursuant to Section 2.2(b) of this Schedule A, in consideration for the General Partner delivering such Exchanged Shares to such holder.

Notwithstanding the foregoing, neither the Partnership, nor the General Partner, shall be liable for damages arising from a failure to deliver the applicable number of Exchanged Shares (x) on an Exchange Date of less than three Business Days after the date upon which such Exchange Notice is delivered to the office of the Partnership, so long as each of the Partnership and the General Partner used commercially reasonable efforts to meet such Exchange Date, or (y) on any Exchange Date as a result of any cause or impediment not reasonably within the control of the Partnership or the General Partner, including any failure on behalf of the Registrar or Transfer Agent to take timely any actions requested by the Partnership or the General Partner, so long as each of the Partnership and the General Partner used reasonable best efforts to eliminate such cause or impediment. The Partnership and the General Partner shall have a continuing obligation to deliver the Exchange Shares, even if not delivered on the specified Exchange Date.

2.3	Effect of Exchange

(a)	Subject to compliance by the applicable holder of the Subject Units with the terms of this Schedule A, the Partnership (or the General Partner for and on behalf of the Partnership) shall deliver or cause the Registrar and Transfer Agent to deliver to the relevant holder or in accordance with its direction, as applicable the applicable Exchanged Shares (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim or encumbrance) less any amounts withheld on account of tax pursuant to Section 5.5(a) of the Agreement, and such delivery by or on behalf of the Partnership or by the Registrar and Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the total consideration payable or issuable. To the extent that amounts are so required to be deducted or withheld on account of tax pursuant to Section 5.5(a), the Partnership (or the General Partner for and on behalf of the Partnership) is hereby authorized to sell such portion of the Exchanged Shares otherwise payable to the holder as is necessary to provide sufficient funds to the Partnership to enable it to comply with such deduction or withholding requirement and the Partnership (or the General Partner for and on behalf of the Partnership) shall notify such holder of such sale and (x) remit the applicable portion of the net proceeds of such sale to the appropriate taxing authority and (y) the remaining net proceeds of such sale (after deduction for the amounts described in clause (x)) to such holder; provided that the General Partner shall use its reasonable best efforts to provide such holder with the opportunity to pay any withholding tax in cash, in lieu of having Exchanged Shares sold to pay some or all of the withholding tax. The General Partner shall respond to reasonable inquiries from the holders of Exchangeable Units as to the existence and amount of any withholding tax upon the exchange of such Exchangeable Units and otherwise cooperate in a reasonable manner, so that such payment can be made promptly and in a manner and at a time that will not result in a failure of delivery of all Exchanged Shares without any need for a sale as contemplated above, as, and within the time periods, contemplated in 2.2(b) above.

(b)	On and after the close of business on the Exchange Date, the holders of the Subject Units shall cease to be holders of such Subject Units and all rights with respect to such Subject Units shall immediately cease and terminate, other than the right to receive the applicable Exchanged Shares in accordance with the provisions of this Article 2. On and after the close of business on the Exchange Date, provided that payment of the applicable Exchanged Shares has been made in accordance with the foregoing provisions, the holder of the Subject Units exchanged for TopCo Shares shall thereafter be considered and deemed for all purposes to be a holder of the applicable number and class of TopCo Shares delivered to it.

(c)	Notwithstanding Section 2.3(b) of this Schedule A, where a record date in respect of a distribution occurs prior to the Exchange Date with regard to any Exchangeable Unit as to which an Exchange Notice has been delivered and there is any declared and unpaid distribution on any Exchangeable Unit as to which an Exchange Notice has been delivered, subject to Section 6.1 of this Schedule A, such distribution shall remain payable and shall be paid in the applicable form on the designated payment date to the former holder of the Exchangeable Unit so exchanged hereunder.

(d)	All filing fees, transfer taxes, sales taxes, document stamps or other similar charges levied by any Governmental Authority in connection with the repurchase of the Exchangeable Units pursuant to the Agreement shall be paid by the Partnership; provided, however, that the holder of such Exchangeable Units shall pay any such fees, taxes, stamps or similar charges that may be payable as a result of any transfer of the consideration payable in respect of such Exchangeable Units to a Person other than such holder. Except as otherwise provided in the Agreement, each party will bear its own costs in connection with the performance of its obligations under the Agreement.

2.4	Revocation Right

A holder of Subject Units may, by notice in writing given by the holder to the Partnership before the close of business on the second Business Day immediately preceding the Exchange Date, withdraw its Exchange Notice, in which event such Exchange Notice shall be null and void.

2.5	Mandatory Exchange

In the event that:

(a)	at any time the number of Exchangeable Units Outstanding (other than Exchangeable Units held by the General Partner or its Affiliates and as such number of Units may be adjusted in accordance with the Agreement to give effect to a Combination or Subdivision of, or unit distribution on, the Exchangeable Units, or any issue or distribution of rights to acquire Exchangeable Units or securities exchangeable for or convertible into Exchangeable Units following the date hereof) represents less than 2% of the equity capital of the General Partner on a fully-diluted basis, or

(b)	a TopCo Control Transaction occurs with respect to which both: (i) the General Partner’s Board of Directors has determined, in good faith, that such TopCo Control Transaction involves an arm’s length transaction between TopCo and a bona fide third party and has a legitimate material commercial purpose other than causing the exchange of the Exchangeable Units in connection with such TopCo Control Transaction; and (ii) the holders of the Exchangeable Units have received not less than 15 Business Days prior written notice from the General Partner prior to the date that it makes such determination, or

(c)	an Exempt Exchangeable Voting Event is proposed and, following reasonable prior written notice to the holders of the Exchangeable Units by the General Partner that such proposal constitutes an Exempt Exchangeable Voting Event, the requisite plurality of such holders fail to vote or provide written consent or proxy with respect to such Exchangeable Units (to the extent such actions are permitted by Law and would not cause a violation of this Agreement, the TopCo Articles, or the Investor Rights Agreement) at a meeting called in accordance with this Agreement to approve or disapprove, as applicable, the Exempt Exchangeable Voting Event in order to maintain economic equivalence of the Exchangeable Units and the GP Units, then on prior written notice given by the Partnership to the holders of Exchangeable Units at least fifteen days prior to such mandatory exchange, in the case of the foregoing Sections 2.5(a) and 2.5(b), and on the Business Day following the day on which the holders of the Exchangeable Units failed to take such action in the case of the foregoing Section 2.5(c), the Partnership may cause a mandatory exchange of all of the Outstanding Exchangeable Units (which shall be deemed to be the Subject Units), on such date as is specified by the Partnership in such notice (which shall be deemed to be the Exchange Date), pursuant to Section 2.2 of this Schedule A, and for greater certainty the holders of Exchangeable Units shall not have the right to revoke such mandatory exchange pursuant to this Section 2.5 of Schedule A.

2.6	Take-Over Bid

With respect to any matter described in Section 3.23 of the Agreement that is proposed or recommended by the General Partner or the General Partner’s Board of Directors, and as a term thereof, the Partnership will cause to be put in place procedures or cause the Registrar and Transfer Agent to put in place procedures to ensure that, if holders of Exchangeable Units are required to exchange such Exchangeable Units to participate in a TopCo Offer, any such exchange shall be conditional upon and shall only be effective if the TopCo Shares tendered or deposited under such TopCo Offer are taken up.

ARTICLE 3

VOTING RIGHTS

3.1	Mailings to TopCo Shareholders

TopCo, in its own capacity and not in its capacity as General Partner, will deliver to the General Partner copies of all proxy materials (including notices of TopCo Meetings but excluding proxies to vote TopCo Shares), information statements, reports (including all interim and annual financial statements) and other written communications that, in each case, are to be distributed from time to time to holders of TopCo Shares in sufficient quantities and in sufficient time so as to enable the General Partner to send those materials to each Exchangeable Holder at the same time as such materials are first sent to holders of TopCo Shares. The General Partner will promptly mail or cause to be mailed (or otherwise communicate in the same manner as TopCo utilizes in communications to holders of TopCo Shares, subject to applicable Laws and provided such manner of communications is reasonably available to the General Partner) to each Exchangeable Holder, at the expense of TopCo, such mailing or communication to commence on the same day as the mailing or notice (or other communication) with respect thereto is commenced by TopCo to its shareholders:

(a)	a copy of such notice, together with any related materials, including any proxy circular or information statement, to be provided to shareholders of TopCo;

(b)	a statement that such Exchangeable Holder is entitled to instruct the General Partner to instruct the Trust as to the exercise of the Holder Votes with respect to such TopCo Meeting or TopCo Consent or, pursuant to Section 2.03 of the Voting Agreement, to attend such TopCo Meeting and to exercise personally the Holder Votes thereat;

(c)	a written statement as to the manner in which such instructions may be given to the General Partner, including an express indication that instructions may be given to the General Partner to give:

(i)	a proxy to such Exchangeable Holder or his or her designee to exercise personally the Holder Votes as contemplated in Section 3.5 below;

(ii)	a proxy to a designated agent or other representative of the management of TopCo to exercise such Holder Votes in accordance with the elections(s) indicated by such Exchangeable Holder in the space that shall be included on such proxy for casting votes on each of the matters that are to be presented for a vote at the applicable meeting; and

(iii)	a statement that if no such instructions are received from an Exchangeable Holder, the Holder Votes with respect to which such Exchangeable Holder is entitled to give instructions will not be exercised by the Trust;

(d)	a form of direction whereby an Exchangeable Holder may so direct and instruct the General Partner as contemplated herein; and

(e)	a statement of the time and date by which such instructions must be received by the General Partner in order to be binding upon it, which in the case of a TopCo Meeting shall not be earlier than the close of business on the third Business Day prior to such meeting, and of the method for revoking or amending such instructions.

provided, however, that the General Partner shall not be required to provide an Exchangeable Holder such mailing or communication relating to a TopCo Meeting at which or TopCo Consent for which the TopCo Shares receivable upon the exchange of the Exchangeable Units owned of record by such Exchangeable Units do not have the right to vote. The General Partner will include in all such communications contemplated in clauses (a) through (e) above, a written form of proxy, notice or instruction, together with a pre addressed return envelope, so that the holder of the Exchangeable Units will be able to complete and sign such form and return it to as appropriate, in order to exercise the rights and powers contemplated herein.

3.2	Other Materials

As soon as reasonably practicable after receipt by TopCo or shareholders of TopCo (if such receipt is known by TopCo) of any material sent or given by or on behalf of a third party to holders of TopCo Shares generally, including dissident proxy and information circulars (and related information and material) and take-over bid circulars (and related information and material), TopCo shall use its reasonable commercial efforts to obtain and deliver to the General Partner copies thereof in sufficient quantities so as to enable the General Partner to forward such material (unless the same has been provided directly to Exchangeable Holders by such third party) to each Exchangeable Holder as soon as possible thereafter. As soon as reasonably practicable after receipt thereof, the General Partner will mail or otherwise send to each Exchangeable Holder, at the expense of TopCo, copies of all such materials received by the General Partner from TopCo. The General Partner will also make available for inspection by any Exchangeable Holder at the General Partner’s principal office in Toronto, Ontario copies of all such materials.

3.3	List of Persons Entitled to Vote

The Partnership shall (a) prior to each annual, general and special TopCo Meeting or the seeking of any TopCo Consent from the holders of TopCo Shares and (b) forthwith upon each request made at any time by the Trustee in writing, prepare or cause to be prepared a list (a “List”) of the names and addresses of the Exchangeable Holders arranged in alphabetical order and showing the number of Exchangeable Units held of record by each such Exchangeable Holder, in each case at the close of business on the date specified by TopCo in such request or, in the case of a List prepared in connection with a TopCo Meeting or a TopCo Consent, at the close of business on the record date established by TopCo or pursuant to applicable Law for determining the holders of TopCo Shares entitled to receive notice of and/or to vote at such TopCo Meeting or to give consent in connection with such TopCo Consent. Each such List shall be delivered to the Trustee promptly after receipt by the Partnership of such request or the record date for such meeting or seeking of consent, as the case may be, and in any event within sufficient time as to permit the Trustee to perform its obligations under the Voting Agreement.

3.4	Entitlement to Direct Votes

(a)	Generally

(i)	With respect to all TopCo Meetings at which the TopCo Class A Shares have the right to vote, and with respect to any solicitation of TopCo Consents in which the consent of the holders of the TopCo Class A Shares are sought, each holder of Class A Exchangeable Units shall be entitled to instruct the General Partner to direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for the Class A Special Voting Share which is equal to that number of votes which would attach to the TopCo Class A Shares receivable upon the exchange of the Class A Exchangeable Units owned of record by such holder of Class A Exchangeable Units on the record date established by TopCo or by applicable Law for such TopCo Meeting or TopCo Consent, as the case may be (the “Class A Holder Votes”) in respect of each matter, question, proposal or proposition on which TopCo Class A Shares are entitled to vote at such TopCo Meeting or in connection with such TopCo Consents.

(ii)	With respect to all TopCo Meetings at which the TopCo Class B Shares have the right to vote, and with respect to any solicitation of TopCo Consents in which the consent of the holders of the TopCo Class B Shares are sought, each holder of Class B Exchangeable Units shall be entitled to instruct the General Partner to direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for the Class B Special Voting Share which is equal to that number of votes which would attach to the TopCo Class B Shares receivable upon the exchange of the Class B Exchangeable Units owned of record by such holder of Class B Exchangeable Units on the record date established by TopCo or by applicable Law for such TopCo Meeting or TopCo Consent, as the case may be (the “Class B Holder Votes”) in respect of each matter, question, proposal or proposition on which TopCo Class B Shares are entitled to vote at such TopCo Meeting or in connection with such TopCo Consent.

(iii)	With respect to any (A) TopCo Meetings at which the TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares have the right to vote, and (B) any solicitation of TopCo Consents in which the consent of the holders of the TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares are sought, in each case, each holder of Class C Exchangeable Units shall be entitled to instruct the General Partner to direct the Trust to cast and exercise, in the manner instructed by the holder of Class C Exchangeable Units, that number of votes comprised in the Voting Rights for the Class C Special Voting Share which is equal to that number of votes which would attach to the TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares (such number of votes as allocated between TopCo Class C Fully Voting Shares and/or the TopCo Class C Limited Voting Shares by such holder of Class C Exchangeable Units in its instructions to the General Partner) receivable upon the exchange of the Class C Exchangeable Units owned of record by such holder of Class C Exchangeable Units on the record date established by TopCo or by applicable Law for such TopCo Meeting or TopCo Consent, as the case may be (collectively with the Class A Holder Votes and the Class B Holder Votes, the “Holder Votes”) in respect of each matter, question, proposal or proposition on which TopCo Class C Shares are entitled to vote at such TopCo Meeting or in connection with such TopCo Consent, assuming each such Class C Exchangeable Unit were exchanged for a TopCo Class C Fully Voting Share or a TopCo Class C Limited Voting Share, as applicable.

(b)	In Connection with the Separate Class Vote of a Special Voting Share

(i)	Notwithstanding Section 3.4(a) of this Schedule A, in the event that under applicable law any matter requires the approval of the holder of record of a particular Special Voting Share, voting separately as a class, the General Partner shall direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for such Special Voting Share:

(A) in favour of the relevant matter where the result of the vote of the holders of the class of TopCo Shares receivable upon the exchange of the Exchangeable Units to which such Special Voting Share relates (e.g., TopCo Class A Shares in the case of the Class A Special Voting Share) and the applicable class of Holder Votes (e.g., Class A Holder Votes in the case of the Class A Special Voting Share), voting together if they were as a single class on such matter (a “Combined Vote”), would be the approval of such matter; and

(B) against the relevant matter where the result of the Combined Vote would be against the relevant matter;

provided that, in the event of a vote on a proposal to amend the TopCo Articles to, or to take any other action that would: (x) effect an exchange, reclassification, cancellation or other modification which could adversely affect such Special Voting Share or the rights thereunder relative to the applicable class of TopCo Shares (e.g., TopCo Class A Shares in the case of the Class A Special Voting Share) or (y) add, change, amend, modify or remove in any respect the rights, privileges, restrictions or conditions attached to such Special Voting Share (any of the foregoing actions described in clauses (x) or (y), a “Class Vote Proposal”), in each case, the General Partner shall direct the Trust to cast and exercise, in the manner instructed, that number of votes comprised in the Voting Rights for such Special Voting Share (i) in favour of such Class Vote Proposal if a majority of the class of Holder Votes alone (e.g., Class A Holder Votes in the case of the Class A Special Voting Share), rather than a Combined Vote, voted in favour of such Class Vote Proposal, otherwise (ii) against such Class Vote Proposal.

(c)	For the purpose of determining Holder Votes with respect to which such Unitholder is entitled to give instructions pursuant to the Agreement in respect of any TopCo Meeting or TopCo Consent, the number of Exchangeable Units owned of record by a Unitholder shall be determined at the close of business on the record date established by TopCo or by applicable Law for purposes of determining shareholders entitled to vote at such TopCo Meeting.

(d)	For instructions with respect to the Voting Rights to be timely delivered by the holders of Exchangeable Units, such instructions must be delivered: (i) with respect to a TopCo Meeting, no later than three Business Days prior to the proxy cut-off time established by TopCo for such TopCo Meeting, or (ii) with respect to a TopCo Consent, no later than the close of business on the third Business Day prior to the deadline specified in such TopCo Consent, if any. The General Partner, may, in its sole discretion, choose to treat instructions delivered subsequent to the times set forth in the preceding sentence as timely delivered. The General Partner shall specify all such applicable times and dates (by reference to a specific time and date and not to a computation methodology) in each of its relevant notices required to be given to each holder of Exchangeable Units.

(e)	The General Partner shall timely direct the Trust, in writing, to cast and exercise, in the manner timely instructed, the Voting Rights in accordance with the voting instructions received pursuant to Section 3.4(a) and 3.4(b). To the extent that no instructions are timely received by the General Partner with respect to the Voting Rights with respect to any Special Voting Share, the General Partner shall instruct the Trust not exercise or permit the exercise of such Voting Rights.

3.5	Exchangeable Holder Proxies

At the request of a holder of Exchangeable Units, the General Partner shall direct the Trustee to sign and deliver to such holder of Exchangeable Units (or its designee) a proxy to exercise personally the Holder Votes of such holder of Exchangeable Units with respect to the applicable Special Voting Shares; provided that such Unit Holder provides such identifying information as is reasonably requested by the Trustee and either (i) has not previously given the General Partner instructions pursuant to Section 3.4 in respect of such TopCo Meeting or (ii) submits to the General Partner written revocation of any such previous instructions. The holder of Exchangeable Units exercising such Holder Votes shall have the same rights as the Trust would have had in relation to such Holder Votes to speak at the TopCo Meeting in respect of any matter, question, proposal or proposition, to vote by way of ballot at the TopCo Meeting in respect of any matter, question, proposal or proposition, and to vote by way of a show of hands in respect of any matter, question or proposition.

3.6	Actions of Exchangeable Holders

The Exchangeable Holders shall have the right to institute any action, suit or proceeding or to exercise any other remedy under or pursuant to the Agreement or the Voting Agreement in relation to directing the exercise of rights attached to a Special Voting Share as the Trustee might have taken.

3.7	Voting of Golden Share

The General Partner shall instruct the Trustee to vote the Golden Share as provided for in the Voting Agreement.

ARTICLE 4

OTHER RIGHTS AS SHAREHOLDERS

4.1       Certain Statutory Rights as Shareholders

TopCo hereby agrees that the Exchangeable Holders shall have the right to exercise the following rights of shareholders of TopCo on an “as-if exchanged” basis, meaning that such Exchangeable Holders shall have the same rights as if they had exchanged their Exchangeable Units for TopCo Common Shares:

(a)	All rights of holders of common shares set forth in the TopCo Articles and under applicable Law (other than voting rights and rights to dividends or other distributions).

(b)	Inspection of books and records as set forth in Section 46, 48, 196(4) and (5), 436(2) and 428(1) of the BCBA.

(c)	The right to obtain the List and all shareholder lists as set forth in Section 49 of the BCBA.

(d)	The right to make a shareholder requisition, to have a court call a shareholder meeting, to participate in a meeting telephonically and to submit shareholder proposals as set forth in Sections 167, 174(1), 186-191 of the BCBA, provided that the Exchangeable Holders also comply with the TopCo Articles.

ARTICLE 5

AMENDMENT AND APPROVAL

5.1	Amendments

(a)	In addition to any other approval required pursuant to the terms of this Agreement, the rights, privileges, restrictions and conditions attaching to the Exchangeable Units may be added to, changed or removed but only with the approval of:

(i)	in the case of amendments that would increase or decrease the economic rights of an Exchangeable Unit relative to the applicable class of TopCo Share it would be exchangeable into, such that such securities would cease to have economic equivalence, or that would otherwise enhance or limit the rights, privileges, restrictions or conditions attaching to such Exchangeable Units relative to the rights, privileges, restrictions or conditions attaching to the applicable TopCo Shares, (A) in the case of amendments to the Class A Exchangeable Units, (i) the holders of Class A Exchangeable Units pursuant to Section 5.1(b) of this Schedule A, (ii) the holders of a majority of the outstanding TopCo Class A Shares and (iii) the General Partner; (B) in the case of amendments to the Class B Exchangeable Units, (i) the holders of Class B Exchangeable Units pursuant to Section 5.1(b) of this Schedule A, (ii) the holders of a majority of the outstanding TopCo Class B Shares and (iii) the General Partner; and (C) in the case of amendments to the Class C Exchangeable Units, (i) the holders of Class C Exchangeable Units pursuant to Section 5.1(b) of this Schedule A, and (ii) the holders of a majority of the outstanding TopCo Class C Shares and (iii) the General Partner; or

(ii)	in the case of any amendment (x) not covered by Section 5.1(a)(i) of this Schedule A and (y) that would affect the rights, privileges, restrictions or conditions attaching to certain of the Exchangeable Units in a manner adverse to those holders of Exchangeable Units relative to other holders of Exchangeable Units, with the approval all of the holders of the adversely affected Exchangeable Units and the General Partner; or

(iii)	in the case of any other amendment that would affect the rights, privileges, restrictions or conditions attaching to the Exchangeable Units, the General Partner; provided, that, until the Special Board Date (as defined in the TopCo Articles), the amendments set out in this clause (a)(iii) may only be made without the approval of any Limited Partner if approved by a majority of the Specially Designated Directors then in office.

(b)	Any approval given by the holders of the Exchangeable Units to add to, change or remove any right, privilege, restriction or condition attaching to the class of Exchangeable Units held by such holders or any other matter requiring the approval or consent of the holders of the Exchangeable Units, shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable Law subject to a minimum requirement that such approval be evidenced by an Ordinary Resolution passed by the holders of such class of Exchangeable Units.

(c)	Neither the Partnership nor TopCo will propose, agree to or otherwise give effect to:

(i)	any amendment to, or waiver of its rights or obligations under, the Voting Agreement without the approval of the Partners given in accordance with Section 5.1(a); or

(ii)	the termination of the Voting Agreement in accordance with Section 8.01 of the Voting Agreement without the approval of at least 75 % of the voting power attached to the Exchangeable Units (excluding Units owned by the General Partner and its Subsidiaries), which 75% approval shall include the vote of a majority of the voting power attached to the Exchangeable Units (other than Exchangeable Units beneficially owned by Rover, any Meteor Entity and their respective Affiliates and Associates); and provided that any such termination shall include the implementation of a successor Voting Agreement no less favorable to the owners of the Exchangeable Units .

ARTICLE 6

GENERAL

6.1	Fractional Shares

A holder of Exchangeable Units shall not be entitled to any fraction of a TopCo Share and no certificates representing any such fractional interest shall be issued, and such holder otherwise entitled to a fractional interest shall only be entitled to receive the nearest whole number of TopCo Shares, rounded down.

6.2	Tax Treatment

This Schedule A shall be treated as part of the partnership agreement of the Partnership as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the U.S. Treasury Regulations.

Exhibit J - A&R Canadian LPA.DOCX

EXHIBIT A

EXCHANGE NOTICE

To Telesat Partnership LP (the “Partnership”)

This notice is given pursuant to Section 2.1(a) of Schedule A of the Amended and Restated Limited Partnership Agreement, as amended from time to time, between Telesat Corporation (“Topco”), in its own capacity and as general partner, and the other parties thereto (the Limited Partnership Agreement”). All capitalized words and expressions used in this notice that are defined in the Limited Partnership Agreement have the meanings ascribed to such words and expressions in such Limited Partnership Agreement.

The undersigned hereby notifies the Partnership that the undersigned desires to have the Partnership exchange in accordance with the terms of the Limited Partnership Agreement:

☐	all Class _____ Exchangeable Unit(s) held by the undersigned; or

☐	__________ Class _____ Exchangeable Unit(s) held by the undersigned,

on __________ (the “Exchange Date”).

NOTE:	The “Exchange Date” must be a Business Day and must not be less than two Business Days nor more than ten Business Days after the date upon which the Exchange Notice is delivered to the office of the Partnership. If no such Business Day is specified in an Exchange Notice, the Exchange Date shall be deemed to be the second Business Day after the date on which such Exchange Notice is received by the Partnership.

If the undersigned is exchanging Class C Exchangeable Units, the undersigned hereby notifies the Partnership it desires to have the Partnership exchange the foregoing Exchangeable Unit(s) for _____ Topco Class C Fully Voting Shares and _____ TopCo Class C Limited Voting Shares.

This Exchange Notice may be revoked and withdrawn by the undersigned only by notice in writing given to the Partnership at any time before the close of business on the second Business Day preceding the Exchange Date.

The undersigned hereby represents and warrants to the Partnership that the undersigned has good title to, and owns, the Exchangeable Units subject to this notice to be acquired by the Partnership free and clear of all liens, claims and encumbrances.

☐          If the undersigned is exchanging Class A Exchangeable Units or Class C Exchangeable Units, the undersigned represents that they are a Qualified Canadian (as defined in the Limited Partnership Agreement) and will promptly provide evidence in form and substance satisfactory to the General Partner of the Unitholder’s status as a Qualified Canadian upon request of the Partnership. Failure to check this box means that TopCo Class B Shares will be issued.

(Signature of Record Holder)	(Name of Record Holder)	(Date)

Exh. A-1

NOTE:	The securities resulting from the exchange of the Exchangeable Units will be issued and registered in the name of the Unitholder as it appears on the register of the Partnership unless either option appearing immediately below is duly completed.

☐	If the securities are to be issued to a Canadian broker account (CDS TRAX):

Canadian Broker Name:

Canadian Broker Address:

Canadian Broker CUID:

Canadian Broker Account Number:

Canadian Broker Phone Number:

Signature of Record Holder:

☐	If the securities are to be issued to a U.S. broker account (DWAC):

U.S. Broker Name:

U.S. Broker Address:

U.S. Broker DTC Number:

Account Number:

U.S. Broker Contact Name:

U.S. Broker Phone Number:

Signature of Record Holder:

Exh. A-2

Schedule “B”

Form of Transaction Agreement

(see attached)

EXECUTION VERSION

TRANSACTION AGREEMENT AND PLAN OF MERGER

by and among

TELESAT CANADA,

TELESAT CORPORATION,

TELESAT PARTNERSHIP LP,

TELESAT CANHOLD CORPORATION,

LION COMBINATION SUB CORPORATION,

LORAL SPACE & COMMUNICATIONS INC.,

PUBLIC SECTOR PENSION INVESTMENT BOARD

and

RED ISLE PRIVATE INVESTMENTS INC.

Dated as of November 23, 2020

- i -

- ii -

- iii -

- iv -

Schedule 1:	Individual Transit Stockholders
Schedule 2:	Sample Statement

Exhibit A:	Form of Voting Director Contribution Agreement
Exhibit B:	Form of Stockholder Contribution Agreement
Exhibit C:	Form of Optionholder Exchange Agreement
Exhibit D:	Voting Support Agreement
Exhibit E:	Form of Trust Agreement
Exhibit F:	Form of Trust Voting Agreement
Exhibit G:	Form of Amended and Restated Topco Organizational Documents
Exhibit H:	Form of Topco Post-Closing Investor Rights Agreements
Exhibit I:	Form of Registration Rights Agreement
Exhibit J:	Form of Canadian LP Partnership Agreement
Exhibit K:	Form of Leo Amended and Restated Certificate of Incorporation
Exhibit L:	Accounting Principles
Exhibit M:	Form of Leo Shareholder Rights Plan

- v -

TRANSACTION AGREEMENT AND PLAN OF MERGER

This TRANSACTION AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 23, 2020, by and among Telesat Canada, a corporation incorporated under the laws of Canada (“Transit”), Telesat Corporation, a corporation incorporated under the laws of British Columbia (“Topco”), Telesat Partnership LP, a limited partnership organized under the laws of Ontario (“Canadian LP”), Telesat CanHold Corporation, a corporation incorporated under the laws of British Columbia and a wholly-owned subsidiary of Canadian LP (“CanHoldco”), Loral Space & Communications Inc., a Delaware corporation (“Leo”), Lion Combination Sub Corporation, a Delaware corporation and a wholly-owned subsidiary of Leo (“Merger Sub”), Public Sector Pension Investment Board, a Canadian Crown corporation incorporated under the laws of Canada (“Polaris”), and Red Isle Private Investments Inc., a corporation incorporated under the laws of Canada and a wholly-owned subsidiary of Polaris (“Rover”).

RECITALS:

WHEREAS, as of the date hereof, Leo, indirectly through Leo Holdings, owns a 62.7% economic interest in Transit, Polaris, indirectly through Rover, owns a 36.7% economic interest in Transit, and John P. Cashman and Colin D. Watson (the “Voting Directors”) own Transit Director Voting Preferred Shares, with the remainder of Transit being owned by the individual shareholders of Transit listed on Schedule 1 hereto (the “Individual Transit Stockholders”);

WHEREAS, as of the date hereof, Canadian LP owns five shares of Preferred Stock of Leo;

WHEREAS, concurrently herewith, the Voting Directors are entering into a contribution agreement with Canadian LP in the form of Exhibit A hereto (the “Voting Director Contribution Agreement”) pursuant to which, upon the Closing, the Voting Directors will contribute their Transit Director Voting Preferred Shares to Canadian LP in exchange for interests in Canadian LP;

WHEREAS, the Individual Transit Stockholders are being offered the opportunity to enter into contribution agreements with Topco in respect of their Transit Non-Voting Participating Preferred Shares, each in the form of Exhibit B hereto (the “Stockholder Contribution Agreement”), and holders of Transit Tandem SARs, Transit Options and Transit RSUs are being offered the opportunity to enter into exchange agreements with Topco in respect of their Transit Tandem SARs, Transit Options and Transit RSUs, each in the form of Exhibit C hereto (the “Optionholder Exchange Agreement”), pursuant to which, upon the Closing, the Individual Transit Stockholders will contribute their Transit Non-Voting Participating Preferred Shares to Topco in exchange for Topco Common Shares and $0.01 per Transit share and holders of Transit Tandem SARs, Transit Options and Transit RSUs will exchange such instruments for corresponding instruments in Topco with the same vesting terms and conditions;

WHEREAS, on the terms and subject to the conditions more fully set forth herein, the Parties wish to cause the consummation of a “integration” transaction that will result in Canadian LP indirectly owning all of the economic interests in Transit, and Topco becoming the publicly traded general partner of Canadian LP, including the following transactions: (i) Rover exchanging its equity interests in Transit for Topco Common Shares and LP Units of Canadian LP on the terms and subject to the conditions set forth herein; (ii) consummation of the transactions contemplated by the Stockholder Contribution Agreement; (iii) consummation of the transactions contemplated by the Voting Director Contribution Agreement; (iv) consummation of the transactions contemplated by the Optionholder Exchange Agreement; and (v) the merger of Merger Sub with and into Leo (the “Merger”), with Leo surviving the Merger as a subsidiary of Canadian LP and with the shares of Preferred Stock held by Canadian LP remaining outstanding and the other stockholders of Leo, including the Meteor Holders, receiving Topco Common Shares and/or LP Units, all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”) (the foregoing transactions and the other transactions contemplated by Article II being referred to as the “Integration Transaction”);

WHEREAS, the board of directors of Leo (the “Leo Board”) has established an independent special committee thereof (the “Leo Special Committee”) that has determined that this Agreement and the Integration Transaction, including the Merger, are fair, advisable and in the best interests of the stockholders of Leo other than stockholders affiliated with the Meteor Holders, and has recommended to the Leo Board that it approve this Agreement and the Integration Transaction;

WHEREAS, (a) the board of directors (or equivalent body) of each of Transit, Topco, Canadian LP, CanHoldco, Merger Sub and Rover has unanimously approved and declared advisable the Integration Transaction, including the Merger, and this Agreement, (b) the board of directors (or equivalent body) of Polaris has approved and declared advisable the Integration Transaction, including the Merger and this Agreement, and (c) the Leo Board, with two directors having recused themselves, has unanimously determined that this Agreement and the Integration Transaction are in the best interests of Leo and its stockholders, and has resolved to recommend that the Leo stockholders adopt and approve this Agreement and has directed that this Agreement and the consummation of the Integration Transaction be submitted to Leo stockholders for their consideration;

WHEREAS, consummation of the Merger is conditioned upon the affirmative vote of the holders of a majority of the Voting Leo Common Stock not affiliated with the Meteor Holders, and in order to protect the integrity of such vote, the Leo Board has adopted a shareholders’ rights plan in the form of Exhibit M hereto (the “Leo Rights Plan”) that will be triggered upon the acquisition of 15% or more of the Voting Leo Common Stock not held by the Meteor Holders or Polaris, subject to certain exceptions set forth therein, which will automatically expire immediately prior to the earlier to occur of (a) the next annual meeting of holders of Leo Common Shares and (b) the Closing;

WHEREAS, on the First Closing Day, Topco, Rover, the Meteor Holders, each other person who will be admitted to Canadian LP as a limited partner in accordance with the provisions thereof and, solely for the purposes of Section 3.21 thereof, Polaris, shall enter into the amended and restated partnership agreement of Canadian LP in the form of Exhibit J attached hereto (the “Partnership Agreement”);

WHEREAS, concurrently herewith, Topco and Meteor, on the one hand, and Topco and Polaris, on the other hand, are entering into the investor rights agreements, each in the form of Exhibit H attached hereto (the “Topco Post-Closing Investor Rights Agreements”), each of which shall become effective upon the Effective Time pursuant to its terms and Section 2.2(a)(ii) hereof;

WHEREAS, concurrently herewith, Topco, Meteor and Polaris are entering into the registration rights agreement in the form of Exhibit I attached hereto (the “Registration Rights Agreement”), which shall become effective upon the Effective Time pursuant to its terms and Section 2.2(a)(iii) hereof;

WHEREAS, concurrently herewith, and as a condition and inducement to the willingness of Topco to enter into this Agreement, the Meteor Holders are entering into the voting support agreement attached hereto as Exhibit D (the “Voting Support Agreement”) with Transit and Polaris pursuant to which, among other things, the Meteor Holders have agreed, on the terms and subject to the conditions set forth in the Voting Support Agreement, and in consideration in part for the Topco Post-Closing Investor Rights Agreements, to (a) vote 30% of the issued and outstanding shares of Voting Leo Common Stock in favor of the Integration Transaction, including the Merger, and the adoption of this Agreement and (b) take certain other actions as contemplated by the Voting Support Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.        Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:

“30-Day VWAP” means, as of any date of determination, the volume weighted average trading price of a Topco Common Share for the 30 trading days ended on the second Business Day prior to the date of determination, as reported on the stock exchange or securities market on which the highest aggregate number of Topco Common Shares have been traded for the twelve month period immediately preceding the date of determination.

“Acceptable Confidentiality Agreement” means a confidentiality agreement consistent with the terms of the Leo-Polaris NDA and meeting any applicable requirements of the Transit Shareholders Agreement.

“Accounting Principles” means the accounting principles, methods, policies, procedures, classifications, judgements, estimation methodologies and practices set forth on Exhibit L hereto.

“Adjustment Amount” shall have the meaning set forth in Section 2.3(b)(iv).

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the Contemplated Transactions.

“Affiliate” means “affiliate” as defined in Rule 405 promulgated under the Securities Act; provided that, notwithstanding anything to the contrary, for purposes of this Agreement, (a) no member of the Transit Group is an “Affiliate” of any member of the Leo Group, Polaris, Rover, Topco or Merger Sub, (b) none of any member of the Leo Group, Polaris, Topco or Merger Sub is an “Affiliate” of any member of the Transit Group, (c) neither Topco nor Merger Sub is an “Affiliate” of any member of the Leo Group, Polaris, Rover or any member of the Transit Group, (d) no member of the Leo Group, Polaris, Rover or any member of the Transit Group is an “Affiliate” of Topco or Merger Sub, (e) no member of the Leo Group shall be deemed to be an affiliate of Meteor, unless and to the extent such member of the Leo Group is acting at the direction of Meteor, and (f) no portfolio company of (i) any investment vehicle or (ii) any holding company that, in each case, is directly or indirectly managed or controlled by Polaris, or Meteor or its Affiliates, as the case may be, is an “Affiliate” of Polaris, Rover or Meteor, unless and to the extent such portfolio company is acting at the direction of the applicable Person (it being understood, however, that each of Polaris and Rover is an “Affiliate” of the other).

“Agreed Governmental Filings” means (i) the filing of a pre-merger notification and report form under the HSR Act and the receipt, termination or expiration, as applicable, of waivers, consents, approvals, waiting periods or agreements required under the HSR Act and the Competition Act Approval (collectively, together with the HSR Act, “Antitrust Laws”); (ii) notices, approvals, clearance, findings of suitability or as otherwise may be required under the Radiocommunication Act, the Communications Act and the rules, regulations, and policies of ISED and the FCC (including, if applicable, any review by the Team Telecom Agencies and any related agreements regarding national security, law enforcement, defense or public safety issues existing or imposed in connection with the FCC approvals referenced in Section 8.5(g) or the approval by ISED to the extent such approvals are required to consummate the Contemplated Transactions) and any statute, rule, regulation or policy of any other Governmental Agency with respect to the operation of radio apparatus, the use of radio spectrum and/or the provision of communications services; (iii) such notices, consents, approvals, orders, authorizations, registrations, declarations, licenses, and filings as may be required under the NISPOM (including any required DCSA Approval), and the International Traffic in Arms Regulations (“ITAR”) enforced by the U.S. Department of State, Directorate of Defense Trade Controls (“DDTC”); (iv) a joint voluntary notice by Leo, Transit, Topco, and Polaris under the DPA and such other submissions by Leo, Transit, Topco, or Polaris as are necessary or advisable in order to obtain CFIUS Approval for the Contemplated Transactions; and (v) any reviews that may be initiated pursuant to the national security review provisions in Part IV.1 of the Investment Canada Act.

“Agreement” shall have the meaning set forth in the Preamble and shall include the Disclosure Letters and all Exhibits and Schedules hereto.

“Alternative Acquisition Agreement” shall have the meaning set forth in Section 9.3(a)(iv).

“Alternative Proposal”, with respect to any Person, means

(a)    any proposal, inquiry, indication of interest or offer from any other Person or group of Persons (other than the Parties) with respect to a direct or indirect merger, consolidation, business combination, equity or asset sale or similar transaction involving such Person and its Subsidiaries (or in the case of (i) Leo, the Leo Group or the Transit Group, or (ii) Polaris, the Transit Group) and representing more than 15% of the total assets (including equity securities of Subsidiaries) of such Person and its Subsidiaries (or in the case of (i) Leo, the Leo Group or the Transit Group, or (ii) Polaris, the Transit Group) or to which 15% or more of such Person and its Subsidiaries (or in the case of (i) Leo, the Leo Group or the Transit Group, or (ii) Polaris, the Transit Group) net revenues or net income are attributable, in each case, taken as a whole,

(b)    any acquisition by any Person or group of Persons (other than the Parties) resulting in, or any proposal, inquiry, indication of interest or offer to acquire by tender offer, share exchange or in any manner (including by amalgamation, plan of arrangement, spin-off, joint venture, recapitalization, liquidation, dissolution, exclusive lease or license or otherwise), which if consummated would result in, any Person or group of Persons (other than a Party) becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, equity and/or voting securities representing more than

(i)            15% of all of the outstanding equity and/or voting securities (by vote or value) of such Person or any of its Subsidiaries (or in the case of (A) Leo, the Leo Group or the Transit Group, or (B) Polaris, the Transit Group),

(ii)           15% of the total assets (including equity securities of Subsidiaries) of such Person and its Subsidiaries (or in the case of (A) Leo, the Leo Group or the Transit Group, or (B) Polaris, the Transit Group), taken as a whole, or

(iii)          15% or more of the consolidated net revenues or net income of such Person (or in the case of (A) Leo, the Leo Group or the Transit Group, or (B) Polaris, the Transit Group), or

(c)    any combination of the foregoing, in each case of clauses (a) and (b), whether in a single transaction or a series of related transactions;

provided, however, that the following shall not constitute Alternative Proposals: (x) the Contemplated Transactions, (y) transactions solely related to Leo’s interest in XTAR or GdM or (z) transactions relating principally to the financing of Transit whether prior to or subsequent to the Closing.

“Amended and Restated Topco Organizational Documents” shall have the meaning set forth in Section 2.1(a)(i).

“Anomaly” means the Occurrence of any of the following: in-orbit satellite equipment failures or malfunctions, payload failures, solar array/power system failures, satellite control system failures and propulsion system failures, in each case, which results in the permanent impairment of the operational capability of the applicable satellite, including as a result of the loss of ability to transmit or receive information.

“Anti-Corruption Laws” means Legal Requirements relating to fraud, anti-bribery and anti-corruption (governmental or commercial) that apply to the business and dealings of any member of the Leo Group, including Legal Requirements that prohibit false, fake or fraudulent payments or acts or that prohibit the payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign government official, foreign government employee or commercial entity to obtain a business advantage, such as the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada), the UK Bribery Act 2010 and all national laws enacted to implement the Organisation for Economic Co-Operation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Antitrust Division” shall have the meaning set forth in Section 8.5(b)(i)(A).

“Antitrust Laws” shall have the meaning set forth in the definition of Agreed Governmental Filings herein.

“Applicable Canadian Securities Laws” means all applicable securities legislation of the Qualifying Jurisdictions and the respective rules, regulations, instruments and published policies made thereunder.

“Applicable Return” shall have the meaning set forth in Section 9.10(a)(i).

“Approved 2020 Budget” means the operating budget of Transit and its consolidated subsidiaries for the fiscal year ending December 31, 2020, as most recently approved by the board of directors of Transit prior to the date of this Agreement.

“Asserted Liability” shall have the meaning set forth in Section 9.9(c).

“Audit Date” means December 31, 2019.

“Audited Financial Statements” shall have the meaning set forth in Section 4.7(b).

“Balance Sheet Date” means June 30, 2020.

“Business Day” means any day other than a Saturday, Sunday, a day on which banking institutions in the City of Montréal are authorized or required by law to be closed or a day on which the New York Stock Exchange, the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading.

“Can ULC” shall have the meaning set forth in Section 2.1(e).

“Canadian Designated Person” means any person designated or listed under Canadian Sanctions.

“Canadian LP” shall have the meaning set forth in the Preamble.

“Canadian Prospectus” means, collectively, a preliminary prospectus and a final prospectus (including any amendments or amendments and restatements thereto) of Topco and Canadian LP prepared and filed in accordance with Applicable Canadian Securities Laws to qualify the distribution of the Class A common shares and the Class B common shares, each in the capital of Topco and of the Units in Canadian LP, to the public.

“Canadian Sanctions” means the United Nations Act (Canada), the Special Economic Measures Act (Canada), the Criminal Code (Canada), Part II.1, the Freezing Assets of Corrupt Foreign Officials Act (Canada), Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), regulations and orders made thereunder, and any other Legal Requirement in Canada that imposes economic sanctions.

“Canadian Securities Authorities” means the securities commissions and similar regulatory authorities in the Qualifying Jurisdictions.

“CanHoldco” shall have the meaning set forth in the Preamble.

“CanHoldco Shares” means shares of common stock of CanHoldco.

“Certificate” shall have the meaning set forth in Section 3.8(c)(ii).

“Certificate of Incorporation” means the Certificate of Incorporation of Leo.

“Certificate of Merger” shall have the meaning set forth in Section 3.3.

“CFIUS” means the interagency Committee on Foreign Investment in the United States and any CFIUS member or participating agency or agencies acting on behalf of CFIUS.

“CFIUS Approval” means that any of the following shall have occurred: (a) the review period under the DPA commencing on the date that a CFIUS Notice is accepted by CFIUS shall have expired and Leo, on the one hand, and Polaris, on the other hand, shall have received written notice from CFIUS to the effect that such review has been concluded and that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Contemplated Transactions, (b) an investigation under the DPA shall have been commenced after such review period and CFIUS shall have determined to conclude all action under the DPA without sending a report to the President of the United States, and Leo, on the one hand, and Polaris, on the other hand, shall have received written notice from CFIUS that either the Contemplated Transactions do not constitute a “covered transaction” under the DPA or there are no unresolved national security concerns, and all action under the DPA is concluded with respect to the Contemplated Transactions, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision and either (i) the President shall have announced a decision not to take any action to suspend or prohibit the Contemplated Transactions or, (ii) the period under the DPA during which the President may announce his decision to take action to suspend, prohibit or place any limitations on the Contemplated Transactions shall have expired without any such action being threatened, announced or taken.

“CFIUS Notice” means a joint voluntary notice with respect to the Contemplated Transactions prepared by Leo and Polaris and submitted to CFIUS in accordance with the requirements of the DPA.

“CFIUS Turndown” means (a) CFIUS shall have notified the Parties, orally or in writing, that CFIUS intends to send a report to the President of the United States recommending that he act to suspend or prohibit the Contemplated Transactions, and (b) Leo and Polaris shall have made a joint determination that CFIUS Approval is unlikely to be obtained.

“Change of Recommendation” shall have the meaning set forth in Section 9.3(d)(vi).

“Claims Notice” shall have the meaning set forth in Section 9.9(c).

“Class C LP Units” means the Class C exchangeable limited partnership units in the capital of Canadian LP.

“Closing” shall have the meaning set forth in Section 3.2.

“Closing Cash” shall have the meaning set forth in Section 2.1(a)(vi)(B)(1).

“Closing Dates” shall have the meaning set forth in Section 3.2.

“Closing Extension Period” shall have the meaning set forth in Section 3.2.

“Closing Gross-Up Factor” means a fraction, (a) the numerator of which is equal to one, and (b) the denominator of which is equal to (i) 100% minus (ii) the Polaris Closing Percentage.

“Closing Leo Transaction Expenses” shall have the meaning set forth in Section 2.1(a)(vi)(B)(1).

“Closing Statement” shall have the meaning set forth in Section 2.3(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or a person designated or authorized pursuant to the Competition Act to exercise the powers and perform the duties of the Commissioner of Competition.

“Communications Act” means the United States Communications Act of 1934.

“Competition Act” means the Competition Act (Canada).

“Competition Act Approval” means: (a) the issuance of an Advance Ruling Certificate and such Advance Ruling Certificate has not been rescinded prior to the Closing; (b) the Parties have given the notices required under section 114 of the Competition Act with respect to the Contemplated Transactions and the applicable waiting period under section 123 of the Competition Act has expired or has been terminated in accordance with the Competition Act; or (c) the obligation to give the requisite notice has been waived pursuant to paragraph 113(c) of the Competition Act, and, in the case of each of clauses (b) or (c), the Commissioner of Competition has advised in writing that, in effect, such Person does not intend to make an application under section 92 of the Competition Act in respect of the Contemplated Transactions, and the form of and any terms and conditions attached to any such advice are reasonably acceptable to Topco and such advice has not been rescinded or amended prior to the Closing.

“Contemplated Transactions” means the Integration Transaction, including the Merger, and the transactions contemplated by the other Transaction Documents.

“Contract” means, with respect to any Person, any oral or written contract, commitment, purchase order, insurance policy, lease, license, mortgage, deed, bond, note, indenture, loan or other document or instrument evidencing indebtedness, or other legally binding agreement, but excluding any Permits and Leo Benefit Plans.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any actions or inactions taken (or not taken), or any plans, procedures or practices reasonably adopted (and compliance therewith), in each case, in connection with or in response to quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester, safety or similar Legal Requirement, directive, guidelines or recommendations promulgated by any applicable industry group or any Governmental Agency, including the Centers for Disease Control and Prevention and the World Health Organization.

“CSA” shall have the meaning set forth in Section 8.5(f).

“D&O Indemnified Parties” shall have the meaning set forth in Section 9.4(a).

“Data Room” shall have the meaning set forth in Section 1.2(k).

“DCSA” means the United States Defense Counterintelligence and Security Agency.

“DCSA Approval” means entry by DCSA into a commitment letter with the relevant Parties to mitigate FOCI arising out of the Contemplated Transactions.

“DDTC” shall have the meaning set forth in the definition of Agreed Governmental Filings herein.

“DGCL” shall have the meaning set forth in the Recitals.

“Disclosure Letters” means the Leo Disclosure Letter, the Transit Disclosure Letter, the Topco Disclosure Letter and the Polaris Disclosure Letter.

“Discussion End Date” shall have the meaning set forth in Section 9.3(b)(ii)(A).

“Disinterested Stockholder Vote” shall have the meaning set forth in Section 4.2(a).

“Dispute Resolution Arbiter” shall have the meaning set forth in Section 2.3(e).

“DPA” means Section 721 of the Defense Production Act of 1950, as amended, as codified at 50 U.S.C. § 4565, and the regulations promulgated pursuant thereto as codified at 31 C.F.R. parts 800-802.

“Economic Sanctions Law” means any OFAC Law, Canadian Sanctions, or other economic sanctions law administered or enforced by the U.S. Government, the Government of Canada, the United Nations Security Council, the European Union, or Her Majesty’s Treasury.

“Effective Time” shall have the meaning set forth in Section 3.3.

“Election Deadline” shall have the meaning set forth in Section 3.8(b)(ii).

“Election Form” shall have the meaning set forth in Section 3.8(b)(ii).

“Enforceability Exceptions” shall have the meaning set forth in Section 4.2.

“Environmental Laws” shall have the meaning set forth in Section 4.26.

“Equity Compensation Adjustment Factor” means, with respect to a particular required Make-Whole Amount, a fraction, expressed as a percentage, (a) the numerator of which is equal to such required Make-Whole Amount, and (b) the denominator of which is equal to the product of (i) the 30-Day VWAP at the time the applicable Indemnifiable Cost was incurred and (ii)   the number of Topco Common Shares then owned by Polaris and its Affiliates (assuming for this purpose the exchange of all LP Units for Topco Common Shares).

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any entity, trade or business that would be treated as a single employer with any member of the Leo Group within the meaning of Section 414 of the Code.

“E-Sign” shall have the meaning set forth in Section 12.15.

“Estimated Closing Statement” shall have the meaning set forth in Section 2.3(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall have the meaning set forth in Section 3.8(a).

“Exchange Fund” shall have the meaning set forth in Section 3.8(a).

“Existing Indemnification Obligation” shall have the meaning set forth in Section 9.4(a).

“Expenses” shall have the meaning set forth in Section 12.7.

“FCC” means the United States Federal Communications Commission.

“Filing Parties” shall have the meaning set forth in Section 8.5(a).

“Final Closing Cash” shall have the meaning set forth in Section 2.3(b)(i).

“Final Determination” shall have the meaning set forth in Section 9.10(a)(ii).

“Final Leo NAV” shall have the meaning set forth in Section 2.3(b)(ii).

“First Closing Day” shall have the meaning set forth in Section 2.1(a).

“FOCI” means foreign ownership, control, or influence within the meaning of the NISPOM.

“Form F-4” means the registration statement on Form F-4 to be filed by Topco and Canadian LP with the SEC in order to register the Topco Common Shares and LP Units issuable as Merger Consideration hereunder.

“FTC” shall have the meaning set forth in Section 8.5(b)(i)(A).

“Full Break-Fee” shall have the meaning set forth in Section 11.3(b)(iii).

“Fully Diluted Basis” means a number of Topco Common Shares determined on a fully diluted basis assuming for this purpose the exchange of all LP Units for Topco Common Shares, all “in-the-money” and fully vested Topco Incentive Securities and one-half of all “in-the-money” and not fully vested Topco Incentive Securities, whether or not the LP Units or Topco Incentive Securities are at the time exchangeable.

“GAAP” means United States generally accepted accounting principles, as consistently applied by Leo prior to the date hereof.

“GdM” means Globalstar de México, S. de R.L. de C.V, a Mexican sociedad de responsabilidad limitada de capital variable.

“GdM Documents” shall have the meaning set forth in Section 4.25(b).

“Golden Share” means the “Golden Share” as defined in Exhibit G.

“Governmental Agency” means (a) any international, foreign, federal, state, provincial, county, local or municipal government or administrative agency or political subdivision thereof or any quasi-governmental entity of any kind (including the Canadian Securities Authorities, SEC, FCC, ISED, CFIUS, DCSA, DDTC, the FTC, the Antitrust Division and the Commissioner of Competition) exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (b) any governmental agency, division, authority, board, bureau, commission, department, instrumentality or minister, (c) any court or administrative tribunal or arbitral body (public or private) with applicable jurisdiction, (d)  any non-governmental agency, tribunal or entity that is vested with governmental powers and authority, or (e) any self-regulatory organization (including any stock exchange).

“Governmental Related Party” means (a) any instrumentality of a foreign government or department, including any corporation or entity owned or controlled in whole or in part by any foreign government or any sovereign wealth fund, (b) any political party, (c) any public international organization, or (d) any instrumentality (including any company, business, enterprise or other entity) owned or controlled by any government, department, organization, or other entity described in the foregoing clauses (a) through (c) of this definition or clauses (a) through (e) of the definition of Governmental Agency.

“GP Units” shall have the meaning set forth in the definition of Units herein.

“Gross Make-Whole Payment” shall have the meaning set forth in Section 9.10(b).

“Gross-Up Factor” means a fraction, (a) the numerator of which is one, and (b)   the denominator of which is equal to (i) 100%, minus (ii) Polaris’s Pro Rata Share at the time the applicable Indemnifiable Cost was incurred and minus (iii) solely to the extent that a Gross Make-Whole Payment (or portion thereof) is to be satisfied in the form of Indemnity Shares, the Equity Compensation Adjustment Factor.

“Hazardous Substance” means any substance that is defined, characterized, listed, deemed to be or otherwise regulated as (alone or in any combination) hazardous, hazardous waste, radioactive, deleterious, toxic, caustic, dangerous, a contaminant, a pollutant, a dangerous good, a waste, a special waste, a source of contamination, a source of pollutant under any Environmental Law or any substances or materials, or words of similar effect, under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IFRS” means International Financing Reporting Standards as issued by the International Accounting Standards Board, as consistently applied by Transit prior to the date hereof.

“In All Material Respects” means, for purposes of Article X, a covenant shall be deemed to have been performed “In All Material Respects” unless both: (a) a Party has sought to assert the failure to satisfy a closing condition based on the nonperformance of the covenant by providing written notice to the other Parties specifying in reasonable detail the alleged breach of covenant, and (b) the covenant has not been performed in all material respects; provided that, notwithstanding the foregoing, a covenant (other than any covenant set forth in Section 8.1(b)(ii), Section 8.1(b)(iii) or Section 8.1(b)(xxiv) as it relates to Section 8.1(b)(ii) and Section 8.1(b)(iii)) shall be deemed to have been performed “In All Material Respects” if (i) the covenant that has not been (or is asserted to have not been) performed in all material respects is a covenant of Leo and Polaris is expressly entitled to indemnification pursuant to Section 9.9 or Section 9.10 with respect to any such failure to perform, and (ii) Leo has acknowledged in writing such indemnification obligation.

“Indemnifiable Costs” means any Tax Related Indemnifiable Cost or any other cost for which the Polaris Indemnified Parties are indemnified pursuant to Section 9.9 and Section 9.10. For the avoidance of doubt, the amount of any costs paid by any member of the Leo Group prior to or at the Closing shall not be Indemnifiable Costs.

“Indemnity Shares” means Topco Common Shares issued to Rover pursuant to Section 9.9 or Section 9.10.

“Individual Transit Stockholders” shall have the meaning set forth in the Recitals.

“Inducement Payment” shall have the meaning set forth in Section 2.1(a)(vi)(B)(2).

“Integration Transaction” shall have the meaning set forth in the Recitals.

“Intellectual Property” means any of the following, as they exist anywhere in the world, whether registered or unregistered: (a) all patents, patentable inventions and patent applications and all reissues, divisions, divisionals, provisionals, continuations and continuations-in-part, renewals, extensions, reexaminations, utility models, certificates of invention and design patents, registrations and applications thereof, and all documents and filings claiming priority to or serving as a basis for priority thereof, (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles and other source or business identifiers, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof, (c) all copyrights, works of authorship, copyrightable works, copyright registrations and applications therefor, and all other rights corresponding thereto, (d) all software, including all source code, data and related documentation, (e) industrial designs, (f) all trade secrets and confidential information and proprietary information and rights (whether or not patentable or subject to copyright or trade secret protection), (g) all Internet domain names, (h) any other intellectual property rights and (i) any copies of tangible embodiments thereof (in whatever form or medium).

“Intervening Event” means a material development, event or fact with respect to the Leo Group and/or the Transit Group arising after the date of this Agreement but prior to the Requisite Stockholder Vote being obtained that (a) was not known to or reasonably foreseeable by the Leo Board prior to the execution and delivery of this Agreement, and (b) did not result from or arise out of the announcement or pendency of, the Contemplated Transactions; provided, however, that in no event shall the following events, occurrences or facts constitute an Intervening Event: (i) the receipt, existence or terms of an Alternative Proposal or any matter relating thereto or consequence thereof, (ii) changes in any Legal Requirement applicable to the Leo Group, (iii) changes in the market price or trading volume of Leo Common Shares, or (iv)   the fact that the Leo Group meets or exceeds internal or published projections, forecasts or revenue or earnings predictions for any period; provided, further, however, that the underlying causes of such change or fact shall not be excluded by clauses (iii) and (iv).

“Investment Canada Act” means the Investment Canada Act.

“IRS” shall have the meaning set forth in Section 9.10(a)(iii).

“ISED” means the Minister of Innovation, Science and Industry acting in accordance with the powers and discretion accorded to the Minister under the Radiocommunication Act, the Investment Canada Act and related regulations.

“ITAR” shall have the meaning set forth in the definition of Agreed Governmental Filings herein.

“Joint Obligors” means, with respect to those payment specifically referenced herein, CanHoldco and Topco as joint and several obligors to the payee; it being understood that as between CanHoldco and Topco, Topco shall be primarily liable and CanHoldco shall be secondarily liable.

“Knowledge” shall be interpreted for the purposes of this Agreement as follows: (a)   a matter will be deemed to be within the “Knowledge of Leo” if such matter is, as of the date of the execution of this Agreement or as of the Closing Date, as applicable, actually known (after reasonable inquiry) to any of the individuals listed on Section 1.1 of the Leo Disclosure Letter, (b)   a matter will be deemed to be within the “Knowledge of Transit” if such matter is, as of the date of this Agreement or as of the Closing Date, as applicable, actually known (after reasonable inquiry) to any of the individuals listed on Section 1.1 of the Transit Disclosure Letter and (c) a matter will be deemed to be within the “Knowledge of Polaris” if such matter is, as of the date of the execution of this Agreement or as of the Closing Date, as applicable, actually known (after reasonable inquiry) to any of the individuals listed on Section 1.1 of the Polaris Disclosure Letter.

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, multinational or other administrative Order, code, constitution, law, rule, ordinance, requirement, permit, principle of common law, regulation, statute or treaty.

“Legal Restraint” shall have the meaning set forth in Section 10.1(c).

“Leo” shall have the meaning set forth in the Preamble.

“Leo Benefit Plan” means each “employee benefit plan” within the meaning of Section 3(3) of ERISA and each other compensation or benefit plan, policy, program, agreement or arrangement, including each severance, change in control, retention, transaction, retirement, supplemental retirement, pension, Tax gross-up, bonus, incentive equity or equity-based, profit sharing, deferred compensation, profit sharing, vacation, paid time off, relocation, fringe benefit, material consulting agreement with a natural person, and any other employee benefit plan, policy, program, agreement, arrangement or plan, whether or not subject to ERISA, whether formal or informal, oral or written, in each case, that are sponsored, maintained, contributed to or required to be contributed to by a member of the Leo Group, or with respect to which any member of the Leo Group has or could reasonably be expected to have any Liability with respect thereto, whether actual or contingent, or direct or indirect. Notwithstanding anything herein to the contrary, in no event shall any employee benefit or compensation plan maintained, sponsored, contributed to or required to be contributed to by any member of the Transit Group be a Leo Benefit Plan for purposes of this Agreement.

“Leo Board” shall have the meaning set forth in the Recitals.

“Leo Book Entry Shares” shall have the meaning set forth in Section 3.8(c)(ii).

“Leo Cash” means with respect to the Leo Group, without duplication, the aggregate amount of all cash and cash equivalents (including for purposes of this Agreement money market funds and money market instruments) held by any member of the Leo Group, determined in accordance with GAAP. For the avoidance of doubt, “Leo Cash” shall (1) be calculated net of issued but uncleared checks and drafts written or issued by any member of the Leo Group as of the applicable date and (2) include checks and drafts deposited for the account of the Leo Group as of the applicable date.

“Leo Common Shares” shall mean, collectively, shares of the Non-Voting Leo Common Stock and the Voting Leo Common Stock.

“Leo Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Leo to the other Parties concurrently with the execution of this Agreement.

“Leo Employee” means (a) each person who immediately prior to the Closing is an employee of any member of the Leo Group and (b) each person who was an employee of any member of the Leo Group and immediately prior to the Closing is on approved leave or has a right to reemployment. For the avoidance of doubt, unless otherwise specified herein with respect to a specific provision, each XTAR Employee shall not be considered a Leo Employee for purposes of this Agreement.

“Leo Fundamental Representations” means Section 4.1 (Organization, Existence and Good Standing), Section 4.2 (Authority), Section 4.11 (Ownership of Transit Securities), and Section 4.27 (Anti-Takeover Provisions).

“Leo Group” means Leo and its Subsidiaries, for the avoidance of doubt, including Merger Sub and excluding the Transit Group, XTAR and its Subsidiaries and GdM and its Subsidiaries.

“Leo Holdings” means Loral Holdings Corporation, a Delaware corporation and a wholly-owned Subsidiary of Leo.

“Leo Insurance Policies” shall have the meaning set forth in Section 4.19.

“Leo Lease” shall have the meaning set forth in Section 4.15(b).

“Leo Leased Property” shall have the meaning set forth in Section 4.15(b).

“Leo Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, (a) has a material and adverse effect on the business, assets, Liabilities or financial condition of the Leo Group taken as a whole, or (b) that would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the respective obligations of the Leo Group under this Agreement.

“Leo Material Contract” shall have the meaning set forth in Section 4.12(a).

“Leo NAV” means Leo’s non-Transit assets and liabilities as prepared, determined and calculated in accordance with the Accounting Principles and set forth in the Sample Statement; provided that “Leo NAV” shall not include Leo Cash or any amounts duplicative of the Unpaid Leo Transaction Expenses.

“Leo Permits” shall have the meaning set forth in Section 4.10(a).

“Leo Proxy Statement” means the proxy statement, together with any amendments or supplements thereto and any other related proxy materials, relating to the approval and adoption of this Agreement by Leo’s stockholders prepared in accordance with applicable Legal Requirements.

“Leo Reports” shall have the meaning set forth in Section 4.7(a).

“Leo Rights Plan” shall the meaning set forth in the Recitals.

“Leo RSU” shall have the meaning set forth in Section 3.9(a).

“Leo Savings Plan” means the Loral Savings Plan (Restated as of June 4, 2020).

“Leo Severance Policies” means The Loral Severance Policy for Corporate Officers (amended and restated as of August 4, 2011) and The Loral Severance Policy for Corporate Office Employees (amended and restated as of August 4, 2011), in each case, as in effect on the date hereof.

“Leo Special Committee” shall have the meaning set forth in the Recitals.

“Leo Stockholder Meeting” shall have the meaning set forth in Section 9.1(a).

“Leo Title IV Plan” shall have the meaning set forth in Section 4.13(m).

“Leo Transaction Expenses” means, without duplication, an amount equal to the sum of:

(a)     all costs, fees and expenses (including all fees and expenses of counsel, accountants, investment banks, advisors and consultants and other third-party costs, fees and expenses or any brokerage, finder’s or other similar fee or commission, in each case whether or not accrued, billed or invoiced) in connection with: (i) the negotiation, execution and delivery of this Agreement or the consummation of the Contemplated Transactions; (ii) the restructuring or disposition of the Leo Group’s interest in XTAR that relates to the period ending on or prior to the Reference Time (excluding any amount paid or reimbursed by XTAR), (iii) any restructuring (including any asset or equity transfer, liquidation or dissolution or similar transactions) of GdM that relates to the period ending on or prior to the Reference Time (excluding any amount paid or reimbursed by GdM), or (iv) the dissolution of any member of the Leo Group or the termination of any joint venture to which any member of the Leo Group is a party that relates to the period ending on or prior to the Reference Time;

(b)    all sale, transaction, retention, change of control or similar bonuses, any unpaid compensation, including bonus compensation and the Prorated Bonus Amounts, or other similar payments, and Severance Obligations (including, for the avoidance of doubt, any Severance Obligations payable by any member of the Leo Group to the Terminated Employees or XTAR Employees who are terminated in accordance with Section 9.5(b), including, for the avoidance of doubt, any payments or benefits (including the acceleration thereof) under the Loral Space Management Incentive Program), in each case, owed to current or former officers, employees, directors or consultants of the Leo Group, XTAR or GdM that become due in connection with the consummation of the Contemplated Transactions and that are not paid prior to the Closing, and in each case, the employer portion of any employment, payroll and withholding Taxes attributable thereto, but excluding any amount paid or reimbursed by XTAR, GdM or any Affiliate thereof;

(c)     the employer portion of any employment, payroll and withholding Taxes attributable to payments in respect of Leo RSUs;

(d)    all change of control, consent payments or similar costs or payments (including associated overhead and administrative costs) made to obtain consent or approval under any Contract which are incurred by the Leo Group in connection with the consummation of the Contemplated Transactions;

(e)     any fees and expenses incurred by any member of the Leo Group in connection with terminating any property leases or other Contracts of the Leo Group, including the Leo Lease and any Contracts terminated pursuant to Section 8.7 (or associated overhead and administrative costs of the Leo Group in connection with such termination of such property leases or other Contracts);

(f)     any costs, fees and expenses, including all filing fees and other charges for filing the Agreed Governmental Filings incurred by the Leo Group in obtaining any approval by any Governmental Agency in connection with the Contemplated Transactions; and

(g)     the fees and expenses of the Tail Policies.

“Leo Transaction Litigation” shall have the meaning set forth in Section 9.7.

“Leo-Polaris NDA” means the Confidentiality Agreement, dated as of November 30, 2018, by and between Leo and Polaris, as amended by those certain Letter Agreements Re: Extension of Confidentiality Agreements, dated as of May 28, 2020 and July 28, 2020.

“Liability” means any liability, debt or obligation of any type (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due), including any liability for Taxes.

“Lien” means any mortgage, hypothecation, deed of trust, statutory or deemed trust, lien, pledge, charge, security interest, indenture, restriction, easement, title defect, survey defect, encroachment, lease, license, purchase right, right of first refusal or other encumbrance of any kind, whether voluntarily incurred or imposed by or arising under Contract or applicable Legal Requirement.

“Liquidity Constraint” shall have the meaning set forth in Section 2.3(i).

“Losses” means, collectively, as to any particular Person, any loss, liability, damages, settlement, judgment, claim, obligation, interest, awards, penalties, fines, cost or expense of whatever kind (including reasonable legal fees and expenses and the cost of enforcing any right to indemnification hereunder), in each case paid out-of-pocket by such Person (including, for the avoidance of doubt, with respect to any Losses for which the Polaris Indemnified Parties are entitled to indemnification pursuant to Section 9.9 and Section 9.10, any amounts paid out-of-pocket by Topco or any of its Subsidiaries). Any amount described in the preceding sentence incurred by GdM or XTAR shall not constitute Losses (including in respect of any diminution of value).

“LP Consideration” shall have the meaning set forth in Section 3.7(c)(i).

“LP Election” means an election to receive the LP Consideration as contemplated by Section 3.7(c)(i).

“LP Units” shall mean the exchangeable units of Canadian LP having substantially the rights, privileges, restrictions and conditions set forth in the Partnership Agreement.

“Make-Whole Amount” shall have the meaning set forth in Section 9.10(b).

“Material Adverse Effect” means the Occurrence following the date of this Agreement resulting in one or more Anomalies with respect to any satellite, excluding the satellites known as Anik F1, Anik F1R, Nimiq 1 and Telstar 12 but including the transponders serving Canada on the satellite known as Viasat-1, owned, controlled and operated by the Transit Group (the “Transit Satellites”) that, individually or in the aggregate, results in or would reasonably be expected to result in a permanent reduction in the capacity of the Transit Satellites that would have the effect of decreasing the total projected revenue of Transit set forth in the Approved 2020 Budget by 25% or more.

“Material Transit Debt” shall have the meaning set forth in Section 8.2(g).

“Merger” shall have the meaning set forth in the Recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.7(c)(ii).

“Merger Sub” shall have the meaning set forth in the Preamble.

“Meteor” means MHR Fund Management LLC.

“Meteor Holders” means, collectively, Meteor and its Affiliates that hold Leo Common Shares.

“Minimum Cash” means $1,000,000.

“NISPOM” means the National Industrial Security Program Operating Manual administered by DCSA.

“Non-Disclosure Agreements” means (a) the Leo-Polaris NDA, (b) the confidentiality provisions of the Transit Shareholders Agreement and (c) that certain acknowledgment letter, dated as of April 22, 2019, among Leo, Polaris, Meteor and Transit, as may be amended from time to time.

“Non-Leo Paid Leo Transaction Expenses” means the aggregate amount of Leo Transaction Expenses paid by the Joint Obligors pursuant to the provisions of Section 2.1(a)(vi)(B)(1).

“Non-Voting Leo Common Stock” means the Non-Voting Common Stock of Leo as defined in the Certificate of Incorporation.

“Objection Statement” shall have the meaning set forth in Section 2.3(d).

“Occurrence” means one or more facts, events, conditions, changes, developments, occurrences or circumstances.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OFAC Laws” means any statutory and regulatory requirements of the laws administered by OFAC.

“OFAC List” means any list of prohibited countries, individuals, organizations and entities that is administered or maintained by OFAC, including: (i) section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001) issued by the President of the United States (Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), any related enabling legislation or any other similar executive orders; (ii) the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, and/or any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation; or (iii) a “Designated National” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515.

“Optionholder Exchange Agreement” shall have the meaning set forth in the Recitals.

“Order” means any award, decision, decree, injunction, judgment, notice, order, ruling, subpoena, writ or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Agency with applicable jurisdiction.

“Other Indemnitors” shall have the meaning set forth in Section 9.4(c).

“Outside Date” shall mean the date that is twelve months following the date hereof; provided that, if as of such date all of the conditions to Closing set forth in Article X (other than Section 10.1(b)) have been satisfied (other than those to be satisfied on the Closing Date), then the Outside Date shall automatically be extended for an additional six months, without any further action being required on the part of any Party; provided, further, that, if the Outside Date would otherwise occur prior to ten Business Days following the expiration of any Closing Extension Period, the Outside Date shall automatically be extended until the tenth Business Day following the expiration of any Closing Extension Period; provided, further, that the Outside Date shall be automatically extended on a day-for-day basis for each day of any shutdown or closure of any Governmental Agency (including any specific request from any Governmental Agency to delay filings or for additional time to review the Contemplated Transactions) arising or resulting from COVID-19 that would have the effect of delaying or preventing the review of the Contemplated Transactions and/or issuance of clearance or approval from such Governmental Agency to the extent required pursuant to Section 8.5.

“Partial Break-Fee” shall have the meaning set forth in Section 11.3(a).

“Parties” means, collectively, Canadian LP, CanHoldco, Leo, Merger Sub, Polaris, Rover, Topco and Transit.

“Partnership Agreement” shall have the meaning set forth in the Recitals.

“Permit” means any permit, approval, consent, declaration, waiver, authorization, license, franchise, certificate, variance, order or permission required by a Governmental Agency under any Legal Requirement.

“Permitted Internal Leo Transaction” shall have the meaning set forth in Section 8.1(b)(i).

“Permitted Lien” means: (a) Liens for Taxes or governmental assessments, charges or claims that are not yet due or that may thereafter be paid without penalty or interest or other additional amounts, in each case that are being contested in good faith through appropriate Proceedings and in respect of which adequate reserves have been set aside in accordance with GAAP; (b) a Lien that is disclosed on the consolidated balance sheet of Leo or Transit, as applicable, or notes thereto as of the Balance Sheet Date (or securing liabilities reflected on such balance sheet) or incurred in the ordinary course of business since the Balance Sheet Date; (c)   statutory Liens (and rights of set-off) of landlords, banks, carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by Legal Requirements, in each case incurred in the ordinary course of business, securing amounts that are not yet due and payable or that are being contested in good faith and as to which adequate reserves have been set aside in accordance with GAAP; (d) easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title, in each case that do not and will not materially interfere with the value or use of the property to which such Lien is attached or with the business of the Leo Group; (e) any interest or title of a lessor or sublessor under any Leo Lease; (f) purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or similar Liens) financing statements relating solely to operating leases of personal property entered into in the ordinary course of business; (g) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; (h) defects, irregularities or imperfections on title and other Liens that do not secure payment obligations and that, individually or in the aggregate, do not materially impair, and are not reasonably likely to materially impair, the value or continued use of the asset or property to which they relate, as currently used; or (i) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property.

“Person” means any individual, corporation, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body, business unit, division or other entity.

“Polaris” shall have the meaning set forth in the Preamble.

“Polaris Closing Cash Payment” shall have the meaning set forth in Section 2.1(a)(vi)(D).

“Polaris Closing Percentage” means a fraction, expressed as a percentage, (a) the numerator of which is the number of Topco Common Shares owned by Polaris and its Affiliates immediately following the Closing, and (b) the denominator of which is the number of Topco Common Shares issued in connection with the Closing pursuant to Article II or the documents included as Exhibits hereto, in each case assuming for this purpose the exchange of all LP Units for Topco Common Shares. For the avoidance of doubt, neither the numerator nor the denominator of the Polaris Closing Percentage shall include any Topco Common Shares issued by Topco in any offering for cash at or following the Closing.

“Polaris Designees” means the individuals appointed or designated by Polaris, from time to time prior to the Closing, to the board of directors (or equivalent governing body) of Topco.

“Polaris Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Polaris and Rover to the other Parties concurrently with the execution of this Agreement.

“Polaris Fundamental Representations” means Section 7.1 (Organization, Existence and Good Standing), Section 7.2 (Authority) and Section 7.6 (Ownership of Transit Securities).

“Polaris Indemnified Parties” shall have the meaning set forth in Section 9.9(a).

“Polaris Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the respective obligations of Polaris or Rover under this Agreement.

“Polaris Maximum Percentage” means a fraction, expressed as a percentage, (a)   the numerator of which is the number of Topco Common Shares owned by Polaris and its Affiliates on a Fully Diluted Basis immediately following the Integration Transaction, plus the number of Indemnity Shares issued to Polaris, and (b) the denominator of which is the number of Topco Common Shares outstanding on a Fully Diluted Basis immediately following the Integration Transaction, plus the number of Indemnity Shares issued to Polaris. For the avoidance of doubt, neither the numerator nor the denominator of the Polaris Maximum Percentage shall include any Topco Common Shares issued by Topco in any offering for cash at or following the Closing.

“Pre-Closing Taxes” shall have the meaning set forth in Section 9.10(a)(iv).

“Preferred Stock” shall have the meaning set forth in Section 4.6(a).

“Pro Rata Share” means a fraction, expressed as a percentage, (a) the numerator of which is the number of Topco Common Shares owned by Polaris and its Affiliates on a Fully Diluted Basis at the time the applicable Indemnifiable Cost was incurred, and (b) the denominator of which is the number of Topco Common Shares outstanding on a Fully Diluted Basis at the time the applicable Indemnifiable Cost was incurred; provided, however, that the Pro Rata Share may not exceed the Polaris Maximum Percentage.

“Proceeding” means any action, suit, litigation, arbitration, legal, administrative or other civil or criminal proceeding, at law or in equity, or, to the extent within the actual knowledge of the applicable Party, any investigation by or before any Governmental Agency.

“Prorated Bonus Amount” means, for each Terminated Employee, an amount equal to the sum of (v) any unpaid compensation, including bonus compensation, for years ending prior to the year in which the Closing occurs; plus (w) the product of (i) the payment percentage listed opposite such Terminated Employee’s name on Section 9.5(a) of the Leo Disclosure Letter, (ii) such Terminated Employee’s annual base salary as of the Closing Date and (iii) a fraction, the numerator of which equals the number of calendar days during the calendar year in which the Closing Date occurs that have elapsed through the Closing Date, and the denominator of which equals 365; plus (x) as applicable, a “make-whole” payment amount related to the discontinuation of benefits under Leo’s supplemental executive retirement plan equal to the product of (i) the payment percentage listed opposite each Terminated Employee’s name on Section 9.5(a) of the Leo Disclosure Letter and (ii) the positive difference (if any) of (1)   such Terminated Employee’s total base salary and bonus received in cash during the year in which the Closing occurs, including the bonuses referenced in clauses (v) and (w) above; minus (2)   the annual compensation limit under Section 401(a)(17) of the Code for the year in which the Closing occurs; plus (y) as applicable, a contribution to the Leo Savings Plan for those employees who are eligible to receive a Retirement Contribution, as defined therein, equal to the product of (i) the payment percentage listed opposite each eligible Terminated Employee’s name on Section 9.5(a) of the Leo Disclosure Letter and (ii) such Terminated Employee’s year-to-date total base salary; plus (z) as applicable, payment in respect of any accrued salaries, employer matching contributions under the Leo Savings Plan and earned but unused vacation as of the Closing Date.

“Qualified Canadian” shall have the same meaning as is given to the term “Canadian” in the Investment Canada Act.

“Qualifying Jurisdictions” means all of the provinces and territories in Canada.

“Radiocommunication Act” means the Radiocommunication Act (Canada).

“Recommendation” shall have the meaning set forth in Section 4.2(b).

“Reference Time” means 11:59 p.m. on the day that is immediately prior to the First Closing Day.

“Registration Rights Agreement” shall have the meaning set forth in the Recitals.

“Related Person” shall have the meaning set forth in Section 4.14.

“Remaining Cap” shall have the meaning set forth in Section 9.10(d).

“Repatriation/Inversion Liabilities” shall have the meaning set forth in Section 9.10(a)(v).

“Representatives” means, with respect to any Person, each of its directors, officers, employees, members, partners, consultants, accountants, legal counsel, investment bankers and other advisors, agents or other representatives, acting at the direction of or on behalf of such Person or any controlled Affiliate of such Person.

“Requisite Stockholder Vote” shall have the meaning set forth in Section 4.2.

“Rover” shall have the meaning set forth in the Preamble.

“Sample Statement” means Leo’s non-Transit assets and liabilities as set forth on Schedule 2 hereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Closing Day” shall have the meaning set forth in Section 2.1(b).

“Section 16” shall have the meaning set forth in Section 9.2.

“Section 9.1/9.3 Breach” means, with respect to Leo, a breach or failure to perform any agreement, covenant or other obligation of Leo under Section 9.1 or Section 9.3 hereof as a result of an act or omission of Leo either (a) taken by Leo with the intention of breaching or failing to perform the applicable agreement, covenant or obligation or (b) that a reasonable Person would conclude was taken with the intention of breaching or failing to perform the applicable agreement, covenant or obligation.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Disclosure Documents” shall have the meaning set forth in Section 9.1(b).

“Severance Obligations” mean statutory, common law, contractual or other severance or separation payments or benefits, including (a) any statutory, common law or contractual damages, reinstatement claims and any other payment, benefit, claim, cost, liability or obligation, in each case, arising out of or in connection with termination of employment or service, (b) any compensation payable during a mandatory termination notice period, (c) any severance or termination payments or benefits pursuant to a judgment or determination of a court, agency, regulatory body, or other governmental authority or an arbitrator, in each case, having jurisdiction over the parties hereto and (d) the employer portion of any employment, payroll and withholding taxes attributable to such payments or benefits. For the avoidance of doubt, with respect to the Leo Group, “Severance Obligations” shall include any payments and benefits under the Leo Severance Policies.

“Shut-down Liability” means any Liability indicated as such in the Sample Statement.

“Shut-down Liability Notice” shall have the meaning set forth in Section 9.9(b)(i).

“Signature” shall have the meaning set forth in Section 12.15.

“Signed Transaction Document” shall have the meaning set forth in Section 12.15.

“Stockholder Contribution Agreement” shall have the meaning set forth in the Recitals.

“Straddle Period” shall have the meaning set forth in Section 9.10(a)(vi).

“Subsidiary” means any corporation or other Person of which the relevant Party (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the outstanding voting securities or equity interests having the power to vote for the election of the board of directors or other governing board of such Person or with respect to which the relevant Party (either alone or through or together with any other Subsidiary) otherwise has the power to direct or control the management and policies of such Person, by Contract or otherwise; provided that for purposes of this Agreement (a) Transit is not a Subsidiary of Polaris, Rover or any member of the Leo Group, (b) neither XTAR nor GdM is a Subsidiary of any member of the Leo Group and (c) following the Closing, each member of the Leo Group will be deemed a Subsidiary of Topco. The term “Subsidiary” shall include all Subsidiaries of a Subsidiary.

“Superior Proposal” means a bona fide, unsolicited written Alternative Proposal (with references to “15%” in the definition of Alternative Proposal being substituted with references to “50%” for purposes of this definition) made by a third party that the Leo Board determines in good faith and in the proper discharge of its fiduciary duties (after consultation with its outside financial and legal advisors), taking into account all legal, financial, regulatory and other aspects of the proposal (including any conditions to any related financing) and the Person making the proposal, (a) is more favorable to the stockholders of Leo from a financial point of view than the Contemplated Transactions, taken as a whole (after giving effect to all adjustments to the terms thereof that may be offered by Topco in writing pursuant to Section 9.3) and (b) is reasonably likely to be consummated on the terms proposed in such Alternative Proposal.

“Surrendered Shares” shall have the meaning set forth in Section 2.1(a)(vi)(C).

“Survival Date” shall have the meaning set forth in Section 9.9(b).

“Surviving Corporation” shall have the meaning set forth in Section 3.1.

“Tail Policies” shall have the meaning set forth in Section 9.4(f).

“Takeover Laws” shall have the meaning set forth in Section 4.27.

“Tax Act” means the Income Tax Act (Canada).

“Tax Claim” shall have the meaning set forth in Section 8.1(c).

“Tax Liability Defense Costs” shall have the meaning set forth in Section 9.10(a)(vii).

“Tax Proceeding” shall have the meaning set forth in Section 9.10(a)(viii).

“Tax Related Indemnifiable Costs” shall have the meaning set forth in Section 9.10(a)(ix).

“Tax Return” means any return, report, information return, election, declaration, notice, filing or other document (including any schedule or other attachment thereto or amendment thereof) filed, or required to be filed, in connection with the assessment or collection of any Taxes.

“Taxes” (or “Tax” as the context may require) means (a) any and all taxes, charges, fees, levies, penalties or other assessments imposed by any Taxing Authority, including, income, premium, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions to tax attributable thereto; (b)   any and all Liability for the payment of any items described in clause (a) above as a result of being (or ceasing to be) a member of an affiliated, consolidated, combined, unitary or aggregate group (or being included or being required to be included) in any Tax Return related to such group; and (c) any and all Liability for the payment of any amounts as a result of any express or implied obligation to indemnify any other person, or any successor or transferee Liability, in respect of any items described in clause (a) or (b) above.

“Taxing Authority” means any Governmental Agency with the authority to impose Tax.

“Team Telecom Agencies” means, collectively, the U.S. Departments of Defense, Justice (including the Federal Bureau of Investigation) and Homeland Security, the “Committee for the Assessment of Foreign Participation in the United States Telecommunications Services Sector” as established by Executive Order on April 4, 2020 or any successor to any of the foregoing.

“Terminated Employee” shall have the meaning set forth in Section 9.5(a).

“Termination Compensation” shall have the meaning set forth in Section 11.4(b).

“Topco” shall have the meaning set forth in the Preamble.

“Topco Common Shares” means the Class A common shares, Class B common shares, Class C limited voting common shares and Class C fully voting common shares, each in the capital of Topco.

“Topco Consideration” shall have the meaning set forth in Section 3.7(c)(ii).

“Topco Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Topco and Merger Sub to Leo concurrently with the execution of this Agreement.

“Topco Electing Share” shall have the meaning set forth in Section 3.7(c)(ii).

“Topco Election” means an election to receive the Topco Consideration as contemplated by Section 3.8(b).

“Topco Fundamental Representations” means Section 6.1 (Organization, Existence and Good Standing) and Section 6.2 (Authority).

“Topco Incentive Securities” means, collectively, all options to purchase Topco Common Shares, Topco stock appreciation rights, and restricted stock units entitling holders to receive Topco Common Shares issued upon completion of the transactions contemplated by the Optionholder Exchange Agreement.

“Topco Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the respective obligations of Topco, Canadian LP, CanHoldco or Merger Sub under this Agreement.

“Topco Plan” shall have the meaning set forth in Section 9.5(c).

“Topco Post-Closing Investor Rights Agreements” shall have the meaning set forth in the Recitals.

“Topco Primary Offering” means a primary offering of the shares of Topco that is effected on or prior to the Closing Date.

“Topco Share Value” means the product of (a) the Transit-to-Topco Exchange Ratio, multiplied by (b) the closing trading price of a Leo Common Share on the trading date ended on the second Business Day prior to the First Closing Date.

“Topco Shareholder Representative” shall have the meaning set forth in Section 9.10(a)(x).

“Topco Super Voting Shares” means the super voting shares in the capital of Topco.

“Transaction Documents” means this Agreement, the Voting Support Agreement, and any and all certificates, agreements, documents or other instruments to be executed and delivered by any Person in connection with this Agreement or the Voting Support Agreement, any exhibits, attachments or schedules to any of the foregoing and any other written agreement that is expressly identified as a Transaction Document, as any of the foregoing may be amended, supplemented or otherwise modified from time to time.

“Transit” shall have the meaning set forth in the Preamble.

“Transit Articles” means the Articles of Amalgamation of Transit dated January 1, 2017.

“Transit Common Shares” means the Common Shares of Transit as defined in the Transit Articles.

“Transit Director Voting Preferred Shares” means the Director Voting Preferred Shares of Transit as defined in the Transit Articles.

“Transit Disclosure Letter” means the disclosure letter, dated as of the date hereof, delivered by Transit to the other Parties concurrently with the execution of this Agreement.

“Transit Fundamental Representations” means Section 5.1 (Organization, Existence and Good Standing) and Section 5.2 (Authority).

“Transit Group” means Transit and its Subsidiaries.

“Transit Material Adverse Effect” means one or more Occurrences that, individually or in the aggregate, would prevent or materially delay or hinder the consummation of the Contemplated Transactions or the performance of the obligations of Transit under this Agreement.

“Transit Non-Voting Participating Preferred Shares” means the Non-Voting Participating Preferred Shares of Transit as defined in the Transit Articles.

“Transit Options” shall have the meaning set forth in Section 5.5(b).

“Transit Redeemable Common Shares” means the Redeemable Common Shares of Transit as defined in the Transit Articles.

“Transit Redeemable Non-Voting Participating Preferred Shares” means the Redeemable Non-Voting Participating Preferred Shares of Transit as defined in the Transit Articles.

“Transit RSUs” shall have the meaning set forth in Section 5.5(b).

“Transit Satellites” shall have the meaning set forth in the definition of Material Adverse Effect herein.

“Transit Senior Preferred Shares” means the Senior Preferred Shares of Transit as defined in the Transit Articles.

“Transit Shareholders Agreement” means the Shareholders Agreement, dated October 31, 2007, by and among Transit, Leo, Polaris, Rover and certain other parties thereto.

“Transit Tandem SARs” shall have the meaning set forth in Section 5.5(b).

“Transit Voting Participating Preferred Shares” means the Voting Participating Preferred Shares of Transit as defined in the Transit Articles.

“Transit-to-Topco Exchange Ratio” means 0.4136 Topco Common Shares for each Transit share.

“Trust” shall have the meaning set forth in Section 2.1(a)(ii).

“Trust Agreement” shall have the meaning set forth in Section 2.1(a)(ii).

“Trust Settlor” shall have the meaning set forth in Section 2.1(a)(ii).

“Trust Voting Agreement” shall have the meaning set forth in Section 2.1(a)(ii).

“Trustee” means an entity organized under the laws of Canada that is not controlled by non-residents that is selected by Leo and Polaris to serve as the initial trustee of the Trust pursuant to the Trust Agreement.

“TSR Directors” shall have the meaning set forth in Section 9.10(a)(x).

“Unaudited Financial Statements” shall have the meaning set forth in Section 4.7(b).

“Uncertificated Leo Shares” shall have the meaning set forth in Section 3.8(c)(ii).

“Units” means the equity interests of Canadian LP, comprising six classes of partnership interests: (a) one class of general partner interest representing both voting and economic rights (“GP Units”); (b) three classes of limited partner interests representing economic rights only, that are subject to repurchase for Topco Common Shares; (c) one class of limited partner interest representing economic rights only, that is not exchangeable into Topco Common Shares; and (d) one class of limited partner interest with nominal value representing economic rights only, that is not exchangeable into Topco Common Shares (the “X LP Units”).

“Unpaid Leo Transaction Expenses” means the aggregate amount of Closing Leo Transaction Expenses to the extent unpaid after giving effect to any payments by Leo pursuant to Section 2.1(a)(vi)(B)(1).

“Unrestricted Inversion Status” shall have the meaning set forth in Section 9.10(a)(xi).

“U.S. Securities Exchange” means a securities exchange that has registered with the SEC under Section 6 of the Exchange Act.

“Voting Director Contribution Agreement” shall have the meaning set forth in the Recitals.

“Voting Directors” shall have the meaning set forth in the Recitals.

“Voting Leo Common Stock” means the Voting Common Stock of Leo as defined in the Certificate of Incorporation.

“Voting Support Agreement” shall have the meaning set forth in the Recitals.

“Willful Breach” with respect to a Person means a breach or failure to perform any agreement, covenant or other obligation of such Person under a Transaction Document, as a result of an act or omission of such Person either (a) taken by such Person with the intention of breaching or failing to perform the applicable agreement, covenant or obligation with the intention of causing any condition set forth in Article X not to be satisfied or (b) that a reasonable Person would conclude was taken with the intention of breaching or failing to perform the applicable agreement, covenant or obligation with the intention of causing any condition set forth in Article X not to be satisfied.

“Willful Breach Fee” shall have the meaning set forth in Section 11.5(b)(i).

“Withholding Liabilities” shall have the meaning set forth in Section 9.10(a)(xii).

“X LP Units” shall have the meaning set forth in the definition of Units herein.

“XTAR” means XTAR, LLC, a Delaware limited liability company.

“XTAR Documents” shall have the meaning set forth in Section 4.25(a).

“XTAR Employee” means each individual who (a) immediately prior to the Closing is an employee of Leo and is primarily providing services to XTAR or (b) was an employee of Leo who was primarily providing services to XTAR and immediately prior to the Closing is on approved leave or has a right to reemployment.

Section 1.2.      Other Interpretive Provisions.

(a)      When a reference is made in this Agreement to the “Preamble” or “Recitals,” or to any “Article,” “Section,” “Annex,” “Exhibit” or “Schedule,” such reference shall be to the Preamble of or the Recitals to, or to such Article or Section of, or Annex, Exhibit or Schedule to, this Agreement unless otherwise indicated. In the event of a conflict between the provisions of this Agreement and those of any Annex, Exhibit or Schedule to this Agreement, the provisions of this Agreement shall prevail.

(b)      The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect the interpretation of this Agreement.

(c)      Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(d)      Whenever the words “herein,” “hereof” and “hereunder” and other words of similar import are used in this Agreement, they shall be deemed to refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.

(e)      Whenever the word “or” is used in this Agreement, it shall not be deemed exclusive.

(f)       The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(g)      Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

(h)      The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(i)       All references to “$” or “dollars” mean the lawful currency of the United States of America. All references to “CDN$” mean the lawful currency of Canada.

(j)        The words “in the ordinary course of business” shall mean “in the ordinary course of business, consistent with past practice”.

(k)      The words “made available to Polaris” and words of similar import refer to documents or other information or materials posted to the “Project Taurus” Sharepoint data site (the “Data Room”) at least two Business Days prior to the date hereof (and Leo shall, upon the written request of Polaris, promptly deliver a CD, DVD, flash drive or similar electronic storage medium to Polaris containing readable copies of the contents of the Data Room as of one Business Day prior to the date hereof).

(l)        All references to time herein shall refer to New York City time unless otherwise specified.

(m)    Except as expressly stated in this Agreement, all references to any statute, rule, regulation or form (including in the definition thereof) are to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(n)     Except as expressly stated in this Agreement or as the context otherwise requires, all references to any agreement are to such agreement and include any exhibits, annexes and schedules attached to such agreement, in each case, as the same may be amended, modified, supplemented or restated from time to time, and all references to any section of such agreement include any successor to such section.

(o)     The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 12.8 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the Knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(p)     No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.

(q)     Unless otherwise specified herein, all financial statements of Leo required to be furnished hereunder shall be prepared in accordance with GAAP (as in effect on the date of such financial statements) and all financial statements of Transit required to be furnished hereunder shall be prepared in accordance with IFRS (as in effect on the date of such financial statements).

ARTICLE II.

THE INTEGRATION TRANSACTION

Section 2.1.     Integration Transaction. In accordance with the terms and conditions of this Agreement, upon the satisfaction or waiver of the conditions precedent to the consummation of the transactions contemplated hereby and set forth in Article X (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), the following steps of the Integration Transaction shall occur as an integral series of transactions implemented pursuant to a single plan which shall become effective at the Closing in the order set forth in this Article II:

(a)    On the first Business Day on which the Closing occurs (the “First Closing Day”):

(i)         The organizational documents of Topco shall be amended and restated as provided in the form of Exhibit G hereto (the “Amended and Restated Topco Organizational Documents”); provided that this step may be taken prior to the Closing Date.

(ii)        Following the step referred to in clause (i), an individual (the “Trust Settlor”), to be jointly designated by Leo and Polaris, will settle $5,100 in cash on a Trustee to be held in trust (the “Trust”) pursuant to the trust agreement, by and between the Trustee and the Trust Settlor in the form of Exhibit E hereto (the “Trust Agreement”); provided that this step may be taken prior to the Closing Date. The Trust will subscribe for one Class A Special Voting Share of Topco, one Class B Special Voting Share of Topco and one Class C Special Voting Share of Topco for an aggregate amount of $100 and will invest $4,999 in an interest-bearing bank deposit account or as otherwise provided in the Trust Agreement. The Trust will enter into the trust voting agreement with the Trustee, Topco and Canadian LP in the form of Exhibit F hereto (the “Trust Voting Agreement”).

(iii)       Immediately following the step referred to in clause (ii), on the terms and subject to the conditions of the Stockholder Contribution Agreement, the Individual Transit Stockholders shall contribute all of the Transit Non-Voting Participating Preferred Shares held by each to Topco in exchange for (x) a number of Topco Common Shares of the applicable class equal to the number of Transit Non-Voting Participating Preferred Shares contributed multiplied by the Transit-to-Topco Exchange Ratio and (y) $0.01 per Transit Non-Voting Participating Preferred Share.

(iv)       Immediately following the step referred to in clause (iii), pursuant to the terms and subject to the conditions of the Voting Director Contribution Agreement, the Voting Directors shall contribute all Transit Director Voting Preferred Shares held by each such Voting Director to Canadian LP in exchange for X LP Units. Topco and the Voting Directors shall jointly elect under subsection 97(2) of the Tax Act that such transfer occur on a tax-deferred rollover basis.

(v)        Immediately following the step referred to in clause (iv), Topco will transfer all of the Transit Non-Voting Participating Preferred Shares held by it to CanHoldco in exchange for CanHoldco Shares. CanHoldco and Topco shall jointly elect under subsection 85(1) of the Tax Act that such transfer occur on a tax-deferred rollover basis.

(vi)         Immediately following the step referred to in clause (v), the following steps shall occur simultaneously:

(A)         Topco shall contribute all of the CanHoldco Shares held by it to Canadian LP in exchange for additional GP Units. Topco, Rover, Henry Intven and the Voting Directors shall jointly elect under subsection 97(2) of the Tax Act that such transfer occur on a tax-deferred rollover basis;

(B)          Leo shall pay, by wire transfer of immediately available funds, the following, in the following order of priority:

(1)         to the parties entitled thereto, all Leo Transaction Expenses that are due and payable by any member of the Leo Group as of or at the Closing (the “Closing Leo Transaction Expenses”) (the Leo Cash as of the Reference Time, less the payments pursuant to this clause (1) is referred to as the “Closing Cash”, such amount not to be less than zero); provided that, if there is insufficient Leo Cash to pay all Closing Leo Transaction Expenses, the Unpaid Leo Transaction Expenses shall be paid to the parties entitled thereto as promptly as practicable following Closing, but no later than 35 trading days following the Merger, by wire transfer from the Joint Obligors of immediately available funds; and

(2)         to Rover, in order to induce Polaris and Rover to enter into the Integration Transaction, an amount in cash equal to the lesser of: (a) $7,000,000 or (b) Closing Cash less the Minimum Cash (such amount being the “Inducement Payment”, which shall not be less than zero).

(C)          Rover shall contribute a number of Transit Non-Voting Participating Preferred Shares held by it to Topco equal to (a) $5,000,000 divided by (b) the Topco Share Value (such number, the “Surrendered Shares”) in exchange for a number of Class C fully voting shares of Topco equal to the product of (i) the Surrendered Shares, multiplied by (ii) the Transit-to-Topco Exchange Ratio.

(D)          Rover shall contribute all of the Transit Common Shares, the Transit Voting Participating Preferred Shares and the balance of the Transit Non-Voting Participating Preferred Shares held by it to Canadian LP in exchange for:

(1)         a number of Class C LP Units equal to the number of Transit Common Shares, Transit Voting Participating Preferred Shares and Transit Non-Voting Participating Preferred Shares so contributed multiplied by the Transit-to-Topco Exchange Ratio; and

(2)         subject to Section 2.3(i), the right to receive a payment in cash equal to the product of (a) the amount if any by which the Inducement Payment is less than $7,000,000, and (b) the Closing Gross-Up Factor (such amount being the “Polaris Closing Cash Payment”, which shall be paid to Rover as promptly as practicable following Closing, but no later than 35 trading days following the Merger, by wire transfer from Canadian LP of immediately available funds).

(vii)         Immediately following the steps referred to in clause (vi), Topco will transfer the Transit Non-Voting Participating Preferred Shares held by it to Canadian LP in exchange for additional GP Units. Topco, Rover, Henry Intven and the Voting Directors shall jointly elect under subsection 97(2) of the Tax Act that such transfer occur on a tax-deferred roll-over basis.

(viii)        Immediately following the steps referred to in clause (vii), Canadian LP will contribute all of the Transit Common Shares, Transit Voting Participating Preferred Shares and Transit Non-Voting Participating Preferred Shares held by it to CanHoldco in exchange for additional CanHoldco Shares and a demand non-interest bearing promissory note with a principal amount equal to the Polaris Closing Cash Payment. The partners of Canadian LP (being Topco, Rover, Henry Intven and the Voting Directors) and CanHoldco will jointly elect under subsection 85(2) of the Tax Act that such transfer occur on a tax-deferred rollover basis.

(ix)           Immediately following the steps referred to in clause (viii), Leo shall file the Certificate of Merger with the Secretary of State of the State of Delaware.

(b)     On the Business Day immediately following the First Closing Day (the “Second Closing Day”), the Merger shall occur as provided in Article III.

(c)     Concurrently with the Effective Time:

(i)             Canadian LP shall redeem the X LP Units held by Henry Intven and the Voting Directors for the fair market value thereof;

(ii)            Topco shall redeem the Topco Super Voting Shares held by Henry Intven for $1.00 per share;

(iii)           Topco shall issue the Golden Share to the Trust for $1.00; and

(iv)           Canadian LP will issue additional GP Units to Topco in consideration for Topco issuing the Topco Consideration.

(d)    Immediately following the steps referred to in clause (c), the transactions contemplated by the Optionholder Exchange Agreement shall be consummated.

(e)     Immediately following the steps referred to in clause (d), Leo Holdings and CanHoldco shall form an unlimited liability company under the laws of British Columbia (“Can ULC”), Leo Holdings shall transfer all of the Transit Common Shares and Transit Non-Voting Participating Preferred Shares held by it to Can ULC in exchange for voting common shares of Can ULC and CanHoldco will subscribe for non-participating special voting shares of Can ULC entitling CanHoldco to a majority of the voting power of Can ULC in exchange for $100.

Section 2.2.      Closing Deliverables.

(a)     At the Closing, the following documents shall be amended and restated, or shall become effective, at the times indicated below:

(i)          Immediately following the transactions contemplated by Section 2.1(a)(i), the partnership agreement of Canadian LP shall be amended and restated in the form of Exhibit J hereto;

(ii)         Immediately upon the Effective Time, the Topco Post-Closing Investor Rights Agreements shall become effective; and

(iii)        Immediately upon the Effective Time, the Registration Rights Agreement shall become effective;

(b)     At the Closing, the following documents shall be delivered by Leo to Polaris and Topco:

(i)          resignations of the directors and officers of Leo;

(ii)         written evidence of the termination of all Contracts required pursuant to Section 8.7;

(iii)        a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Leo and Merger Sub certifying that (1) attached thereto are true and complete copies of (A) all resolutions adopted by the Leo Board or the board of directors of Merger Sub, as applicable, authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Integration Transaction, and (B) the vote of the stockholders of each of Leo and Merger Sub approving the Merger, and adopting this Agreement, and (2) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, including the Integration Transaction; and

(iv)       a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Agency of the jurisdiction under the laws in which Leo is organized.

(c)      At the Closing, the following documents shall be delivered by Topco to Polaris and Leo:

(i)          a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each of Transit, Topco, Canadian LP and CanHoldco certifying that (1) attached thereto are true and complete copies of (A) all resolutions adopted by the boards of directors (or equivalent governing bodies) of each of Transit, Topco, Canadian LP and CanHoldco authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Integration Transaction, and (B)  resolutions of the stockholders (or, in the case of Canadian LP, the general partner) of each of Transit, Topco, Canadian LP and CanHoldco approving the Integration Transaction, including the Merger, and adopting this Agreement, and (2) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby, including the Integration Transaction; and

(ii)         a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Agency of the jurisdiction under the laws in which each of Transit, Topco, Canadian LP, CanHoldco and Merger Sub is organized.

Section 2.3.          Estimated and Post-Closing Calculations and Adjustment.

(a)      Not less than five Business Days prior to the First Closing Day, Leo shall prepare and deliver to Polaris a statement (the “Estimated Closing Statement”), together with reasonable supporting detail with respect to the calculation of such amounts, setting forth Leo’s good faith estimate of:

(i)	Leo Cash as of the Reference Time;

(ii)	the Closing Cash;

(iii)	the Leo NAV as of the Reference Time; and

(iv)	Unpaid Leo Transaction Expenses.

(b)     As promptly as possible, but in any event within 90 days following the Closing Date, Topco (with the Polaris designees to the Topco board of directors having recused themselves) shall prepare and deliver to Polaris a statement (the “Closing Statement”) setting forth the following:

(i)	the Closing Cash (the “Final Closing Cash”);

(ii)	the Leo NAV as of the Reference Time (the “Final Leo NAV”);

(iii)	the Non-Leo Paid Leo Transaction Expenses;

(iv)          the “Adjustment Amount”, which will be an amount equal to the product of: (x) the Polaris Closing Percentage, (y) the Closing Gross-Up Factor, and (z) the total of the following:

(A)          the amount of the Final Leo NAV (such amount to be expressed as a positive number if the Final Leo NAV is negative and as a negative number if the Final Leo NAV is positive), minus

(B)	the Final Closing Cash, plus

(C)	the Inducement Payment, plus

(D)	the Non-Leo Paid Leo Transaction Expenses.

(c)      The Estimated Closing Statement and the Closing Statement and the determinations contained therein shall each be prepared in accordance with the Sample Statement, the Accounting Principles, and in the event of a conflict between GAAP and the express provisions of the Sample Statement and the Accounting Principles, the express provisions of the Sample Statement and the Accounting Principles shall govern. Prior to its delivery of the Closing Statement, Topco shall consult in good faith with the Meteor Holders regarding the preparation of the Closing Statement in draft form and the TSR Directors (acting in good faith and in the best interests of the shareholders of Topco (other than Polaris and its Affiliates)) shall have approved the Closing Statement, after consultation with the Meteor Holders and the TSR Directors’ good faith consideration of any revisions proposed by the Meteor Holders.

(d)     After delivery of the Closing Statement, subject to the execution of a customary confidentiality agreement, Polaris and its accountants and other representatives shall be permitted, and the relevant Parties shall provide, reasonable access at reasonable times to review Topco’s and its Subsidiaries’ books and records and their personnel and any work papers prepared by Topco and its Subsidiaries’ (including Leo and its Subsidiaries) and/or their respective accountants, related to the preparation of the Closing Statement and to such historical information relating to the Closing Statement as Polaris may reasonably request for purposes of reviewing the Closing Statement and to prepare an Objection Statement. If Polaris has any good faith objections to the Closing Statement, it shall deliver to Topco a statement setting forth its good faith objections thereto (an “Objection Statement”), which shall set forth in reasonable detail any items which Polaris believes were not prepared in accordance with this Agreement and Polaris’s calculation of the correct amount of any such items and the resulting Adjustment Amount. If an Objection Statement is not delivered to Topco within 45 days following the date of delivery of the Closing Statement, provided that Topco and its Subsidiaries and Leo and its Subsidiaries have cooperated in good faith with their obligations under this Section 2.3(d), the Closing Statement shall be final, binding and non-appealable by the Parties for purposes of this Agreement.

(e)      In the event an Objection Statement is delivered, Topco (subject to the approval of the TSR Directors) and Polaris shall negotiate in good faith to resolve any such objections. If Topco and Polaris do not reach a final resolution within 45 days after the delivery of the Objection Statement, Topco and Polaris shall submit any such items remaining in dispute to Ernst & Young Global Limited, or if such firm is unavailable or has a conflict of interest, another nationally recognized independent accounting firm reasonably acceptable to Topco and Polaris (the “Dispute Resolution Arbiter”). Topco and Polaris shall use their commercially reasonable efforts to cause the Dispute Resolution Arbiter to, as promptly as practicable, and in any event within 30 days of its appointment, select either the Adjustment Amount set forth in the Closing Statement or the Adjustment Amount set forth in the Objection Statement, but not any other number, as the amount that most closely reflects the Adjustment Amount set forth in this Agreement. The amount selected by the Dispute Resolution Arbiter shall, absent fraud or manifest error, be the final, binding on and non-appealable Adjustment Amount for purposes of this Agreement. The Dispute Resolution Arbiter shall act solely as an accounting expert and not as an arbitrator.

(f)      Any submissions to the Dispute Resolution Arbiter must be written and delivered to each party to the dispute. The Dispute Resolution Arbiter’s determination shall be based solely on the presentations by Topco and Polaris that are in accordance with the terms and procedures set forth in this Agreement (i.e., not on the basis of an independent review). The fees and expenses of the Dispute Resolution Arbiter shall be borne by Topco; provided, however, that, if the Dispute Resolution Arbiter selects (i) the Adjustment Amount set forth in the Closing Statement as the Adjustment Amount, the Adjustment Amount shall be further reduced dollar-for-dollar by an amount equal to the product of (x) the Polaris Closing Percentage, (y) the Closing Gross-Up Factor, and (z) the fees and expenses of the Dispute Resolution Arbiter, or (ii) the Adjustment Amount set forth in the Objection Statement as the Adjustment Amount, the Adjustment Amount shall be further increased by an amount equal to the product of (x) the Polaris Closing Percentage, (y) the Closing Gross-Up Factor, and (z) the fees and expenses of the Dispute Resolution Arbiter.

(g)     Within 10 Business Days of the final determination of the Adjustment Amount:

(i)          if the Adjustment Amount is positive, Canadian LP shall pay or cause to be paid to Rover an amount in cash equal to the Adjustment Amount, or

(ii)         if the Adjustment Amount is negative, Rover shall pay or cause to be paid to Canadian LP an amount in cash equal to the absolute value of the Adjustment Amount.

(h)     The Parties agree that payments made pursuant to Section 2.3(g) shall be treated for all tax purposes as adjustments made to the purchase price paid by Canadian LP to Rover for Transit Common Shares, Transit Voting Participating Preferred Shares and Transit Non-Voting Participating Preferred Shares pursuant to Section 2.1(a)(vi)(D).

(i)      If the board of directors of Topco (after consulting with the management of Topco and its Subsidiaries) determines that any payment due to Rover pursuant to Section 2.1(a)(vi)(D)(2) or Section 2.3(g)(i) (in each case, if settled wholly in cash and taking into account any dividends or distributions to be made by Transit or any of its Subsidiaries to fund such payment) would (i) unduly constrain the liquidity needs of Canadian LP or any of its Subsidiaries, (ii) result in a breach of or default under the Material Transit Debt or (iii) unduly constrain the ability of any Subsidiary of Topco that is restricted by the Material Transit Debt to pay dividends or make investments or other payments, in each case, within the limitations imposed by the restrictive covenants of the Material Transit Debt (based on the reasonable estimates of the management of Topco with respect to the calculation of such limitations); provided that, with respect to this clause (iii), any such dividends, investments or other payments shall have received the prior written consent of Polaris (which consent shall not be unreasonably withheld, conditioned or delayed) (each of clauses (i), (ii) and (iii), a “Liquidity Constraint”), then, in each case, such payment (or any portion thereof) may be satisfied in the form of newly issued Topco Common Shares valued at the 30-Day VWAP as of the date on which such payment would be required to be made pursuant to this Agreement.

(j)      If the Parties mutually determine that it is desirable, immediately following the Closing, for there to be a greater or lesser aggregate number of Topco Common Shares and LP Units issued and outstanding, the Parties may, by an instrument in writing executed by each Party, adjust the Transit-to-Topco Exchange Ratio, the number of Class C fully voting shares of Topco to be received by Rover pursuant to Section 2.1(a)(vi)(C), the number of Class A LP Units and Class B LP Units into which the applicable Leo Common Shares convert pursuant to Section 3.7(c)(i) and the number Class A Topco Common Shares and Class B Topco Common Shares into which the applicable Leo Common Shares convert pursuant to Section 3.7(c)(ii), and all other appropriate exchange rates for Topco Common Shares and LP Units in order to achieve the desired number of Topco Common Shares and LP Units immediately following the Closing. Any such adjustment shall be made equitably, to preserve the economic arrangement among the Parties pursuant to this Agreement.

ARTICLE III.

THE MERGER

Section 3.1.     The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into Leo. Following the Merger, the separate corporate existence of Merger Sub shall cease, and Leo shall continue as the surviving corporation of the Merger and a wholly-owned subsidiary of Canadian LP (the “Surviving Corporation”).

Section 3.2.     Closing. The closing of the Integration Transaction, including the Merger (the “Closing”), shall take place on two consecutive Business Days commencing on the fifth Business Day following the day on which all the conditions set forth in Article X are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) via electronic exchange of documents and signatures; provided that the Closing may occur on such other dates or at such other time and place as Leo and Polaris may mutually agree in writing; provided, further, that (a) if the Parties have confirmed in writing that all the conditions set forth in Article X are satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but which conditions are capable of being satisfied at the Closing), then Polaris and Leo shall each have the right to extend, from time to time, the Closing Dates for additional periods of time (any such extension of the Closing Dates, a “Closing Extension Period”), each such Closing Extension Period not to exceed 30 days, and the aggregate of all Closing Extension Periods not to exceed 120 days from the date on which the Closing would otherwise have occurred, and (b)   at the final expiration of any Closing Extension Period, the Closing shall take place on the first two consecutive Business Days commencing on the fifth Business Day after the expiration of the final Closing Extension Period on which the conditions set forth in Article X are satisfied or waived (other than those conditions (i) set forth in Section 10.1(e) and any closing certificate related to such Sections, (ii) that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing and (iii) if such Closing Extension Period resulted from an exercise by Polaris of its right to extend the Closing, set forth in Section 10.2(c)(i)). The dates on which the Closing actually occurs are hereinafter referred to as the “Closing Dates.”

Section 3.3.     Effective Time. Upon the terms and subject to the provisions of this Agreement, on the First Closing Day, Leo shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL, and, as soon as practicable on or after the First Closing Day, Leo shall make any and all other filings or recordings required under the DGCL. The Certificate of Merger shall specify that the Merger shall become effective at 12:01 AM EST on the Second Closing Day or at such later time as specified therein that Leo and Polaris may mutually agree in writing (the “Effective Time”).

Section 3.4.     Effects of the Merger. The Merger shall have the effects set forth in this Agreement, the Certificate of Merger and the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate existence of Merger Sub shall cease and all of the assets, property, rights, privileges, powers and franchises of Leo and Merger Sub shall vest in the Surviving Corporation, and all debts, Liabilities and duties of Leo and Merger Sub shall become the debts, Liabilities and duties of the Surviving Corporation, in each case as provided under the DGCL.

Section 3.5.     Certificate of Incorporation; Bylaws.

(a)      At the Effective Time, the restated certificate of incorporation of Leo shall be amended and restated in the form of Exhibit K hereto. The certificate of incorporation of Leo, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

(b)      The bylaws of Leo, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Legal Requirements.

Section 3.6.     Directors and Officers.

(a)      The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

(b)     The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly appointed and qualified.

Section 3.7.     Effect on Capital Stock.

(a)      Cancellation of Merger Sub Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall forthwith be cancelled and cease to exist.

(b)      Cancellation of Leo-Owned Stock other than Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any of their respective shareholders, each Leo Common Share that is owned by Leo as treasury stock and each Leo Common Share, if any, that is owned directly by Topco, Canadian LP, CanHoldco or Merger Sub immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled and cease to exist, and no consideration shall be delivered in exchange therefor. For the avoidance of doubt, the Preferred Stock owned by Canadian LP shall remain outstanding and shall be the only issued and outstanding shares of capital stock of the Surviving Corporation.

(c)      Conversion of Leo Common Shares. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties:

(i)      each Leo Common Share with respect to which an LP Election has been validly made pursuant to Section 3.8(b) and not revoked or lost prior to the Election Deadline pursuant to Section 3.8(b) shall convert into the right to receive (1) in respect of a holder of Leo Common Shares who is a Qualified Canadian,one (1) Class A LP Unit, or (2) in respect of a holder of Leo Common Shares who is not a Qualified Canadian, one (1) Class B LP Unit (the “LP Consideration”); and

(ii)     each Leo Common Share with respect to which either (x) a Topco Election has been validly made pursuant to Section 3.8(b) and not revoked or lost prior to the Election Deadline pursuant to Section 3.8(b), or (y) other than Leo Common Shares cancelled pursuant to Section 3.7(b), for which no other valid election has been made pursuant to Section 3.8(b) prior to the Election Deadline (each such Leo Common Share, a “Topco Electing Share”) shall convert into the right to receive (1) in respect of a holder of Leo Common Shares who is a Qualified Canadian, one (1) Class A Topco Common Share, or (2) in respect of a holder of Leo Common Shares who is not a Qualified Canadian, one (1) Class B Topco Common Share (the “Topco Consideration”, and together with the LP Consideration, the “Merger Consideration”).

(d)      Fractional Shares. No certificates or scrip representing fractional shares of Topco Common Shares or fractional LP Units shall be issued upon the conversion of Leo Common Shares pursuant to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, each holder of Leo Common Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Topco Common Shares or a fraction of an LP Unit (after taking into account all Leo Common Shares exchanged by such holder) shall receive a number of Topco Common Shares or LP Units rounded up or down to the nearest whole number, with 0.5 being rounded up to the next whole number.

Section 3.8.     Exchange of Certificates and Leo Book Entry Shares.

(a)      Exchange Agent. Prior to the Effective Time, Leo shall appoint a bank or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration. At or prior to the Effective Time, Topco or Canadian LP, as applicable, shall deposit (or cause to be deposited) with the Exchange Agent, for the benefit of holders of Certificates, holders of Uncertificated Leo Shares and holders of Leo Book Entry Shares, for exchange in accordance with this Article III through the Exchange Agent (all such Topco Common Shares and LP Units deposited with the Exchange Agent are hereinafter referred to as the “Exchange Fund”):

(i)         certificates representing the aggregate number of Topco Common Shares to be issued as Topco Consideration (or, if uncertificated Topco Common Shares will be issued, Topco shall make appropriate alternative arrangements); and

(ii)        certificates representing the aggregate number of LP Units to be issued as LP Consideration (or, if uncertificated LP Units, Canadian LP shall make appropriate alternative arrangements).

(b)	Election Procedures.

(i)         Each Person (other than Leo, Topco, Canadian LP, CanHoldco or Merger Sub) who on or prior to the Election Deadline is a holder of Leo Common Shares shall be entitled, with respect to all or a portion of such Leo Common Shares, to make an LP Election and/or a Topco Election on or prior to the Election Deadline to receive the LP Consideration and/or the Topco Consideration on the basis set forth in this Agreement. Each Person receiving LP Consideration pursuant to the Merger shall be deemed, by virtue of such receipt of such LP Consideration and without any further action on any such Person’s part, to have (1) executed the Partnership Agreement as a holder of an LP Unit and (2) agreed to the rights, privileges, restrictions and conditions of the LP Units.

(ii)          Topco and Canadian LP shall prepare an election form, in form and substance acceptable to Leo and Topco with such provisions as Leo and Topco may specify (the “Election Form”) pursuant to which a holder of Leo Common Shares may make an LP Election and/or a Topco Election with respect to all or a portion of the Leo Common Shares held by such holder. Leo or Topco shall mail, or shall cause the Exchange Agent to mail, the Election Form to holders of Leo Common Shares. Each Election Form shall permit the record holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify the number of shares of such holder’s Leo Common Shares with respect to which such holder makes an LP Election and/or a Topco Election (and, if relevant, the specific lot of Leo Common Shares to which such election relates) in connection with the Merger. Any Leo Common Share with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m. on the Business Day that is three Business Days prior to the Closing Date (which date shall be publicly announced by Leo as soon as reasonably practicable but in no event less than five Business Days prior to the anticipated Closing Date) (or such other time and date as Leo may specify) (the “Election Deadline”) shall be deemed to have made a Topco Election. If the Closing Date is delayed to a subsequent date, the Election Deadline shall be similarly delayed to a subsequent date, and Leo shall promptly announce any such delay and, when determined, the rescheduled Election Deadline, which rescheduled Election Deadline if necessary shall be at the discretion of Leo; provided that at least one Business Day of advance notice thereof shall have been provided.

(iii)         Leo shall make Election Forms available as may reasonably be requested from time to time by all Persons who become holders (or beneficial owners) of Leo Common Shares prior to the Election Deadline, and Leo shall provide to the Exchange Agent all information reasonably necessary for it to perform its obligations as specified herein and as specified in any agreement with the Exchange Agent.

(iv)         Any election made pursuant to this Section 3.8(b) shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form prior to the Election Deadline. An Election Form with respect to Leo Common Shares shall be deemed properly completed only (i) with respect to Leo Common Shares represented by Certificates, if accompanied by one or more Certificates duly endorsed in blank or otherwise in form acceptable for transfer on the books of Leo (or, with respect to any Certificate that has been lost, stolen or destroyed, an affidavit of lost certificate in a form acceptable to the Exchange Agent) or (ii) with respect to Uncertificated Leo Shares and Leo Book Entry Shares, upon the Exchange Agent’s receipt of an “agent’s message” by the Exchange Agent or such other evidence of transfer of Uncertificated Leo Shares or Leo Book Entry Shares, as applicable, as the Exchange Agent may reasonably request, collectively representing all Leo Common Shares covered by such Election Form, in each case together with duly executed transmittal materials included with the Election Form. Any Election Form may be revoked or changed by the Person submitting such Election Form by submitting written notice that is received by the Exchange Agent on or prior to the Election Deadline. In the event an Election Form is revoked on or prior to the Election Deadline, the Leo Common Shares represented by such Election Form shall become Topco Electing Shares and Leo shall cause all Certificates representing such Leo Common Shares, together with any applicable Uncertificated Leo Shares or Leo Book Entry Shares, to be promptly returned without charge to the Person submitting the Election Form upon such revocation or written request to that effect from the holder who submitted the Election Form; provided, however, that a subsequent election may be made with respect to any or all of such Leo Common Shares if the holder thereof complies with the procedures, terms and conditions set forth in this Section 3.8(b). In addition, all LP Elections shall automatically be revoked and all Certificates representing Leo Common Shares, all Uncertificated Leo Shares and all Leo Book Entry Shares shall be promptly returned without charge if this Agreement is terminated in accordance with Article XI.

(v)          Subject to the terms of this Agreement and the Election Form, the Exchange Agent, in consultation with Leo, shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. None of Leo, Topco, Canadian LP, Merger Sub or the Exchange Agent shall be under any obligation to notify any Person of any defect in an Election Form.

(c)	Merger Consideration Received in Connection with Exchange.

(i)           Promptly following the Effective Time, Topco shall send, or shall cause the Exchange Agent to send, to each record holder of Leo Common Shares at the Effective Time (other than any holder of Leo Common Shares who has previously made (and not revoked) a valid LP Election with respect to all of such holder’s Leo Common Shares) a letter of transmittal together with instructions thereto (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent or, in the case of Uncertificated Leo Shares, upon adherence to the procedures set forth in the letter of transmittal).

(ii)          The holder of any Leo Common Shares shall be entitled to receive in exchange therefor the Merger Consideration into which such Leo Common Shares have been converted pursuant to Section 3.7 at the following time: (i) with respect to Leo Common Shares represented by a stock certificate (a “Certificate”) and non-certificated outstanding Leo Common Shares that are not held through the Depository Trust Company (“Uncertificated Leo Shares”), upon the surrender of such Certificate for cancellation to the Exchange Agent or, with respect to any Certificate that has been lost, stolen or destroyed, an affidavit of lost certificate in a form acceptable to the Exchange Agent (or, in the case of Uncertificated Leo Shares, upon adherence to the procedures set forth in the letter of transmittal), together with a letter of transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent or (ii) with respect to non-certificated outstanding Leo Common Shares held through the Depository Trust Company (“Leo Book Entry Shares”), automatically without any further action required by the holder thereof. In the event of a transfer of ownership of Leo Common Shares that is not registered in the transfer records of Leo, the Merger Consideration may be issued to a transferee if the Certificate representing such Leo Common Share (or, with respect to Leo Book Entry Shares or Uncertificated Leo Shares, proper evidence of such transfer) is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered and exchanged as contemplated by this Section 3.8(c), each Certificate, Uncertificated Leo Share and Leo Book Entry Share shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration such holder of Leo Common Shares is entitled to receive in respect of such shares pursuant to Section 3.7(c).

(iii)        For the avoidance of doubt and notwithstanding any other provision herein to the contrary, the letter of transmittal to be completed by a holder of Leo Common Shares shall be of a customary form and have such provisions as Leo, Polaris and Topco may reasonably agree; provided that such letter of transmittal shall be of an administrative nature only and, without the prior written consent of Leo, shall not contain any indemnification or other substantive provisions other than customary representations and warranties as to authority to execute and deliver the letter of transmittal and ownership of the Leo Common Shares.

(d)      No Further Ownership Rights in Leo Common Shares. The Merger Consideration to be issued and credited as fully paid in accordance with the terms of this Article III upon conversion of any Leo Common Shares shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Leo Common Shares. As of the Effective Time, Leo Common Shares shall no longer be outstanding and shall automatically be cancelled and cease to exist, and each holder of a Certificate, Uncertificated Leo Share or Leo Book Entry Share shall cease to have any rights with respect thereto, except the right to receive the applicable Merger Consideration payable in respect of the Leo Common Shares represented by such Certificate, or in respect of such Uncertificated Leo Share or Leo Book Entry Share (as applicable) immediately prior to the Effective Time to be delivered in accordance with Section 3.8(c). From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Leo Common Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing Leo Common Shares, or any Uncertificated Leo Shares or any Leo Book Entry Shares are presented to Topco or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article III.

(e)       Termination of Exchange Fund. At any time beginning six months after the Effective Time, Topco or its designee may request that the Exchange Agent deliver to Topco or its designee any portion of the Exchange Fund that remains undistributed to the holders of Leo Common Shares. Any holder of Leo Common Shares who has not theretofore complied with this Article III shall thereafter look only to Topco for payment of its claim for Merger Consideration as an unsecured creditor, without any interest thereon.

(f)       No Liability. None of Leo, Topco, Canadian LP, Merger Sub, Polaris, the Surviving Corporation or the Exchange Agent or any of their respective Affiliates shall be liable to any Person in respect of any portion of the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement. Any portion of the Exchange Fund remaining unclaimed as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Agency will, to the extent permissible under applicable Legal Requirements, become the property of Topco free and clear of any claims or interest of any Person previously entitled thereto.

(g)       Withholding Rights. Each of Leo, Topco, Canadian LP, Polaris, Rover, Merger Sub and the Exchange Agent (and any other Person that has a withholding obligation in respect of payments contemplated by this Agreement, without duplication) shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Legal Requirements; provided, however, that the withholding party shall notify the party against which any amount is withheld in writing at the time that any payment subject to withholding under applicable Legal Requirements is made. Any amounts that are so withheld and paid over to the appropriate Taxing Authority shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. To the extent that amounts are so required under applicable Legal Requirements to be deducted or withheld from the payment of Merger Consideration to a holder of Leo Common Shares or Leo RSUs, each of Leo, Topco, Canadian LP, Merger Sub and the Exchange Agent (and any other Person that has a withholding obligation pursuant to the Merger, without duplication) is hereby authorized to sell such portion of the Merger Consideration otherwise payable to the holder of such Leo Common Share or Leo RSUs as is necessary to provide sufficient funds to Leo, Topco, Canadian LP, Merger Sub or the Exchange Agent (or any such other Person that has a withholding obligation pursuant to this Agreement), as the case may be, to enable it to comply with such deduction or withholding requirement and Leo, Topco, Canadian LP, Merger Sub or the Exchange Agent (or any such other Person that has a withholding obligation pursuant to this Agreement) shall notify such holder of such sale and (x) remit the applicable portion of the net proceeds of such sale to the appropriate Taxing Authority and (y) the remaining net proceeds of such sale (after deduction for the amounts described in clause (x)) to such holder.

(h)      Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and agreeing to indemnify, in such reasonable and customary form as Topco or the Exchange Agent may direct, against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall, in exchange for such lost, stolen or destroyed Certificate, issue the Merger Consideration deliverable in respect thereof pursuant to this Agreement, without the requirement for any bond.

(i)        Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Topco Common Shares or LP Units with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate, Uncertificated Leo Shares or Leo Book Entry Shares (as applicable) with respect to the Leo Common Shares represented thereby until such Certificate, Uncertificated Leo Share or Leo Book Entry Share (as applicable) has been surrendered in accordance with this Article III. Subject to applicable Legal Requirements and the provisions of this Article III, following surrender of any such Certificate, Uncertificated Leo Share or Leo Book Entry Share (as applicable), there shall be paid to the record holder thereof by the Exchange Agent, without interest promptly after such surrender, in addition to the Merger Consideration, at the time of surrender, the amount of dividends or other distributions with a record date on or after the date of the Effective Time and a payment date on or prior to the date of such surrender and not previously paid.

Section 3.9.     Treatment of Leo RSUs.

(a)       Prior to the Effective Time, Leo shall take all actions necessary to provide that each restricted stock unit granted pursuant to a Leo Benefit Plan (each, a “Leo RSU”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, be cancelled and the holder thereof shall become entitled to receive, in full satisfaction of the rights of such holder with respect thereto, the Merger Consideration in respect of each Leo Common Share underlying such Leo RSU in accordance with the terms of Section 3.7 and Section 3.8 as if such shares were Uncertificated Leo Shares outstanding immediately prior to the Effective Time. The Parties acknowledge and agree that the transactions contemplated by this Agreement will result in a “409A Change in Control” (within the meaning of each applicable award agreement pursuant to which a Leo RSU was granted). At or prior to the Effective Time, the Leo Board shall adopt any resolutions and take any actions which are necessary to effectuate the treatment of Leo RSUs pursuant to this Section 3.9 and to cause the Leo Benefit Plan granting Leo RSUs to terminate as of the Effective Time.

(b)      From and after the Effective Time, the holders of Leo RSUs are express third party beneficiaries of this Section 3.9.

ARTICLE IV.

REPRESENTATIONS AND WARRANTIES OF LEO

Except as and to the extent disclosed in (x) the Leo Reports filed prior to the date of this Agreement (but excluding any forward-looking disclosures set forth in any risk factor section or forward-looking statements sections therein, or disclosures contained in the Leo Reports under any other captions to the extent the disclosures are predictive, cautionary or forward-looking in nature); provided that this clause (x) shall not be applicable to the representations and warranties set forth in Section 4.6 or any of the Leo Fundamental Representations, or (y) the Leo Disclosure Letter, Leo hereby represents and warrants to the other Parties as follows:

Section 4.1.     Organization, Existence and Good Standing. Leo (a) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (b) is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in any other jurisdiction in which its ownership, leasing or operation of property or assets, or the conduct of its business as now conducted, requires such qualification or licensing and (c) has all requisite corporate power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clauses (b) and (c), as would not reasonably be expected to have, a Leo Material Adverse Effect.

Section 4.2.     Authority.

(a)       Leo has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. Except for the approvals described in the next sentence, the execution, delivery and performance by Leo of this Agreement and the agreements or other documents contemplated by this Agreement to be entered into or executed or delivered by it at or prior to Closing and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary corporate action on behalf of Leo. No other corporate actions or proceedings on the part of Leo are necessary to duly and validly authorize this Agreement or to consummate the Contemplated Transactions, including the Merger, other than the adoption of this Agreement by the holders of (i) at least a majority of the outstanding shares of Voting Leo Common Stock entitled to vote thereon in accordance with the DGCL and (ii) a majority of the outstanding shares of Voting Leo Common Stock held by the persons who are not the Meteor Holders, Topco, Polaris, Merger Sub, CanHoldco, Rover, Canadian LP or any of their respective Affiliates (the requirements in the foregoing clauses (i) and (ii), together, the “Requisite Stockholder Vote”, and the requirement in clause (ii), the “Disinterested Stockholder Vote”) and the filing of the Certificate of Merger pursuant to the DGCL. This Agreement has been duly and validly executed and delivered by Leo and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of Leo, enforceable against Leo in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally, or by general principles of equity (whether considered in a Proceeding at law or in equity) (the “Enforceability Exceptions”). Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by it at or prior to Closing to which any member of the Leo Group is or will be a party will be duly and validly executed and delivered by such member of the Leo Group and will constitute a binding obligation of such member of the Leo Group, enforceable against such member of the Leo Group in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)      The Leo Board, with two directors having recused themselves, by resolutions unanimously adopted at a meeting duly called and held, has (i) determined and declared that this Agreement and the Integration Transaction are in the best interests of Leo and its stockholders, (ii) authorized and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that the adoption of this Agreement be submitted to a vote at a meeting of Leo’s stockholders, and (iv) recommended to the stockholders of Leo that they adopt this Agreement and approve the Contemplated Transactions, which resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement (the “Recommendation”).

Section 4.3.     Subsidiaries. Section 4.3(i) of the Leo Disclosure Letter sets forth a true, correct and complete list of each member of the Leo Group that is a Subsidiary of Leo, including the jurisdiction of organization thereof. Leo has made available to Polaris true, correct and complete copies of the articles of incorporation and bylaws, or equivalent organizational documents (including any operating or equivalent agreements), of each member of the Leo Group that is a Subsidiary of Leo. Each member of the Leo Group that is a Subsidiary of Leo (a)   is validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has all requisite corporate power and authority and all authorizations, licenses and permits necessary to own, lease and operate its properties and assets and to carry on its businesses as now conducted, (c) is duly qualified or licensed to do business in every jurisdiction in which its ownership, leasing or operation of property or assets or the conduct of its businesses as now conducted requires it to be qualified or licensed, and (d) does not own or hold, directly or indirectly, the right to acquire any stock, partnership interest or joint venture interest or other equity interest in any other entity, except, in the case of clauses (b) and (c), as would not, individually or in the aggregate, reasonably be expected to have a Leo Material Adverse Effect. No member of the Leo Group has any obligation to make any investment in or loan, capital contribution or, except as set forth on Section 4.3(ii) of the Leo Disclosure Letter, advance to any other Person.

Section 4.4.     No Conflict or Violation. The execution, delivery and performance by Leo of this Agreement and, subject to receipt of the Requisite Stockholder Vote, the consummation of the Contemplated Transactions in accordance with the terms hereof will not (with notice or lapse of time, or both):

(a)      conflict with or violate any provision of (i) the Certificate of Incorporation or bylaws of Leo or (ii) any equivalent organizational or governing document of any of the members of the Leo Group that is a Subsidiary of Leo,

(b)      result in or give rise to the payment of any fee, penalty, consent fee or other amount payable by any member of the Leo Group, require any consent or approval under, violate, conflict with or result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of any member of the Leo Group, in each case, under any Contract,

(c)      conflict with or violate any Order binding upon any member of the Leo Group or the property or assets of any member of the Leo Group,

(d)      assuming that all Permits and other actions described in Section 4.5 have been obtained and all filings and other obligations described in Section 4.5 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate (i) any Legal Requirement applicable to any member of the Leo Group or any of their respective properties or assets, or (ii) any Contract to which any member of the Leo Group is a party or by which such member of the Leo Group or its assets are bound, or

(e)      result in a breach or violation of any of the terms or conditions of, constitute a default under (with notice or lapse of time, or both), or otherwise cause an impairment or revocation of, any Permit of any member of the Leo Group, except in the case of each of the foregoing clauses (b), (c) and (d), for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to be material to the Leo Group, taken as a whole.

Section 4.5.     Governmental Consents and Approvals. The execution, delivery and performance by Leo of this Agreement and the consummation by the Leo Group of the Contemplated Transactions in accordance with the terms hereof will not require (with or without notice or lapse of time, or both) any Permit or filing or registration with or notification to any Governmental Agency by any member of the Leo Group with respect to any member of the Leo Group or any of their respective properties or assets, except for the Agreed Governmental Filings and:

(a)      any filings required under the rules and regulations of the NASDAQ Stock Market and the Toronto Stock Exchange (if the Parties determine to seek a listing on the Toronto Stock Exchange at Closing),

(b)      the filing of the Certificate of Merger pursuant to the DGCL,

(c)      compliance with applicable requirements of the Exchange Act,

(d)      any registration, filing or notification required pursuant to state securities or “blue sky” laws,

(e)      such Permits, filings with or notifications to any Governmental Agency set forth on Section 4.5 of the Leo Disclosure Letter, and

(f)       where the failure to obtain such Permits, or to make such filings, registrations or notifications would not have a material adverse effect on the ability of the Leo Group to consummate the Contemplated Transactions in a timely manner or for Leo to perform any of its material obligations under this Agreement.

Section 4.6.     Capitalization.

(a)      The total authorized capital stock or equity interests of Leo is 80,000,000 shares consisting of two classes: (i) 70,000,000 Leo Common Shares, divided into two series, of which 50,000,000 shares are Voting Leo Common Stock and 20,000,000 shares are Non-Voting Leo Common Stock and (ii) 10,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”), of which 50,000 shares are designated as “Series A Junior Participating Preferred Stock” and five shares are designated as “Series B Preferred Stock”. As of November 20, 2020 (i) 21,427,078 shares of Voting Leo Common Stock were outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights; (ii) 9,505,673 shares of Non-Voting Leo Common Stock were outstanding, all of which are validly issued, fully paid, nonassessable and free of preemptive rights; and (iii) 154,494 shares of Voting Leo Common Stock were held in the treasury of Leo. As of the date hereof, five shares of Preferred Stock are outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights and are owned of record by Canadian LP.

(b)      There are no outstanding options granted by Leo to purchase Leo Common Shares. As of November 20, 2020, Leo RSUs that represent the right to receive 92,857 shares of Voting Leo Common Stock were outstanding. Except as set forth in Section 4.6(a), this Section 4.6(b) or Section 4.6(b) of the Leo Disclosure Letter, there are no (i) shares of capital stock or other equity, equity-based or voting interests of Leo issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more shares of capital stock of, or other equity, equity-based or voting interests in Leo issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from Leo, or obligations of Leo to issue or sell, any shares of capital stock, equity, equity-based or voting securities or securities convertible into or exchangeable or exercisable for shares of capital stock or equity, equity-based or voting securities of Leo or (iv) bonds, debentures, notes or other indebtedness of Leo that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Leo on any matter. There are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on any member of the Leo Group to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity, equity-based or voting interests in Leo, or (B) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any shares or other equity or equity-based interests in Leo. Except as set forth on Section 4.6(b) of the Leo Disclosure Letter, Leo is not under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its capital stock or other equity, equity-based or voting securities under the Securities Act. There are no agreements, commitments, arrangements or understandings to which Leo is a party with respect to the voting of any shares of capital stock or other equity, equity-based or voting interests of Leo or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such shares or other equity, equity-based or voting interests in Leo, nor does Leo have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such shares or other equity, equity-based or voting interests or which restrict the transfer of any such shares or other equity, equity-based or voting interests in Leo.

(c)       Section 4.6(c)(i) of the Leo Disclosure Letter sets forth the percentage ownership of each member of the Leo Group that is a Subsidiary of Leo and the record owner thereof. All of such shares of capital stock or other equity, equity-based or voting interests that are owned or held direct or indirectly by Leo are validly issued, fully paid and nonassessable (to the extent such concepts are applicable) and are free and clear of any Liens (other than transfer restrictions under applicable Legal Requirements). Except as set forth on Section 4.6(c)(ii) of the Leo Disclosure Letter, no member of the Leo Group directly or indirectly owns or holds the right to acquire any shares of capital stock or other equity, equity-based or voting interests in any other Person. No member of the Leo Group has any obligation to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any member of the Leo Group or any other Person.

(d)      Except as set forth in Section 4.6(a) or Section 4.6(b) of this Agreement, there are no (i) shares of capital stock or other equity, equity-based or voting interests of any member of the Leo Group issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more shares of capital stock of, or other equity, equity-based or voting interests in any member of the Leo Group, in each case issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from any member of the Leo Group, or obligations of any member of the Leo Group to issue or sell, any shares of capital stock, equity, equity-based or voting securities or securities convertible into or exchangeable or exercisable for shares of capital stock or equity, equity-based or voting securities of any member of the Leo Group or (iv) bonds, debentures, notes or other indebtedness of any member of the Leo Group that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of, or any Person in, the Leo Group or other equityholders on any matter.

(e)      Except as set forth in Section 4.6(a) or Section 4.6(b) of this Agreement, (i) there are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on any member of the Leo Group to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity, equity-based or voting interests in any member of the Leo Group, (B) to provide any funds to or make any investment in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation in any Person, or (C) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any shares or other equity or equity-based interests of any member of the Leo Group, (ii) no member of the Leo Group is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its capital stock or other equity, equity-based or voting securities under the Securities Act, and (iii) there are no agreements, commitments, arrangements or understandings to which any member of the Leo Group is a party with respect to the voting of any shares of capital stock or other equity, equity-based or voting interests of any member of the Leo Group or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such shares or other equity, equity-based or voting interests, nor does Leo have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such shares or other equity, equity-based or voting interests or which restrict the transfer of any such shares or other equity, equity-based or voting interests.

(f)      As of the date hereof, other than the Leo Rights Plan, and as of the Closing, Leo does not have in effect any “poison pill” or similar stockholder rights plan.

Section 4.7.     Leo Reports; Financial Statements; Sarbanes-Oxley Compliance.

(a)      The filings, including all material forms, registration, proxy and information statements, prospectuses, reports, agreements (oral or written) and all documents, exhibits, amendments and supplements appertaining thereto, filed or furnished by Leo since January 1, 2019 under the Securities Act or the Exchange Act (including such documents filed or furnished through the date of this Agreement, collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Leo Reports”), have been timely filed or furnished (as applicable) with the SEC and complied, as of their respective filing dates, in all material respects with all applicable requirements of the statutes and the rules and regulations thereunder, in each case as in effect on the dates so filed, including any amendments of such Leo Reports filed with the SEC by Leo prior to the date hereof. None of the Leo Reports contained, at the time such Leo Report was filed, or if amended or restated, at such time when finally amended, restated or subsequently mailed to stockholders, any untrue statement of any material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; provided that no representation is made with respect to information furnished by or on behalf of Transit. All such Leo Reports complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be. No member of the Leo Group, other than Leo, is subject to the periodic reporting requirements of the Exchange Act. As of the date hereof, neither Leo nor any member of the Leo Group nor any of their executive officers has received written notice from any Governmental Agency challenging or questioning the accuracy, completeness, form or manner of filing of any certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act and included in the Leo Reports. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to the Leo Reports. There has been no material correspondence between the SEC and Leo or any member of the Leo Group since January 1, 2019 through the date hereof that is not available on the SEC’s Electronic Data Gathering and Retrieval database.

(b)     Leo has made available true, correct and complete copies of (x) the audited consolidated balance sheet of the Leo Group as of December 31, 2019 and related consolidated statements of operations and comprehensive income and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (the “Audited Financial Statements”), and (y) the unaudited condensed consolidated balance sheet of the Leo Group as of June 30, 2020 and related condensed consolidated statements of operations and comprehensive income and condensed consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) (the “Unaudited Financial Statements”). Each of the consolidated balance sheets, consolidated statements of operations and comprehensive income and consolidated statements of cash flows (including, in each case, any related notes and schedules thereto) of the Leo Group included in or incorporated by reference into the Leo Reports, including the Audited Financial Statements and Unaudited Financial Statements:

(i)        has complied, as of the respective filing dates thereof, in all material respects with the applicable rules and regulations of the SEC with respect thereto as in effect on the respective filing dates thereof,

(ii)       was prepared (1) in accordance with GAAP, except as may be footnoted therein, and (2) from and consistent in all material respects with the books and records of the Leo Group, and

(iii)      fairly presented, in all material respects, the consolidated financial position of the Leo Group, as of the respective dates thereof, and the consolidated results of operations, retained earnings (accumulated deficit) and cash flows, as the case may be, of the Leo Group for the respective periods then ended (subject, in the case of unaudited financial statements, to normal year-end adjustments, which adjustments are not material to the Leo Group, taken as a whole).

(c)     Leo has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a- 15 under the Exchange Act. Leo’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by Leo in the statements and reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Leo’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Leo’s management has completed an assessment of the effectiveness of Leo’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder for the year ended December 31, 2019, and such assessment concluded that such controls were effective. Since January 1, 2020, neither Leo nor any member of the Leo Group nor any of their respective directors or officers has received from its auditors any written complaint, allegation, assertion or claim that Leo has engaged in improper accounting practices that are material to the consolidated financial statements of Leo and the Leo Group.

(d)      Leo is in compliance in all material respects with the provisions of Section 13(b) of the Exchange Act. Neither Leo nor any member of the Leo Group has, and, to the Knowledge of Leo, no director, officer, agent, employee or other Person acting on behalf of Leo or any member of the Leo Group has, in any respect, (i) used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds in violation of Section 30A of the Exchange Act or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures.

(e)      Since January 1, 2019, except as set forth in Section 4.7(e) of the Leo Disclosure Letter, none of Leo or Leo’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Leo and the Leo Group, in each case which has not been subsequently remediated, or (ii) any fraud that involves Leo’s or any member of the Leo Group’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Leo and the Leo Group.

(f)       At all applicable times since January 1, 2019, the Leo Group has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act. To the Knowledge of Leo, no attorney representing any member of Leo Group has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by any member of the Leo Group or any of their respective officers, directors, employees or agents to the Leo Board or any committee thereof pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act. No executive officer of Leo or any member of the Leo Group has failed to make certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act with respect to any Leo Report, except as disclosed in certifications filed with the Leo Reports.

Section 4.8.     Absence of Undisclosed Liabilities; Off-Balance Sheet Arrangements.

(a)     There are no Liabilities of any member of the Leo Group required under GAAP to be reflected in Leo’s balance sheet or the notes thereto, other than:

(i)           Liabilities set forth in the unaudited consolidated balance sheet of the Leo Group as of the Balance Sheet Date or the notes thereto included in the Leo Reports;

(ii)          Liabilities incurred in the ordinary course of business since the Balance Sheet Date;

(iii)         Liabilities under Contracts in effect as of the date hereof or entered into hereafter not in violation of the terms of this Agreement, none of which arise out of any breach, default or non-performance by any member of the Leo Group;

(iv)         Liabilities incurred in connection with the Contemplated Transactions;

(v)          Liabilities set forth on Section 4.8(a)(v) of the Leo Disclosure Letter; and

(vi)         Liabilities that would not reasonably be expected to be material to the Leo Group, taken as a whole.

(b)     No member of the Leo Group is a party to, or has any commitment to become a party to, any off-balance sheet partnership, joint venture or any similar arrangement (including any Contract relating to any transaction or relationship between or among Leo and/or any of the other members of the Leo Group, on the one hand, and any other Person, including any structured finance, special purpose or limited purpose Person, on the other hand), or any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act).

Section 4.9.   Actions and Proceedings. Except as set forth on Section 4.9 of the Leo Disclosure Letter, as of the date hereof:

(a)     there are no outstanding Orders to which any member of the Leo Group or any of its properties or assets is subject or bound and no member of the Leo Group has received any written notice that it or its assets is subject to any such Order, other than Orders that would not reasonably be expected to be material to the Leo Group, taken, as a whole, and

(b)    there are no Proceedings (other than routine claims for benefits under any Leo Benefit Plan) pending, threatened in writing or, to the Knowledge of Leo, orally threatened against any member of the Leo Group or to which any of their respective properties or assets is subject or bound that would be material to the Leo Group and the Transit Group, taken as a whole (other than Proceedings affecting the satellite or telecommunications industries generally) or that would reasonably be expected to prevent or materially delay or hinder the consummation of the Contemplated Transactions.

Section 4.10.    Permits; Compliance with Legal Requirements.

(a)     The Leo Group holds or has sufficient rights to use all Permits necessary to own, lease and operate its respective properties and assets, and to lawfully carry on and operate its respective businesses as currently conducted (collectively, the “Leo Permits”), and all such Leo Permits are in full force and effect except where the failure to hold such Leo Permits would not be expected to be material to the Leo Group, taken as a whole. Section 4.10(a) of the Leo Disclosure Letter sets forth a true and complete list as of the date hereof of all material Leo Permits. Since January 1, 2019, the Leo Group is and has been in compliance in all material respects with the terms of all Leo Permits, except where such non-compliance would not reasonably be expected to be material to the Leo Group, taken as a whole. Since January 1, 2019, no member of the Leo Group has received any written notice from any Governmental Agency threatening to suspend, revoke, withdraw, not renew, impose any sanctions or fines in connection with, modify in any material and adverse respect or limit any Leo Permit, except where such notice would not reasonably be expected to be material to the Leo Group, taken as a whole.

(b)     Since January 1, 2019, the Leo Group in addition to the provisions of Section 4.21, is and has been in compliance in all material respects with all Legal Requirements applicable to the Leo Group and its respective businesses or by which any property or asset of Leo or any of the other members of the Leo Group is bound. Since January 1, 2019, the Leo Group has not, in addition to the provisions of Section 4.21, received any written notice from any Governmental Agency or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, except for such non-compliance as would not reasonably be expected to be material to the Leo Group, taken as a whole.

(c)      Leo is in compliance in all material respects with the applicable listing requirements, corporate governance and other rules and regulations of the NASDAQ Stock Market.

Section 4.11.     Ownership of Transit Securities. Leo is the indirect beneficial owner, and Leo or another member of the Leo Group is the record owner, of 39,080,242 Transit Common Shares and 35,953,824 Transit Non-Voting Participating Preferred Shares, free and clear of all Liens, other than restrictions on transfer imposed by applicable Legal Requirements and by the Transit Shareholders Agreement.

Section 4.12.     Contracts.

(a)     Except for this Agreement, Contracts filed as exhibits to the Leo Reports, or as set forth in Section 4.12(a) of the Leo Disclosure Letter, as of the date of this Agreement, no member of the Leo Group is a party to, and no member of the Leo Group, or any of the Leo Group’s properties or assets, is expressly bound by, any Contract that:

(i)           is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated under the Securities Act);

(ii)          is an indenture, credit agreement, loan agreement, security agreement, guarantee, (other than guarantees of obligations of another member of the Leo Group), note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $3,000,000;

(iii)         contains any covenant limiting, to the extent that is material to the Leo Group, taken as a whole, the ability of any member of the Leo Group to engage in any line of business, to compete with any Person or in any geographic area, or to offer any product or service or operate within any industry or commercial field, including any agreements which limit or restrict any member of the Leo Group in a manner material to the Leo Group and the Transit Group, as a whole, pursuant to exclusivity, non-competition, “most favored nation” or similar provisions;

(iv)         is a limited liability company agreement, partnership agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture or involving sharing of revenues, profits, losses, costs or liabilities with any other Person;

(v)          was entered into on or after October 31, 2007, and contains any indemnification, advancement of expenses (other than the advancement of business expenses in the ordinary course) to or exculpation of Liability of any current or former director, officer or employee of the Leo Group;

(vi)         contains a provision under which (i) any Person has directly or indirectly guaranteed outstanding Liabilities of any member of the Leo Group or (ii)   any member of the Leo Group has directly or indirectly guaranteed outstanding Liabilities of any Person (other than any member of Leo Group) (in each case, which guarantee obligation exceeds $1,500,000);

(vii)        relates to any interest rate, currency or commodity derivatives or hedging transactions;

(viii)       relating to the future acquisition from another Person or future disposition to another Person (whether by merger, purchase of stock, purchase of assets or otherwise) of assets or capital stock or other equity interest of another Person and any other Contract that relates to similar transactions which contains indemnities, “earn-out” obligations or any other material contingent obligation with respect to any member of the Leo Group after the date hereof;

(ix)         obligates any member of the Leo Group to make, after the date hereof, any capital contribution or capital expenditure in excess of $1,500,000;

(x)          provides for the construction, purchase, sale, or launch of satellites;

(xi)         contains any standstill or similar agreement pursuant to which a member of the Leo Group has agreed not to acquire assets or securities of another Person;

(xii)        provides for the lease to, or sale or purchase by, a member of the Leo Group of transponders located upon satellites other than (A) agreements between wholly-owned members of the Leo Group and (B) agreements that do not involve payments by the Leo Group in excess of $1,500,000 in any year;

(xiii)       relates to cleanup, abatement or other actions in connection with any Liability under any Environmental Laws;

(xiv)       is a consulting agreement or employment agreement involving payments by any member of the Leo Group exceeding $100,000 per annum;

(xv)        provides for the purchase, maintenance, or acquisition of materials, supplies, merchandise, equipment, parts or other property or services requiring remaining aggregate future payments by any member of the Leo Group in excess of $1,500,000;

(xvi)       is a Leo Lease; or

(xvii)      involves any settlement, resolution, corporate integrity agreement, non-prosecution or other similar agreement imposing any continuing obligations on the part of any member of the Leo Group, including any payment or any injunctive or similar equitable obligations.

Each Contract of the type described in this Section 4.12(a), including any such Contract entered into after the date hereof, is referred to herein as a “Leo Material Contract”; provided, however, that a Leo Material Contract shall not include any Leo Benefit Plan.

(b)      A true, correct and complete copy of each Leo Material Contract in effect as of the date of this Agreement, including any material amendments thereto, has been made available to Polaris. No member of the Leo Group is in breach of or default under the terms of any Leo Material Contract, except where such breach or default would not reasonably be expected to be material to the Leo Group, taken as a whole. To the Knowledge of Leo, no other party to any Leo Material Contract is in breach of or default under the terms of any Leo Material Contract, except where such breach or default would not reasonably be expected to be material to the Leo Group, taken as a whole. Each Leo Material Contract is a valid and binding obligation of the Leo Group member that is party thereto and, to the Knowledge of Leo, of each other party thereto, and is in full force and effect; provided that such enforceability is subject to the Enforceability Exceptions.

(c)      Except where such breach or default would not reasonably be expected to be material to the Leo Group, taken as a whole, as of the date hereof the Leo Group has not received any written notice from any counterparty that such counterparty (i) intends to terminate, or not renew, any Leo Material Contract, (ii) is seeking the renegotiation thereof in any material respect or substitute performance thereunder in any material respect or (iii) has any material dispute with respect to a Leo Material Contract.

Section 4.13.      Employees and Leo Benefit Plans.

(a)       Section 4.13(a) of the Leo Disclosure Letter contains a list of all current employees of the Leo Group who are not XTAR Employees as of the date of this Agreement, which list correctly reflects: (i) their dates of hire and (ii) their titles. Leo has disclosed to Polaris such employees’ current annual base salaries or hourly wages. Each employee of the Leo Group primarily performs his or her services to the Leo Group in the United States.

(b)      No member of the Leo Group is a party to any collective bargaining agreement or other Contracts with any labor union or similar organization, nor is any such collective bargaining agreement or other such Contract presently being negotiated, nor, to the Knowledge of Leo, are there any campaigns being conducted to solicit cards from Leo Employees to authorize representation by any labor organization as of the date hereof.

(c)       As of the date hereof, no material Proceeding, claim, charge or complaint against any member of the Leo Group is pending or, to the Knowledge of Leo, has been threatened relating to any labor, safety or discrimination matters involving any Leo Employee, including charges of unfair labor practices or discrimination complaints. Each member of the Leo Group is and, since January 1, 2019, has been in compliance in all material respects with all Legal Requirements related to employment and employment practices, the terms and conditions of employment and wages and hours (including the classification of employees under applicable federal and state laws) and with any Order relating to discrimination, sexual harassment, worker classification (including the proper classification of workers as independent contractors and consultants under applicable federal and state laws), fair employment practices, employee benefits, affirmative action, wages and hours, overtime, wage payment, civil rights, affirmative action, labor relations, leave of absence requirements, occupational health and safety, privacy, harassment, retaliation, workers compensation, work authorization, immigration, and wrongful discharge.

(d)      Since January 1, 2019, no member of the Leo Group has had any plant closing, mass layoff or other termination of Leo Employees that has imposed or would impose any obligation or other Liability upon any member of the Leo Group under the Worker Adjustment and Retraining Notification Act or any similar Legal Requirement.

(e)       Leo has made available to Polaris a list of all individuals who, as of the date hereof, are individual independent contractors of any member of the Leo Group, which list correctly reflects: (i) the name of such independent contractor and the date as of which such independent contractor was originally engaged by a member of the Leo Group; (ii) a brief description of such independent contractor’s services, duties and responsibilities; and (iii) the aggregate dollar amount of the compensation (including all payments or benefits of any type) received by such independent contractor from the Leo Group with respect to services performed since January 1, 2019 through the Balance Sheet Date.

(f)       Since January 1, 2019, neither the Leo Group nor, to the Knowledge of Leo, any Leo Employee in their capacity as such has settled any material Proceedings, complaints, or other grievances relating to sexual harassment and there are no such Proceedings, complaints, or other grievances currently pending or, to the Knowledge of Leo, threatened in writing against any Leo Employee or the Leo Group.

(g)      Section 4.13(g) of the Leo Disclosure Letter sets forth, as of the date hereof, each material Leo Benefit Plan. The Leo Benefit Plans are and have been established and administered in all material respects in compliance with their terms and with ERISA, the Code and all other applicable Legal Requirements.

(h)     With respect to each material Leo Benefit Plan, Leo has made available accurate and complete copies of the following documents, to the extent applicable, (a) all plan documents (or a written summary of the material terms, if no such plan document exists), including all related trust agreements, insurance contracts and funding agreements, and all amendments thereto, (b) copies of the three most recently filed Form 5500 Annual Reports and all schedules thereto, (c) the most recent determination letter (or opinion letter) received from the Internal Revenue Service, (d) the most recent audited financial statements, (e) the most recent summary plan descriptions and other material communications to Leo Employees regarding the Leo Benefit Plans, and (f) any non-routine correspondence with any Governmental Agency regarding any of the Leo Benefit Plans during since January 1, 2019.

(i)       Since January 1, 2019, all contributions (including all employer contributions and employee salary reduction contributions), premiums or other payments that are due and owing prior to the date hereof have been timely paid to each Leo Benefit Plan (or related trust or held in the general assets of the members of the Leo Group and accrued, as appropriate) and all contributions for any period ending on or before the Closing that are not yet due have been accrued in accordance with GAAP or other local law accounting requirements.

(j)       Each Leo Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination letter or can rely on an opinion letter as to its qualification and, to the Knowledge of Leo, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification.

(k)      Except as set forth on Section 4.13(k)(i) of the Leo Disclosure Letter, none of the members of the Leo Group nor any of their ERISA Affiliates has at any time during the six years immediately preceding the date hereof sponsored or been obligated to contribute to, or had any Liability in respect of, (i) an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA, including a “multiemployer plan” (as defined in Section 3(37) of ERISA), (ii) a “multiple employer plan” (as defined in Section 413(c) of the Code), or (iii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No member of the Leo Group has incurred, or would reasonably be expected to incur, any Liability under Title IV of ERISA on account of a plan termination that has not been satisfied in full. Except as set forth on Section 4.13(k)(ii) of the Leo Disclosure Letter, none of the Leo Benefit Plans provide for, and none of the members of the Leo Group or any of their respective ERISA Affiliates has any Liability in respect of, any post-employment or post-retiree health, welfare or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under Section 4980B of the Code or any other similar state statute of a state of the United States, and at the sole expense of such individual.

(l)      With respect to each Leo Benefit Plan, to the Knowledge of Leo:

(i)        during the six years immediately preceding the date hereof, there have been no “prohibited transactions” with respect to any such Leo Benefit Plan that would subject any member of the Leo Group to a material tax or penalty imposed pursuant to Section 4975 of the Code or Section 502(c), (i) or (l) of ERISA;

(ii)       no member of the Leo Group (by way of indemnification, directly or otherwise) has any material Liability for breach of fiduciary duty or any failure to act or comply in connection with the administration or investment of the assets of such Leo Benefit Plan; and

(iii)      there are no material Proceedings asserting claims with respect to the Leo Benefit Plans, the assets of any trusts under such plans or the plan sponsor or the plan administrator of the Leo Benefit Plans with respect to the operation of such plans (other than routine benefit claims).

(m)    With respect to each Leo Benefit Plan that is subject to Title IV of ERISA (a “Leo Title IV Plan”) (i) such Leo Title IV Plan satisfies the minimum funding standard applicable to such Leo Title IV Plan within the meaning of Code Section 412, (ii) the Pension Benefit Guaranty Corporation has not instituted Proceedings to terminate any Leo Title IV Plan, (iii) to the Knowledge of Leo, no event has occurred, excluding changes in actuarial assumptions, that is reasonably likely to have resulted in a material increase in the unfunded liabilities of any Leo Title IV Plan from the unfunded liabilities contained in such Leo Title IV Plan’s most recent actuarial valuation report, (iv) no “reportable event,” within the meaning of Section 4043 of ERISA (other than an event for which the 30-day notice period has been waived), and no event described in Section 4062 or 4063 of ERISA, has occurred in the six years immediately preceding the date hereof that has resulted in or could reasonably be expected to result in material liability to Leo or its Subsidiaries; (v) no such Leo Benefit Plan is, as of the date hereof, in “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA; (vi) there has been no cessation of operations at a facility within the last six years that has resulted in or could reasonably be expected to result in material liability to Leo or its Subsidiaries under Section 4062(e) of ERISA that remains unsatisfied, and (vii) there are no liens on the assets of Leo or its Subsidiaries under ERISA or the Code as a result of actions or inactions by Leo or its Subsidiaries and, to the Knowledge of Leo, no facts or circumstances exist as of the date hereof which would reasonably be expected to result in the imposition of any such lien. No member of the Leo Group has incurred any Liability in respect of any complete or partial withdrawal from any multiemployer plan (as defined in Section 3(37) of ERISA) that remains unsatisfied.

(n)      No Leo Benefit Plan that is qualified under the Code is funded with or allows for payments, investments or distributions in any employer security of any member of the Leo Group, including employer securities as defined in Section 407(d)(1) of ERISA, or employer real property as defined in Section 407(d)(2) or ERISA.

(o)      Each Leo Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code is in compliance in all respects with Section 409A of the Code.

(p)      Except as set forth on Section 4.13(p) of the Leo Disclosure Letter or as specifically contemplated by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (either alone or together with a subsequent event) would reasonably be expected to result in: (i) an increase in any amount of compensation or benefits otherwise payable to any Leo Employee or under any Leo Benefit Plan; (ii) the acceleration of the time of payment or vesting, or the triggering of any payment or funding, of any compensation or benefits or any other obligation under any Leo Benefit Plan, (iii) a limitation on the right to merge, amend or terminate any Leo Benefit Plan (except any limitations imposed by any applicable Legal Requirements), or (iv) the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (but, specifically excluding, payments pursuant to any Leo Benefit Plan or other agreement entered into between a Leo Employee and Topco, Canadian LP, Merger Sub, Transit Group and their respective Affiliates, any Leo Benefit Plan entered into by the Leo Group at the written request of Topco, Canadian LP, Merger Sub, Transit Group or any of their respective Affiliates, or any amounts paid at the written direction of Topco, Canadian LP, Merger Sub, Transit Group or any of their respective Affiliates).

Section 4.14.   Related Party Transactions. Except as set forth in Section 4.14 of the Leo Disclosure Letter, there are no Contracts, material business relationships or other transactions or arrangements (in each case, other than those that have expired or have been terminated) entered into between any member of the Leo Group, on the one hand, and any (a) present or former officers, director, employees, Affiliates, equityholders, including Meteor and its Affiliates, or associates or any member of the Leo Group or any of their immediate family members (including their spouses), other than the employment arrangements with officers in the ordinary course of business, (b) record or beneficial owner of five percent (5%) or more of the voting securities of any member of the Leo Group or (c) Affiliate of any such officer, director, family member or beneficial owner, on the other hand, except, in the case of each of clauses (a), (b)   and (c), for Leo Benefit Plans or for any Contract with any XTAR Employee who will be terminated at or prior to the Closing pursuant to Section 9.5 (each, a “Related Person”).

Section 4.15.    Real Property.

(a)      No member of the Leo Group owns any real property.

(b)      Section 4.15(b) of the Leo Disclosure Letter contains a true, correct and complete list of all real property leased, subleased, occupied or licensed by any member of the Leo Group (the “Leo Leased Property”) as of the date of this Agreement. Section 4.15(b) of the Leo Disclosure Letter sets forth a list of all leases, subleases, licenses and occupancy agreements, together with all amendments, extensions and guaranties related thereto, through which any member of the Leo Group has rights in and to the Leo Leased Property (each, as may have been amended or supplemented or otherwise modified, a “Leo Lease”) as of the date of this Agreement. A member of the Leo Group has good and valid leasehold interest in the Leo Leased Property, free and clear of Liens (other than Permitted Liens). Each Leo Lease is valid and in full force and effect, and no member of the Leo Group is in breach or default under the terms of any Leo Lease where such breach or default would reasonably be expected to be material to the Leo Group, taken as a whole. No notice of termination under any such Leo Lease is outstanding, no termination event exists under any Leo Lease and no event has occurred and no condition exists which, with the giving of notice or lapse of time or both, would constitute such a termination event or condition, in each case except as would not have or reasonably be expected to be material to the Leo Group, taken as a whole. To the Knowledge of Leo, no other party to any Leo Lease is in breach of or default under the terms of any Leo Lease where such breach or default would reasonably be expected to be material to the Leo Group, taken as a whole. Leo has made available to Polaris true, correct and complete copies of each Leo Lease, and all amendments, extensions and guaranties related thereto, listed on Section 4.15(b) of the Leo Disclosure Letter. The Leo Leased Property constitutes all of the real property used or otherwise occupied by the Leo Group. No member of the Leo Group has subleased, licensed or otherwise granted to any person the right to use or occupy all or any material portion of the Leo Leased Property. As of the date hereof, there is no pending or threatened in writing appropriation, condemnation or like action materially affecting the Leo Leased Property or any part thereof or of any sale or other disposition of the Leo Leased Property or any part thereof in lieu of condemnation.

Section 4.16.    Intellectual Property.

(a)       Section 4.16 of the Leo Disclosure Letter sets forth a complete and accurate list of all material patents, material patent applications, material registered and material unregistered trademarks, material service marks, material Internet domain names and material registered and material unregistered copyrights owned or purported to be owned by a Leo Group member (including all pending applications for registration relating thereto). A Leo Group member is the sole and exclusive owner of all such intellectual property rights, and all rights to such intellectual property rights are subsisting and, to Leo’s Knowledge, valid and enforceable.

(b)     Except as set forth on Section 4.16 of the Leo Disclosure Letter or for any nonconformance with clauses (i), (ii) and (iii) below that would not be material to the Leo Group, taken as a whole:

(i)         each member of the Leo Group owns or, to the Knowledge of Leo, has the right to use, all Intellectual Property used in the operation of and material to the business of the Leo Group;

(ii)        during the two year period prior to the date of this Agreement, no member of the Leo Group has received any written notices of material infringement or misappropriation from any third party with respect to any third party Intellectual Property or otherwise contesting the use of ownership of Intellectual Property by the Leo Group; and

(iii)       to the Knowledge of Leo, the conduct of the respective business of each member of the Leo Group as currently conducted does not materially infringe or misappropriate the Intellectual Property of any other Person.

(c)      The Leo Group owns or has a valid right to access and use all computer systems, networks, hardware, software, databases, websites, and equipment used to process, store, maintain and operate data, information and functions, except where the failure to hold such right would not reasonably be expected to be material to Leo’s business as currently conducted.

Section 4.17.        Taxes. Except as set forth on Section 4.17 of the Leo Disclosure Letter or as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Leo Group, taken as a whole:

(a)      Each member of the Leo Group has timely filed or joined in the filing of (taking into account extensions) all Tax Returns required to have been filed by it and all such Tax Returns are true, correct and complete. Each member of the Leo Group has timely paid all Taxes owed by it and, with respect to any period for which Tax Returns have not yet been filed or for which Taxes of the Leo Group are not yet due or owing, adequate accruals for such Taxes on the most recent consolidated financial statements, as disclosed in the Leo Reports, as required by GAAP have been made.

(b)      There are no pending actions or actions threatened in writing for the assessment or collection of Taxes with respect to any member of the Leo Group and all deficiencies for Taxes asserted or assessed in writing against any member of the Leo Group have been fully and timely paid, settled or properly reflected in the most recent consolidated financial statements.

(c)      There are no Liens for Taxes against any of the assets of any member of the Leo Group, other than Permitted Liens.

(d)      No member of the Leo Group has executed or filed with any Taxing Authority any waiver or agreement extending the period for assessment or collection of any Taxes which waiver or agreement is still in effect.

(e)       Since January 1, 2015, no written claim has been received by a member of the Leo Group from a Taxing Authority in a jurisdiction where such member of the Leo Group does not currently file Tax Returns asserting that Leo or any of the other members of the Leo Group is or may be subject to taxation by, or required to file a Tax Return in, that jurisdiction.

(f)       Since January 1, 2015, each member of the Leo Group has complied with all applicable Tax laws relating to the payment and withholding of Taxes and has duly and timely withheld and remitted to the appropriate Taxing Authority all amounts required to be so withheld and remitted under all applicable Tax laws.

(g)      No member of the Leo Group is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of any Taxes (other than (i) a Contract among the Leo Group or (ii) any agreement or arrangement pertaining to the sale or lease of assets of the Leo Group or pursuant to any commercial financing arrangement or any other agreement or arrangement where the inclusion of a Tax allocation or indemnification provision is customary or incidental to an agreement or arrangement the primary nature of which is not Tax sharing or indemnification).

(h)      Since November 22, 2005, no member of the Leo Group has been a member of an affiliated, consolidated, combined or unitary group for Tax purposes (other than the group the common parent of which is Leo).

(i)       Since January 1, 2015, no member of the Leo Group has ever had a permanent establishment (or other taxable presence) in any country other than the country of its organization, or, with the exception of withholding tax, has ever been subject to Tax in a jurisdiction outside the country of its organization.

(j)       No member of the Leo Group will be required to include in a taxable period ending after the Closing Date taxable income attributable to: (i) income that accrued in a taxable period prior to the Closing Date but was not recognized for Tax purposes in such prior taxable period as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting or Section 481 of the Code or comparable provisions of state, local or foreign Tax law; (ii) any “intercompany transaction” as described in Treasury Regulations Section 1.1502-13(b)(1) occurring at or prior to the Closing or any “excess loss account” as described in Treasury Regulations Section 1.1502-19 in existence at Closing; or (iii) an election under Section 108(i).

(k)    Since January 1, 2015, no member of the Leo Group has (i) entered into any transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) or a “confidential corporate tax shelter” within the meaning of Treasury Regulations Section 301.6111-2(a)(2), or (ii) made an election under Section 965(h) of the Code.

(l)      Leo and each of the other members of the Leo Group have given or otherwise made available to Polaris true, correct and complete copies of all material Tax Returns, examination reports and statements of deficiencies for taxable periods, or transactions consummated, for which the applicable statutory periods of limitations have not expired.

(m)   Since January 1, 2015, no member of the Leo Group has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of state, local or foreign Tax law, and no member of the Leo Group is subject to any private letter ruling of the Internal Revenue Service or comparable ruling of any other Governmental Agency.

(n)    For purposes of this Section 4.17, any reference to Leo or any other member of the Leo Group shall be deemed to include any Person that was merged with or was liquidated or converted into such member of the Leo Group.

Section 4.18.    Information Supplied.

(a)    At the time of its filing, the Leo Proxy Statement will comply in all material respects with the requirements of the Exchange Act, except that no representation or warranty is made by Leo with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Leo for inclusion or incorporation by reference therein.

(b)    None of the information in the Leo Proxy Statement or information supplied or to be supplied by any member of the Leo Group specifically for inclusion or incorporation by reference in the Form F-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Leo with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Leo for inclusion or incorporation by reference therein. In addition, Leo will co-operate with and reasonably assist the other Parties as may be required or as may reasonably be requested in connection with the timely preparation of the Canadian Prospectus, including by using its commercially reasonable efforts to (a) provide prospectus-level financial and other disclosure concerning the Leo Group and its businesses, including all applicable audited and unaudited financial statements and pro forma financial  information; (b) coordinate the participation of the senior management of the Leo Group and the auditors of its businesses in customary due diligence sessions, and (c) obtain required and customary consent and comfort letters of its auditors.

Section 4.19.    Insurance. Section 4.19 of the Leo Disclosure Letter sets forth a list as of the date hereof of all material insurance policies or other material insurance service contracts, including all launch and in-orbit satellite insurance policies (the “Leo Insurance Policies”), providing coverage for the properties or operations of the Leo Group, the type and amount of coverage and the expiration dates of the Leo Insurance Policies. Except as would not reasonably be expected to be material to the Leo Group, taken as a whole, (a) the Leo Group maintains insurance policies in such amounts and against such risks as are customary in the industries in which the Leo Group operates and (b) each Leo Insurance Policy is legal, valid, binding and enforceable. As of the date of this Agreement, there is no material claim by any member of the Leo Group pending under any Leo Insurance Policy as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies. All premiums due as of the date hereof under all Leo Insurance Policies have been paid in full, and Leo has otherwise complied in all material respects with the terms and conditions of all Leo Insurance Policies. As of the date of this Agreement, except as forth on Section 4.19 of the Leo Disclosure Letter, Leo has not received written notice from any insurance carrier: (i) threatening a suspension, revocation, termination, cancellation or modification of any Leo Insurance Policies or a material increase in any premium in connection therewith, or (ii) informing Leo that any coverage listed on Section 4.19 of the Leo Disclosure Letter will not or may not be available in the future on substantially the same terms as now in effect, in each case except as would not reasonably be expected to be material to the Leo Group, taken as a whole.

Section 4.20.    Interim Operations; Absence of Certain Changes.

(a)    From the Audit Date to the date of this Agreement, the Leo Group has conducted its business in the ordinary course of business in all material respects, and has not taken any action that would have been prohibited by Section 8.1, if Section 8.1 had been applicable to the Leo Group during such period.

(b)    From the Audit Date to the date of this Agreement, there has not been any Occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Leo Material Adverse Effect.

Section 4.21.    Anti-Corruption, Economic Sanctions, Import and Export Controls.

(a)   (i) No member of the Leo Group, nor any director or officer of any member of the Leo Group, nor, to the Knowledge of Leo, any shareholder, employee, vendor, sub-contractor or Representative acting on behalf of any member of the Leo Group, has violated any Anti-Corruption Law or Economic Sanctions Law; (ii) Leo has established and maintains procedures and controls that are reasonably designed to ensure that the Leo Group is in compliance with applicable Anti-Corruption Laws and Economic Sanctions Laws; and (iii) no member of the Leo Group has found material violations of any Anti-Corruption Law or Economic Sanctions Law in an internal investigation, made a voluntary or other disclosure to a Governmental Agency or Governmental Related Party related to any violation of Anti-Corruption Law or Economic Sanctions Law or received any written, official notice, citation, complaint or report related to alleged violations of any Anti-Corruption Law or Economic Sanctions Law and either filed with a court, tribunal or other Governmental Agency or Governmental Related Party or transmitted by a Governmental Agency or Governmental Related Party.

(b)    No member of the Leo Group, no director or officer of any member of the Leo Group, and, to the Knowledge of Leo, no employee or agent of any member of the Leo Group is (i) a blocked person or denied party under any Economic Sanctions Law (including, for greater certainty, a Canadian Designated Person) or (ii) a Person with whom dealing or engaging in transactions is prohibited or sanctioned under any Legal Requirement of the United States or Canada.

(c)    No member of the Leo Group is acting as agent or nominee in connection with the transactions contemplated by this Agreement, is a country, territory, Person, organization or entity that is a Canadian Designated Person or named on an OFAC List or similar list under any Economic Sanctions Law, or is a prohibited country, territory, Person, organization or entity under any economic sanctions program administered or maintained by OFAC or other U.S. Governmental Agency or the Government of Canada.

(d)    As of the date hereof, other than as set forth in Section 4.21(d) of the Leo Disclosure Letter, (i) there are no unresolved allegations of fraud by any Governmental Agency or Governmental Related Party and (ii) to the Knowledge of Leo, since January 1, 2015 there have been no allegations of fraud by any Governmental Agency or Governmental Related Party, in each case, with respect to the Leo Group.

(e)    All members of the Leo Group are and for the past five years have been in material compliance with and in possession of any and all licenses, registrations, and permits that may be required for the lawful conduct of their business under applicable import and export control laws, including without limitation the Export Administration Regulations and the ITAR. Within the past five years, no member of the Leo Group, has made any voluntary disclosures to any U.S. Government or Canadian Governmental Agencies under any of the foregoing import or export control laws; been the subject of any governmental investigation or inquiry regarding compliance with such laws; or been assessed any fine or penalty under such laws.

Section 4.22.    Brokers’ Fees. Other than Credit Suisse Securities (USA) LLC, no Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of any member of the Leo Group.

Section 4.23.    Merger Sub.

(a)    Authority. Merger Sub has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Contemplated Transactions. Except for the approval described in the next sentence, the execution, delivery and performance by Merger Sub of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on behalf of Merger Sub. No other actions or proceedings on the part of Merger Sub are necessary to authorize this Agreement or to consummate the Contemplated Transactions, other than the adoption of this Agreement by Leo in its capacity as the sole stockholder of Merger Sub. This Agreement has been duly and validly executed and delivered by Merger Sub, and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by Merger Sub at or prior to Closing to which Merger Sub is or will be a party will be duly and validly executed and delivered by Merger Sub, and will constitute a legal, valid and binding obligation of Merger Sub enforceable against Merger Sub in accordance with its terms, except as may be limited by the Enforceability Exceptions.

(b)    Ownership of Merger Sub; No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. All of the issued and outstanding shares of capital stock of Merger Sub are owned of record by Leo.

Section 4.24.    Opinion of Financial Advisor. Prior to the execution of this Agreement, LionTree Advisors LLC has delivered to the Leo Board its opinion as to the fairness, from a financial point of view, as of the date of such opinion, to the holders of Leo Common Shares (other than Meteor, Polaris and their respective affiliates) of the Merger Consideration, taken in the aggregate (without giving effect to any impact on the transactions contemplated hereby on any particular holder of Leo Common Shares other than in such holder’s capacity as a holder of Leo Common Shares), based upon and subject to the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by LionTree Advisors LLC in preparing such opinion.

Section 4.25.    Other Entities.

(a)    XTAR. Leo owns 56% of the issued and outstanding common equity interests in XTAR. Leo has made available to Polaris true, complete and correct copies of the articles of incorporation and bylaws, or equivalent organizational documents (including any operating or equivalent agreements) of XTAR, as amended, modified or supplemented through the date of this Agreement (the “XTAR Documents”). The Leo Group is in material compliance with the terms of the XTAR Documents applicable to the Leo Group, except for any failure so to comply that would not reasonably be expected to be material to the Leo Group, taken as a whole. Other than under the XTAR Documents or as set forth Section 4.25(a) of the Leo Disclosure Letter, no member of the Leo Group has (i) any material Liabilities or material obligation to XTAR or any other Person in respect of XTAR, including any obligation to make any loan, advance, or capital contribution, or other material payment to, or investments in, XTAR or any of its Subsidiaries or (ii) any direct or indirect material Liability or material obligation to assume, guarantee or endorse any obligations or Liabilities of XTAR or its Subsidiaries, including, without limitation, with respect to any XTAR Employees or employees of XTAR’s Subsidiaries. Notwithstanding any other provision in this Agreement to the contrary, Leo does not make, and hereby expressly disclaims, any representation or warranty (express or implied) with respect to XTAR or any of its Subsidiaries, except for the representations and warranties contained in this Section 4.25(a).

(b)    GdM. Leo owns 49% of the issued and outstanding common voting equity interests in GdM. Leo has made available to Polaris true, complete and correct copies of the articles of incorporation and bylaws, or equivalent organizational documents (including any operating or equivalent agreements) of GdM, as amended, modified or supplemented through the date of this Agreement (the “GdM Documents”). The Leo Group is in material compliance with the terms of the GdM Documents applicable to the Leo Group, except for any failure so to comply that would not reasonably be expected to be material to the Leo Group, taken as a whole. Other than under the GdM Documents or as set forth in Section 4.25(b) of the Leo Disclosure Letter, no member of the Leo Group has (i) any material obligation to make any loan, advance, capital contribution, or other material payment to, or investments in, GdM or any of its Subsidiaries or (ii) any direct or indirect material obligation to assume, guarantee or endorse any obligations or Liabilities of GdM or its Subsidiaries, including, without limitation, with respect to any employees of GdM or its Subsidiaries. Notwithstanding any other provision in this Agreement to the contrary, Leo does not make, and hereby expressly disclaims, any representation or warranty (express or implied) with respect to GdM or any of its Subsidiaries, except for the representations and warranties contained in this Section 4.25(b).

(c)    To the actual knowledge (without investigation) of (x) the individuals listed on Section 1.1 of the Leo Disclosure Letter, (y) with respect to XTAR, the Leo designees on the XTAR board of managers (or similar governing body) and (z) with respect to GdM, the Leo designees on the GdM board of directors (or similar governing body):

(i)            Since January 1, 2018, each of GdM and XTAR is and has been in compliance in all material respects with all Legal Requirements applicable to such Person and its respective businesses or by which any property or asset of such Person is bound. Since January 1, 2018, each of GdM and XTAR has not received any written notice from any Governmental Agency or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, except for such non-compliance as would not reasonably be expected to be material to such Person.

(ii)          Neither GdM nor XTAR, nor any director or officer, shareholder, employee, vendor, sub-contractor or Representative acting on behalf of any such Person, has violated any Anti-Corruption Law or Economic Sanctions Law.

(iii)         Neither XTAR nor GdM has found material violations of any Anti-Corruption Law or Economic Sanctions Law in an internal investigation, made a voluntary or other disclosure to a Governmental Agency or Governmental Related Party related to any violation of Anti-Corruption Law or Economic Sanctions Law or received any written, official notice, citation, complaint or report related to alleged violations of any Anti-Corruption Law or Economic Sanctions Law either filed with a court, tribunal or other Governmental Agency or Governmental Related Party or transmitted by a Governmental Agency or Governmental Related Party.

(iv)         Neither GdM nor XTAR and no director or officer, employee or agent of any member of such Person is (i) a blocked person or denied party under any Economic Sanctions Law (including, for greater certainty, a Canadian Designated Person) or (ii) a Person with whom dealing or engaging in transactions is prohibited or sanctioned under any Legal Requirement of the United States or Canada.

(v)          Neither GdM nor XTAR is acting as agent or nominee in connection with the transactions contemplated by this Agreement, is a country, territory, Person, organization or entity that is a Canadian Designated Person or named on an OFAC List or similar list under any Economic Sanctions Law, or is a prohibited country, territory, Person, organization or entity under any economic sanctions program administered or maintained by OFAC or other U.S. Governmental Agency or the Government of Canada.

(vi)         As of the date hereof, with respect to GdM or XTAR there are no unresolved allegations of fraud.

(vii)        Each of GdM and XTAR is and for the past five years has been in material compliance with and in possession of any and all licenses, registrations, and permits that may be required for the lawful conduct of their business under applicable import and export control laws, including without limitation the Export Administration Regulations and the ITAR. Within the past five years, neither XTAR nor GdM has made any voluntary disclosures to any U.S. Government or Canadian Governmental Agencies under any of the foregoing import or export control laws; been the subject of any governmental investigation or inquiry regarding compliance with such laws; or been assessed any fine or penalty under such laws.

Section 4.26.    Environmental Matters. The Leo Group and all of its assets are in material compliance with any applicable Legal Requirements which relate to or otherwise impose liability or a standard of conduct concerning pollution (including noise), protection of the environment or health and safety or the manufacture, processing, transport, generation, labeling, distribution, use, treatment, storage, release or disposal of Hazardous Substances (“Environmental Laws”), and, to the Knowledge of Leo, there are no events, conditions or circumstances that have resulted in or are reasonably likely to result in material Liability to the Leo Group pursuant to any applicable Environmental Laws. Leo has not received any written notice from any Governmental Agency or any other Person regarding material Liability to the Leo Group under, or violations of, any Environmental Law. Leo is not a party to any Contract pursuant to which it has assumed material Liability pursuant to Environmental Laws.

Section 4.27.    Anti-Takeover Provisions. Assuming the accuracy of the representations and warranties in Section 6.9, Section 6.12 and Section 7.13, Leo has taken all actions necessary to render inapplicable to this Agreement, the Voting Support Agreement and the Contemplated Transactions (including the Merger), and inapplicable to Topco, Merger Sub and Leo’s capital stock in connection with this Agreement and the Contemplated Transactions (including the Merger), any and all “fair price,” “moratorium,” “control share acquisition,” “business combination” and other similar restrictions set forth in statutes or regulations of any state or jurisdiction (collectively, “Takeover Laws”), and no Takeover Law applies or will apply to Leo, Topco, Merger Sub, the Subsidiaries of Topco or Merger Sub, the other members of the Leo Group, this Agreement, the Voting Support Agreement or the Contemplated Transactions. Without limiting the foregoing, assuming the accuracy of the representations and warranties in Section 6.12 and Section 7.13, the Leo Board has taken all actions necessary so that the restrictions on “business combinations” as defined, and contained, in Section 203 of the DGCL will not apply with respect to, or as a result of, the execution of this Agreement, the Voting Support Agreement or the consummation of the Contemplated Transactions, without any further action on the part of the stockholders of Leo or of the Leo Board.

Section 4.28.    Investment Company Act. No member of the Leo Group is an “investment company” as such term is defined under the Investment Company Act of 1940, as amended.

Section 4.29.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV, no member of the Leo Group makes any express or implied representation or warranty, and the Leo Group hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.

ARTICLE V.

REPRESENTATIONS AND WARRANTIES OF TRANSIT

Except as and to the extent disclosed in the Transit Disclosure Letter, Transit hereby represents and warrants to the other Parties as follows:

Section 5.1.     Organization, Existence and Good Standing. Transit (a) is a corporation duly organized, validly existing and in good standing under the laws of Canada, (b) is duly qualified or licensed to do business as a foreign corporation and in good standing to conduct business in any other jurisdiction in which its ownership, leasing or operation of property or assets, or the conduct of its business as now conducted, requires such qualification or licensing and (c) has all requisite corporate power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clauses (b) and (c), as would not reasonably be expected to have, individually or in the aggregate, a Transit Material Adverse Effect.

Section 5.2.     Authority. Transit has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by Transit of this Agreement have been duly and validly authorized by all necessary corporate action on behalf of Transit. No other corporate actions or proceedings on the part of Transit are necessary to authorize this Agreement. This Agreement has been duly and validly executed and delivered by Transit and assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of Transit, enforceable against Transit in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by it at or prior to Closing to which Transit is or will be a party will be duly and validly executed and delivered by Transit and will constitute a binding obligation of Transit, enforceable against Transit in accordance with its terms, except as may be limited by the Enforceability Exceptions. The board of directors of Transit, by resolutions adopted at a meeting duly called and held, has authorized and approved the execution, delivery and performance of this Agreement by Transit.

Section 5.3.     No Conflict or Violation. The execution, delivery and performance by Transit of this Agreement and the consummation of the Contemplated Transactions in accordance with (and without waiver of) the terms hereof will not (with notice or lapse of time, or both) (a) conflict with or violate any provision of (i) the Transit Articles or bylaws of Transit or (ii) any equivalent organizational or governing document of any member of the Transit Group that is a Subsidiary of Transit (that is material to the business of Transit), (b) require any consent or approval under, violate, conflict with or result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of any member of the Transit Group pursuant to any contract that is material to the Transit Group to which any member of the Transit Group is a party or by which any property or assets of any member of the Transit Group is bound or any Permits held by Transit, (c) conflict with or violate any Order binding upon any member of the Transit Group, or (d) assuming that all Permits and other actions described in Section 5.4 have been obtained and all filings and other obligations described in Section 5.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to any member of the Transit Group or any of their respective properties or assets or result in a breach or violation of any of the terms or conditions of, constitute a default under (with notice or lapse of time, or both), or otherwise cause an impairment or revocation of, any Permit of any member of the Transit Group, except in the case of each of the foregoing clauses (b), (c) and (d), for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to have, individually or in the aggregate, a Transit Material Adverse Effect.

Section 5.4.     Governmental Consents and Approvals. The execution, delivery and performance by Transit of this Agreement and the consummation of the Contemplated Transactions in accordance with (and without waiver of) the terms hereof will not require (with or without notice or lapse of time, or both) any Permit or filing or registration with or notification to any Governmental Agency with respect to any member of the Transit Group or any of their respective properties or assets, except for (a) the Agreed Governmental Filings, (b) any filings required under the rules and regulations of the NASDAQ Stock Market and the Toronto Stock Exchange (if the Parties determine to seek a listing on the Toronto Stock Exchange at Closing), (c) the filing of the Certificate of Merger pursuant to the DGCL, (d) compliance with applicable requirements of the Exchange Act, (e) any registration, filing or notification required pursuant to state securities or “blue sky” laws and (f) such Permits, filings with or notifications to any Governmental Agency where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to have, individually or in the aggregate, a Transit Material Adverse Effect.

Section 5.5.     Capitalization.

(a)     The total authorized capital stock of Transit consists of (i) an unlimited number of Transit Common Shares, (ii) an unlimited number of Transit Voting Participating Preferred Shares, (iii) an unlimited number of Transit Non-Voting Participating Preferred Shares, (iv) an unlimited number of Transit Redeemable Common Shares, (v) an unlimited number of Transit Redeemable Non-Voting Participating Preferred Shares, (vi) 1,000 Transit Director Voting Preferred Shares, and (vii) 325,000 Transit Senior Preferred Shares. As of November 20,2020, the total issued and outstanding capital stock of Transit is as follows: (i) 74,252,460 Transit Common Shares are issued and outstanding, all of which are duly authorized, validly issued, fully paid, nonassessable, and free of preemptive rights, (ii) 7,034,444 Transit Voting Participating Preferred Shares are issued and outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights, (iii) 38,477,137 Transit Non-Voting Participating Preferred Shares are issued and outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights, and (iv) 1,000 Transit Director Voting Preferred Shares are issued and outstanding, all of which are validly issued, fully paid, nonassessable, and free of preemptive rights. There are no outstanding Transit Senior Preferred Shares issued by Transit.

(b)    Section 5.5(b) of the Transit Disclosure Letter sets forth, as of the date of this Agreement, the following information with respect to outstanding Transit Options and Transit Tandem SARs and Transit RSUs, to the extent applicable: (i) the name of the holder of such Transit Option and Transit Tandem SARs and Transit RSUs; (ii) the number of Transit Non-Voting Participating Preferred Shares subject to such Transit Option and Transit Tandem SARs; (iii) the exercise price of such Transit Option, Transit Tandem SARs and Transit RSUs; and (iv) the vesting schedule of such Transit Option, Transit Tandem SARs and Transit RSUs. As of November 22, 2020, there were outstanding options (“Transit Options”) to purchase 8,354,830 Transit Non-Voting Participating Preferred Shares, of which 6,076,126 were issued with an accompanying tandem SAR (“Transit Tandem SARs”) and restricted stock units (“Transit RSUs”) that represent the right to receive 133,333 Transit Non-Voting Participating Preferred Shares.

(c)    All outstanding Transit Options, Transit Tandem SARs and Transit RSUs have been issued, granted or exercised (if applicable) in material compliance with all applicable securities laws. No Transit Option, Transit Tandem SAR or Transit RSUs provides for a deferral of compensation within the meaning of Section 409A of the Code.

(d)    Except as set forth in Section 5.5(a) and (b) of the Transit Disclosure Letter, there are no (i) shares of capital stock or other equity or voting interests of any member of the Transit Group issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more shares of capital stock of, or other equity or voting interests of any member of the Transit Group, in each case issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from any member of the Transit Group, or obligations of any member of the Transit Group to issue or sell, any shares of capital stock, equity or voting securities or securities convertible into or exchangeable or exercisable for shares of capital stock or equity or voting securities of any member of the Transit Group or (iv) bonds, debentures, notes or other indebtedness of the Transit Group that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of, or any Person in the Transit Group or other equityholders on any matter.

(e)    (i) Except for this Agreement and the other Transaction Documents, there are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on any member of the Transit Group to (A) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in any member of the Transit Group, (B) to provide any funds to or make any investment in respect of any unsatisfied subscription obligation or capital contribution or capital account funding obligation in any Person, or (C) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any shares or other equity interests, (ii) no member of the Transit Group is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its capital stock or other equity or voting securities under the Securities Act, and (iii) other than the Transit Shareholders Agreement, there are no agreements, commitments, arrangements or understandings to which any member of the Transit Group is a party with respect to the voting of any shares of capital stock or other equity or voting interests of any member of the Transit Group or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such shares or other equity or voting interests, nor does Transit have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such shares or other equity or voting interests or which restrict the transfer of any such shares or other equity or voting interests.

Section 5.6.     Information Supplied. None of the information supplied or to be supplied by any member of the Transit Group specifically for inclusion or incorporation by reference in the Leo Proxy Statement, the Form F-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Transit with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Transit for inclusion or incorporation by reference therein. In addition, Transit will co-operate with and reasonably assist the other Parties as may be required or as may reasonably be requested in connection with the timely preparation of the Leo Proxy Statement and the Canadian Prospectus, including by using its commercially reasonable efforts to (a) provide prospectus-level financial and other disclosure concerning the Transit Group and its businesses, including all applicable audited and unaudited financial statements and pro forma financial information; (b) coordinate the participation of the senior management of the Transit Group and the auditors of its businesses in customary due diligence sessions, and (c) obtain required and customary consent and comfort letters of its auditors.

Section 5.7.     Brokers’ Fees. No Person is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Transit.

Section 5.8.     Trade. Neither Transit nor any of its Subsidiaries is acting as agent or nominee in connection with the transactions contemplated by this Agreement, is a country, territory, Person, organization or entity that is a Canadian Designated Person or named on an OFAC List, or is a prohibited country, territory, Person, organization or entity under any economic sanctions program administered or maintained by OFAC or the Government of Canada.

Section 5.9.     No Other Representations and Warranties. Except for the representations and warranties contained in this Article V, as qualified by the Transit Disclosure Letter, Transit does not make any express or implied representation or warranty, and Transit hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.

  ARTICLE VI.

REPRESENTATIONS AND WARRANTIES OF TOPCO, CANADIAN LP AND CANHOLDCO

Except as and to the extent disclosed in the Topco Disclosure Letter, Topco, Canadian LP and CanHoldco, jointly and severally, represent and warrant to the other Parties as follows:

Section 6.1.     Organization, Existence and Good Standing. Each of Topco, Canadian LP and CanHoldco (a) is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of, as applicable, formation or incorporation and (b) has all requisite power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clause (b), as would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

Section 6.2.     Authority. Each of Topco, Canadian LP and CanHoldco has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by each of Topco, Canadian LP and CanHoldco of this Agreement and the other Transaction Documents and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on behalf of each of Topco, Canadian LP and CanHoldco. No other actions or proceedings on the part of any of Topco, Canadian LP and CanHoldco are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of Topco, Canadian LP and CanHoldco, and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of each of Topco, Canadian LP and CanHoldco, enforceable against such Person in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by Topco, Canadian LP and CanHoldco at or prior to Closing to which Topco, Canadian LP and CanHoldco, as applicable, is or will be a party will be duly and validly executed and delivered by Topco, Canadian LP and CanHoldco, as applicable, and will constitute a binding obligation of Topco, Canadian LP and CanHoldco, as applicable, enforceable against Topco, Canadian LP and CanHoldco, as applicable, in accordance with its terms, except as may be limited by the Enforceability Exceptions.

Section 6.3.     No Conflict or Violation. The execution, delivery and performance by each of Topco, Canadian LP and CanHoldco of this Agreement and the consummation by each of Topco, Canadian LP and CanHoldco of the Contemplated Transactions in accordance with the terms hereof will not (with notice or lapse of time, or both) (a) conflict with or violate any provision of the articles of incorporation, limited partnership agreement, bylaws or other equivalent organizational or governing documents of Topco, Canadian LP and CanHoldco, (b) require any consent or approval under, violate, conflict with or result in any breach of or any loss of benefits under, or constitute a default under or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the respective properties, rights or assets of Topco, Canadian LP and CanHoldco pursuant to any Contract to which Topco, Canadian LP and CanHoldco is a party or by which any property or assets of Topco, Canadian LP and CanHoldco is bound, (c) conflict with or violate any Order binding upon Topco, Canadian LP and CanHoldco, and (d) assuming that all Permits and other actions described in Section 6.4 of this Agreement have been obtained and all filings and other obligations described in Section 6.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to Topco, Canadian LP and CanHoldco or any of their respective properties or assets or result in a breach or violation of any of the terms or conditions of, constitute a default under (with notice or lapse of time, or both), or otherwise cause an impairment or revocation of, any Permit of Topco, Canadian LP and CanHoldco, except in the case of each of the foregoing clauses (b), (c), and (d) for such violations, conflicts, breaches, defaults, impairments or revocations that would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

Section 6.4.     Governmental Consents and Approvals. The execution, delivery and performance by each of Topco, Canadian LP and CanHoldco of this Agreement and the consummation by each of Topco, Canadian LP and CanHoldco of the Contemplated Transactions, each in accordance with the terms hereof and thereof, will not require (with or without notice or lapse of time, or both) any Permit or filing or registration with, or notification to, any Governmental Agency with respect to Topco, Canadian LP and CanHoldco or any of their respective properties or assets, except (a) for (i) the Agreed Governmental Filings, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) compliance with applicable requirements of the Exchange Act and applicable Canadian securities law, (iv) filings required under the rules and regulations of the NASDAQ Stock Market and the Toronto Stock Exchange (if the Parties determine to seek a listing on the Toronto Stock Exchange at Closing) and (v) such Permits, filings with or notifications to any Governmental Agency set forth on Section 6.4 of the Topco Disclosure Letter and (b) where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

Section 6.5.     Actions and Proceedings. There are no outstanding Orders to which Topco, Canadian LP and CanHoldco are subject or bound that would reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of Topco, threatened in writing against Topco, Canadian LP and CanHoldco, which would reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

Section 6.6.     Capitalization.

(a)     As of the date hereof, the equity capitalization of Topco consists of a maximum of 50 Topco Super Voting Shares, of which 50 are issued and outstanding;

(b)     As of the date hereof, the equity capitalization of Canadian LP consists of:

(i)           an unlimited number of GP Units, of which 50 are issued and outstanding; and

(ii)         an unlimited number of X LP Units, of which 10 are issued and outstanding.

(c)    After giving effect to the Contemplated Transactions, the equity capitalization of Topco will consist of:

(i)          an unlimited number of Class A common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;

(ii)         an unlimited number of Class B common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;

(iii)        an unlimited number of Class C limited voting common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;

(iv)        an unlimited number of Class C fully voting common shares, of which only the shares issued in the Contemplated Transactions are issued and outstanding;

(v)         one Class A Special Voting Share, of which one is issued and outstanding;

(vi)        one Class B Special Voting Share, of which one is issued and outstanding;

(vii)       one Class C Special Voting Share, of which one is issued and outstanding;

(viii)      an unlimited number of Topco Super Voting Shares, of which none are issued and outstanding;

(ix)        one Golden Share, of which one is issued and outstanding;

(x)         an unlimited number of Class A preferred shares, issuable in series, of which none are issued and outstanding; and

(xi)        3,510,675 Topco Common Shares will be issuable upon exercise of Transit Options or settlement of Topco Incentive Securities (in each case as adjusted for any exercise or settlement of Transit Options, Transit Tandem SARs or Transit RSUs prior to the conversion into Topco Incentive Securities on the Closing Date).

(d)    After giving effect to the Contemplated Transactions, the equity capitalization of Canadian LP will consist of:

(i)          an unlimited number of GP Units, of which only the Units issued in the Contemplated Transactions are issued and outstanding;

(ii)          an unlimited number of Class A exchangeable limited partner units, of which only the Units issued in the Contemplated Transactions are issued and outstanding;

(iii)         an unlimited number of Class B exchangeable limited partner units, of which only the Units issued in the Contemplated Transactions are issued and outstanding;

(iv)         an unlimited number of Class C exchangeable limited partner units, of which only the Units issued in the Contemplated Transactions are issued and outstanding; and

(v)          an unlimited number of Class D limited partner units, of which none are issued and outstanding.

(e)    There are no outstanding options granted by Topco to purchase Topco Common Shares. Except as set forth in Section 6.6(a) or Section 6.6(c), there are no (i) Topco Common Shares or other equity or voting interests in Topco issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more Topco Common Shares of, or other equity or voting interests in Topco issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from Topco, or obligations of Topco to issue or sell, any Topco Common Shares, equity or voting securities or securities convertible into or exchangeable or exercisable for units or equity or voting securities of Topco or (iv) bonds, debentures, notes or other indebtedness of Topco that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of Topco on any matter. There are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on Topco to (A) repurchase, redeem or otherwise acquire any Topco Common Shares, or other equity or voting interests in Topco, or (B) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Topco Common Shares or other equity interests in Topco. Topco is not under any obligation, contingent or otherwise, by reason of any agreement other than this Agreement to register the offer and sale or resale of any Topco Common Shares or other equity or voting securities under the Securities Act. There are no, and as of Closing there will not be (except for Amended and Restated Topco Organizational Documents, the Trust Agreement, the Voting Trust Agreement and the Topco Post-Closing Investor Rights Agreements) any agreements, commitments, arrangements or understandings to which Topco is a party with respect to the voting of any Topco Common Shares or other equity or voting interests of Topco or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any Topco Common Shares or other equity or voting interests in Topco, nor does Topco have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any Topco Common Shares or other equity or voting interests or which restrict the transfer of any Topco Common Shares or other equity or voting interests in Topco.

(f)    There are no outstanding options granted by Canadian LP to purchase Units. Except as set forth in Section 6.6(b) or Section 6.6(d), there are no (i) Units or other equity or voting interests in Canadian LP issued, reserved for issuance or outstanding, (ii) securities convertible into or exchangeable or exercisable for, at any time, one or more Units of, or other equity or voting interests in Canadian LP issued, reserved for issuance or outstanding, (iii) options, warrants, preemptive rights, “phantom” stock rights, profits interests, stock appreciation rights, redemption rights, repurchase rights, or other rights to acquire from Canadian LP, or obligations of Canadian LP to issue or sell, any Units, equity or voting securities or securities convertible into or exchangeable or exercisable for units or equity or voting securities of Canadian LP or (iv) bonds, debentures, notes or other indebtedness of Canadian LP that entitle the holder thereof to vote (or are convertible into, or exchangeable or exercisable for, securities having the right to vote) with the equityholders of Canadian LP on any matter. There are no outstanding contractual obligations, commitments or arrangements of any character (contingent or otherwise) that are binding on Canadian LP to (A) repurchase, redeem or otherwise acquire any Units of, or other equity or voting interests in Canadian LP, or (B) to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any Units or other equity interests in Canadian LP. Canadian LP is not under any obligation, contingent or otherwise, by reason of any agreement other than this Agreement to register the offer and sale or resale of any of its Units or other equity or voting securities under the Securities Act. There are no, and as of Closing there will not be (except for the Amended and Restated Topco Organizational Documents, the Trust Agreement, the Voting Trust Agreement and the Topco Post-Closing Investor Rights Agreements) any agreements, commitments, arrangements or understandings to which Canadian LP is a party with respect to the voting of any Units or other equity or voting interests of Canadian LP or which restrict, or grant any rights, preference or privilege with respect to, the transfer of any such Units or other equity or voting interests in Canadian LP, nor does Canadian LP have Knowledge of any third party agreements, commitments, arrangements or understandings with respect to the voting of any such Units or other equity or voting interests or which restrict the transfer of any such Units or other equity or voting interests in Canadian LP.

Section 6.7.     Compliance with Legal Requirements. Except for those violations, if any, which would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect, none of Topco, Canadian LP or CanHoldco is in violation of any Legal Requirement. None of Topco, Canadian LP or CanHoldco has received any written notice from any Governmental Agency alleging any violation of any Legal Requirement, except for such non-compliance as would not reasonably be expected to have, individually or in the aggregate, a Topco Material Adverse Effect.

Section 6.8.     Brokers’ Fees. No Person is entitled to any brokerage, finder’s or other fee or commission in connection with the Contemplated Transactions by this Agreement based upon arrangements made by or on behalf of Topco, Canadian LP or CanHoldco.

Section 6.9.     Other Agreements or Understandings. Topco has made available to Polaris and Leo all Contracts (and, with respect to those that are written, Topco has furnished to Polaris and Leo correct and complete copies thereof) between or among Topco, Canadian LP, CanHoldco or any of their respective Affiliates on the one hand, and (a) any member of the board of directors or senior executive of Leo, Transit or Polaris, (b) Polaris, Leo or any Person that beneficially owns five percent (5%) or more of the shares of the outstanding capital stock of Leo (other than as contemplated by this Agreement) or (c) Transit or any Subsidiary of Transit, on the other hand.

Section 6.10.    Operations of Topco, Canadian LP and CanHoldco. Each of Topco, Canadian LP and CanHoldco was formed solely for the purpose of engaging in the Contemplated Transactions and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions. As of the date hereof, the respective record owners of the issued and outstanding equity interests of Topco, Canadian LP and CanHoldco are set forth on Section 6.10 of the Topco Disclosure Letter.

Section 6.11.    Information Supplied. None of the information supplied or to be supplied by either Topco, Canadian LP or CanHoldco specifically for inclusion or incorporation by reference in the Leo Proxy Statement, the Form S-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Topco, Canadian LP or CanHoldco with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Topco, Canadian LP or CanHoldco for inclusion or incorporation by reference therein.

Section 6.12.    Ownership of Leo Shares.

(a)    None of Topco, Canadian LP or CanHoldco, nor any of their respective Affiliates, own any Leo Common Shares or any option, warrant or other right to acquire any Leo Common Shares. Canadian LP owns the Preferred Stock.

(b)    None of Topco, Canadian LP or CanHoldco, nor any of their “affiliates” or “associates”, is, and at no time during the last three years has been, an “interested stockholder” of Leo, as such quoted terms are defined in Section 203 of the DGCL.

Section 6.13.    Investigation. In entering into this Agreement, Topco, Canadian LP and CanHoldco have relied upon their own investigation and analysis, and Topco, Canadian LP and CanHoldco (a) acknowledge that, except for the specific representations and warranties of Leo contained in Article IV (including the related disclosure in the Leo Disclosure Letter), none of the Leo Group makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including in any management presentations, supplemental information, information contained in any “data room” or other materials or information with respect to any of the above) or otherwise made available to either Topco, Canadian LP, CanHoldco or any of their Representatives and (b) agrees, to the fullest extent permitted by Legal Requirements, that none of Leo, its Subsidiaries or its Representatives shall have any Liability whatsoever to Topco, Canadian LP, CanHoldco or any of their respective Representatives on any basis (including, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to either Topco, Canadian LP, CanHoldco or any of their respective Representatives (or any omissions therefrom), including, in respect of the specific representations and warranties of Leo set forth in Article IV, except as and only to the extent expressly set forth herein with respect to such representations and warranties and subject to the limitations and restrictions contained herein.

Section 6.14.   U.S. Tax Classification. Canadian LP is classified as a partnership for U.S. federal income tax purposes.

Section 6.15.   No Other Representations and Warranties. Except for the representations and warranties contained in this Article VI, as qualified by the Topco Disclosure Letter, none of Topco, Canadian LP or CanHoldco makes any express or implied representation or warranty, and each of Topco, Canadian LP and CanHoldco and their respective Affiliates hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES OF POLARIS AND ROVER

Except as and to the extent disclosed in the Polaris Disclosure Letter, each of Polaris and Rover hereby represents and warrants to the other Parties as follows:

Section 7.1.     Organization, Existence and Good Standing. Each of Polaris and Rover (a) is a legal entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of formation and (b) has all requisite power and authority to own, lease and operate its properties and assets it currently owns, leases and operates and to carry on its business as such business is currently conducted, except, in the case of clause (b), as would not reasonably be expected to have a Polaris Material Adverse Effect.

Section 7.2.     Authority. Each of Polaris and Rover has all necessary power and authority to execute, deliver and perform its respective obligations under this Agreement and to consummate the Contemplated Transactions. The execution, delivery and performance by each of Polaris and Rover of this Agreement and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on behalf of each of Polaris and Rover. No other actions or proceedings on the part of any of Polaris or Rover are necessary to authorize this Agreement or to consummate the Contemplated Transactions. This Agreement has been duly and validly executed and delivered by each of Polaris and Rover, and, assuming the due authorization, execution and delivery of this Agreement by each of the other Parties, constitutes a binding obligation of each of Polaris and Rover, enforceable against such Person in accordance with its terms, except as may be limited by the Enforceability Exceptions. Each other agreement or document contemplated by this Agreement to be entered into or executed or delivered by Polaris or Rover at or prior to Closing to which such Polaris or Rover, as applicable, is or will be a party will be duly and validly executed and delivered by Polaris or Rover, as applicable, and will constitute a binding obligation of Polaris or Rover, as applicable, enforceable against Polaris or Rover, as applicable, in accordance with its terms, except as may be limited by the Enforceability Exceptions.

Section 7.3.     No Conflict or Violation. The execution, delivery and performance by each of Polaris and Rover of this Agreement and the consummation by each of Polaris and Rover of the Contemplated Transactions in accordance with the terms hereof will not (with notice or lapse of time, or both), (a) conflict with or violate any provision of the articles of incorporation, bylaws or other equivalent organizational or governing documents of Polaris or Rover, (b) conflict with or violate any Contract to which Polaris or Rover is a party or by which any property or assets of Polaris or Rover is bound, (c) conflict with or violate any Order binding upon Polaris or Rover and (d) assuming that all Permits and other actions described in Section 7.4 of this Agreement have been obtained and all filings and other obligations described in Section 7.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Legal Requirement applicable to Polaris or Rover or any of their respective properties or assets, except in the case of the foregoing clauses (b),(c) and (d) for such violations or conflicts that would not reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect.

Section 7.4.     Governmental Consents and Approvals. The execution, delivery and performance by each of Polaris and Rover of their respective obligations under this Agreement and the consummation by each of Polaris and Rover of their respective obligations in respect of the Contemplated Transactions, each in accordance with the terms hereof and thereof, will not require filing with, or notification to, any Governmental Agency by Polaris or Rover with respect to Polaris or Rover or any of their respective properties or assets, except (a) for (i) the Agreed Governmental Filings, (ii) the filing of the Certificate of Merger pursuant to the DGCL, and (iii) such Permits, filings with or notifications to any Governmental Agency set forth on Section 7.4 of the Polaris Disclosure Letter and (b) where the failure to obtain such Permits, or to make such filings, registrations or notifications would not reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect.

Section 7.5.     Actions and Proceedings. There are no outstanding Orders to which Polaris, Rover or any of their respective Subsidiaries are subject or bound that would reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of Polaris, threatened in writing against Polaris or Rover, which would reasonably be expected to have, individually or in the aggregate, a Polaris Material Adverse Effect.

Section 7.6.     Ownership of Transit Securities. Polaris is the indirect beneficial owner, and Rover is the record and direct beneficial owner, of 35,172,218 Transit Common Shares, 1,714,855 Transit Non-Voting Participating Preferred Shares and 7,034,444 Transit Voting Participating Preferred Shares, free and clear of all Liens, other than restrictions on transfer imposed by applicable Legal Requirements and by the Transit Shareholders Agreement.

Section 7.7.     Polaris’ Status. Each of Polaris and Rover is a Qualified Canadian.

Section 7.8.      Brokers’ Fees. No Person other than Morgan Stanley & Co. LLC is entitled to any brokerage, finder’s or other similar fee or commission in connection with the Contemplated Transactions by this Agreement based upon arrangements made by or on behalf of Polaris or Rover.

Section 7.9.      Other Agreements or Understandings. Except as set forth on Section 7.9 of the Polaris Disclosure Letter, there are no Contracts between or among Polaris, Rover or any Affiliate of Polaris, on the one hand, and (a) any member of the board of directors or senior executive of Leo or Transit, (b) Leo or the Meteor Holders (other than as contemplated by the Transaction Agreements) or (c) Transit or any Subsidiary of Transit.

Section 7.10.    Investment Representation. Each of Polaris and Rover is an “accredited investor” as such term is defined in Section 1.1 of National Instrument 45-106 – Prospectus Exemptions.

Section 7.11.    Ownership of Rover. All of the issued and outstanding shares of capital stock of Rover are owned beneficially and of record by Polaris.

Section 7.12.    Information Supplied. None of the information supplied or to be supplied by either Polaris or Rover concerning Polaris or Rover in writing, specifically and expressly for inclusion or incorporation by reference in the Leo Proxy Statement, the Form F-4 or the Canadian Prospectus will, in the case of the Leo Proxy Statement at the time the Leo Proxy Statement is first mailed to Leo’s stockholders and at the time of the Leo Stockholder Meeting, in the case of the Form F-4 and the Canadian Prospectus at the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Polaris or Rover with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of any Person other than Polaris or Rover for inclusion or incorporation by reference therein.

Section 7.13.    Ownership of Leo Common Shares.

(a)    Except as set forth on Section 7.13 of the Polaris Disclosure Letter, neither Polaris nor Rover, nor any of their respective Affiliates, own any Leo Common Shares or any option, warrant or other right to acquire any Leo Common Shares.

(b)    Neither Polaris nor Rover nor any of their “affiliates” or “associates” is, and at no time during the last three years has been an “interested stockholder” of Leo, as such quoted terms are defined in Section 203 of the DGCL.

Section 7.14.    Investigation. In entering into this Agreement, Polaris and Rover have relied upon their own investigation and analysis, and each of Polaris and Rover (a) acknowledges that, except for the specific representations and warranties of Leo contained in Article IV (including the related disclosure in the Leo Disclosure Letter), none of the Leo Group makes or has made any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information (including any projections, estimates or other forward-looking information) provided (including, in any management presentations, supplemental information, information contained in the Data Room or other materials or information with respect to any of the above) or otherwise made available to either Polaris, Rover or any of their Representatives and (b) agrees, to the fullest extent permitted by Legal Requirements that none of Leo, its Subsidiaries or its Representatives shall have any Liability whatsoever to Polaris, Rover or any of their respective Representatives on any basis (including, in contract or tort, under federal or state securities laws or otherwise) based upon any information provided or made available, or statements made, to either Polaris, Rover or any of their respective Representatives (or any omissions therefrom), including, in respect of the specific representations and warranties of Leo set forth in Article IV, except as and only to the extent expressly set forth in Section 9.9 and Section 9.10 hereof, with respect to such representations and warranties and subject to the limitations and restrictions contained herein.

Section 7.15.    No Other Representations and Warranties. Except for the representations and warranties contained in this Article VII, as qualified by the Polaris Disclosure Letter, neither Polaris nor Rover makes any express or implied representation or warranty, and each of Polaris and Rover and their respective Affiliates hereby disclaims any such representation or warranty, with respect to the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the Contemplated Transactions.

ARTICLE VIII.

CERTAIN COVENANTS OF THE PARTIES

Section 8.1.      Conduct of the Leo Business Pending the Closing. Except (i) as expressly provided or required by this Agreement or the Contemplated Transactions, (ii) as set forth in Section 8.1 of the Leo Disclosure Letter, or (iii) with the prior written consent of Polaris (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing:

(a)	Leo shall, and shall cause each other member of the Leo Group to:

(i)           subject to the covenants and agreements contained herein, conduct its business in the ordinary course of business (except for any COVID-19 Measures); and

(ii)          use commercially reasonable efforts to (x) preserve substantially intact its business organization, keep available the services of and maintain good relationship with its current officers and employees and preserve its relationships with Governmental Agencies, customers, suppliers, licensors, licensees and lessors, except as a result of or in connection with any COVID-19 Measures, (y)  maintain in effect all of its material Permits, and (z) maintain in full force and effect all material Leo Insurance Policies currently in effect until the end of their term and consult in good faith with Polaris regarding any decision to replace any such insurance policy prior to the end of its term.

(b)    Leo shall not, and shall cause the other members of the Leo Group not to (in each case, whether by Contract, merger, consolidation or otherwise), except (x) to the extent expressly required to take any such action by applicable Legal Requirement or (y) as otherwise necessary or advisable to facilitate a business transaction or objective of Transit for which Leo’s cooperation has been expressly requested in writing and which request has been approved by the board of directors of Transit (such approval to include the designees of Polaris or its Affiliates to such board):

(i)           other than transactions solely within the Leo Group that would not reasonably be expected to have a material adverse impact on the tax Liability of the Leo Group (“Permitted Internal Leo Transactions”), issue, sell or pledge or authorize or propose the issuance, sale or pledge of shares of capital stock of any class (including any shares of treasury stock; it being acknowledged and agreed that all Leo Common Shares held in the treasury of Leo shall be cancelled for no consideration at the Effective Time in accordance with Section 3.7(b)) or other equity interests, or securities convertible into or exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other convertible securities of any member of the Leo Group, except in connection with the settlement of any Leo RSUs (and related dividends thereon) outstanding as of the date hereof in accordance with their terms;

(ii)          repurchase, redeem or otherwise acquire or split, combine, reclassify or amend the terms of any securities or equity equivalents of Leo;

(iii)         except for Permitted Internal Leo Transactions, declare, set aside, make or pay any dividends or other distributions with respect to shares of their respective capital stock or sell, assign or transfer any Transit securities beneficially owned by Leo;

(iv)         sell, assign or transfer any of the equity interests of any member of the Leo Group, other than to another wholly-owned member of the Leo Group pursuant to a Permitted Internal Leo Transaction;

(v)          adopt a plan of complete or partial liquidation of any member of the Leo Group, or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any member of the Leo Group, other than any such action with respect to a member of the Leo Group other than Leo pursuant to a Permitted Internal Leo Transaction;

(vi)         propose or adopt any amendment to its certificate of incorporation, articles of association, bylaws or other organizational documents;

(vii)        issue any debt securities or incur any indebtedness for borrowed money in excess of $3,000,000 except for (1) intercompany transactions or arrangements among members of the Leo Group that are eliminated under GAAP consolidation principles, (2) agreements, arrangements or borrowings in the ordinary course of business under existing credit facilities to the extent the aggregate amount outstanding under such existing credit facilities would not exceed $3,000,000, (3) short-term indebtedness that is prepayable at any time without penalty or premium and incurred in the ordinary course of business and (4) issuances or incurrences in connection with any COVID-19 Measures; provided that, in each case, any such indebtedness will be reflected in the Leo NAV to the extent not repaid prior to the Reference Time;

(viii)       assume, guarantee or endorse the obligations of any other Person, other than the endorsement of instruments for collection in the ordinary course of business and guarantees in respect of indebtedness or debt securities permitted under the immediately preceding sub-paragraph (vii);

(ix)         create any Liens (other than Permitted Liens) on equity interests of any member of the Leo Group or the Transit securities beneficially owned by Leo;

(x)          other than transactions solely among wholly-owned members of the Leo Group or investments in cash and short term instruments, make any loans (or forgive any loan), advances or capital contributions to, or investments in, any other Person in excess of $1,000,000 individually or in the aggregate; provided that any such loans, advances or capital contributions to a Person that is not a member of the Leo Group will not be reflected as assets in the Leo NAV;

(xi)         except for any COVID-19 Measure, make or incur any capital expenditures with respect to the Leo Group in excess of $750,000 individually or in the aggregate; provided that any outstanding obligation to make capital expenditures will be reflected in the Leo NAV to the extent not paid prior to the Reference Time;

(xii)        acquire (including by merger, consolidation or acquisition of stock or assets) any interest in any Person or any division or material amount of assets thereof, except for (1) the purchase of assets from suppliers or vendors in the ordinary course of business, and (2) investments in money market funds and money market instruments;

(xiii)       except (x) for any COVID-19 Measure and (y) as set forth on Section 8.1(b)(xiii) of the Leo Disclosure Letter, (A) materially amend or modify, materially accelerate, terminate, grant any material waiver or release under, assign any material rights or claims with respect to, or renew (other than renewals in the ordinary course of business), renegotiate or terminate, any Leo Material Contract, or (B) enter into any new Contract that would be a “Leo Material Contract” if it was in effect as of the date hereof;

(xiv)       except as provided in Section 8.3(b) and the Transit Shareholders Agreement, other than in the ordinary course of business, sell, assign, transfer, pledge, lease, exclusively license, incur a Lien (other than a Permitted Lien) on, or dispose of, any properties, capital stock or assets, tangible or intangible (including Intellectual Property) or properties with a fair market value or cancellation of any debts or entitlements, with respect to the Leo Group in excess of $1,000,000 individually or in the aggregate;

(xv)        other than (x) in the ordinary course of business, or as required by applicable Legal Requirement, this Agreement or the terms of any Leo Benefit Plan and (y) for the incurrence of Liabilities that will be paid prior to Closing or that constitute Closing Leo Transaction Expenses or that will be reflected in the Leo NAV, (A) increase compensation of any current or former Leo Employee, officer, director, contractor or individual consultant of the Leo Group, including wages, salary, bonuses, commissions, or any other compensation (including equity or equity-based compensation, whether payable in cash or otherwise); (B)  grant, increase, pay or provide any severance, retention, change in control or termination payments or benefits or equity or equity-based award or loan to any current or former Leo Employee, officer, director, contractor or individual consultant of the Leo Group; (C) increase the benefits under any Leo Benefit Plan; (D) hire any Leo Employee except to the extent necessary to replace any departing Leo Employee; (E) approve, establish, adopt, terminate or amend any Leo Benefit Plan or adopt any new arrangement for the benefit or welfare of any Leo Employee that would be a Leo Benefit Plan if it were in existence as of the date hereof; or (F) approve, establish, adopt, terminate or amend any collective bargaining agreement;

(xvi)       release, assign, compromise, settle or dismiss any Proceeding affecting, relating to or involving any member of the Leo Group or any material asset thereof other than the release, assignment, compromise, settlement or dismissal of a Proceeding that does not create material obligations of the Leo Group other than in respect of the settlement of claims, liabilities or payment of monetary obligations that will be fully satisfied at or prior to Closing;

(xvii)     fail to maintain insurance consistent with past practices to the extent available on commercially reasonable terms;

(xviii)    make any material change in financial accounting policies or procedures, other than as required by GAAP (or any interpretation or enforcement thereof), Regulation S-X of the Exchange Act or a Governmental Agency (including the Financial Accounting Standards Board or any similar organization) or applicable Legal Requirement;

(xix)       other than in response to a change in Legal Requirements or GAAP, make or change any material Tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any material amended Tax Returns, enter into any material closing agreement with any taxing authority, surrender any claim, audit or assessment for a material amount of Taxes in excess of the amount reserved therefor on Leo’s financial statements or surrender any right to claim a material Tax refund;

(xx)        (A) directly or indirectly assume, guarantee or endorse any Liabilities or obligations of XTAR or GdM or any of their respective Subsidiaries or (B) enter into or amend in any material respect any agreement or commitment to make any loan, advance, or capital contribution to, or investment in, XTAR or GdM or any of their respective Subsidiaries;

(xxi)       (A) materially amend or modify, or grant any material waiver or release under, assign any material rights or claims with respect to, or renew or terminate, any material Leo Lease or (B) enter into any new real property lease, provided that if Leo amends or modifies the Leo Lease or enters into a new lease, Leo will use commercially reasonable efforts to do so on terms consistent in all material respects with the terms of the Leo Lease as of the date hereof, in light of then-current real estate market conditions, material economic differences, including rent abatements, constructions costs, reimbursements and other concessions and the cost of moving and other overhead and ancillary costs;

(xxii)      enter into any transaction, arrangement or understanding that would be subject to disclosure pursuant to Item 404 of Regulation S-K;

(xxiii)     enter into a new line of business; or

(xxiv)     authorize, or agree or publicly announce any intention to take, any of the foregoing actions.

(c)    Leo shall provide Polaris with notice of any written inquiries, audits, examinations or proposed adjustments by the Internal Revenue Service or any other taxing authority with respect to any member of the Leo Group, as the case may be, that relate to a material amount of Taxes (each a “Tax Claim”) within 20 days of the receipt of such notice by Leo. Leo shall keep Polaris reasonably informed of the status of such Tax Claim (including providing Polaris with copies of all material written correspondence regarding such Tax Claim).

(d)    The Parties acknowledge that nothing set forth in Section 8.1(b) shall prevent or interfere with, and Leo may take action in furtherance of, (i) the adoption by Leo of the Leo Rights Plan and the actions contemplated thereby, including the issuance of rights pursuant to the terms thereof on the record date therefor and redemption, conversion or exchange of the rights issued thereunder as contemplated thereby, and (ii) the cash dividend of approximately $1.50 per Leo Common Share declared on or about the date hereof, including the payment of such dividend in accordance therewith.

Section 8.2.     Conduct of Transit Business Pending the Closing. Except as expressly provided or required by this Agreement, the Transaction Documents, the Transit Shareholders Agreement, or as set forth in Section 8.2 of the Transit Disclosure Letter or with the prior written consent of Leo and Polaris (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Closing, Transit shall not, and shall cause the other members of the Transit Group not to (in each case, whether by Contract, merger, consolidation or otherwise), except to the extent required to take any such action by applicable Legal Requirement or as otherwise expressly contemplated by this Agreement:

(a)    issue, sell or pledge or authorize or propose the issuance, sale or pledge of shares of capital stock of any class (including any shares of treasury stock) or other equity interests, or securities convertible into or exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other convertible securities of Transit, except in connection with the exercise of any Transit Options, Transit RSUs or the conversion of any Transit Tandem SARs, in each case, outstanding as of the date hereof or as are issued after the date of this Agreement as permitted under this Agreement, in accordance with their terms;

(b)    repurchase, redeem or otherwise acquire or split, combine, reclassify or amend the terms of any securities or equity equivalents of Transit (other than in connection with the exercise, vesting or settlement of Transit Options, Transit Tandem SARs and Transit RSUs in accordance with their terms, including in connection with any required tax withholding);

(c)    other than (i) transactions solely within the Transit Group and (ii) distributions resulting from the exercise of Transit Options, Transit Tandem SARs or Transit RSUs in accordance with their terms, declare, set aside, make or pay any dividends (other than pro rata stock dividends) or other distributions with respect to shares of their respective capital stock without the prior written consent of Leo and Polaris;

(d)    sell, assign or transfer any of the equity interests of Transit, other than to another wholly-owned member of the Transit Group;

(e)    adopt a plan of complete or partial liquidation of Transit, or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of any member of the Transit Group;

(f)     propose or adopt any amendment to its certificate of incorporation, articles of association, bylaws or other organizational documents of Transit, the Transit Shareholders Agreement (except to the extent necessary to authorize or permit any actions contemplated by this Agreement or the other Transaction Documents), as applicable;

(g)    propose or adopt any amendment to any material indenture, credit agreement, loan agreement, security agreement, guarantee, note, mortgage or other Contract providing for or securing indebtedness for borrowed money or deferred payment (in each case, whether incurred, assumed, guaranteed or secured by any asset) (collectively, the “Material Transit Debt”) to the extent such action would (x) restrict or materially impede or delay the consummation of the Contemplated Transactions, or (y) impose restrictions on the ability of Transit to distribute funds to Topco to enable Topco to make the payments due hereunder that are materially greater than those restrictions set forth in the Material Transit Debt in effect on the date hereof (it being understood that provisions in any documents relating to Material Transit Debt requiring investment by Topco or any of its Subsidiaries in the business of the Transit Group shall be deemed not to impose any such restrictions); or

(h)   authorize, or agree or announce any intention to take, any of the foregoing actions.

Section 8.3.     Certain Covenants of Polaris and the Transit Stockholders.

(a)    Polaris shall (i) maintain 100% voting and economic ownership of Rover and (ii) cause Rover to perform all of its obligations under this Agreement.

(b)    Each of Leo and Polaris shall not transfer (including (x) by operation of law, such as by amalgamation, liquidation, merger or other similar transaction, or (y) by way of a dividend or distribution) any of its equity in Transit, except for a transfer in compliance with the terms of the Transit Shareholders Agreement and to a transferee that agrees in writing to be bound by this Agreement to the same extent as its transferor.

Section 8.4.     Investigations; Pre Closing Access.

(a)   Prior to the Closing Date, Leo shall, and shall cause the other members of the Leo Group to: (i) provide to Polaris and its Representatives reasonable access to their respective Representatives, properties, offices, facilities and books and records, as applicable, and (ii) permit Polaris and its Representatives to conduct such further examination or investigation of their respective assets, Liabilities, business, operations, properties, offices and books and records, as Polaris may reasonably request. Any investigation, examination or interview by Polaris of employees or access pursuant to this Section 8.4(a) shall be conducted or occur at reasonable times during regular business hours upon reasonable prior notice. Leo shall reasonably cooperate with Polaris’s Representatives in connection with such review and examination. Any such investigation, examination or interview undertaken pursuant to this Section 8.4(a) shall be subject to this Section 8.4(a) and the terms and conditions of the Non-Disclosure Agreements. Notwithstanding the foregoing, no member of the Leo Group shall be required to afford such access or information if it would constitute a violation of any applicable Legal Requirement, would cause a violation of an obligation of confidentiality to a third Person to which such member of the Leo Group is bound, or would cause a risk of a loss of privilege to such Person; provided that the Leo Group shall use its commercially reasonable efforts to find an alternative way to provide such access and information. The term of the Leo-Polaris NDA is hereby extended until the earlier of (A) the Closing or (B) the termination of this Agreement pursuant to Article XI; provided, however, that Section 5 of the Leo-Polaris NDA and Polaris’ obligations thereunder shall survive notwithstanding such Closing or termination of this Agreement, as applicable.

(b)  Notwithstanding any other provisions of this Section 8.4, Polaris and Leo shall cooperate in implementing the provisions of this Section 8.4 so as not to prevent or interfere with Leo’s compliance with Section 8.1 hereof.

Section 8.5.     Certain Filings; Efforts.

(a)    In furtherance and not in limitation of the covenants of the Parties contained in this Agreement, each of Leo, Transit, Topco, Canadian LP, CanHoldco, Merger Sub and, with respect to any filings requested by a Governmental Agency or required by applicable Legal Requirement to be made by Polaris or Rover in connection with the Contemplated Transactions or as otherwise expressly set forth herein, Polaris (each, a “Filing Party”, and collectively, the “Filing Parties”) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to: (i) use reasonable best efforts to cooperate with each other in timely making the Agreed Governmental Filings and all other filings listed on Section 10.1(b) of each of the Disclosure Letters and to obtain all consents, permits, authorizations or approvals from Governmental Agencies with respect thereto, and (ii) use reasonable best efforts to cooperate with each other in timely making all other filings with, and timely seeking all other consents, permits, authorizations or approvals from, Governmental Agencies as necessary or appropriate to consummate the Contemplated Transactions, it being understood that, as of the date hereof, the Parties do not believe that Polaris is required to make any such filing other than as contemplated by Section 8.5(d) and that Polaris’ obligations with respect to that filing will be governed by that Section.

(b)    HSR Act; Competition Act. Each of the Filing Parties (in each case, as necessary to comply with applicable Legal Requirements) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to:

(i)            as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed (and not withdraw without the other Filing Parties’ consents),

(A)         a Notification and Report Form under the HSR Act with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) in connection with the Contemplated Transactions (and request early termination of the HSR Act waiting period),

(B)          submissions to the Commissioner of Competition including an application for an Advance Ruling Certificate, and, if requested by Topco, the notifications required under Section 114 of the Competition Act with respect to the Contemplated Transactions, and

(ii)	use its reasonable best efforts to

(A)          respond as promptly as practicable to all inquiries received from the FTC, the Antitrust Division or the Commissioner of Competition for additional information or documentation, including to any “Second Request” made pursuant to 15 U.S.C. § 18a(e)(1)(A), and furnish to the other Filing Parties such necessary information and reasonable assistance as the other Filing Parties may request in connection with the preparation of any required applications, notices, registrations and requests as may be required or advisable to be filed with the FTC, the Antitrust Division or the Commissioner of Competition; provided, however, that disclosure of any such information may be limited to inside counsel or outside legal advisors and consultants,

(B)         cause the waiting period under the HSR Act to terminate or expire at the earliest possible date and obtain Competition Act Approval at the earliest possible date, and

(C)         avoid each and every impediment under the HSR Act and the Competition Act with respect to the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably possible.

(c)    Radiocommunication Act; Communications Act. Each of the Filing Parties shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to:

(i)            as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed, any applications to or notifications of ISED required or advisable under the Radiocommunication Act and related regulations and policies in respect of the earth station licenses issued to Transit (and disclosed in writing by Transit to Topco prior to the date hereof) and the space station and spectrum authorizations in connection with the change in control of Transit on the consummation of the Contemplated Transactions, including for any required approvals thereof;

(ii)           subject to receipt of the necessary information required to make such filings, as promptly as practicable following the date hereof and in any event no later than 15 Business Days after the date hereof, file, or cause to be filed, all applicable filings required by or advisable under the Communications Act; and

(iii)          use its reasonable best efforts to respond as promptly as practicable to all inquiries received from ISED or the FCC (including the Team Telecom Agencies) for additional information or documentation and to cause all necessary or desirable approvals under the Communications Act and the Radiocommunication Act to be received, at the earliest possible date.

(d)    CFIUS. Each of the Filing Parties (which shall, for purposes of this Section 8.5(d), include Polaris) agrees to use, and to cause its Affiliates to use, reasonable best efforts to obtain CFIUS Approval.

(i)            Such reasonable best efforts shall include, as soon as practicable following the date hereof (and in no event later than 15 Business Days following the date hereof), agreeing on parties to submit, and submitting or causing to be submitted to CFIUS, a draft CFIUS Notice in accordance with 31 C.F.R. Part 800 and the DPA, and after prompt resolution of all questions and comments received from CFIUS on such draft, preparing and submitting to CFIUS the final CFIUS Notice, which shall in any event be submitted promptly after the date all questions and comments received from CFIUS on such draft have been resolved or after CFIUS staff shall have indicated to the Filing Parties that CFIUS has no questions or comments.

(ii)           Such reasonable best efforts shall also include providing any information requested by CFIUS or any other agency or branch of the U.S. government in connection with the CFIUS review or investigation of the Contemplated Transactions, within the time period specified by 31 C.F.R. §800.504(a)(3), or otherwise specified by the CFIUS staff.

(iii)          The Filing Parties shall, in connection with such reasonable best efforts to obtain the CFIUS Approval, (x) cooperate in all respects and consult with each other in connection with the CFIUS Notice, including by allowing the other Parties to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions; (y) promptly inform the other Parties of any communication received by such Filing Party from, or given by such Party to, CFIUS, by promptly providing copies to the other Parties of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. §800.502(c)(5)(vi); and (z)  permit the other Parties to review in advance any communication that it gives to, and consult with each other in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, give the other Filing Parties the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS, in each of clauses “(x),” “(y)” and “(z)”, subject to confidentiality considerations contemplated by the DPA or required by CFIUS.

(iv)         Notwithstanding anything to the contrary contained in this Agreement, in the event of a CFIUS Turndown, no Filing Party shall have any further obligation to seek CFIUS Approval.

(e)    DDTC. Promptly after the date hereof, Leo shall submit to DDTC a notice of intended sale or transfer to a foreign person of ownership or control of an ITAR registrant as required by 22 C.F.R. § 122.4(b). Leo also shall submit to DDTC any additional information it requests in connection with this notice promptly and, in any event, not later than the applicable deadline set by DDTC.

(f)     DCSA. Promptly after the date hereof, Leo shall initiate communications with DCSA and any other Cognizant Security Agency (“CSA”) under the NISPOM with a view to concluding a commitment letter on the mitigation of foreign ownership, control, or influence with respect to any entity of the Leo Group that possesses a facility security clearance. Leo shall submit to DCSA or the CSA any additional information required in connection with the negotiation of a commitment letter promptly and, in any event, not later than the applicable deadline set by DCSA or the CSA.

(g)    Team Telecom. Each of the Filing Parties agrees to take, or cause to take, or to approve or cause to approve to the extent required or advisable the steps described in this Section 8.5(g), and to use its reasonable best efforts to obtain FCC approval, including by prosecuting any concomitant national security review by the Team Telecom Agencies and seeking FCC approval of the Contemplated Transactions. In furtherance and not in limitation of the above, each of the Filing Parties shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to, use reasonable best efforts to respond as promptly as practicable to all inquiries received from the FCC (including the Team Telecom Agencies) for additional information or documentation and to cause all necessary or desirable approvals under the Communications Act with respect thereto to be received at the earliest possible date.

(h)    Further Actions. In furtherance and not in limitation of the covenants of the Parties contained in this Agreement:

(i)            Each of the Filing Parties (including, in respect of Section 8.5(d), Polaris) shall, and shall cause its controlled Affiliates and use reasonable best efforts to cause its other Affiliates to, use reasonable best efforts to,

(A)         respond as promptly as practicable to all inquiries received from Governmental Agencies for additional information or documentation and supply to any Governmental Agency as promptly as practicable any additional information or documents that may be requested pursuant to any Legal Requirement or by such Governmental Agency (including, for the avoidance of doubt, to any “Second Request” made pursuant to 15

U.S.C. § 18a(e)(1)(A)),

(B)         cooperate in all respects with each other, and consider in good faith the views of the other Parties with respect to obtaining all consents, approvals, licenses, permits, waivers, orders and authorizations contemplated by this Section 8.5 that are necessary to consummate the Contemplated Transactions,

(C)         allow the other Parties hereto to have a reasonable opportunity to review in advance and reasonably comment on drafts of filings and submissions in respect of any Agreed Governmental Filings, and the Filing Parties shall consider any such reasonable comments in good faith;

(D)         promptly inform the other Parties of any material communication received by any of the Filing Parties, or given by any of the Filing Parties in connection with any Agreed Governmental Filings by promptly providing copies to the other Parties of any such written communications; and

(E)         permit the other Parties to review in advance any material communication that it gives to, and consult with the other Parties in advance of any meeting, material telephone call or conference in connection with any Agreed Governmental Filings, and to the extent not prohibited by Legal Requirements or the applicable Governmental Agency, give the other Parties the opportunity to attend any material telephonic conferences or in-person meetings with the such Governmental Agency, in each of clauses “(C)”, “(D)” and “(E)”, subject to reasonable confidentiality and privilege considerations, or contemplated by or required by Legal Requirements or the applicable Governmental Agency.

(ii)           Polaris shall supply information and documents that are in Polaris’ control, or in the control of its controlled Affiliates, to the Filing Parties (or, in the case of information that is within the control of Polaris’ (x) portfolio companies and (y) Affiliates other than its controlled Affiliates, Polaris shall request such information) as promptly as practicable, any necessary information or documents that may be reasonably required in connection with the Agreed Governmental Filings or to respond to all inquiries received from Governmental Agencies; provided, however, that disclosure of any personal or confidential information may be limited to inside counsel, outside legal advisors, consultants and the applicable Governmental Agencies (it being understood that disclosure to the applicable Governmental Agencies may, in some circumstances, result in the public disclosure of such information); provided, further, that, where disclosure to a Governmental Agency could reasonably be expected to result in public disclosure, at the request of Polaris, the Filing Parties shall request confidential treatment for any personal or confidential information (it being understood that the denial of confidential treatment by any Governmental Agency shall not prevent any filing from being made).

(iii)          Each of the Filing Parties shall, and shall cause its Subsidiaries to (and Polaris shall, subject to Section 8.5(k), consent to the taking of any action by Transit or Topco to), avoid each and every impediment (including any CFIUS objection or review or order under Part IV.1 of the Investment Canada Act) under applicable Legal Requirements with respect to the Contemplated Transactions so as to enable the Closing to occur as soon as reasonably practicable, including by (A)   proposing, negotiating, committing to and effecting, by consent agreement or decree, hold separate order or otherwise, the sale, divestiture or disposition of any material assets or businesses of the Leo Group or the Transit Group; (B) otherwise taking, or undertaking or committing to take, any actions that would limit the freedom of action of the Leo Group or the Transit Group with respect to, or would impose obligations with respect to its future conduct or would limit its ability to retain, one or more of its or its subsidiaries’ (including, in the case of Leo, XTAR) businesses or assets, in each case as may be required in order to obtain approval from a Governmental Agency or other Person pursuant to a Legal Requirement or to avoid the entry of or to effect the dissolution of, any injunction, temporary restraining order or other Order in any Proceeding or decision which would otherwise have the effect of preventing the consummation of the Contemplated Transactions or unduly delaying the Closing; and (C) agreeing to (1) any action, restriction or condition proposed by CFIUS or any other U.S. Governmental Agency as a condition to obtaining any necessary approval of the FCC or Team Telecom Agencies or CFIUS Approval, including the establishment of a proxy board (or equivalent) to manage any assets of the Leo Group or the Transit Group and (2) any action, restriction or condition proposed by DSS with respect to any Contracts of the Leo Group or the Transit Group with any U.S. Governmental Agency requiring access to classified or proscribed information; provided that none of the Filing Parties or their respective Subsidiaries or Affiliates shall be required to take any of the actions set forth in this Section 8.5(h)(iii) unless such action is binding on such Filing Party, Subsidiary or Affiliate only in the event that the Closing occurs.

(iv)         Subject to applicable Legal Requirements and the instructions of any Governmental Agency, each of the Parties shall keep the other Parties apprised of the status of matters relating to the completion of the Contemplated Transactions, including, to the extent permitted by Legal Requirements, promptly furnishing each other with copies of notices or other communications sent or received by it or any of its controlled Affiliates, to or from any Governmental Agency with respect to such transactions (subject to sharing on an outside counsel basis or redacting to address reasonable privilege, confidential or competition-sensitive concerns). Each of the Parties shall permit each of the other Parties to review in advance any proposed communication to any Governmental Agency (subject to sharing on an outside counsel basis or redacting to address reasonable privilege, confidential or competition-sensitive concerns), and shall consider in good faith their comments thereon. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Agency in connection with the Contemplated Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by Legal Requirements or the relevant Governmental Agency, gives the other Parties (or their external legal counsel) the opportunity to attend and participate. Notwithstanding anything to the contrary in this Section 8.5, no Party shall be required to provide the other with personal identifying information required under the DPA, any information that is to be provided directly to CFIUS in accordance with the DPA, or any information prohibited from disclosure under NISPOM or the ITAR.

(v)          Each of Transit and Leo shall, and shall cause its Subsidiaries to, use reasonable best efforts to take, or cause to be taken, or cause to be done, all other things necessary, proper or advisable to obtain all consents and provide all notices required in connection with the Contemplated Transactions under any Contracts to which such Party is a party or by which its assets or properties are bound.

(i)      If any Proceeding or other Order, including any Proceeding by a private party, is instituted or made (or threatened to be instituted or made) challenging any of the Contemplated Transactions, Transit shall, and shall cause its Subsidiaries to, use reasonable best efforts to take promptly any and all steps reasonably necessary to contest and resist any such action or Proceeding and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Contemplated Transactions, and each Party shall reasonably cooperate with Transit in connection with all such steps.

(j)      Nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control, supervise or direct, or attempt to control, supervise or direct, the operations of any other Party prior to the Closing Date, including any facility that is subject to a Permit that is held or controlled by Leo or Transit. Prior to the Closing Date, each of the Parties shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its respective Subsidiaries’ operations.

(k)    Notwithstanding anything to the contrary contained in this Section 8.5, in no event shall Polaris be required to take or not take any action that would, directly or indirectly, modify or limit any of Polaris’ rights and interests under the Polaris Topco Post-Closing Investor Rights Agreement or the Amended and Restated Topco Organizational Documents; provided that, to the extent Polaris is entitled to information under such documents that relates to XTAR, the applicable portion of such information that relates to XTAR need not be provided to Polaris if and to the extent required to obtain any approval with respect to an Agreed Governmental Filing or prohibited by applicable Legal Requirements; provided, further, that nothing herein shall be deemed to excuse Polaris from taking or not taking any action, or being subject to any requirement, that is substantially similar to, or no more constraining than, any Legal Requirements to which Transit or any of its Affiliates is already subject.

Section 8.6.     Stock Exchange Listing. Topco shall take all necessary action to cause the Class A Topco Common Shares and the Class B Topco Common Shares to be issued pursuant to the Contemplated Transactions (whether as Topco Consideration at the Effective Time or upon the exchange of the LP Units) to be approved for listing on a U.S. Securities Exchange, subject to official notice of issuance, prior to the Closing Date. If the Parties determine to seek a listing on the Toronto Stock Exchange in connection with Closing, Topco shall take all necessary action to cause the Class A Topco Common Shares and the Class B Topco Common Shares to be issued pursuant to the Contemplated Transactions (whether as Topco Consideration at the Effective Time or upon the exchange of LP Units) to be approved for listing on the Toronto Stock Exchange, subject to official notice of issuance, prior to the Closing Date. Each of the Parties shall cooperate with Topco in connection with the foregoing, including (a) the provision of information reasonably requested by Topco in connection therewith and (b)  to the extent that the Parties determine to seek a listing on the Toronto Stock Exchange, whether in connection with Closing or thereafter, the reasonable cooperation of the Parties to finalize the designation of the name of the Class A Topco Common Shares or Class B Topco Common Shares to a name agreed to between the Parties and acceptable to the Toronto Stock Exchange, and in connection therewith, the amendment and/or modification of any agreement, document or filing or form thereof (for the avoidance of doubt, including the Schedules and Exhibits attached hereto) to the extent necessary to reflect such name change.

Section 8.7.     Agreements To Be Terminated at Closing. Prior to the Closing, all Contracts and transactions set forth on Section 8.7 of the Leo Disclosure Letter shall be terminated, and all financial obligations thereunder shall be satisfied in full with no further obligation or liability of the Leo Group following the Closing.

Section 8.8.     Topco Equity Issuances.

(a)    Prior to the Closing, Transit shall not, and none of the parties hereto shall cause Topco or any of its Subsidiaries to, take any action (including, without limitation, the selection of underwriters, amount and structure of securities, and rights to be granted to securityholders upon consummation of such Topco Primary Offering) to effect a Topco Primary Offering without the prior written consent of Polaris and Leo.

(b)    Prior to the Closing, Topco shall not, and shall cause its Subsidiaries not to, issue, sell or pledge or authorize or propose the issuance, sale or pledge of shares of capital stock of any class (including any shares of treasury stock) or other equity interests, or securities convertible into or exchangeable for any such shares or equity interests, or any rights, warrants or options to acquire any such shares or equity interests, or other convertible securities or phantom equity (including stock appreciation rights and restricted stock units) of Topco or any of its Subsidiaries other than pursuant to Article II, Article III or agreements in the form of Exhibit B or Exhibit C hereto or with the prior written consent of Polaris and Leo.

Section 8.9.     Individual Transit Equityholders. Topco shall use commercially reasonable efforts to enter into Stockholders Contribution Agreements with the Individual Transit Stockholders and into Optionholder Exchange Agreements with holders of Transit Tandem SARs, Transit Options and Transit RSUs. The Parties will negotiate in good faith with respect to optionholder arrangements designed to replace the outstanding Transit Tandem SARs, Transit Options and Transit RSUs with Topco equivalent equity awards and to revise the form of the Optionholder Exchange Agreement accordingly.

ARTICLE IX.

CERTAIN OTHER COVENANTS

Section 9.1.     Proxy Statement; Stockholders’ Meeting; Certain Financial Statements.

(a)    Leo shall (i) take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Leo Stockholder Meeting”) and mail the Leo Proxy Statement as promptly as reasonably practicable following the date hereof for the purpose of obtaining the approval and adoption of this Agreement by the Leo stockholders in accordance with applicable Legal Requirements; and (ii) unless the Leo Board shall have withdrawn or modified its Recommendation in accordance with, and subject to the terms and conditions of, Section 9.3(d), (A) include in the Leo Proxy Statement the Recommendation and (B) use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and take all other action reasonably necessary or advisable to secure the Requisite Stockholder Vote for the Integration Transaction as set forth in this Agreement. The activities and actions required of Leo in the immediately preceding sentence are referred to as the “Meeting Activities”. Leo shall not submit any proposals for approval at the Leo Stockholder Meeting without the prior written consent of Topco and Polaris (not to be unreasonably withheld), other than (A) the Integration Transaction and this Agreement, (B) those matters required to be conducted at the annual meeting of Leo stockholders, including the election of the class of directors whose term expires at such meeting, the ratification of the selection of Leo’s auditor, and stockholder “say on pay”, (C) any adjournment or postponement of the Leo Stockholder Meeting in compliance with this Section 9.1(a) and (D) any other matters that are required by applicable Legal Requirements. Leo shall keep Topco and Polaris reasonably updated with respect to proxy solicitation results as requested in writing (email sufficient) by Topco and Polaris. Notwithstanding any other provision herein to the contrary, Leo may, following consultation with legal counsel and Polaris and Transit, adjourn, recess, reschedule or postpone (and may change any record date in respect of) the Leo Stockholder Meeting; provided that the Leo Stockholder Meeting shall not be adjourned, recessed, rescheduled or postponed to a date that is later than a number of days following the date on which the Leo Proxy Statement is first mailed to Leo stockholders equal to 120 plus the number of days, if any, following such mailing in which there is in effect any Order or other Legal Requirement (a “Meeting Activity Injunction”), enjoining or prohibiting Leo from engaging in some or all of the Meeting Activities (the “Leo Stockholder Meeting Deadline”); provided, further, however, that, if in the five (5) Business Days preceding the Leo Stockholder Meeting Deadline, either (x) a Meeting Activity Injunction was in effect, or (y) Leo reasonably determines, after consultation with outside legal counsel and Polaris and Transit, that it is reasonably necessary under applicable Legal Requirements for a supplemental or amended disclosure to be disseminated to stockholders of Leo, then the Leo Stockholder Meeting Deadline shall be further extended until five (5) Business Days after such Meeting Activity Injunction is no longer in effect or such supplemental or amended disclosure has been disseminated to stockholders of Leo, as applicable. If the Leo Board makes a Change of Recommendation, it will not alter the obligation of Leo to submit the adoption of this Agreement and the approval of the Merger to the stockholders of Leo at the Leo Stockholder Meeting to consider and vote upon, unless this Agreement shall have been terminated in accordance with its terms prior to the Leo Stockholder Meeting.

(b)   As promptly as practicable following the date of this Agreement, (i) Leo shall prepare and cause to be filed with the SEC the Leo Proxy Statement, (ii) Topco and Canadian LP shall prepare and cause to be filed with the SEC the Form F-4, in which the Leo Proxy Statement will be included as a prospectus, and with the Canadian Securities Authorities the Canadian Prospectus, (iii) Topco and Canadian LP shall take all necessary action to have the Form F-4 declared effective under the Securities Act and for the issuance (or deemed issuance) by the Canadian Securities Authorities of a receipt for the Canadian Prospectus qualifying the distribution of the Topco Common Shares and Units to the public as promptly as practicable after such filing and (iv) Leo shall take all necessary action to have the Leo Proxy Statement in definitive form cleared by the SEC and mailed to Leo’s stockholders as promptly as reasonably practicable following filing with the SEC. Leo shall use its reasonable best efforts to cause the Leo Proxy Statement at the date that it (and any amendment or supplement thereto) is first published, sent, or given to the stockholders of Leo and at the time of the Leo Stockholder Meeting, to comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Each of the Parties shall furnish all information concerning such Person and its Affiliates to Leo, or Canadian LP and Topco, as applicable, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Leo Proxy Statement, Form F-4 and the Canadian Prospectus (collectively, the “Securities Disclosure Documents”), and the Securities Disclosure Documents shall include all information reasonably requested by such other Party to be included therein. Each of Leo, Topco and Canadian LP shall promptly notify the other Parties upon the receipt of any comments from the SEC or the Canadian Securities Authorities or any request from the SEC or the Canadian Securities Authorities for amendments or supplements to the Securities Disclosure Documents and shall provide the other Parties with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or the Canadian Securities Authorities, on the other hand. Each of Leo, Topco and Canadian LP shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC or the Canadian Securities Authorities with respect to the Securities Disclosure Documents. Notwithstanding the foregoing, prior to filing the Securities Disclosure Documents (or any amendment or supplement thereto) or mailing the Leo Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC or the Canadian Securities Authorities with respect thereto, each of Leo, Topco and Canadian LP (i) shall provide the other Parties a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall consider in good faith all comments reasonably proposed by any of such Parties. Each of Leo, Topco and Canadian LP shall advise the Parties, promptly after receipt of notice thereof, of the time of effectiveness of the Securities Disclosure Documents (and, in the case of the Canadian Prospectus, the issuance (or deemed issuance) by the Canadian Securities Authorities of a receipt for the Canadian Prospectus qualifying the distribution of Topco Common Shares and LP Units to the public), the issuance of any stop or cease-trade order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the Parties shall use its reasonable best efforts to have any such stop or cease-trade order or suspension lifted, reversed or otherwise terminated. Leo, Topco and Canadian LP shall each also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, Applicable Canadian Securities Laws and any applicable foreign or state securities or “blue sky” laws and the rules, regulations and instruments thereunder in connection with the Merger and the issuance of the Merger Consideration.

(c)    If at any time prior to the Effective Time, a Party should discover any information relating to the Leo Group, the Transit Group, Topco, Canadian LP or Polaris or any their respective Affiliates, directors or officers which should be set forth in a Securities Disclosure Document or in an amendment or supplement thereto, so that such document would not include any misstatement or untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be promptly discussed with and/or filed with the SEC and/or the Canadian Securities Authorities and, to the extent required by any Legal Requirement, disseminated to the Leo stockholders.

(d)    If prior to the Effective Time, any event occurs with respect to any Party, or any change occurs with respect to other information supplied by such Party for inclusion in the Securities Disclosure Documents, which is required to be described in an amendment of, or a supplement to, the Securities Disclosure Documents, the Party subject to such change shall promptly notify Leo and Topco of such event, and the Parties shall cooperate in the prompt filing with the SEC and the Canadian Securities Authorities of any necessary amendment or supplement to the Securities Disclosure Documents and, as required by Legal Requirements, in disseminating the information contained in such amendment or supplement to Leo’s stockholders (including in respect of setting a new record date for determining the Leo stockholders entitled to vote at the Leo Stockholder Meeting in the event of any adjournment or postponement thereof in accordance with, and to the extent permitted by, Section 9.1(a)). Nothing in this Section 9.1(d) shall limit the obligations of any Party under Section 9.1(b).

(e)    Immediately following the execution and delivery of this Agreement, Leo, as sole stockholder of Merger Sub, shall adopt this Agreement and approve the Merger, in accordance with the DGCL.

(f)     To the extent that the Canadian Securities Authorities require a change in the designation of the name of the Class A Topco Common Shares or the Class B Topco Common Shares to be qualified in the Canadian Prospectus, the Parties shall reasonably cooperate to revise and finalize the designation of the name of the Topco Common Shares to a name agreed to between the Parties and acceptable to the Canadian Securities Authorities, and in connection therewith, to amend and/or modify any agreement, document or filing or form thereof (for the avoidance of doubt, including the Schedules and Exhibits attached hereto) to the extent necessary to reflect such name change. The Parties shall cooperate to minimize the amendments and/or modifications required pursuant to Section 8.6(b) and this Section 9.1(f), including by using the same changed names.

Section 9.2.     Section 16 Matters. Prior to the Effective Time, the Leo Board, or an appropriate committee of non-employee directors thereof, shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of Leo and by Meteor (by virtue of its status as a director by deputization) who is a “covered person” of Leo for purposes of Section 16 of the Exchange Act (“Section 16”) of Leo Common Shares or Leo RSUs in connection with the transactions contemplated by this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

Section 9.3.     Exclusivity; Alternative Proposals. Except as otherwise agreed in writing by Leo and Polaris:

(a)     Except as expressly permitted by this Section 9.3, from the date hereof until the Effective Time (or, if earlier, the termination and abandonment of this Agreement in accordance with Article XI), each of Leo (with respect to the Leo Group), Polaris (with respect to Polaris and Rover) and Transit (with respect to the Transit Group) shall not, and shall instruct and use its reasonable best efforts to cause its respective Representatives, as applicable, not to, directly or indirectly,

(i)            initiate, solicit, assist, seek or knowingly encourage, facilitate or promote (including by way of substantive discussion, negotiation, furnishing information or entering into any agreement, arrangement or understanding) any inquiry regarding, or the making of any submission or announcement of a proposal or offer that constitutes, or would reasonably be expected to result in, an Alternative Proposal;

(ii)           engage in, continue or otherwise participate in any substantive discussions or negotiations with any Person with respect to, or provide any information or data concerning the Leo Group or the Transit Group to any Person in connection with, relating to, or for the purpose of encouraging, facilitating or responding to, any proposal or offer that constitutes, or would reasonably be expected to result in, an Alternative Proposal (other than to state that Leo or Transit, as applicable, is not permitted to have discussions);

(iii)         approve, endorse or recommend, or participate in any substantive discussions or negotiations with any Person regarding an Alternative Proposal or otherwise knowingly facilitate any effort or attempt to make an Alternative Proposal;

(iv)         accept or enter into, or publicly propose to accept or enter into, any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, undertaking or any other agreement (other than an Acceptable Confidentiality Agreement entered into in accordance with Section 9.3(b)) relating to an Alternative Proposal (an “Alternative Acquisition Agreement”);

(v)           waive or release any other Person from, forebear in the enforcement of, or amend any standstill agreement (or any standstill provisions or any other contract or agreement with respect to Leo Common Shares or other equity interests of Leo); or

(vi)         publicly propose to do any of the actions prohibited by any of clauses (i), (ii), (iii), (iv) or (v).

Subject to Section 9.3(b), each of Leo (with respect to the Leo Group), Polaris (with respect to Polaris and Rover) and Transit (with respect to the Transit Group) shall, and shall instruct and use its reasonable best efforts to cause its respective Representatives, as applicable, to immediately cease and cause to be terminated any solicitations, discussions, negotiations or activities with any Person that may be ongoing with respect to any Alternative Proposal, or any inquiry or proposal that would reasonably be expected to lead to an Alternative Proposal, and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. The Leo Group, Polaris (with respect to itself and Rover) and the Transit Group, as applicable, shall promptly inform each such Person that the Leo Group, Polaris (with respect to itself and Rover) or the Transit Group, as applicable, is ending all discussions and negotiations with such Person and request that each such Person promptly return or destroy all confidential information concerning the Leo Group or the Transit Group, as applicable.

(b)	Notwithstanding anything to the contrary in this Section 9.3:

(i)           prior to the time, but not after, the Requisite Stockholder Vote is obtained, if Leo or Transit receives an unsolicited, bona fide written Alternative Proposal from any Person which did not arise or result from any material breach of this Section 9.3, Leo, the members of the Leo Group and their Representatives, and if authorized in writing by Leo, Transit, members of the Transit Group and their Representatives may, in all cases subject to compliance with this Section 9.3:

(A)         communicate with such Person solely to clarify the terms and conditions thereof so as to determine whether such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal;

(B)          provide information (including non-public information and data) regarding, and afford access to the business, properties, assets, books, records and personnel of, Leo, Transit and their respective Subsidiaries to such Person and its Representatives if Leo receives from such Person (or has received from such Person) an executed Acceptable Confidentiality Agreement; provided that Leo or Transit, as the case may be, shall promptly (and in any event within 24 hours) make available to Polaris any information concerning the Leo Group or the Transit Group, as applicable, that is provided to any Person given such access that was not previously made available to Polaris; it being agreed that (x) such provision of information shall be subject to the limitations, if any, of the Transit Shareholders Agreement as modified by this Section 9.3(b)(i)(B)(y), (y) such provision of information to a party that is not a competitor or Affiliate of a competitor of Transit (a “Competitor”) shall be deemed to be a Permitted Disclosure pursuant to Section 2.4(3) of the Transit Shareholders Agreement, and (z) provision of any information to a Competitor shall be subject to the prior written approval of a majority of the directors of Transit excluding directors designated by Leo and Polaris; and

(C)          engage in, enter into or otherwise participate in any discussions or negotiations with such Person with respect to such Alternative Proposal,

in each case, if and only if prior to taking any action described in clauses (A), (B) or (C) above, the Leo Board determines in good faith (after consultation with outside counsel and its financial advisors) that such Alternative Proposal constitutes, or is reasonably likely to lead to, a Superior Proposal (it being agreed solely for purposes of such determination that the Leo Board may assume that Polaris would consent to the Alternative Proposal) and that the failure to take the actions set forth in clauses (A), (B) or (C) above would reasonably be expected to be inconsistent with its fiduciary duties under applicable Legal Requirements.

(ii)          In the event that Leo exercises its rights pursuant to Section 9.3(b)(i) to take any action described in clause (A), (B) or (C) thereof:

(A)          Transit and Polaris shall each be released from their respective obligations under Section 9.3(a) in respect of (and only in respect of) the Person making such Alternative Proposal until the first to occur of: (1) the receipt of the Requisite Stockholder Vote or (2) written notice from Leo that Leo is no longer pursuing such Alternative Proposal (the “Discussion End Date”); and

(B)          Polaris may, by written notice to Leo, elect to suspend the restrictions of Section 9.3(a) as applied to all (but not less than all) of the Parties from the date of such notice to the Discussion End Date or such earlier date as Polaris may designate in writing.

For the avoidance of doubt, as of the Discussion End Date, the provisions of Section 9.3(a) shall once again apply to all of the Parties.

(iii)         Leo agrees that the Leo Group will not enter into any Contract with any Person subsequent to the date hereof which prohibits the Leo Group or the Transit Group from complying with the terms and conditions of, or providing any information to Polaris in accordance with, this Section 9.3(b). Transit agrees that the Transit Group will not enter into any Contract with any Person subsequent to the date hereof which prohibits the Transit Group from complying with the terms and conditions of, or providing any information to Polaris in accordance with, this Section 9.3(b) or the Transit Shareholders Agreement. Each of Leo with respect to the Leo Group and Transit with respect to the Transit Group represents and warrant to Polaris that it is not party to any agreement with any Person that prohibits the Leo Group or the Transit Group, as applicable, from complying with the terms and conditions of, or providing any information to Polaris in accordance with, this Section 9.3(b).

(c)    Leo and Transit, respectively, shall promptly (and in any event within 24 hours) after it has Knowledge of such event, notify Polaris (and in the case of Transit, also notify Leo) of (i) any inquiries, offers, proposals or request for discussions or negotiations by any Person in connection with an Alternative Proposal or proposal that would reasonably be expected to lead to an Alternative Proposal; or (ii) any request for information relating to the Leo Group or the Transit Group in connection with an Alternative Proposal or proposal that would reasonably be expected to lead to an Alternative Proposal. Such notice shall specify the material terms and conditions and the identity of the Person making such inquiry, offer, proposal or request (including, if applicable, an unredacted copy of any Alternative Proposal made in writing, including any financing commitments or other documents containing any material terms and conditions of such Alternative Proposal), and thereafter Leo and Transit shall keep Polaris reasonably informed of any significant developments, discussions or negotiations regarding any Alternative Proposal on a reasonably prompt basis (and in any event within 24 hours of the occurrence of any change in any price term or any other material term thereof), and shall respond as promptly as practicable to all inquiries by Polaris with respect thereto. Leo shall provide Polaris with at least 48 hours prior notice of any meeting of the Leo Board (or such lesser notice as is provided to the members of the Leo Board) at which the Leo Board is reasonably expected to consider any Alternative Proposal.

(d)    Except as expressly permitted in Section 9.3(e), neither the Leo Board nor any committee thereof shall:

(i)           change, withhold, withdraw, qualify or modify, in a manner adverse to the Integration Transaction (or publicly propose or resolve to change, withhold, withdraw, qualify or modify), the Recommendation;

(ii)          making any public statement inconsistent with the Recommendation;

(iii)         fail to include the Recommendation in the Leo Proxy Statement that is mailed to Leo stockholders;

(iv)         if a tender offer or exchange offer for shares of capital stock of Leo that constitutes an Alternative Proposal is commenced, fail to recommend against acceptance of such tender offer or exchange offer by the Leo stockholders (including, for these purposes, by disclosing that it is taking no position with respect to the acceptance of such tender offer or exchange offer by its shareholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer, and provided that a customary “stop, look and listen” communication by the Leo Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited), within ten Business Days after commencement of such tender offer or exchange offer (but in any event not less than one Business Day prior to the Leo Stockholder Meeting);

(v)         within three Business Days (but in any event not less than one Business Day prior to the Leo Stockholder Meeting) following the date any Alternative Proposal or any material modification thereto is first published or sent or given to Leo’s stockholders, fail to, or fail to cause Leo to, issue a press release that reaffirms the Recommendation (which request may only be made once with respect to any Alternative Proposal and each material modification thereof);

(vi)        resolve or agree to do any of the foregoing (any action set forth in the foregoing clauses (i) through (v), a “Change of Recommendation”);

(vii)       authorize, adopt, recommend or approve or publicly propose to authorize, adopt, recommend or approve, an Alternative Proposal; or

(viii)       (1) cause or permit any member of the Leo Group to enter into any Alternative Acquisition Agreement or (2) cause or permit Leo to consent to any member of the Transit Group entering into any Alternative Acquisition Agreement.

(e)    Notwithstanding anything to the contrary set forth in this Agreement but without limitation of the rights of Polaris pursuant to Section 11.3 and Section 11.4, prior to the time the Requisite Stockholder Vote is obtained, but not after, the Leo Board may

(i)           effect a Change of Recommendation upon the occurrence of an Intervening Event if the Leo Board determines in good faith (after consultation with its financial advisors and outside counsel) that the failure to effect a Change of Recommendation would be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements; or

(ii)          if Leo or Transit receives an Alternative Proposal that the Leo Board determines in good faith (after consultation with its outside counsel and its financial advisors) constitutes a Superior Proposal, authorize, adopt, or approve such Superior Proposal and cause or permit Leo to terminate this Agreement pursuant to Section 11.1(b)(iii) in order to enter into an Alternative Acquisition Agreement with respect to such Superior Proposal;

provided, however, that the Leo Board may take the actions described in clauses (i) or (ii) only if:

(A)          prior to taking such action, Leo shall have provided prior written notice to Polaris of the Leo Board’s intention to take such actions described in clauses (i) or (ii) above at least three Business Days in advance of taking such action (it being understood and agreed that any material change with respect to such Intervening Event or the financial or other terms and conditions of such Superior Proposal shall require a separate, prior written notice to Polaris at least one Business Day in advance of taking such action), which notice shall specify, as applicable, a reasonably detailed description of such Intervening Event or the material terms and conditions of the Alternative Proposal received by Leo that constitutes a Superior Proposal, including an unredacted copy of the Alternative Acquisition Agreement and any other relevant proposed transaction agreements with, and the identity of, the party making such Alternative Proposal;

(B)          after providing such notice and prior to taking such actions, Leo shall have, in consultation with its financial advisor and outside counsel, negotiated, and shall have caused its Representatives to negotiate, with Polaris and its Representatives in good faith (to the extent Polaris desires to negotiate), during such three Business Day period or one Business Day period, as the case may be, to make such adjustments in the terms and conditions of this Agreement as would permit the Leo Board not to take such actions; and

(C)         the Leo Board shall have considered in good faith any changes to this Agreement and the Contemplated Transactions that may be offered in writing by Polaris by 5:00 p.m. on the last Business Day of the period described in the immediately preceding sub-paragraph (B) and shall have determined in good faith

(1)          with respect to the actions described in clause (i), after consultation with its outside counsel and its financial advisors, that it would continue to be inconsistent with the Leo Board’s fiduciary duties under applicable Legal Requirements not to effect the Change of Recommendation, and

(2)          with respect to the actions described in clause (ii), after consultation with outside counsel and its financial advisors, that the Alternative Proposal received by Leo would continue to constitute a Superior Proposal, if any changes offered in writing by Polaris pursuant to sub-paragraph (B) were given effect.

(f)     Nothing contained in this Section 9.3 shall be deemed to prohibit Leo, the Leo Board or any committee of the Leo Board, after consultation with its outside legal counsel, from (i) complying with its disclosure obligations under applicable Legal Requirements with regard to an Alternative Proposal, including taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) under the Exchange Act (or any similar communication to shareholders in connection with the making or amendment of a tender offer or exchange offer), or (ii) making any “stop, look and listen” communication to the shareholders of Leo pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the shareholders of Leo); provided that (A) neither the Leo Board nor any committee thereof shall effect a Change of Recommendation unless the applicable requirements of Section 9.3(d) shall have been satisfied, and (B) if such disclosure has the effect or substantive effect of withholding, withdrawing, qualifying or modifying the Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Polaris shall be the right to terminate this Agreement as set forth in Section 11.1(b)(iv).

(g)    Nothing contained in this Section 9.3 shall prohibit Leo from furnishing information to or participating in discussions regarding any Alternative Proposal with the Meteor Holders, Transit or their respective Representatives, including keeping the Meteor Holders, Transit and their respective Representatives apprised as to the status and any material developments with respect thereto.

(h)    Each of Leo, Polaris and Transit acknowledges and agrees that any violation of the restrictions set forth in this Section 9.3 by any Representatives of Leo, Polaris or Transit, respectively, shall be deemed to be a breach by Leo, Polaris or Transit, respectively, of this Section 9.3; provided that, notwithstanding anything to the contrary contained in this Section 9.3, any communications or disclosures made by Leo, Polaris or Transit or any of their respective Representatives in connection with a Topco Primary Offering will not constitute a breach of this Section 9.3.

(i)      Notwithstanding anything set forth in this Section 9.3, each of Leo, Polaris and Transit will retain and will be entitled to exercise any or all of its rights, and be subject to its obligations, under the Transit Shareholders Agreement as modified by Section 9.3(b)(i)(B)(y) hereof.

Section 9.4.     Certain Director and Officer Matters.

(a)    Until, and for a period of six years after, the Closing Date, the organizational documents of the Surviving Corporation shall contain provisions no less favorable with respect to exculpation, indemnification and expense advance and reimbursement than are set forth in the Certificate of Incorporation and bylaws of Leo in effect as of the date of this Agreement, which shall not be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would affect adversely the rights thereunder of the present and former officers and directors of Leo and its Subsidiaries or the present and former fiduciaries under Leo Benefit Plans (collectively, solely in their capacity as such, the “D&O Indemnified Parties”), unless such modification shall be required, based on written advice from outside legal counsel, by applicable Legal Requirements and then only to the minimum extent so required by such applicable Legal Requirements. Without limiting any additional rights that any D&O Indemnified Party may have under any employment or indemnification agreement or under the Certificate of Incorporation or bylaws of Leo or this Agreement or, if applicable, similar organizational documents or agreements of any Subsidiary of Leo, from and after the Effective Time, the Surviving Corporation and Topco shall to the fullest extent permitted by applicable Legal Requirements: (i) indemnify, defend and hold harmless the D&O Indemnified Parties, from and against, and pay or reimburse the D&O Indemnified Parties for, all Losses (whether or not resulting from third-party claims and including interest, penalties, reasonable out-of-pocket expenses and attorneys’ fees incurred in the investigation or defense of any of the same or in asserting any of their rights hereunder) resulting from, arising out of, relating to or in connection with any action or omission of such D&O Indemnified Parties arising out of or relating to their services as directors, officers or employees of Leo, its Subsidiaries or another Person, if such D&O Indemnified Party is or was serving as a director or officer or in another capacity of such other Person at the request of Leo, occurring, or alleged to have occurred, on or prior to the Effective Time (including, the Contemplated Transactions) to the fullest extent permitted under (A) applicable Legal Requirements, (B) the Certificate of Incorporation or bylaws of Leo or a Subsidiary of Leo in effect on the date of this Agreement, including provisions relating to advancement of expenses incurred in the defense of any action or suit and (C) any indemnification agreement between the D&O Indemnified Party and Leo or any Subsidiary of Leo in effect on the date of this Agreement and made available to Polaris (each, an “Existing Indemnification Obligation”) and (ii) advance to any D&O Indemnified Parties expenses as incurred in defending any action or suit with respect to such matters, subject to receipt of an undertaking by or on behalf of such D&O Indemnified Party, if required by applicable Legal Requirements, to repay such expenses if it is ultimately determined under applicable Legal Requirement that such D&O Indemnified Party is not entitled to be indemnified. In the event of any such Proceeding, the Surviving Corporation and Topco shall use their reasonable best efforts to cooperate with the D&O Indemnified Parties in defense of any such Proceeding.

(b)    This Section 9.4 is intended for the benefit of, and to grant third party rights to, persons entitled to indemnification under this Section 9.4 and the benefits of the exculpation, indemnification and expense advance and reimbursement provisions contained in the Certificate of Incorporation and bylaws of Leo, whether or not they are Parties, and each of such persons shall be entitled to enforce the covenants contained herein.

(c)     The rights of indemnification and to receive advancement of expenses as provided by this Agreement or the Existing Indemnification Obligations shall not be deemed exclusive of any other rights to which a D&O Indemnified Party may at any time be entitled. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other right or remedy. Topco and Merger Sub hereby acknowledge that the D&O Indemnified Parties have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by other entities and/or organizations (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). Topco, Merger Sub and Leo hereby agree that, with respect to any advancement or indemnification obligation owed, at any time, to a D&O Indemnified Party by Leo or any Other Indemnitor, whether pursuant to an Existing Indemnification Obligation or this Agreement, each of the Surviving Corporation and Topco:

(i)          shall at all times be the indemnitor of first resort, and the Surviving Corporation and Topco’s insurers’ obligations to indemnify or provide advancement of expenses to the D&O Indemnified Party, subject to prohibitions on or requirements in respect of indemnification or advancement set out in applicable Legal Requirements, are primary to any obligation of the applicable Other Indemnitors or their respective insurers to provide indemnification or advancement for the same expenses or liabilities incurred by any of the D&O Indemnified Parties; and

(ii)          shall, to the fullest extent permitted by applicable Legal Requirements, advance the full amount of expenses incurred by each D&O Indemnified Party and shall be liable for the full amount of all losses of each D&O Indemnified Party or on his or her behalf to the extent legally permitted and as required hereby or otherwise, without regard to any rights such D&O Indemnified Parties may have against the Other Indemnitors or their respective insurers.

(d)    In furtherance and not in limitation of the foregoing, in the event that any Other Indemnitor or its insurer advances any expenses or makes any payment to any D&O Indemnified Party for matters subject to advancement or indemnification by the Surviving Corporation and Topco pursuant to this Agreement or otherwise, the Surviving Corporation and Topco shall promptly, subject to any prohibitions or requirements set out in applicable Legal Requirements and to the extent such advancement or indemnification is required hereby or otherwise, and upon request by such Other Indemnitor, reimburse such Other Indemnitor or its insurer, as applicable, for such advance or payment, and such Other Indemnitor or insurer shall be subrogated to all of the claims or rights of such D&O Indemnified Party hereunder or otherwise, including to the payment of expenses in an action to collect.

(e)    Without limiting the foregoing, Topco and Merger Sub agree that all rights to indemnification, advancement and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of any D&O Indemnified Party as provided in any Existing Indemnification Obligations shall, to the fullest extent permitted by applicable Legal Requirement, be assumed by the Surviving Corporation in the Merger, without further action, at the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(f)     At or prior to the Closing, Leo shall purchase, from an insurer chosen by Leo, single payment, run-off “tail” policies of directors’ and officers’ liability insurance and fiduciary liability insurance covering the D&O Indemnified Parties, the material terms of which, including coverage and amount, are no less favorable in any material respect to the D&O Indemnified Parties than the policies in effect as of the date hereof, such policies to become effective at the Closing and remain in effect for a period of six years after the Closing (the “Tail Policies”). Neither Topco nor Merger Sub shall take, or allow to be taken, any action to terminate, or which could reasonably be expected to result in the termination of, the Tail Policies during the six year period after the Closing.

(g)    If following the Closing, Topco or the Surviving Corporation, as the case may be, or any of their respective successors or assigns, (i) reorganizes or consolidates with or merges into any other Person and is not the resulting, continuing or surviving corporation or entity of such reorganization, consolidation or merger or (ii) liquidates, dissolves or transfers all or substantially all of its properties and assets to any Person or Persons, then, and in such case, proper provision will be made so that the successors and assigns of Topco or the Surviving Corporation (or the acquirer of such assets, as the case may be), expressly assume all of the obligations of Topco or the Surviving Corporation, as the case may be, as set forth in this Section 9.4.

(h)    The Surviving Corporation and Topco shall, to the fullest extent permitted by applicable Legal Requirements, pay all reasonable and documented out-of-pocket expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing the indemnity or other obligations in this Section 9.4.

(i)      Each of Topco and Transit, jointly and severally, guarantee to the D&O Indemnified Parties the payment of all of the monetary obligations of the Surviving Corporation pursuant to this Section 9.4.

Section 9.5.     Employee Matters.

(a)    Prior to the Effective Time, Leo shall take any and all actions reasonably necessary to terminate, effective at the Effective Time, the employment of each Leo Employee who is employed by Leo immediately prior to the Effective Time (each such Leo Employee terminated pursuant to this sentence being a “Terminated Employee”). Leo or the Joint Obligors, as applicable and in accordance with Section 2.1(a)(vi)(B)(1), shall, or shall cause one of their Affiliates to, (i) provide each Terminated Employee with severance payments and benefits in accordance with the Leo Severance Policies, with any cash severance payments being paid on the Closing Date and (ii) pay each Terminated Employee, on the Closing Date, a lump sum cash bonus or contribution to benefit plans, as applicable, in an amount equal to the Prorated Bonus Amount; provided that, to the extent any of the foregoing payments constitute Unpaid Leo Transaction Expenses, such payments shall be made by the Joint Obligors no later than 35 trading days following the Merger, by wire transfer from the Joint Obligors of immediately available funds in accordance with Section 2.1(a)(vi)(B)(1).

(b)    Following the date hereof and prior to the Closing Date, Leo shall use commercially reasonable efforts to take such steps as are required to transfer the employment of each XTAR Employee to XTAR, and to the extent that the employment of any XTAR Employees cannot be transferred to XTAR prior to the Closing Date, Leo shall cause the employment of such XTAR Employees to be terminated prior to the Closing Date. Any XTAR Employee so terminated shall be treated the same as a Terminated Employee. Following the Closing, Topco shall use its commercially reasonable efforts to obtain reimbursement from XTAR for any severance or similar payment for any such terminated XTAR Employee.

(c)    The provisions contained in this Section 9.5 are included for the sole benefit of the Parties and will not create any rights or remedies (i) in any Person, including any Leo Employee, Terminated Employee, or XTAR Employee, former employee, or any participant or any beneficiary thereof in any Leo Benefit Plan or any Topco Plan or (ii) to continued employment with Topco or any of its Affiliates. After the Effective Time, nothing contained in this Section 9.5 is intended to be or will be considered an amendment to or adoption of any plan, program, agreement, arrangement, or policy of Topco or any of its Affiliates (each, a “Topco Plan”) nor will it interfere with Topco’s or any of its Affiliates’ rights to amend, modify, or terminate any Leo Benefit Plan or any Topco Plan or to terminate the employment of any employee of Topco or any of its Affiliates for any reason, subject, in each case, to Topco’s and its Affiliates’ compliance with this Section 9.5.

Section 9.6.     State Takeover Laws. If any Takeover Laws or any other “fair price,” “moratorium,” “business combination” or “control share acquisition” statute or other similar statute or regulation is or may become applicable to the Merger or the Contemplated Transactions, Leo and the Leo Board shall (a) grant such approvals and take such actions as are necessary so that the Merger and the Contemplated Transactions may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the Contemplated Transactions.

Section 9.7.     Transaction Litigation. Leo shall promptly advise Polaris and Transit of any Proceeding commenced or, to the Knowledge of Leo, threatened in writing by a stockholder of Leo against Leo or its officers or directors relating to any of the Contemplated Transactions (“Leo Transaction Litigation”) and shall keep Polaris and Transit promptly and reasonably informed regarding any such Proceeding and shall consider in good faith Polaris’ and Transit’s views with respect thereto; provided that in no event shall Leo be required to provide Polaris or Transit with any information subject to attorney-client or similar privilege. Leo shall give each of Polaris and Transit the opportunity to participate in the defense or settlement of any such Proceeding and shall consider in good faith Polaris’ and Transit’s views with respect thereto. Without the consent of Polaris (such consent not to be unreasonably withheld, delayed or conditioned), neither Leo nor any of its Representatives shall compromise, settle, come to an arrangement regarding, or offer or agree to compromise, settle or come to an arrangement regarding any such Proceeding or consent to the same, if such arrangement, agreement or settlement provides for (a) an admission of fault or liability, (b) equitable relief (other than disclosure to be made to the Leo stockholders prior to the stockholders meeting) or (c) uninsured monetary payments in excess of the amount set forth on Section 9.7 of the Leo Disclosure Letter.

Section 9.8.     Directors of Topco.

The Parties shall take all steps to ensure that the directors of Topco, as of immediately following the Closing, shall be:

(a)    Mr. Jason A. Caloras, Dr. Mark H. Rachesky and Mr. Michael B. Targoff, or if any such persons are unable or unwilling to serve as such, a replacement designated pursuant to the Meteor Topco Post-Closing Investor Rights Agreement;

(b)    Mélanie Bernier, Michael Boychuk and Guthrie Stewart, or if any such persons are unable or unwilling to serve as such, a replacement designated pursuant to the Polaris Topco Post-Closing Investor Rights Agreement;

(c)    Henry Intven, Dick Fadden and a third individual who will (i) qualify as a Specially Designated Director under the Amended and Restated Topco Organizational Documents and (ii) be mutually agreed by Polaris and Leo (including the Special Committee) (the “Independent Directors”); and

(d)    The Chief Executive Officer of Transit.

Section 9.9.     Indemnification of Polaris and Polaris Designees for Transaction Claims.

(a)    From and after the Closing, the Joint Obligors shall indemnify and hold harmless Polaris and Rover and, solely in the case of clause (i) of this Section 9.9(a), each of the Polaris Designees (together with Polaris and Rover, the “Polaris Indemnified Parties”) from and against:

(i)          all Losses resulting from Leo Transaction Litigation to which the Polaris Indemnified Parties are a party and that are directly incurred by the Polaris Indemnified Parties;

(ii)          Polaris’ Pro Rata Share of all Losses resulting from Leo Transaction Litigation that are incurred by Topco or its Subsidiaries (including Leo and Transit);

(iii)         Polaris’ Pro Rata Share of any Losses resulting from any Existing Indemnification Obligation or otherwise paid pursuant to Section 9.4 in respect of any D&O Indemnified Parties; and

(iv)         Polaris’ Pro Rata Share of all Losses resulting from any Proceeding in which it is alleged that the information contained in the Canadian Prospectus, the Form F-4 or the Leo Proxy Statement furnished by or on behalf of Leo with respect to the Leo Group contained (A) in respect of a Proceeding in respect of U.S. law, a material misstatement of fact or omitted to state a material fact the absence of which resulted in such document being materially misleading, or (B) in respect of a Proceeding in respect of Canadian law, an untrue statement of material fact or omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made; except in any such case to the extent that it is determined by a court of competent jurisdiction that such a misstatement, untrue statement or omission of fact existed as a result of a misstatement, untrue statement or omission by a Polaris Indemnified Party;

(b)   From and after the Closing until the Survival Date, the Joint Obligors shall indemnify and hold harmless the Polaris Indemnified Parties from and against Polaris’ Pro Rata Share:

(i)           any Losses paid by Topco or its Subsidiaries with regards to or in connection with any Liability of the Leo Group that relates to the period ending on or prior to the Reference Time (whether or not known as of the Reference Time) or pursuant to a Contract of the Leo Group in effect at or prior to the Reference Time (other than a Liability arising under a Transaction Document) not reflected in the Final Leo NAV; provided that indemnification pursuant to this Section 9.9(b)(i) shall not apply with respect to matters subject to Section 9.9(a) (which shall be governed exclusively by such Section) or relating to Taxes (which shall be governed exclusively by Section 9.10); provided, further, however, that, if, as of the Survival Date, a Shut-down Liability accrued in the Final Leo NAV has not been paid by or on behalf of the Leo Group and Canadian LP provides written notice (a “Shut-down Liability Notice”) to Polaris of such accrued and unpaid Shut-down Liability within 10 Business Days following the Survival Date, then Polaris shall pay or cause to be paid to Canadian LP an amount in cash equal to the portion of such accrued and unpaid Shut-down Liability that was reflected in the Adjustment Amount; provided that failure to deliver a Shut-down Liability Notice in a timely manner as so specified above shall not be deemed a waiver of Canadian LP’s right to payment for such accrued and unpaid Shut-down Liability except to the extent that, and solely to the extent that, Polaris is materially prejudiced by such failure, so long as such Shut-down Liability Notice is delivered within 30 days following the Survival Date; and

(ii)          any Unpaid Leo Transaction Expenses paid by Topco or its Subsidiaries that were not included in the calculation of Non-Leo Paid Leo Transaction Expenses as finally determined pursuant to Section 2.3.

The “Survival Date” means the third anniversary of the Closing Date; provided that any notice given in accordance with this Agreement claiming indemnification pursuant to this Section 9.9(b) with respect to specific Liabilities or payments shall without further action extend the Survival Date for such Liabilities or payments as applied to the specific circumstances set forth in such notice until immediately after the final resolution of the matter.

(c)    The Joint Obligors shall promptly notify Rover in writing upon the receipt by the Joint Obligors or any of their Subsidiaries of any notice or information that may affect a Liability that would give rise to a claim pursuant to Section 9.9(a) or Section 9.9(b), which notice shall specify the facts constituting the basis for, and the amount (if known), of such potential claim. In the event that a Polaris Indemnified Party wishes to assert a claim for indemnification pursuant to Section 9.9(a) or Section 9.9(b), such Polaris Indemnified Party shall deliver written notice (a “Claims Notice”) to the Joint Obligors no later than ten Business Days after such notice is delivered to Polaris or, in the case of Section 9.9(a)(ii), after such claim becomes known to the Polaris Indemnified Parties, specifying the facts constituting the basis for, and the amount (if known) of the claim asserted (the “Asserted Liability”). Failure to deliver a Claims Notice with respect to a claim in a timely manner as specified in the preceding sentence shall not be deemed a waiver of the Polaris Indemnified Party’s right to indemnification hereunder for Losses in connection with such claim except to the extent, and only to the extent that, the Joint Obligors are materially prejudiced by such failure. The Polaris Indemnified Parties may deliver a Claims Notice in respect of any Asserted Liability with or without delivery of written notice by the Joint Obligors.

(d)    Topco shall have the exclusive right, upon written notice to the Polaris Indemnified Party, to investigate, control, contest, defend or settle any Asserted Liability that may result in a Loss with respect to which the Polaris Indemnified Party is entitled to indemnification pursuant to Section 9.9(a) or Section 9.9(b) subject to a reservation of rights; provided that the Polaris Indemnified Party may, at its option and at its own expense, participate in the investigation, contesting, defense or settlement of any such Asserted Liability through representatives and counsel of its own choosing; provided, further, that Topco shall not settle any Asserted Liability unless (i) such settlement is on exclusively monetary terms or (ii) the Polaris Indemnified Party shall have consented to the terms of such settlement, which consent shall not unreasonably be withheld. If requested by Topco, the Polaris Indemnified Party will cooperate with Topco and their counsel in contesting any Asserted Liability or in making any counterclaim against the claimant, or any cross complaint against any Person (other than the Polaris Indemnified Party or its Affiliates); provided that the Joint Obligors shall reimburse the Polaris Indemnified Party for its reasonable out-of-pocket expenses in connection with such counterclaim. Unless and until Topco elects to defend the Asserted Liability, the Polaris Indemnified Party shall have the right, at its option and at the Joint Obligors’ expense, to do so in such manner as it deems appropriate; provided, however, that the Polaris Indemnified Party shall not settle, compromise or pay any Asserted Liability for which it seeks indemnification hereunder without the prior written consent of Topco (which shall not be unreasonably withheld).

(e)    As a condition to the indemnification pursuant to Section 9.9(a) or Section 9.9(b), the Polaris Indemnified Party shall (a) make available to the Joint Obligors all relevant information in its possession relating to any Asserted Liability and shall cooperate with the Joint Obligors in the defense thereof, and (b) execute a written undertaking in form and substance reasonably satisfactory to the Joint Obligors agreeing to repay to the Joint Obligors any indemnification payments received to the extent that it is ultimately determined that such Polaris Indemnified Party is not entitled to indemnification hereunder.

(f)     If any amounts are due to the Polaris Indemnified Parties pursuant to Section 9.9(a) through (e), the amount payable shall be equal to the amount due pursuant to Section 9.9(a) through (e) multiplied by the Gross-Up Factor. As so increased, such amount shall be paid in the form of cash; provided that, if the board of directors of Topco (after consulting with the management of Topco and its Subsidiaries) determines that such payment (if settled wholly in cash and taking into account any dividends or distributions to be made by Transit or any of its Subsidiaries to fund such payment) would result in a Liquidity Constraint, then such additional indemnification payment (or any portion thereof) may be satisfied in the form of newly issued Topco Common Shares valued at the 30-Day VWAP as of the incurrence of the applicable Losses for which the Polaris Indemnified Parties are entitled to indemnification pursuant to this Section 9.9. Any amounts required to be paid under this Section 9.9(f) shall be due and payable as promptly as practicable and, in any event, within 10 Business Days from determination of such amount.

(g)   Any determination to be made by Topco pursuant to this Section 9.9 shall be made by the TSR Directors.

Section 9.10.   Certain Tax Payments.

(a)   For purposes of this Section 9.10, the following terms shall have the following meanings:

(i)            “Applicable Return” shall mean a Tax Return (including an amended Tax Return) that (A) is filed (1) by any member of the Leo Group prior to the Closing, (2) with the written approval of the Topco Shareholder Representative, or (3) by Topco or any of its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing), and such Tax Return (including an amended Tax Return) is subsequently ratified or approved by the Topco Shareholder Representative, and (B) reflects any Repatriation/Inversion Liabilities, Withholding Liabilities or Pre-Closing Taxes.

(ii)           “Final Determination” shall mean (A) a “determination” as defined in Section 1313(a) of the Code (including, for the avoidance of doubt, an executed IRS Form 906); (B) the execution of an IRS Form 870-AD (or any successor form thereto), as a final resolution of Tax liability for any taxable period, except that a Form 870-AD (or successor form thereto) that reserves the right of the taxpayer to file a claim for refund or the right of the IRS to assert a further deficiency shall not constitute a Final Determination with respect to the item or items so reserved; (C)  any final determination of liability in respect of a Tax that, under applicable Tax law, is not subject to further appeal, review or modification through proceedings or otherwise; or (D) any final disposition of liability for a Tax by reason of the expiration of the applicable statute of limitations (giving effect to any extension, waiver or mitigation thereof).

(iii)         “IRS” shall mean the U.S. Internal Revenue Service (or any successor Governmental Agency that may replace it).

(iv)          “Pre-Closing Taxes” shall mean any Tax imposed on the Leo Group or any member thereof other than a Tax taken into account in determining Final Leo NAV (x) for any taxable period ending on or before the Closing or (y)  for the portion of any Straddle Period ending on the date of the Closing. In the case of any Tax imposed for a Straddle Period, the amount of such Tax allocated to the portion of the Straddle Period ending on the date of the Closing shall be determined as follows:

(A)         Taxes based on or measured by income or receipts of the Leo Group or any member thereof shall be determined based on an interim closing of the books as of the close of business on the date of the Closing as if the applicable taxable period ended on such date.

(B)         The amount of any Taxes that is not susceptible to allocation based on the methodology described in the preceding sentence shall be determined by multiplying the amount of such Tax for the entire taxable period by a fraction, the numerator of which is the number of days in such Straddle Period from its commencement to the date of the Closing and the denominator of which is the number of days in such Straddle Period.

(v)           “Repatriation/Inversion Liabilities” shall mean any Tax liabilities that are paid by Topco or its Subsidiaries, which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing (without regard to any Make-Whole Amounts or Gross Make-Whole Payments) arising as a result of the failure of the Contemplated Transactions to have Unrestricted Inversion Status.

(vi)         “Straddle Period” shall mean any taxable period beginning before and ending after the Closing.

(vii)        “Tax Liability Defense Costs” shall mean any out-of-pocket defense costs incurred by Topco or any of its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing) in connection with a Tax Proceeding.

(viii)        “Tax Proceeding” shall mean, with respect to Topco or any of their Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing), any Tax audit, dispute, examination, contest, litigation, arbitration, action, suit, claim, cause of action, review, inquiry, assessment, hearing, complaint, demand, investigation or proceeding (whether administrative, judicial or contractual) involving the assertion by a Taxing Authority of a claim that Topco, Leo, or any of their Subsidiaries has any Repatriation/Inversion Liabilities or Withholding Liabilities.

(ix)          “Tax Related Indemnifiable Costs” shall mean (A) any Tax Liability Defense Costs, (B) any Repatriation/Inversion Liabilities and any Pre-Closing Taxes that in either case have been (1) determined pursuant to a Final Determination or (2) reflected on an Applicable Return, and (C) Withholding Liabilities; in each case, without regard to any Make-Whole Amounts or Gross Make-Whole Payments.

(x)          “Topco Shareholder Representative” shall mean the Topco directors other than those directors designated pursuant to Section 9.8(b) or designated for nomination by Polaris or its Affiliates or assignees (such directors not nominated by Polaris or its Affiliates or assignees, the “TSR Directors”). Any action under this Section 9.10 shall be taken by the TSR Directors. A committee established by the Topco board of directors consisting of two Meteor designees, the Topco chief executive officer, two Independent Directors and the Topco tax director shall investigate and present to the TSR Directors a report setting forth facts and relevant materials and information in respect of any actions to be taken under this Section 9.10. The TSR Directors shall make any determination contemplated by this Section 9.10 by majority vote of all such directors then in office and will not be bound by any recommendation of such committee. For the avoidance of doubt, the TSR Directors shall be permitted to make any determination contemplated by this Section 9.10 only by written consent or by resolution at a meeting of those directors (which meeting could be a portion of a Topco board meeting so long as the directors other than the TSR Directors excuse themselves from that portion of the meeting) as certified by the Secretary of Topco.

(xi)          “Unrestricted Inversion Status” shall mean that subsection (a) of Section 7874 of the Code does not apply to Leo as a result of the Contemplated Transactions.

(xii)        “Withholding Liabilities” shall mean any withholding tax with respect to distributions or payments from Can ULC to Leo Holdings if made within five years of Closing.

(b)    From and after the Closing, in the event of a Tax Related Indemnifiable Cost, Rover shall be entitled to an economic adjustment equal to its Pro Rata Share of the Tax Related Indemnifiable Cost paid out-of-pocket by Topco or its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing) (such Pro Rata Share, the “Make-Whole Amount”). In the case of any required Make-Whole Amount, the payment to Rover shall be equal to product of (x) the amount of the Make-Whole Amount multiplied by (y) the Gross-Up Factor. As so increased, the Make-Whole Amount shall be referred to as a “Gross Make-Whole Payment.” Any required Gross Make-Whole Payment shall be paid to Rover by the Joint Obligors within 35 days after the underlying Tax liability or liabilities is paid by or on behalf of Topco or any of its Subsidiaries (which, for the avoidance of doubt, includes Leo and its Subsidiaries following the Closing) to the relevant Taxing Authority.

(c)    The Gross Make-Whole Payments shall be paid in the form of cash; provided that, if the TSR Directors (after consulting with the management of Topco and its Subsidiaries) determine that such payment (if settled wholly in cash and taking into account any dividends or distributions to be made by Transit or any of its Subsidiaries to fund such payment) would result in a Liquidity Constraint, then such additional Gross Make-Whole Payment (or any portion thereof) may be satisfied in the form of newly issued Topco Common Shares valued at the 30-Day VWAP as of the incurrence of the applicable Tax Related Indemnifiable Cost.

(d)    Notwithstanding anything to the contrary contained herein, at such time as, and to the extent that, the unpaid Make-Whole Amount (excluding Tax Liability Defense Costs) equals or exceeds the Remaining Cap, then the Joint Obligors shall pay the Gross Make-Whole Payment corresponding to the Remaining Cap and this Section 9.10 shall terminate and Rover shall not be entitled to any additional such payments. The “Remaining Cap” is equal to (i) $50 million, less (ii) all previously indemnified Make-Whole Amounts paid to Rover as of such date of determination (excluding any amounts indemnified and paid in respect of (A) Tax Liability Defense Costs, or (B) the Gross-Up Factor in respect of such Make-Whole Amounts).

(e)    Topco or Leo, as applicable, shall promptly notify Rover in writing upon the receipt by Topco, Leo, or any of their Subsidiaries of any notice of Tax Proceeding from a relevant Taxing Authority that may affect a liability that would give rise to a Make-Whole Amount.

(f)     Except as otherwise provided in this Section 9.10(f), each Party shall have the right to control all matters relating to its Tax Returns and any Tax Proceedings affecting such Party and shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any Tax matter. Except to the extent (i) otherwise required by a Final Determination, or (ii) a Party has received prior written consent of the Topco Shareholder Representative, each Party covenants and agrees that it will not take, and will cause its respective Affiliates to refrain from taking, any position on any Tax Return that is inconsistent with the Unrestricted Inversion Status of the Contemplated Transactions; provided that the Parties’ obligations under this Section 9.10(f) shall not extend to any later transaction that may constitute an inversion at a later time, or where a change in applicable Legal Requirements makes the position regarding the Contemplated Transactions no longer tenable.

(g)    To the extent that any Tax Proceeding is reasonably likely to give rise to a Make-Whole Amount under Section 9.10(b):

(i)            the Party involved in the Tax Proceeding shall give written notice of such Tax Proceeding to Rover and the Topco Shareholder Representative within five Business Days of receipt of notice of the commencement of the Tax Proceeding by the relevant Taxing Authority;

(ii)           Topco shall keep Rover and the Topco Shareholder Representative informed of all material developments and events relating to any such Tax Proceeding and shall provide Rover with copies of any material written correspondence with the applicable Taxing Authority in connection with any such Tax Proceeding; and

(iii)         the Topco Shareholder Representative shall have the exclusive right to control the defense of any such Tax Proceeding (including the exclusive right to compromise and settle such Tax Proceeding in its absolute discretion) at Topco’s cost and expense; provided that the Topco Shareholder Representative shall keep the Audit Committee of Topco informed of all material developments and events relating to any such Tax Proceeding.

(h)     The provisions of this Section 9.10 shall survive until the earlier of (i) except in the case of Tax Liability Defense Costs, the termination of this Section 9.10 pursuant to Section 9.10(d) or (ii) 60 days following the expiration of the applicable statute of limitations (taking into account all extensions thereof) on assessment and collection of the Tax that gave rise to any Tax Related Indemnifiable Costs. For purposes of clause (ii) of the preceding sentence, in the event that written notice of a claim, which notice shall be made in good faith and shall specify the facts constituting the basis for, and the amount (if known) of, such potential claim, has been given by Rover to the Topco Shareholder Representative within the survival period specified in such clause (ii), such claim shall survive until such time as it is finally resolved.

(i)      In any case in which (i) a Gross Make-Whole Payment is made in respect of Repatriation/Inversion Liabilities, Withholding Liabilities or Pre-Closing Taxes, and (ii) the amount of such Liabilities is adjusted subsequently pursuant to a Final Determination or, in the case of Repatriation/Inversion Liabilities, on an amended Applicable Return, the amount of the Gross Make-Whole Payment shall be adjusted to reflect the subsequent adjustment and the difference, if any, between the initial Gross Make-Whole Payment and the Gross Make-Whole Payment, as so adjusted, shall be refunded by Polaris to Topco or paid by Topco to Polaris, as appropriate. Any amounts required to be paid under this Section 9.10(i) shall be due and payable within 35 days after the related payment to or from the relevant Taxing Authority.

(j)      The provisions of this Section 9.10 shall constitute the sole agreement between Topco and its Subsidiaries on the one hand, and Rover, on the other hand, relating to Tax liabilities arising from the Contemplated Transactions.

Section 9.11.    Knowledge of Underlying Matters. The obligations of the Joint Obligors pursuant to Section 9.9 and Section 9.10, and the Polaris Indemnified Parties’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Polaris Indemnified Parties or by reason of the fact that the Polaris Indemnified Parties knew or should have known of any matters, facts or circumstances subject to the indemnification obligations of the Joint Obligors pursuant to Section 9.9 and Section 9.10.

Section 9.12.    Voting Leo Common Stock. Prior to the Effective Time, Polaris, Rover, Topco, Canadian LP and CanHoldco shall not, and shall cause their respective controlled Affiliates not to, acquire, by purchase or otherwise, any shares of Voting Leo Common Stock; provided, however, that nothing in this Section 9.12 shall prohibit the acquisition of any securities of Leo other than the Voting Leo Common Stock or any securities contained in any index, exchange traded fund, benchmark, other industry-related basket of at least ten securities or investment pool over which such Party does not have investment discretion.

Section 9.13.    Reimbursement for Leo Transaction Expenses. Topco shall, following the Closing, use its commercially reasonable efforts to obtain reimbursement from XTAR or GdM, as applicable, to the extent Leo is entitled to any such reimbursement from XTAR or GdM, as applicable, in respect of the Closing Leo Transaction Expenses or the Leo Transaction Expenses.

ARTICLE X.

CONDITIONS PRECEDENT TO THE OBLIGATIONS TO CLOSE

Section 10.1.    Conditions Precedent. The obligations of each of Leo and Polaris to effect the Contemplated Transactions pursuant to this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it, except to the extent prohibited by applicable law:

(a)    Stockholder Vote. The Requisite Stockholder Vote shall have been obtained; provided that, notwithstanding any other provision in this Agreement to the contrary, the requirement to obtain the Disinterested Stockholder Vote may not be waived.

(b)    Governmental and Regulatory Consents and Approvals. The Governmental Agency approvals, notifications, waiting periods and conditions set forth on Section 10.1(b) of each of the Disclosure Letters shall have been obtained, complied with and/or satisfied.

(c)    No Injunction. There shall not be in effect any Order or other Legal Requirement enjoining or prohibiting the consummation of the Contemplated Transactions (a “Legal Restraint”).

(d)    Stock Exchange Listing. Topco shall have obtained approval of the listing for trading of the Class A Topco Common Shares and the Class B Topco Common Shares on a U.S. Securities Exchange, to be effective no later than the Effective Time.

(e)    No Material Adverse Effect. There shall not have occurred any Material Adverse Effect.

(f)     Effectiveness of Securities Disclosure Documents. The Form F-4 shall have become effective under the Securities Act, the Canadian Securities Authorities shall have issued (or be deemed to issue) a receipt for the Canadian Prospectus and no stop order suspending the effectiveness of either the Form F-4 or Canadian Prospectus shall have been issued and no proceedings for that purpose shall have been initiated or threatened in writing by the SEC or Canadian Securities Authorities, as applicable.

(g)	Transit Matters.

(i)           (A) The representations and warranties of Transit contained in Section 5.5 shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (B) the Transit Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date);

(ii)          The covenants contained in this Agreement required to be complied with or performed by Transit on or before the Closing shall have been complied with or performed In All Material Respects;

(iii)         Transit and its Subsidiaries are not in material breach or material violation of any of the terms or conditions of, or default under, the Material Transit Debt; and

(iv)         Each of the payments to be made by Transit or any of its Subsidiaries pursuant to Section 2.1(a)(vi), whether at or following the Closing, are or will be permitted to be made pursuant to the Material Transit Debt as in effect on the Closing Date, and will not result in any material breach or material violation of any of the terms or conditions of, or default under, the Material Transit Debt.

(h)    Transit Compliance Certificate. Transit shall have delivered to Polaris and Leo a certificate dated as of the Closing Date, certifying the satisfaction of the conditions set forth in (i) Section 10.1(g)(iii) and Section 10.1(g)(iv) and executed by the Chief Financial Officer of Transit, and (ii) Section 10.1(g)(i) and Section 10.1(g)(ii) and executed by a duly authorized officer of Transit.

(i)	Topco Matters.

(i)            (A) The representations and warranties of each of Topco, Canadian LP and CanHoldco contained in Section 6.6(c) and Section 6.6(d) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (B) the Topco Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(ii)         The covenants contained in this Agreement required to be complied with or performed by Topco, Canadian LP, or CanHoldco on or before the Closing shall have been complied with or performed In All Material Respects.

(iii)        Topco shall have delivered (or caused to be delivered) to Polaris and Leo the items required under Section 2.2(c).

Section 10.2.    Additional Polaris Condition. The obligations of Polaris to effect the Contemplated Transactions pursuant to this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it, except to the extent prohibited by applicable law:

(a)    Representations and Warranties of Leo. (i) The representations and warranties of the Leo Group contained in Section 4.6(a) and Section 4.6(b) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (ii) the Leo Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)    Performance of Covenants. The covenants contained in this Agreement required to be complied with or performed by Leo on or before the Closing shall have been complied with or performed In All Material Respects.

(c)	Regulatory Matters.

(i)           No U.S, Canadian or Spanish Governmental Agency has commenced a civil or criminal proceeding alleging, in each case, that any member of the Leo Group has criminally violated any Legal Requirement (other than traffic offenses or similar immaterial violations), including securities laws, Anti-Corruption Laws, anti-kickback laws or trade sanctions laws (including OFAC), or any member of the Leo Group has been indicted, convicted or plead nolo contendere to any such alleged criminal violation; and

(ii)          Leo shall not have filed, or have filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, or have made a general assignment for the benefit of its creditors.

(d)    Compliance Certificate. Leo shall have delivered to Polaris a certificate dated as of the Closing Date, certifying the satisfaction of the conditions set forth in Section 10.2(a), Section 10.2(b) and Section 10.2(c) and executed by a duly authorized officer of Leo.

(e)    Closing Deliverables. Leo shall have delivered (or caused to be delivered) to Polaris the items required under Section 2.2(b).

Section 10.3.    Additional Leo Condition. The obligations of Leo to effect the Contemplated Transactions pursuant to this Agreement are subject to the satisfaction on or prior to the Closing of the following conditions, any one or more of which may be waived by it, except to the extent prohibited by applicable law:

(a)    Representations and Warranties. (i) The representations and warranties of Polaris contained in Section 7.13(a) shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing with the same force and effect as though made on and as of the Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date), and (ii) the Polaris Fundamental Representations shall be true and correct in all respects as of the Closing with the same force and effect as though made on and as of Closing (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

(b)    Performance of Covenants. The covenants contained in this Agreement required to be complied with or performed by Polaris on or before the Closing shall have been complied with or performed In All Material Respects.

(c)    Compliance Certificate. Polaris shall have delivered to Polaris a certificate dated as of the Closing Date, certifying the satisfaction of the conditions set forth in Section 10.3(a) and Section 10.3(b) executed by a duly authorized officer of Polaris.

ARTICLE XI.

TERMINATION PRIOR TO CLOSING

Section 11.1.    Termination of Agreement.

(a)    This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, notwithstanding the adoption of this Agreement by the stockholders of Leo and Merger Sub, at any time, as follows:

(i)           by written consent of Leo and Polaris; or

(ii)          by Leo or Polaris, by written notice to the other Parties, if there is in effect any Legal Restraint that has become final and non-appealable and such party has complied with its obligations in Section 8.5(i).

(b)    This Agreement may be terminated and the Merger may be abandoned prior to the Effective Time, as follows:

(i)           after the Outside Date, by Leo or Polaris (if such terminating Party is not then in material default of any obligation hereunder, including in the case of Leo, a material breach by Merger Sub), if the Closing has not occurred on or before such date;

(ii)          following the taking of the vote at the Leo Stockholder Meeting, by Leo or Polaris upon written notice to the other Parties, if the Leo stockholders shall have failed to approve this Agreement by the Requisite Stockholder Vote at the Leo Stockholder Meeting (or any adjournment, recess, rescheduling or postponement thereof);

(iii)         at any time prior to receipt of the Requisite Stockholder Vote at the Leo Stockholder Meeting (or any adjournment, recess, rescheduling or postponement thereof), subject to compliance with Section 9.3(d), by Leo upon written notice to Polaris, in order to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; provided that the Full Break-Fee contemplated by Section 11.4(b) is paid to Polaris concurrently with the termination of this Agreement;

(iv)	by Polaris, by written notice to Leo:

(A)          prior to obtaining the Requisite Stockholder Vote, if (1) a Change of Recommendation occurs or (2) Leo (x) is in Section 9.1/9.3 Breach of its obligations under (I) Section 9.1(a) or (II) Section 9.3, and (y) such Section 9.1/9.3 Breach is not cured within the earlier of (I) 10 days after receipt of written notice thereof from Polaris, (II) the date that is three Business Days prior to the Outside Date (as extended pursuant to Section 3.2, if applicable) or (III) if such Section 9.1/9/3 Breach relates solely to the failure to call, give notice of, convene or hold the Leo Stockholder Meeting, the Leo Stockholder Meeting Deadline; or

(B)          if (1) Leo has breached or failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document to be complied with by it such that the closing condition set forth in Section 10.2(d) would not be satisfied or (2) there exists a breach of any representation or warranty of Leo contained in this Agreement or any Transaction Document such that the closing conditions set forth in Section 10.2(a) and Section 10.2(b) would not be satisfied, and in the case of both (1) and (2) above, such failure to perform or breach is not cured within the earlier of (I) 30 days after receipt of written notice thereof from Polaris, and (II) the date that is three Business Days prior to the Outside Date (as extended pursuant to Section 3.2, if applicable); provided, however, that the right to terminate this Agreement under this Section 11.1(b)(iv)(B) shall (x) not be available to Polaris if Polaris is in material breach of any representation or warranty or has failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document in any material respect, which breach has not been cured, and (y) be without limitation or modification of the right of Polaris to terminate this Agreement under Section 11.1(b)(iv)(A)(2).

(v)          by Leo, by written notice to Polaris, if: (A) Polaris has breached or failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document to be complied with by it such that the closing condition set forth in Section 10.3(c) would not be satisfied; or (B) there exists a breach of any representation or warranty of Polaris contained in this Agreement or any Transaction Document such that the closing conditions set forth in Section 10.3(a) and Section 10.3(b) would not be satisfied, and in the case of both (A) and (B) above, such failure to perform or breach is not cured within the earlier of (1) 30 days after receipt of written notice thereof from Leo, and (2) the date that is three Business Days prior to the Outside Date (as extended pursuant to Section 3.2, if applicable); provided, however, that the right to terminate this Agreement under this Section 11.1(b)(v) shall not be available to Leo if Leo is in material breach of any representation or warranty or has failed to perform any of its covenants or other agreements contained in this Agreement or any Transaction Document in any material respect, which breach has not been cured.

Section 11.2.    Effect of Termination. In the event of a valid termination of this Agreement as provided in Section 11.1, notice thereof shall be given to the applicable Party or Parties specifying the provision hereof pursuant to which such termination is made (other than in the case of a termination pursuant to Section 11.1(a)), and this Agreement shall immediately become void and of no further force or effect, without any Liability on the part of any Party or its respective Representatives; provided, however, that Article I, the last sentence of Section 8.4(a), this Section 11.2, Section 11.3, Section 11.4, Section 11.5, Section 11.6 and Article XII shall survive the valid termination hereof.

Section 11.3.    Termination Compensation.

(a)     In the event of a valid termination of this Agreement pursuant to Section 11.1(b)(ii) by Leo or Polaris, then Leo shall pay Rover the applicable termination compensation (the “Partial Break-Fee”) pursuant to Section 11.4(a) below.

(b)	In the event of a valid termination of this Agreement by Leo or Polaris

(i)           pursuant to Section 11.1(b)(ii) if, (x) prior to such termination, an Alternative Proposal has been made or any Person has publicly announced an intention to make an Alternative Proposal and (y) within twelve months following the date of such termination, either (A) Leo enters into a definitive agreement with respect to such Alternative Proposal and such Alternative Proposal is consummated whether before or after such twelve month period, or (B) within such twelve month period there shall have been consummated an Alternative Proposal,

(ii)	pursuant to Section 11.1(b)(iii), or

(iii)	pursuant to Section 11.1(b)(iv)(A);

and in the case of clauses (i) and (ii) neither Rover (in its capacity as a stockholder of Transit) nor Polaris (in its capacity as a party to the Transit Shareholders Agreement or by virtue of its status as a beneficial owner of shares in Transit by virtue of its ownership of Rover) (x) is a co-bidder or other direct equity participant in such Alternative Proposal, or (y) otherwise expressly consents in writing to Leo entering into such Alternative Proposal or Superior Proposal, then, in each case, Leo shall pay Rover the applicable termination compensation (the “Full Break-Fee”) pursuant to Section 11.4(b) below.

Section 11.4.    Payment of Termination Compensation. In the event that the Partial Break-Fee or the Full Break-Fee becomes due and payable in accordance with Section 11.3, then:

(a)    if the Partial Break-Fee becomes due under Section 11.3(a), the Partial Break-Fee shall be $6,550,000, payable by wire transfer of immediately available funds no later than two (2) Business Days after the date of such termination.

(b)    if the Full Break-Fee becomes due under Section 11.3(b), the Full Break-Fee shall be $22,910,000, payable,

(i)          in the case of Section 11.3(b)(i), on the date of consummation of such transaction, or

(ii)         in the case of Section 11.3(b)(ii) or Section 11.3(b)(iii), no later than two (2) Business Days after the date of such termination,

in each case, by wire transfer of immediately available funds; provided that, in the event Leo is obligated to pay the Partial Break-Fee and is subsequently obligated to pay to the Full Break-Fee, the amount of the subsequent payment of the Full Break-Fee shall be reduced by the amount of the Partial Break-Fee previously paid by Leo to Rover under this Section 11.4; provided, further, that in no event shall Leo be required to pay each of the Partial Break-Fee or the Full Break-Fee more than once.

Section 11.5.    Willful Breach Fee.

(a)    Leo and Polaris each agree that they would each suffer damages upon a breach of this Agreement by the other, that such damages would be difficult to measure and prove, and that the Willful Breach Fee is a reasonable estimate of such damages and is not, and is not intended as, a penalty.

(b)    In the event the Contemplated Transactions are not consummated prior to the Outside Date and this Agreement is terminated pursuant to Section 11.1(b)(i), Section 11.1(b)(iv)(B) or Section 11.1(b)(v):

(i)          if, at such termination, there has been and is continuing a Willful Breach by Leo of this Agreement that gave Polaris the right to terminate this Agreement pursuant to Section 11.1(b)(iv)(B), then, except in the circumstance where the Full Break-Fee has been paid or is payable, Leo shall pay Polaris an amount equal to $40,000,000 (the “Willful Breach Fee”) no later than two (2) Business Days after the date of such termination;

(ii)         if, at such termination, there has been and is continuing a Willful Breach by Polaris of this Agreement that gave Leo the right to terminate this Agreement pursuant to Section 11.1(b)(v), then Polaris shall pay Leo an amount equal to the Willful Breach Fee no later than two (2) Business Days after the date of such termination.

Section 11.6.     Sole and Exclusive Post-Termination Remedies.

(a)    The Parties acknowledge that the agreements contained in Section 11.3, Section 11.4 and Section 11.5 are an integral part of the transactions contemplated hereby and that, without these agreements, the Parties would not have entered into this Agreement. Accordingly, if Leo or Polaris, as the case may be, fails to promptly pay the amount due pursuant to Section 11.3, Section 11.4 or Section 11.5 and, in order to obtain such payment, the payee commences a Proceeding that results in an Order in its favor for such payment, Leo or Polaris, as applicable, shall reimburse the payee for its reasonable and documented costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such Proceeding, together with interest on each such amount at the rate equal to the prime lending rate prevailing during such period as published in The Wall Street Journal, Eastern Edition, calculated on a daily basis from the date such amounts were required to be paid to the date of actual payment.

(b)    Notwithstanding anything to the contrary in this Agreement, each of the Parties expressly acknowledges and agrees that the right to receive the Full Break-Fee or the Willful Breach Fee, as applicable, shall be the sole and exclusive remedy of the Parties following the termination of this Agreement for any loss suffered as a result of any breach of this Agreement. Upon full payment of the Full Break-Fee or Willful Breach Fee, as applicable, a Party shall not have any further Liability relating to or arising out of this Agreement or the Contemplated Transactions.

(c)     Notwithstanding anything to the contrary contained in this Agreement, in no event shall Leo or Polaris be required to pay the Willful Breach Fee more than once nor shall Leo be required to pay both the Full Break-Fee and the Willful Breach Fee.

ARTICLE XII.

MISCELLANEOUS

Section 12.1.     Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties or other agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, except for Article II, Article III, the last sentence of Section 8.4(a), Section 9.4, Section 9.5(a), Section 9.9, Section 9.10 and Article XII of this Agreement.

Section 12.2.     Publicity. Prior to the public announcement of the Closing, except as may otherwise be required by applicable Legal Requirements or securities exchange rules, no press release or public announcement concerning this Agreement or the other Transaction Documents or the Contemplated Transactions shall be made by any Party without the prior written consent of Leo and Polaris. Without limiting the foregoing, the Parties shall cooperate with each other prior to making any press release or public announcement and provide the other Parties with an opportunity to review and comment prior to making any such press release or public statement.

Section 12.3.    Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered, if sent to the recipient by electronic mail during normal business hours of the recipient, and otherwise on the next Business Day; provided that, if sent by electronic mail, the notice, demand or other communication shall be confirmed by the same being sent by either (a) reputable express courier service (charges prepaid) or (b) certified or registered mail, postage prepaid. Notices, demands and other communications, in each case to the respective Parties, shall be sent to the applicable address set forth below:

If to Leo or Merger Sub:

Loral Space & Communications Inc.

600 Fifth Avenue

New York, N.Y.

Attn: Avi Katz

Email: Avi.Katz@HQ.Loral.com

With a concurrent copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue

New York, New York 10019
Attn: Maurice M. Lefkort
Email: mlefkort@willkie.com

If to Transit:

Telesat Canada

160 Elgin Street, Suite 2100

Ottawa, Ontario, Canada K2P 2P7

Attn: Chris DiFrancesco

Email: CDiFrancesco@telesat.com

With a concurrent copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attn: John L. Robinson

Email: JLRobinson@wlrk.com

If to Polaris or Rover:

c/o Public Sector Pension Investment Board
1250 René-Lévesque Blvd. West

Suite 1400
Montréal, Québec

Attn: Senior Vice President and Global Head of Credit and Private Equity Investments

Email: privateequity@investpsp.ca

with a copy to: legalnotices@investpsp.ca

With a concurrent copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue

New York, New York 10153
Attn: Douglas Warner

Email: doug.warner@weil.com

If to Topco, Canadian LP or CanHoldco: to Leo and Polaris.

Any Party may, by notice given in accordance with this Section 12.3 to the other Parties, designate another address or person for receipt of notices hereunder. Notwithstanding the first paragraph of this Section 12.3, notice of such a change shall be effective only upon receipt.

Section 12.4.     Governing Law.

(a)    This Agreement, and all matters arising out of or relating to this Agreement and the Contemplated Transactions, including (a) its negotiation, execution and validity and (b) any Proceeding, whether at law or in equity, whether in contract, tort or otherwise (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by, construed and interpreted in accordance with the internal laws of the State of Delaware, without giving effect to any laws, rules or provisions of the State of Delaware that would cause the application of the laws, rules or provisions of any jurisdiction other than the State of Delaware. Any Proceeding against any Party or any of its assets arising out of or relating to this Agreement shall be brought exclusively in the courts of the State of Delaware or, if it has subject matter jurisdiction, the United States District Court for the District of Delaware, and each Party hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction of such courts over the subject matter of any such Proceeding.

(b)    Each Party irrevocably waives and agrees not to raise any objection it might now or hereafter have to any such Proceeding in any such court including any objection that the place where such court is located is an inconvenient forum or that there is any other Proceeding in any other place relating in whole or in part to the same subject matter. Each Party irrevocably consents to process being served by any Party in any Proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.3 and agrees that nothing in this Agreement or any other Transaction Document will affect the right of any Party to serve process in any other manner permitted by applicable Legal Requirements.

(c) EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE OR CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS.

Section 12.5.     Entire Agreement. This Agreement, the other Transaction Documents (including any additional agreements contemplated hereby and thereby and the Exhibits hereto and the Disclosure Letters delivered concurrently herewith), the Non-Disclosure Agreements and the Transit Shareholders Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements, written or oral, with respect thereto other than the Non-Disclosure Agreements, which shall survive and remain in full force and effect according to their respective terms.

Section 12.6.     Disclosure Letters. Any information provided in any Section of a Disclosure Letter is considered disclosed in each and every other Section of such Disclosure Letter as to which the relevance of such information to such other Section is reasonably apparent from the nature of such disclosure. Any disclosure in any Section of a Disclosure Letter of any Contract, document, Liability, default, breach, violation, limitation, impediment or other matter, although the provision for such disclosure may require such disclosure only if such Contract, document, Liability, default, breach, violation, limitation, impediment or other matter be “material” or reasonably expected to have a “Material Adverse Effect” shall not be construed against the applicable Party as an admission by such Party that any such Contract, document, Liability, default, breach, violation, limitation, impediment or other matter is, in fact, material or reasonably expected to have a “Material Adverse Effect.” In addition, matters reflected in a Disclosure Letter are not necessarily limited to matters required by this Agreement to be reflected therein. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. Nothing in any Section of a Disclosure Letter is intended to broaden the scope of any representation, warranty or covenant of the applicable Party made herein.

Section 12.7.     Expenses. Except as set forth in this Section 12.7 or as otherwise expressly provided in this Agreement, the Parties shall bear their respective expenses incurred in connection with the preparation, execution and performance of this Agreement and the other Transaction Documents and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, investment bankers, actuaries and accountants (“Expenses”).

Section 12.8.     Waivers and Amendments. This Agreement may be amended, superseded, cancelled, renewed or extended and the terms hereof may be waived, only by a written instrument signed by Polaris and Leo (with the approval of the Leo Special Committee) or, in the case of a waiver, by the Party waiving compliance (in the case of Leo, with the approval of the Leo Special Committee); provided, however, that after adoption of this Agreement by the Requisite Stockholder Vote, no amendment shall be made which pursuant to applicable Legal Requirements requires further approval of the stockholders of Leo without the further approval of such stockholders.

Section 12.9.     Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right, duty or obligation of any Party hereunder, may be assigned or delegated (by operation of law or otherwise) by any Party (in whole or in part) without the prior written consent of the other Parties.

Section 12.10.   No Third-Party Beneficiaries. Except as set forth in Section 3.9, Section 9.4, this Section 12.10 and Section 12.11 hereof (with respect to which the Persons identified therein are express third party beneficiaries thereof), nothing in this Agreement is intended or shall be construed to give any Person, other than the Parties, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

Section 12.11.   Non-Recourse. Notwithstanding anything to the contrary contained in this Agreement, express or implied, the Parties acknowledge and agree that, this Agreement may be enforced only against the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. No past, present or future director, officer, employee, incorporator, member, manager, general or limited partner, stockholder, Affiliate, agent, attorney or representative of any Party, nor any of their respective Affiliates (including any person negotiating or executing this Agreement on behalf of a Party), all of which are intended to be third party beneficiaries of this Section 12.11, shall have any Liability for any obligations or Liabilities of any Party with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) based on, arising out of or relating to this Agreement or the Contemplated Transactions (including the negotiation, execution or performance of this Agreement and any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement).

Section 12.12.   Counterparts. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, of the Parties.

Section 12.13.   Severability. In the event that any one or more of the provisions (or parts thereof) contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision (or part thereof) of this Agreement or any other such instrument.

Furthermore, in lieu of any such invalid or unenforceable term or provision (or part thereof), the Parties intend that there shall be added as a part of this Agreement a provision (or part thereof) as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 12.14.   Specific Performance; Remedies.

(a)    The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms and that monetary damages would not be an adequate remedy therefor. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to specific performance of the terms hereof and of the Contemplated Transactions, including the consummation of the Integration Transaction.

(b)    Each of the Parties agrees that it will not oppose the granting of an injunction or specific performance on the basis that (i) the other Party has an adequate remedy at law or (ii) an award of an injunction or specific performance is not an appropriate remedy for any reason at law or equity. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement or the consummation of the Contemplated Transactions shall not be required to provide any bond or other security in connection with any such order or injunction.

(c)     The Parties hereby further acknowledge and agree that, for the avoidance of doubt, the sole and exclusive remedies available to the Parties for any and all claims or Losses based on, arising out of or relating to this Agreement shall be:

(i)            prior to the earlier of the Closing in accordance with Section 3.2 or any termination of this Agreement in accordance with Section 11.1, an order of specific performance in accordance with, and subject to the terms and conditions of, this Section 12.14;

(ii)           following any termination of this Agreement in accordance with Section 11.1, payment of the (x) Willful Breach Fee or (y) the Partial Break-Fee and, if and when applicable, the Full Break-Fee, in each case, as provided in Section 11.3, Section 11.4 and Section 11.5 as applicable; and

(iii)         following the Closing, Polaris’ and the Polaris Designees’ rights to indemnification in accordance with and to the extent provided by Section 9.9 and Section 9.10.

Nothing contained in this Section 12.14(c) shall prevent a Party from seeking the remedy provided for in Section 12.14(c)(ii) as an alternative remedy in a Proceeding in which such Party seeks the remedy provided for in Section 12.14(c)(i), with such remedy provided for in Section 12.14(c)(ii) to be awarded in the event the remedy provided for in Section 12.14(c)(i) is not available or is otherwise not granted, and seeking such alternative remedy shall not be deemed to limit or waive such Party’s rights under this Agreement.

Section 12.15.   Electronic Signatures and Records. Each Party acknowledges that Transaction Documents are “electronic records” for purposes of the Electronic Signatures in Global and National Commerce Act (“E-Sign”) and any state law that is not preempted by E-Sign, and that a manual signature of such Party affixed to or contained in any Transaction Document transmitted by facsimile or email (a “Signature”) constitutes an electronic signature for purposes of E-Sign and any state law that is not preempted by E-Sign. Without limiting the generality of the foregoing, each Party agrees: (a) not to contest the validity or enforceability of any Transaction Document that contains a Signature or to which a Signature has been affixed (a “Signed Transaction Document”) under the provisions of any applicable law relating to whether certain agreements are to be in writing or signed by the Party to be bound thereby; (b) that a Signed Transaction Document, if introduced as evidence on paper in any judicial, arbitration, mediation or administrative proceedings, will be admissible as between the Parties to the same extent and under the same conditions as other business records originated and maintained in documentary form; and (c) that it will not contest the admissibility of a copy of a Signed Transaction Document under either the business records exception to the hearsay rule or the best evidence rule on the basis that the Signed Transaction Document was not originated or maintained in documentary form.

Section 12.16.   Share Splits. Notwithstanding anything to the contrary contained in this Agreement, if between the date of this Agreement and the Effective Time the outstanding Topco Common Shares, Leo Common Shares or LP Units shall have been changed into a different number of shares or units or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Topco Common Shares, Leo Common Shares or LP Units, as the case may be, will be equitably adjusted to provide to Leo, Polaris, Rover and the holders of Leo Common Shares the same economic effect as contemplated by this Agreement prior to such event.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

TELESAT CANADA

By:
Name:
Title:

TELESAT CORPORATION

By:
Name:
Title:

TELESAT PARTNERSHIP LP, by its General Partner, TELESAT CORPORATION

By:
Name:
Title:

TELESAT CANHOLD CORPORATION

By:
Name:
Title:

[Signature Page to Transaction Agreement and Plan of Merger]

LION COMBINATION SUB CORPORATION

By:
Name:
Title:

LORAL SPACE & COMMUNICATIONS INC.

By:
Name:
Title:

[Signature Page to Transaction Agreement and Plan of Merger]

PUBLIC SECTOR PENSION INVESTMENT BOARD

By:
Name:
Title:

RED ISLE PRIVATE INVESTMENTS INC.

By:
Name:
Title:

[Signature Page to Transaction Agreement and Plan of Merger]

Schedule 1

Individual Transit Stockholders

Shareholder	Transit Non-Voting Participating Preferred Shares Held
Colin Bell	4,795

Paul Bush	238,766

Michael Cayouette	63,637

Jana Fritz	7,000

Edward Fu	8,948

Nigel Gibson	129,400

Daniel Goldberg	218,156

Paul Hollink	8,948

John Marriott	4,775

Michael Schwartz	109,439

Martin Speckhardt	5,276

Sean Wasu	9,318